AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 15, 2005

REGISTRATION NO. 333-124170

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERNATIONAL SHIPPING ENTERPRISES, INC.		NAVIOS MARITIME HOLDINGS INC.
(Exact name of registrant and co-registrant as specified in their charters)
DELAWARE (State or other jurisdiction of incorporation or organization)	57-1212493 (I.R.S. Employer Identification No.)	REPUBLIC OF MARSHALL ISLANDS (State or other jurisdiction of incorporation or organization)	98-0384348 (I.R.S. Employer Identification No.)

6770
(Primary Standard Industrial Classification Code Number)

1225 FRANKLIN AVENUE, SUITE 325, GARDEN CITY, NEW YORK 11530    (516) 240-8025

(Address, including zip code, and telephone number,

including area code of registrant’s and co-registrant’s principal executive offices)

Angeliki Frangou

Chief Executive Officer

c/o International Shipping Enterprises, Inc.

1225 Franklin Avenue, Suite 325 Garden City, New York 11530

(516) 240-8025

(Name, address, including zip code, and telephone number,

including area code of agent for service)

WITH COPIES TO:

Kenneth R. Koch, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, New York 10017

(212) 935-3000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:    As soon as practicable after this Registration Statement becomes effective and upon consummation of the transactions described in the enclosed prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	MAXIMUM AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED AGGREGATE OFFERING PRICE(2)	AMOUNT OF REGISTRATION FEE
Common Stock, par value $0.0001 per share	39,900,000 shares	$5.83	$232,617,000	$27,380	(3)

(1)	This Registration Statement covers the maximum number of shares of common stock, par value $0.0001, that will be issued by Navios Maritime Holdings Inc., the company that will be International Shipping’s wholly-owned subsidiary immediately after the acquisition of Navios Maritime Holdings Inc., which will then be a wholly-owned subsidiary, and immediately prior to the reincorporation, all as described herein. At the time of the reincorporation, these shares will be issued by Navios Maritime Holdings Inc. in connection with the merger of International Shipping into its then wholly-owned subsidiary, the co-registrant, in order to effectuate the reincorporation of International Shipping.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and (3) and Rule 457(c) of the Securities Act, based on the market value of the registrant’s common stock to be issued in the reincorporation merger, as established by the average of the high and low sale prices of the registrant’s common stock on April 15, 2005 on the Over-the-Counter Bulletin Board, which was $5.83, and the maximum number of shares of common stock of what will be the registrant’s wholly-owned subsidiary to be issued.
(3)	Previously paid.

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INTERNATIONAL SHIPPING ENTERPRISES, INC.	NAVIOS MARITIME HOLDINGS INC.

1225 Franklin Avenue

Suite 325

Garden City, New York 11530

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS OF

INTERNATIONAL SHIPPING ENTERPRISES, INC.

PROSPECTUS FOR UP TO 39,900,000 COMMON SHARES

OF NAVIOS MARITIME HOLDINGS INC., AS SUCCESSOR BY MERGER TO

INTERNATIONAL SHIPPING ENTERPRISES, INC.

To the Stockholders of International Shipping Enterprises, Inc. (“ISE”):

You are cordially invited to attend a special meeting of the stockholders of International Shipping Enterprises, Inc., or ISE, relating to the proposed acquisition of Navios Maritime Holdings Inc. by ISE and the reincorporation of ISE from the State of Delaware to the Republic of the Marshall Islands, which will be held at 10:00 a.m., eastern time, on [            ], 2005, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, New York 10017.

At this important meeting, you will be asked to consider and vote upon the following proposals:

•	to approve the acquisition of Navios Maritime Holdings Inc., or Navios, a Marshall Islands corporation, pursuant to the Stock Purchase Agreement, dated as of February 28, 2005, by and among ISE, Navios, the shareholders’ agent and the shareholders of Navios, and the transactions contemplated by the stock purchase agreement, whereby ISE will purchase all of the outstanding securities held by the shareholders of Navios;

•	to approve the reincorporation of ISE pursuant to which ISE will change its domicile from the State of Delaware to the Republic of the Marshall Islands by means of a merger with Navios immediately following the acquisition; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The affirmative vote of a majority of the shares of ISE’s common stock issued in ISE’s initial public offering that are present in person or by proxy and entitled to vote at the meeting is required to approve the acquisition proposal. The affirmative vote of a majority of the outstanding shares of ISE’s common stock is required to approve the reincorporation proposal. In addition, each ISE stockholder that holds shares of common stock issued in ISE’s initial public offering or purchased following such offering in the open market has the right to vote against the acquisition proposal and, at the same time, demand that ISE convert such stockholder’s shares into cash equal to a pro rata portion, or $5.51 per share plus interest, of the trust account in which a substantial portion of the net proceeds of ISE’s initial public offering is deposited. If the acquisition is not completed, then your shares will not be converted to cash at this time, even if you so elected. However, if the holders of 6,555,000 or more shares of common stock issued in ISE’s initial public offering, an amount equal to 20% or more of the total number of shares issued in the initial public offering, vote against the acquisition and demand conversion of their shares into a pro rata portion of the trust account, then ISE will not be able to consummate the acquisition. ISE’s initial stockholders, including all of its directors and officers and their affiliates, who purchased shares of common stock prior to ISE’s initial public offering and presently own an aggregate of approximately 30% of the outstanding shares of ISE common stock, have agreed to vote such shares acquired prior to the public offering (approximately 18% of the outstanding common stock) in accordance with the vote of the majority in interest of all other ISE stockholders on the acquisition proposal. The initial stockholders of ISE, including all of its directors and officers and their affiliates, are entitled to vote the shares acquired by them in or subsequent to the initial public offering as they see fit and have indicated that they will vote the shares acquired by them in or subsequent to the initial public offering, representing approximately 12% of the outstanding common stock, in favor of both the acquisition and reincorporation proposals. This percentage could increase to approximately 16% in the event Ms. Frangou were to purchase up to $20 million of shares of common stock in the open market, as she has previously indicated her intent to do so, assuming a current market price of $5.90.

ISE may consummate the acquisition proposal if the reincorporation proposal is not approved. However, the reincorporation proposal will not be implemented if the acquisition proposal is not approved.

ISE’s shares of common stock, warrants and units are listed on the Over-the-Counter Bulletin Board under the symbols ISHP, ISHPW and ISHPU, respectively. The securities of Navios are not listed or quoted on any national securities exchange, the Nasdaq Stock Market, or the Over-the-Counter Bulletin Board. If the acquisition and reincorporation proposals are approved, the operations and assets of Navios will become those of ISE and ISE’s name will be changed to “Navios Maritime Holdings Inc.” upon consummation of the acquisition and reincorporation.

After careful consideration of the terms and conditions of the proposed acquisition of Navios and the reincorporation of ISE, the board of directors of ISE has determined that such acquisition and reincorporation and the transactions contemplated thereby are fair to and in the best interests of ISE and its stockholders. The board of directors of ISE unanimously recommends that you vote or give instruction to vote “FOR” the proposal to acquire Navios pursuant to the stock purchase agreement by and among ISE, Navios, the shareholders’ agent and the shareholders of Navios, and “FOR” the adoption of the proposal to reincorporate ISE from the State of Delaware to the Republic of the Marshall Islands.

Enclosed is a notice of special meeting and proxy statement/prospectus containing detailed information concerning the reincorporation and the acquisition. Whether or not you plan to attend the special meeting, we urge you to read this material carefully. I look forward to seeing you at the meeting.

Sincerely,

Angeliki Frangou

Chairman of the Board,

President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING OR NOT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENVELOPE PROVIDED.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SEE THE SECTION TITLED RISK FACTORS BEGINNING ON PAGE 10 FOR A DISCUSSION OF VARIOUS FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE ACQUISITION OF NAVIOS SINCE, UPON THE ACQUISITION OF NAVIOS AND SUBSEQUENT REINCORPORATION OF ISE, THE OPERATIONS AND ASSETS OF ISE WILL BE THOSE OF NAVIOS.

This proxy statement/prospectus incorporates important business and financial information about International Shipping Enterprises, Inc. and Navios Maritime Holdings Inc. that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. The request should be sent to:

Avisheh Avini

c/o International Shipping Enterprises, Inc.

1225 Franklin Ave., Suite 325

Garden City, New York 11530

(516) 240-8025

To obtain timely delivery of requested materials, security holders must request the information no later than five days before the date they submit their proxies or attend the special meeting. The latest date to request the information to be received timely is                     , 2005.

We are soliciting the enclosed proxy card on behalf of the board of directors, and we will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing out proxy materials, our officers may solicit proxies by telephone or fax, without receiving any additional compensation for their services. We have requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of our stock. We have engaged Georgeson Shareholder Communications, Inc. to solicit proxies for this special meeting. We are paying Georgeson $7,500 at the start of the solicitation and we may pay additional fees after the solicitation depending on the services we use, plus certain of Georgeson’s out-of-pocket expenses.

This proxy statement/prospectus is dated [                    ], 2005 and is first being mailed to ISE stockholders on or about [                    ], 2005.

International Shipping Enterprises, Inc.

1225 Franklin Avenue

Suite 325

Garden City, New York 11530

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                    ], 2005

TO THE STOCKHOLDERS OF INTERNATIONAL SHIPPING ENTERPRISES, INC.:

NOTICE IS HEREBY GIVEN that, a special meeting of stockholders, including any adjournments or postponements thereof, of International Shipping Enterprises, Inc., a Delaware corporation, will be held at 10:00 a.m. eastern time, on [                    ], 2005, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, New York 10017, for the following purposes:

•	to consider and vote upon a proposal to acquire Navios Maritime Holdings Inc., or Navios, pursuant to the Stock Purchase Agreement, dated as of February 28, 2005, by and among ISE, Navios, the shareholders’ agent and the shareholders of Navios;

•	to consider and vote upon a proposal to reincorporate International Shipping Enterprises, Inc., or ISE, from the State of Delaware to the Republic of the Marshall Islands by means of a merger with Navios immediately following the acquisition; and

•	to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The board of directors has fixed the close of business on [                    ], 2005 as the date for which ISE stockholders are entitled to receive notice of, and to vote at, the ISE special meeting and any adjournments or postponements thereof. Only the holders of record of ISE common stock on that date are entitled to have their votes counted at the ISE special meeting and any adjournments or postponements thereof.

ISE will not transact any other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement by ISE’s board of directors.

Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. If you are a stockholder of record of ISE common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

ISE may consummate the acquisition proposal if the reincorporation proposal is not approved, but then ISE, as Navios, will not be able to continue enjoying the various regulatory, financial and tax benefits that would otherwise be available to ISE as a Marshall Islands corporation. However, the reincorporation proposal will not be implemented if the acquisition proposal is not approved. The board of directors of ISE unanimously recommends that you vote “FOR” the acquisition proposal and “FOR” the adoption of the reincorporation proposal.

By Order of the Board of Directors,

Angeliki Frangou

Chairman of the Board,

President and Chief Executive Officer

[                    ], 2005

International Shipping Enterprises, Inc.	Navios Maritime Holdings Inc.

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS OF

INTERNATIONAL SHIPPING ENTERPRISES, INC.

PROSPECTUS FOR UP TO 39,900,000 COMMON SHARES

OF NAVIOS MARITIME HOLDINGS INC., AS SUCCESSOR BY MERGER TO

INTERNATIONAL SHIPPING ENTERPRISES, INC.

The board of directors of International Shipping Enterprises, Inc. (“ISE”) has unanimously approved the acquisition of Navios Maritime Holdings Inc. (“Navios”) pursuant to a stock purchase agreement whereby ISE will purchase all of the outstanding securities held by the shareholders of Navios. Furthermore, it has unanimously approved the reincorporation of ISE from the State of Delaware to the Republic of the Marshall Islands, through a merger with Navios such that the merged corporation will be incorporated under, and subject to, the laws of the Republic of the Marshall Islands.

If the acquisition is completed, you will continue to hold the ISE securities that you currently own, and will not receive any of the cash paid in connection with the acquisition. ISE is simply acquiring all of the outstanding securities of Navios. The shareholders of Navios will receive all of the cash being paid by ISE in the acquisition. However, in connection with the reincorporation, you will receive an equal number of shares of common stock of Navios Maritime Holdings Inc., which will be the name of ISE following the acquisition and reincorporation, in exchange for your ISE common stock. Navios Maritime Holdings Inc. will also assume the outstanding ISE warrants, the terms and conditions of which will not change, except that, upon exercise, warrant holders will receive shares of common stock of Navios Maritime Holdings Inc., the newly acquired and reincorporated company.

ISE was organized to serve as a vehicle for the acquisition of one or more vessels or of an operating business in the dry bulk sector of the shipping industry. Navios is an integrated international dry bulk shipping owner and operator specializing in the worldwide carriage, trading, storing and other related logistics of international dry bulk cargo transportation. Navios also owns the largest bulk transfer and storage facility in Uruguay. We believe that Navios occupies a unique competitive position in the international dry bulk shipping industry and provides a solid platform for ISE’s plans for expansion and consolidation within this industry. As a result, we believe that the acquisition of Navios will provide you with an opportunity to acquire, and participate in, a company with significant growth potential. We also believe that, for a variety of regulatory, financial and tax reasons, the Marshall Islands is an attractive country of incorporation for international shipping companies. As a Marshall Islands corporation, Navios has had the benefit of these advantages, and we believe the reincorporation will permit us to take advantage of such benefits.

ISE’s common stock, warrants and units are currently listed on the Over-the-Counter Bulletin Board under the symbols ISHP, ISHPW and ISHPU, respectively. The securities of Navios are not listed or quoted on any national securities exchange, the Nasdaq Stock Market, or the Over-the-Counter Bulletin Board. Upon consummation of the acquisition and reincorporation, the operations and assets of Navios will become those of ISE and ISE’s name will be changed to “Navios Maritime Holdings Inc.” Our common stock will continue to be traded on the Over-the-Counter Bulletin Board.

We believe that generally, for U.S. federal income tax purposes, the purchase of the shares of the stock of Navios by ISE, followed by the merger of ISE into Navios, should be treated as the direct purchase of the Navios shares by the shareholders of ISE, and that the separate existence of Navios should be ignored for federal income tax purposes. Accordingly, we do not believe that the merger of ISE into Navios will result in the recognition of gain or loss to ISE or its shareholders. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR TAX CONSEQUENCES.

This proxy statement/prospectus provides you with detailed information about the acquisition and reincorporation and the special meeting of shareholders. We encourage you to carefully read this entire document and the documents incorporated by reference. YOU SHOULD ALSO CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 10.

The acquisition of Navios cannot be completed unless at least a majority of the shares of ISE’s common stock issued in ISE’s initial public offering, present in person or by proxy and entitled to vote at the special meeting as of [            ], 2005, approve the acquisition. The reorganization cannot be completed unless at least a majority of outstanding shares of ISE’s common stock, present in person or by proxy and entitled to vote at the special meeting as of [            ], 2005, approve the reorganization.

Your board of directors unanimously approved and declared advisable the acquisition and the reincorporation and unanimously recommends that you vote or instruct your vote to be cast “FOR” the approval of the acquisition proposal and “FOR” the approval of the reincorporation proposal.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus incorporates important business and financial information about International Shipping Enterprises, Inc. and Navios Maritime Holdings Inc. that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. The request should be sent to:

Avisheh Avini

c/o International Shipping Enterprises, Inc.

1225 Franklin Ave., Suite 325

Garden City, New York 11530

(516) 240-8025

To obtain timely delivery of requested materials, security holders must request the information no later than five days before the date they submit their proxies or attend the special meeting. The latest date to request the information to be received timely is                     , 2005.

We are soliciting the enclosed proxy card on behalf of the board of directors, and we will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing out proxy materials, our officers may solicit proxies by telephone or fax, without receiving any additional compensation for their services. We have requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of our stock. We have engaged Georgeson Shareholder Communications, Inc. to solicit proxies for this special meeting. We are paying Georgeson $7,500 at the start of the solicitation and we may pay additional fees after the solicitation depending on the services we use, plus certain of Georgeson’s out-of-pocket expenses.

THIS PROXY STATEMENT/PROSPECTUS IS DATED [            ], 2005, AND IS FIRST BEING MAILED TO ISE SHAREHOLDERS ON OR ABOUT [            ], 2005.

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QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

What is being voted on?

There are two proposals on which you are being asked to vote. The first proposal is to approve the acquisition of Navios pursuant to a stock purchase agreement whereby ISE will purchase all of the outstanding securities held by the shareholders of Navios. We refer to this proposal as the acquisition proposal. The second proposal, assuming that the acquisition proposal is approved, is to approve the reincorporation of ISE from the State of Delaware to the Republic of the Marshall Islands through a merger with Navios such that the merged corporation will be incorporated under, and subject to the laws of the Republic of the Marshall Islands. We refer to this proposal as the reincorporation proposal.

Why is ISE proposing the acquisition?

ISE was organized to serve as a vehicle for the acquisition of one or more vessels or an operating business in the dry bulk sector of the shipping industry. Navios is an integrated international dry bulk shipping owner and operator specializing in the worldwide carriage, trading, storing and other related logistics of international dry bulk cargo transportation. Navios also owns the largest bulk transfer and storage facility in Uruguay. ISE believes that Navios occupies a unique competitive position in the international dry bulk shipping industry and provides a solid platform for ISE’s plans for expansion and consolidation within this industry. As a result, ISE believes that the acquisition of Navios will provide ISE stockholders with an opportunity to acquire, and participate in, a company with significant growth potential. See page 30.

Why is ISE proposing the reincorporation?

For a variety of regulatory, financial and tax reasons, the Marshall Islands is an attractive country of incorporation for international shipping companies. As a Marshall Islands corporation, Navios has had the benefit of these advantages, and the reincorporation will permit ISE to take advantage of such benefits.

What vote is required in order to approve the acquisition proposal?

The approval of the acquisition of Navios will require the affirmative vote of a majority of the shares of ISE’s common stock issued in ISE’s initial public offering that are present in person or by proxy and entitled to vote at the meeting. In addition, each ISE stockholder who holds shares of common stock issued in ISE’s initial public offering or purchased following such offering in the open market has the right to vote against the acquisition proposal and, at the same time, demand that ISE convert such stockholder’s shares into cash equal to a pro rata portion of the trust account in which a substantial portion of the net proceeds of ISE’s initial public offering is deposited. These shares will be converted into cash only if the acquisition is completed. Based on the amount of cash held in the trust account as of March 31, 2005, without taking into account any interest accrued, you will be entitled to convert each share of common stock that you hold into approximately $5.51, or $0.49 less than the per-unit offering price of $6.00 for which you purchased units in the initial public offering. However, if the holders of 6,555,000 or more shares of common stock issued in ISE’s initial public offering, an amount equal to 20% or more of the total number of shares issued in the initial public offering, vote against the acquisition and demand conversion of their shares into a pro rata portion of the trust account, then ISE will not be able to consummate the acquisition. In addition, ISE’s initial stockholders, including all of its directors and officers, who purchased shares of common stock prior to ISE’s initial public offering and presently, together with their affiliates, own an aggregate of approximately 30% of the outstanding shares of ISE common stock, have agreed to vote such shares acquired prior to the public offering (approximately 18% of the outstanding common stock) in accordance with the vote of the majority in interest of all other ISE stockholders on the acquisition proposal. The initial stockholders of ISE, including all of its directors and officers and their affiliates, are entitled to vote the shares acquired by them in or subsequent to the initial public offering as they see fit and have indicated that they will vote the shares acquired by them in or subsequent to the initial public offering, representing

v

approximately 12% of the outstanding common stock as of July 13, 2005, in favor of the acquisition proposal. On May 27, 2005, Angeliki Frangou filed a Schedule 13D indicating that she intended, subject to market conditions, to purchase up to an additional $20 million of common stock. Since May 27, 2005 and as of July 13, 2005, she had acquired approximately $10.0 million of common stock representing 1,773,500 shares of common stock which are reflected in the 30% and 12% figures referred to above. If Ms. Frangou spends the balance of the $20 million, and assuming the market price of the common stock remains at $5.90 per share, Ms. Frangou would acquire approximately an additional 1.7 million shares of common stock and the 30% and 12% would be 34% and 16%, respectively. No vote of the warrant holders is necessary to adopt the acquisition proposal, and ISE is not asking the warrant holders to vote on the acquisition proposal. The acquisition proposal may take place if the reincorporation proposal is not approved, but then ISE, as Navios, will not be able to continue enjoying the various regulatory financial and tax benefits that would otherwise be available to ISE as a Marshall Islands corporation.

What vote is required in order to approve the reincorporation proposal?

The approval of the reincorporation from the State of Delaware to the Republic of the Marshall Islands will require the affirmative vote of a majority of the outstanding shares of ISE’s common stock. An ISE stockholder who votes in favor of the reincorporation proposal is also voting to approve a plan and agreement of merger between ISE and what will then be, assuming approval of the acquisition, a wholly-owned Marshall Islands subsidiary, or Navios, pursuant to which ISE will file the plan and agreement of merger and articles of merger with the Republic of the Marshall Islands and a certificate of merger with the Secretary of State of the State of Delaware to effectuate the reincorporation. Upon consummation of such transactions, the operations and assets of Navios will become those of ISE, ISE will be a Marshall Islands corporation and ISE’s name will then be “Navios Maritime Holdings Inc.” No vote of the warrant holders is necessary to adopt the reincorporation proposal, and ISE is not asking the warrant holders to vote on the reincorporation proposal. The reincorporation proposal will not be implemented if the acquisition proposal is not approved.

When do you expect the reincorporation to be completed?

It is currently anticipated that the reincorporation will be completed immediately following the acquisition of Navios.

What will the name of the company be after the acquisition and reincorporation?

Following the completion of the acquisition and reincorporation, the merged company’s name will be “Navios Maritime Holdings Inc.”

What will I receive in the acquisition or in the reincorporation?

Holders of ISE securities will continue to hold the ISE securities they currently own, and will not receive any of the cash paid in connection with the acquisition. ISE is simply acquiring all of the outstanding securities of Navios. The shareholders of Navios will receive all of the cash being paid by ISE in the acquisition. However, in connection with the reincorporation, ISE stockholders will receive an equal number of shares of common stock of Navios Maritime Holdings, Inc. which will be the name of ISE following the acquisition and reincorporation, in exchange for their ISE common stock. Navios Maritime Holdings Inc. will also assume the outstanding ISE warrants, the terms and conditions of which will not change, except that, upon exercise, warrantholders will receive shares of common stock of Navios Maritime Holdings Inc., the newly acquired and reincorporated company.

How is ISE paying for the acquisition?

ISE will use the proceeds from its recently completed initial public offering, as well as funds that will be available to ISE pursuant to a new senior secured credit facility with the institutional lender, HSH Nordbank AG, in order to finance the acquisition of Navios. In addition, Angeliki Frangou, ISE’s Chairman, President and Chief

Executive Officer, has agreed to loan ISE the funds necessary to cover, until the closing, its transaction expenses in excess of the funds held outside the trust, which loans shall be repaid, without interest, at the closing of the acquisition with the funds made available to ISE or upon demand thereafter.

Do I have conversion rights in connection with the acquisition?

If you hold shares of common stock issued in ISE’s initial public offering, then you have the right to vote against the acquisition proposal and demand that ISE convert your shares of common stock into a pro rata portion of the trust account in which a substantial portion of the net proceeds of ISE’s initial public offering are held. These rights to vote against the acquisition and demand conversion of the shares into a pro rata portion of the trust account, are sometimes referred to herein as conversion rights.

If I have conversion rights, how do I exercise them?

If you wish to exercise your conversion rights, you must vote against the acquisition and, at the same time, demand that ISE convert your shares into cash. If, notwithstanding your vote, the acquisition is completed, then you will be entitled to receive a pro rata share of the trust account in which a substantial portion of the net proceeds of ISE’s initial public offering are held, including any interest earned thereon through the date of the special meeting. Based on the amount of cash held in the trust account as of March 31, 2005, without taking into account any interest accrued, you will be entitled to convert each share of common stock that you hold into approximately $5.51, or $0.49 less than the per-unit offering price of $6.00 for which you purchased units in the initial public offering. If you exercise your conversion rights, then you will be exchanging your shares of ISE common stock for cash and will no longer own these shares of common stock. You will only be entitled to receive cash for these shares if you continue to hold these shares through the closing date of the acquisition and then tender your stock certificate to ISE. If you convert your shares of common stock, you will still have the right to exercise the warrants received as part of the units. If the acquisition is not completed, then your shares will not be converted to cash at this time, even if you so elected. See page 25.

Do I have dissenter or appraisal rights in connection with the reincorporation?

The ISE stockholders have appraisal rights under Delaware corporate law only in connection with the reincorporation proposal.

What happens to the funds deposited in the trust account after completion of the acquisition?

Upon completion of the acquisition, any funds remaining in the trust fund after payment of amounts, if any, to stockholders requesting and exercising their conversion rights and amounts, will be used to fund the acquisition.

Who will manage ISE upon completion of the acquisition of Navios and subsequent reincorporation?

Upon completion of the acquisition and reincorporation, ISE will be managed by the following persons: Angeliki Frangou will be Chairman of the Board and Chief Executive Officer; Robert G. Shaw will be President; and Bruce C. Hoag will be Chief Financial Officer. The current board of directors of ISE will continue as the board of directors after the acquisition and reincorporation. The board of directors will consist of Angeliki Frangou (Chairman), Vasiliki Papaefthymiou, Spyridon Magoulas, Julian David Brynteson and John Stratakis.

What happens if the acquisition is not consummated?

If the acquisition is not consummated, ISE will continue to search for either a fleet of dry bulk carriers or another operating company to acquire in the dry bulk sector of the shipping industry. However, ISE will be liquidated if it does not consummate a business combination by December 16, 2005 or, if a letter of intent, agreement in principle or definitive agreement is executed, but not consummated, by December 16, 2005, then by June 16, 2006. In any liquidation, the net proceeds of ISE’s initial public offering held in the trust account, plus any interest earned thereon, will be distributed pro rata to the holders of ISE’s common stock. In addition, if ISE does not acquire Navios pursuant to the terms of the stock purchase agreement, the right to acquire Navios may be assigned to an affiliate, which could include Angeliki Frangou and members of her family.

When do you expect the acquisition to be completed?

It is currently anticipated that the acquisition will be completed promptly following the ISE special meeting of stockholders on [                    ], 2005 and immediately prior to the reincorporation of ISE.

If I am not going to attend the ISE special meeting of stockholders in person, should I return my proxy card instead?

Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please complete and sign your proxy card. Then return the enclosed proxy card in the return envelope provided herewith as soon as possible, so that your shares may be represented at the ISE special meeting.

What will happen if I abstain from voting or fail to vote?

An abstention or failure to vote (i) (a) will have no effect on the acquisition proposal and (b) will not have the effect of converting your shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of ISE’s initial public offering are held, unless an affirmative election to convert such shares of common stock is made on the proxy card, and (ii) will have the same effect as a vote against the reincorporation proposal.

What do I do if I want to change my vote?

If you wish to change your vote, please send a later-dated, signed proxy card to Avisheh Avini at ISE prior to the date of the special meeting or attend the special meeting and vote in person. You also may revoke your proxy by sending a notice of revocation to Avisheh Avini at the address of ISE’s corporate headquarters.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

No. Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions provided by your broker.

Do I need to turn in my old certificates?

No. If you hold your securities in ISE in certificate form, as opposed to holding them through your broker, you do not need to exchange them for certificates issued by Navios Maritime Holdings Inc., the company that will be existing after the acquisition and reincorporation. Your current certificates will represent your rights in Navios Maritime Holdings Inc., the newly acquired and reincorporated company. You may exchange them by contacting the transfer agent, Continental Stock Transfer & Trust Company, Reorganization Department, and following their requirements for reissuance. If you elect conversion or appraisal, you will need to deliver your old certificates to ISE.

Who can help answer my questions?

If you have questions about the acquisition or reincorporation, you may write or call International Shipping Enterprises, Inc., 1225 Franklin Ave., Suite 325, Garden City, New York 11530, (516) 240-8025, Attention: Avisheh Avini.

SUMMARY

This summary discusses the material items of the acquisition proposal and the reincorporation proposal, which are described in greater detail elsewhere in this proxy statement/prospectus. You should carefully read this entire proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers you. See “Where You Can Find More Information.”

Acquisition of Navios

Navios Maritime Holdings Inc.

Navios is one of the leaders in seaborne shipping, specializing in the worldwide carriage, trading, storing, and other related logistics of international dry bulk cargo transportation. For over 50 years, Navios has worked with raw materials producers, agricultural traders and exporters, industrial end-users, shipowners, and charterers and, more recently, acquired an in-house technical ship management expertise. Navios’s core fleet, the average age of which is approximately 3.5 years, consists of a total of 28 vessels, aggregating approximately 1.8 million deadweight tons or dwt. Navios owns six modern Ultra-Handymax (50,000-55,000 dwt) vessels and operates 22 Panamax (70,000-83,000 dwt) and Ultra-Handymax vessels under long-term time charters, 15 of which are currently in operation, with the remaining seven scheduled for delivery at various times over the next two years. Navios has options, many of which are “in the money,” to acquire 13 of the 22 time chartered vessels. The owned vessels have a substantial net asset value, and the vessels controlled under the in-charters are at rates well below the current market. Operationally, Navios has, at various times over the last two years, deployed over 50 vessels at any one time, including its core fleet.

Navios also owns and operates the largest bulk transfer and storage facility in Uruguay. While a relatively small portion of Navios’s overall enterprise, ISE believes that this terminal is a stable business with strong growth and integration prospects.

As used above and throughout this proxy statement/prospectus, Navios’s core fleet means: (1) the six ultra-handymax vessels that Navios owns, and (2) the panamax and ultra handymax vessels that Navios, as a charterer, employs commercially under long-term charters, which are charters of more than 12 months in duration. Navios also time charters vessels. Time chartered vessels are vessels that are placed at the charterer’s disposal for a set period of time during which the charterer uses the vessels in return for the payment of a daily specified hire. Under time charters, operating costs such as crew, maintenance and insurance are typically paid by the owner of the vessel and fuel and port costs are paid by the time charterer. Navios has options to purchase some of the chartered vessels and the option is referred to as “in the money,” when the price to exercise an option and purchase a vessel is below the current market values for the vessel.

The principal executive office of Navios Maritime Holdings Inc. is located at 20 Marshall St., South Norwalk, Connecticut 06854, (203) 345-1300. The principal executive office of International Shipping Enterprises, Inc. is located at 1225 Franklin Ave., Suite 325, Garden City, New York 11530, (516) 240-8025.

The Acquisition

The stock purchase agreement provides for the acquisition by ISE of all of the outstanding shares of capital stock of Navios. The stock purchase agreement was executed on February 28, 2005. Following completion of the acquisition (and prior to the reincorporation), Navios will be our wholly-owned subsidiary and the business and assets of Navios will be our only operations. In the acquisition, all of the outstanding securities of Navios will be purchased by ISE for a cash payment of $607.5 million, subject to adjustments provided for in the stock purchase agreement. The acquisition will be financed through a combination of the approximately $180.0 million raised in ISE’s initial public offering and currently held in the trust fund, with the balance to be funded by the new $520.0 million secured credit facility that will be made available to ISE by HSH Nordbank AG.

ISE, Navios, the shareholders’ agent and the shareholders of Navios plan to complete the acquisition promptly after the ISE special meeting, provided that:

•	ISE’s stockholders have approved the stock purchase agreement;

•	holders of less than 20% of the shares of common stock issued in ISE’s initial public offering vote against the acquisition proposal and demand conversion of their shares into cash; and

•	the other conditions specified in the stock purchase agreement have been satisfied or waived.

If ISE stockholder approval has not been obtained at that time or any other conditions have not been satisfied or waived, the acquisition will be completed promptly after the stockholder approval is obtained or the remaining conditions are satisfied or waived. If for whatever reason ISE does not acquire Navios, pursuant to the stock purchase agreement, the right to acquire Navios may be assigned to an affiliate, which could include Angeliki Frangou and members of her family.

The stock purchase agreement is included as Annex A to this proxy statement/prospectus. We encourage you to read the stock purchase agreement in its entirety. See “Stock Purchase Agreement.”

Reincorporation to the Republic of the Marshall Islands

Effective as of April 8, 2005, the board of directors approved the reincorporation of ISE from the State of Delaware to the Republic of the Marshall Islands by means of a merger with Navios which, upon completion of the acquisition of Navios, will be a Marshall Islands wholly-owned subsidiary of ISE. Many of Navios’s competitors are, and Navios itself is, incorporated in the Marshall Islands. Accordingly, Navios and others operating in the industry with whom Navios competes or deals have developed a level of comfort in dealing with Marshall Islands corporations. In addition, given the international nature of Navios’s business, it makes sense from an international regulatory and an international tax planning basis to continue to be incorporated in the jurisdiction in which all of Navios’s regulatory and tax planning have been historically based.

Navios’s amended and restated articles of incorporation and bylaws that will be filed by ISE with the Republic of the Marshall Islands in connection with the reincorporation of ISE in to the Marshall Islands will be in substantially the form attached hereto as Annex B to this proxy statement/prospectus. The amended and restated articles of incorporation and bylaws that will be filed will be the governing corporate documents of the merged company of which you will be a stockholder. In addition, the plan and agreement of merger pursuant to which ISE will change its domicile and reincorporate from the State of Delaware to the Republic of the Marshall Islands will be in substantially the form attached hereto as Annex C to this proxy statement/prospectus. We encourage you to read the amended and restated articles of incorporation, bylaws and the plan and agreement of merger in their entirety. See “Reincorporation to the Republic of the Marshall Islands.”

Special Meeting of ISE’s Stockholders

Date, time and place. The special meeting of the stockholders of ISE will be held at 10:00 a.m., eastern time, on [                    ] 2005, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, New York 10017 to vote on the proposal to approve the acquisition and reincorporation proposals.

Approval of Navios’s Stockholders

All of the shareholders of Navios have approved the acquisition by virtue of their execution of the stock purchase agreement. No further approval of Navios’s shareholders is required.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of ISE common stock as of the close of business on [                    ], 2005, which is the record date for the special meeting. You will have one vote for each share of ISE common stock you owned at the close of business on the record date. ISE warrants do not have voting rights.

Vote Required to Approve the Acquisition Proposal

The approval of the acquisition of Navios pursuant to the stock purchase agreement will require the affirmative vote of a majority of the shares of ISE’s common stock issued in its initial public offering that are present in person or by proxy and entitled to vote at the meeting. However, ISE will not be able to complete the acquisition if the holders of 6,555,000 or more shares of common stock issued in ISE’s initial public offering, an amount equal to 20% or more of such shares, vote against the acquisition and demand that ISE convert their shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of ISE’s initial public offering are held.

At the close of business on July 13, 2005, there were 39,900,000 shares of ISE common stock outstanding, of which 32,775,000 were issued in ISE’s initial public offering.

Vote Required to Approve the Reincorporation Proposal

The approval of the reincorporation proposal will require the affirmative vote of a majority of the outstanding shares of ISE’s common stock.

Conversion Rights

Pursuant to ISE’s amended and restated certificate of incorporation, a holder of shares of ISE’s common stock issued in the initial public offering may, if the stockholder votes against the acquisition, demand that ISE convert such shares into cash. This demand must be made on the proxy card at the same time that the stockholder votes against the acquisition proposal. If properly demanded, ISE will convert each share of common stock as to which such demand has been made into a pro rata portion of the trust account in which a substantial portion of the net proceeds of ISE’s initial public offering are held, plus all interest earned thereon. If you exercise your conversion rights, then you will be exchanging your shares of ISE common stock for cash and will no longer own these shares. Based on the amount of cash held in the trust account as of March 31, 2005, without taking into account any interest accrued, you will be entitled to convert each share of common stock that you hold into approximately $5.51, or $0.49 less than the per-unit offering price of $6.00 for which you purchased units in the initial public offering. You will only be entitled to receive cash for these shares if you continue to hold these shares through the closing date of the acquisition and then tender your stock certificate to ISE. If the acquisition is not completed, then these shares will not be converted into cash.

The acquisition will not be completed if the holders of 6,555,000 or more shares of common stock issued in ISE’s initial public offering, an amount equal to 20% or more of such shares, exercise their conversion rights.

Appraisal or Dissenters Rights

No appraisal rights are available under the Delaware General Corporation Law for the stockholders of ISE in connection with the acquisition proposal. Appraisal rights are available under the Delaware General Corporation Law for the stockholders of ISE in connection with the reincorporation proposal. The procedure to exercise appraisal rights is described in detail elsewhere in this proxy statement/prospectus. In addition, because the shareholders of Navios have unanimously approved the acquisition through their execution of the stock purchase agreement, they are not entitled to any dissenters rights, if any, under the laws of the Marshall Islands.

Tax Consequences

The material US federal income tax consequences of the acquisition of Navios are discussed in conjunction with the tax consequences associated with the reincorporation. Please see the section entitled “United States Federal Income Tax Considerations of the Acquisition and Reincorporation” starting on page 53.

Proxies

Proxies may be solicited by mail, telephone or in person.

If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the special meeting.

Stock Ownership

Of the 39,900,000 outstanding shares of ISE common stock, ISE’s initial stockholders, including all its officers and directors and their affiliates, who purchased shares of common stock prior to ISE’s initial public offering and who own an aggregate of approximately 30% of the outstanding shares of ISE common stock, have agreed to vote such shares acquired prior to the public offering (approximately 18% of the outstanding common stock) in accordance with the vote of the majority in interest of all other ISE stockholders on the acquisition proposal and as they see fit on the reincorporation proposal. They are entitled to vote the shares acquired by them in or subsequent to the initial public offering as they see fit and have indicated that they will vote the shares acquired by them in or subsequent to the initial public offering, representing approximately 12% of the outstanding common stock, in favor of each of the acquisition and reincorporation proposals. On May 27, 2005, Angeliki Frangou filed a Schedule 13D indicating that she intended, subject to market conditions, to purchase up to an additional $20 million of common stock. Since May 27, 2005 and as of July 13, 2005, she had acquired approximately $10.0 million of common stock representing 1,773,500 shares of common stock which are reflected in the 30% and 12% figures referred to above. If Ms. Frangou spends the balance of the $20 million, and assuming the market price of the common stock remains at $5.70 per share, Ms. Frangou would acquire approximately an additional 1.7 million shares of common stock and the 30% and 12% would be 34% and 16%, respectively. None of the directors, officers or affiliates of Navios own any of ISE’s securities.

Furthermore, based solely upon information contained in public filings, as of the record date, the following stockholders beneficially own greater than five percent of ISE’s issued and outstanding common stock as such amounts and percentages are reflected in the public filing of such stockholder:

•	Angeliki Frangou, ISE’s Chairman, President, and Chief Executive Officer, beneficially owns 11,812,522 shares of ISE common stock, representing approximately 29.6% of the ISE common stock outstanding on the record date;

•	North Sound Capital LLC beneficially owns 2,700,000 shares of ISE common stock, representing approximately 6.76% of the ISE common stock outstanding on the record date;

•	FMR Corp. beneficially owns 3,000,000 shares of ISE common stock, representing approximately 7.51% of the ISE common stock outstanding on the record date; and

•	DKR Partners LP beneficially owns 2,298,000 shares of ISE common stock, representing approximately 5.76% of the ISE common stock outstanding on the record date.

Angeliki Frangou has filed a Schedule 13D amendment indicating that she intends, subject to market conditions, to purchase up to $20 million of common stock and as of July 13, 2005, she had purchased approximately $10.0 million shares of common stock. Any such purchases would change the percentage owned by the initial stockholders and Ms. Frangou referred to above.

ISE’s Board of Directors’ Recommendation

After careful consideration, ISE’s board of directors has determined unanimously that the acquisition proposal and the reincorporation proposal are fair to, and in the best interests of, ISE and its stockholders. In reaching its decision with respect to the acquisition, the board considered the opinion of Capitalink, L.C., that, as of the date of its opinion, and based on conditions that existed as of that date, upon and subject to the considerations described in its opinion and based upon such other matters as Capitalink, L.C. considered relevant, the consideration to be provided by ISE in connection with the Navios acquisition is fair to ISE’s current stockholders from a financial point of view. See “Fairness Opinion.” Accordingly, ISE’s board has unanimously approved and declared advisable the acquisition and the reincorporation and unanimously recommends that you vote or instruct your vote to be cast “FOR” the approval of the acquisition proposal and “FOR” the approval of the reincorporation proposal.

Interests of ISE Directors and Officers in the Acquisition

When you consider the recommendation of ISE’s board of directors that you vote in favor of adoption of the acquisition proposal, you should keep in mind that certain of ISE’s directors and officers have interests in the acquisition that are different from, or in addition to, your interest as a stockholder. These interests include, among other things, that if the acquisition is not approved and ISE fails to consummate an alternative transaction within the time allotted pursuant to its certificate of incorporation, requiring ISE to liquidate, the shares of common stock held by ISE’s executives and directors may be worthless because ISE’s executives and directors are not entitled to receive any of the net proceeds of ISE’s initial public offering that may be distributed upon liquidation of ISE. In addition, it is anticipated that the current board of directors of ISE will remain on the board thereafter and that Angeliki Frangou will remain the CEO and Chairman of the board following the acquisition. Also, Ms. Frangou has agreed to loan ISE funds, without interest, to cover its transaction expenses, including bank commitment fees and deposits, in connection with the acquisition of Navios in excess of the funds held outside the trust, which loans, if the acquisition is not completed, may not be repaid.

Interests of Directors and Officers of Navios in the Acquisition

You should understand that some of the current directors and officers of Navios have interests in the acquisition that are different from, or in addition to, your interest as a stockholder. In particular, Robert G. Shaw, Navios’s Executive Vice President and General Counsel, is expected to become ISE’s President, and Bruce C. Hoag, Navios’s current Chief Financial Officer, is expected become ISE’s Chief Financial Officer. Further, each of Ted C. Petrone, Michael E. McClure, Shunji Sasada, Pablo Soler and Gabriel Soler who are referred to below as employees, are expected to enter into employment agreements with ISE in connection with the acquisition. A summary of the employment agreements can be found under “Employment Agreements” on page 45. In addition, as Messrs. Shaw and Hoag are also shareholders of Navios, as well as shareholders’ agents on behalf of the Navios shareholders, it is possible that potential conflicts of interest may arise with respect to their obligations as shareholders’ agent and their interests as shareholders of Navios.

Conditions to the Completion of the Acquisition

The obligations of ISE and the shareholders of Navios to complete the acquisition are subject to the satisfaction or waiver of specified conditions before completion of the acquisition, including the following:

Conditions to ISE’s and Navios’s obligations:

•	receipt of ISE stockholder approval;

•	the absence of any order or injunction preventing consummation of the acquisition; and

•	the absence of any suit or proceeding by any governmental entity or any other person challenging the acquisition.

Conditions to ISE’s obligations:

The obligation of ISE to complete the acquisition is further subject to the following conditions:

•	the representations and warranties made by the shareholders of Navios that are qualified as to materiality must be true and correct, and those not qualified as to materiality must be true and correct in all material respects, as of the closing date of the acquisition, except representations and warranties that address matters as of another date, which must be true and correct as of such other date, and ISE must have received a certificate from Navios’s shareholders to that effect;

•	Navios must have performed in all material respects all obligations required to be performed by it under the terms of the stock purchase agreement; and

•	there must not have occurred since the date of the stock purchase agreement any material adverse effect on Navios.

Conditions to the obligations of the shareholders of Navios:

The obligations of the shareholders of Navios to effect the acquisition are further subject to the following conditions:

•	ISE’s representations and warranties that are qualified as to materiality must be true and correct, and those not qualified as to materiality must be true and correct in all material respects, as of the closing date of the acquisition, except representations and warranties that address matters as of another date, which must be true and correct as of such other date, and Navios must have received an officer’s certificate from ISE to that effect; and

•	ISE must have performed in all material respects all obligations required to be performed by them under the stock purchase agreement.

Termination, Amendment and Waiver

The stock purchase agreement may be terminated at any time prior to the completion of the acquisition, whether before or after receipt of the ISE stockholder approval, by mutual written consent of ISE and the shareholders of Navios.

In addition, either ISE or the shareholders of Navios may terminate the stock purchase agreement if:

•	the acquisition is not consummated on or before May 20, 2005, which date was subsequently extended, pursuant to an amendment to the stock purchase agreement, to July 15, 2005 and then further extended pursuant to the second amendment to the stock purchase agreement to up to August 31, 2005; or

•	by either party if the other party has breached any of its covenants or representations and warranties in any material respect.

If permitted under applicable law, either ISE or the shareholders of Navios may waive conditions for their own respective benefit and consummate the acquisition even though one or more of these conditions have not been met. We cannot assure you that all of the conditions will be satisfied or waived or that the acquisition will occur.

Regulatory Matters

The acquisition and the transactions contemplated by the stock purchase agreement are not subject to any federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, except for filings necessary to effectuate the transactions contemplated by the reincorporation proposal with the Registrar of the Republic of the Marshall Islands and the Secretary of State of the State of Delaware.

SELECTED HISTORICAL FINANCIAL INFORMATION

ISE is providing the following financial information to assist you in your analysis of the financial aspects of the acquisition. The Navios historical information is derived from the unaudited consolidated financial statements of Navios as of and for each of the periods ended March 31, 2005 and 2004 and the audited consolidated financial statements of Navios as of December 31, 2004 and 2003 and for each of the years ended December 31, 2004 included elsewhere in this proxy statement/prospectus. Navios historical information as of December 31, 2002, and as of and for the years ended December 31, 2000 and 2001 are derived from the unaudited financial statements which are not included in this proxy statement/prospectus. Navios was formed on November 19, 2002 and did not have operations prior to December 11, 2002. On December 11, 2002, Navios Company completed a business combination with Anemos Maritime Holdings Inc. (Anemos) and Anemos was considered the accounting acquirer in the business combination. The financial statements for the three year period January 1, 2000 to December 31, 2002 include the accounts of Anemos and its wholly-owned subsidiaries for the full year, and Navios Company for December 11, 2002 through December 31, 2002. The ISE historical information is derived from the unaudited financial statements of ISE as of March 31, 2005 and the audited financial statements of ISE as of December 31, 2004, and for the period from September 17, 2004 (inception) to December 31, 2004. The information is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes, to the extent contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of either Navios or ISE.

The unaudited pro forma condensed balance sheet at March 31, 2005 and the statement of operations for the periods ended March 31, 2005 and December 31, 2004 have been prepared using two different levels of approval of the Transaction by the ISE stockholders, as follows:

•	Assuming Maximum Approval: This presentation assumes that 100% of ISE stockholders approve the Transaction; and

•	Assuming Minimum Approval: This presentation assumes that only 80.1% of ISE stockholders approve the Transaction.

NAVIOS HISTORICAL FINANCIAL INFORMATION

(In thousands, except per share)

	Three months ended March 31,		Year ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Statement of Operations Data
Revenue	$61,365	$66,162	$279,184	$179,734	$26,759	$21,454	$9,271
Gains and losses from forward freight agreements	(4,567)	33,583	57,746	51,115	494		—
Time charter voyage and port terminal expense	(37,469)	(49,322)	(180,026)	(136,551)	(6,139)	(1,774)	(1,101)
Direct vessel expense	(2,110)	(2,171)	(8,224)	(10,447)	(8,192)	(7,439)	(4,263)
General and administrative expense	(3,644)	(3,141)	(12,722)	(11,628)	(2,263)	(1,234)	(733)
Depreciation and amortization expense	(1,489)	(1,459)	(5,925)	(8,857)	(6,003)	(5,274)	(1,797)
Gain (loss) on sale of assets	—	—	61	(2,367)	(127)	(430)	(1,153)
Interest income	302	73	789	134	41	195	107
Interest expense	(475)	(814)	(3,450)	(5,278)	(3,950)	(6,104)	(2,191)
Other income	971	17	374	1,102	72	248	137
Other expense	(222)	(1,333)	(1,438)	(553)	(6,070)	(2,770)	—

Income (loss) before minority interest	12,662	41,595	126,369	56,404	(5,378)	(3,128)	(1,723)
Minority interest	—	—	—	(1,306)	(324)	—	—
Equity in net earnings of affiliate companies	302	181	763	403	68	96	128

Net income (loss)	$12,964	$41,776	$127,132	$55,501	$(5,634)	(3,032)	(1,595)

Balance Sheet Data (at period end)
Current assets, including cash	$192,563		$187,944	$179,403	$31,020	$4,721	$7,544
Total assets	337,270		333,292	361,533	215,800	161,610	97,206
Current liabilities, including current portion of long-term debt	95,627		103,527	136,902	38,460	12,204	8,875
Total long-term debt, including current portion	50,256		50,506	98,188	129,615	115,972	63,453
Mandatorily redeemable preferred stock, including current portion	—		—	15,189	9,435	—	—
Shareholders’ equity	187,755		174,791	96,292	41,641	38,272	29,720

	Three months ended March 31,		Year ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(unaudited)	(unaudited)	(In thousands, except per share)			(unaudited)	(unaudited)

Other Financial Data
Net cash provided by operating activities	$18,177	$22,800	$137,218	$21,452	$2,219	$7,826	$2,224
Net cash provided by (used in) investing activities	(1,656)	(1,205)	(4,967)	26,594	(3,682)	(72,616)	(70,136)
Net cash provided by (used in) financing activities	(250)	(1,661)	(111,943)	(29,416)	5,474	61,976	73,764
Book value per common share—historical and pro forma(1)	214.68	141.11	199.86	98.41	41.64	55.29	42.94
Cash dividends, declared per common share—historical and pro forma(1)	—	—	45.74	—	—	—	—
Income (loss) per common share from continuing operations—historical and pro forma(1)	14.82	42.70	145.36	56.72	(5.63)	(4.38)	(2.30)
Cash paid for common stock dividend declared	—	—	40,000	—	—	—	—
EBITDA(2)	$14,626	$43,976	$135,718	$69,502	$4,278	$10,383	$2,286

(1) Per share data has been prepared on a historical basis for the years and periods from January 1, 2003 onwards, while for the three years of 2000 to 2002 it is based on equivalent pro forma basis considering the number of shares allocated to the shareholders of Anemos in the business combination that occurred on December 11, 2002.

(2) EBITDA represents net earnings before interest (income and expense), taxes, depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by U.S. GAAP, and our calculation of EBITDA may not be comparable to that reported by other companies. EBITDA is included in this prospectus because it is a basis upon which we assess our liquidity position and because we believe that it presents useful information to investors regarding a company’s ability to service and/or incur indebtedness. The following table reconciles net cash from operating activities, as reflected in the consolidated statements of cash flows, to EBITDA:

Net Cash from Operating Activities	$18,177	$22,800	$137,218	$21,452	$2,219	$7,826	$2,224
Net increase (decrease) in operating assets	10,339	(148)	(7,195)	20,406	1,915	(9)	422
Net (increase) decrease in operating liabilities	1,770	4,082	3,104	(18,112)	289	(1,805)	(803)
Net Interest cost	173	741	2,661	5,144	3,909	8,541	2,084
Amortization of deferred financing costs	(13)	(41)	(773)	(565)	(145)	(117)	(20)
Amortization of deferred drydock costs	(62)	(63)	(249)	(309)	(327)	(591)	(483)
Impairment loss	—	—	—	—	—	(400)	—
Provision for losses on accounts receivable	912	(35)	573	(1,021)	(101)	—	—
Gain/loss on sale of property, equipment and investments	—	—	61	(2,367)	(127)	(430)	(1,138)
Unrealized gain/loss on derivatives, FEC’s, interest rate swaps and fuel swaps	(16,490)	16,877	254	45,855	(3,098)	(2,632)	—
Undistributed earnings in affiliates	(180)	(237)	64	325	68	—	—
Minority Interest	—	—	—	(1,306)	(324)	—	—

EBITDA	$14,626	$43,976	$135,718	$69,502	$4,278	$10,383	$2,286

ISE HISTORICAL FINANCIAL INFORMATION

	Three months ended March 31, 2005	Period from September 17, 2004 (inception) to December 31, 2004
	(unaudited)
Income statement data
Loss from operations	$(190,771)	$(77,185)
Interest income	741,135	92,715

Income before provision for income taxes	550,364	15,530
Provision for income taxes	257,000	6,700

Net income	$293,364	$8,830

Weighted average number of common shares outstanding	39,900,000	12,743,571

Net income per share—basic and diluted	$0.01	$0.00

	March 31, 2005	December 31, 2004
Balance sheet data
Cash	$224,714	$2,032,478
Investments held in trust	181,610,571	180,691,163
Total assets	187,633,270	182,824,824
Total liabilities	4,679,445	169,703
Common stock subject to possible conversion	36,097,142	36,097,142
Total stockholders’ equity	146,856,683	146,557,979
Total liabilities and stockholders’ equity	$187,633,270	$182,824,824

UNAUDITED PRO FORMA FINANCIAL INFORMATION

	Three months ended March 31, 2005,
	Maximum Approval	Minimum Approval
	(In thousands)
INCOME STATEMENT DATA
Revenue	$61,365	$61,365
Gain (loss) on forward freight agreements	(4,567)	(4,567)
Time charter, voyage and port terminal expense	(37,469)	(37,469)
Direct vessel expense	(2,110)	(2,110)
General and administrative	(3,672)	(3,672)
Depreciation and Amortization	(7,437)	(7,437)
Capital based taxes	(114)	(114)
Other operating expenses	(77)	(77)
Interest Income	1,227	1,043
Interest Expense	(5,192)	(5,192)
Other Income	971	971
Other Expense	(222)	(222)

Income before minority interest	2,703	2,519
Minority interest
Share of profit of equity method investee	302	302

Income before provision for income taxes	3,005	2,821
Provision for income taxes	257	257

Net income	$2,748	$2,564

BALANCE SHEET DATA (at period end)
Current assets, including cash	$221,230	$184,926
Total assets	806,892	770,588
Current liabilities, including current portion of long-term debt	179,933	179,933
Total long-term debt, including current portion	520,000	520,000

Shareholders' equity	183,160	146,856

	March 31, 2005		Proforma
	ISE	Navios
Book value per share (1)	$4.40	$214.68	$4.40
Cash dividends declared	—	—	—
Income (loss) per share—Basic (2)	.01	$14.82	.08
Income (loss) per share—Diluted (2)	.01	$14.82	.06

(1)	Book value for the historical and pro forma are both calculated based on the minimum approval, to record refund of funds ($36,304) to dissenting shareholders.

(2)	Income per share is for three month period ending March 31, 2005

PER SHARE MARKET PRICE INFORMATION

The shares of ISE common stock, warrants and units are currently quoted on the Over-the-Counter Bulletin Board under the symbols “ISHP,” “ISHPW” and “ISHPU,” respectively. The closing prices per share of common stock, warrant and unit of ISE on February 28, 2005, the last trading day before the announcement of the execution of the stock purchase agreement, were $5.97, $1.49 and $9.00, respectively. Each unit of ISE consists of one share of ISE common stock and two redeemable common stock purchase warrants. ISE warrants became separable from ISE common stock on January 5, 2005. Each warrant entitles the holder to purchase from ISE one share of common stock at an exercise price of $5.00 commencing on the later of the completion of the Navios acquisition (or if the Navios transaction is not consummated, the first acquisition which is consummated) or December 10, 2005. The ISE warrants will expire at 5:00 p.m., New York City time, on December 10, 2008, or earlier upon redemption. Prior to December 16, 2004, there was no established public trading market for ISE’s common stock.

There is no established public trading market for the shares of common stock of Navios.

The following table sets forth, for the calendar quarter indicated, the quarterly high and low bid information of ISE’s common stock, warrants and units as reported on the OTC Bulletin Board. The quotations listed below reflect interdealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions.

	Common Stock		Warrants		Units
Quarter Ended	High	Low	High	Low	High	Low
December 31, 2004	$ —	$—	—	—	$6.90	$6.00
March 31, 2005	$7.04	$5.25	$1.96	$0.86	$10.75	$6.50
June 30, 2005	$6.15	$5.46	$1.74	$0.67	$9.60	$6.55
September 30, 2005 (through July 13, 2005)	$5.93	$5.66	$1.07	$0.84	$8.08	$7.25

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to adopt the acquisition proposal. As ISE’s operations will be those of Navios upon completion of the acquisition, a number of the following risk factors relate to the business and operations of Navios and ISE as the successor to such business.

Risks Associated with the Shipping Industry

The cyclical nature of the international dry bulk shipping industry may lead to decreases in charter rates, which may reduce Navios’s revenue and earnings

The shipping business, including the dry cargo market, has been cyclical in varying degrees, experiencing fluctuations in charter rates, profitability and, consequently, vessel values. For example, at various times during 2004, charter rates for the international dry bulk shipping industry reached historic highs. ISE anticipates that the future demand for Navios’s dry bulk carriers and dry bulk charter rates will be dependent upon continued demand for imported commodities, economic growth in China and the rest of the world, seasonal and regional changes in demand, and changes to the capacity of the world fleet. The capacity of the world fleet seems likely to increase, and there can be no assurance that economic growth will continue. Adverse economic, political, social or other developments could decrease demand and growth in the shipping industry and thereby reduce revenue and earnings. Fluctuations, and the demand for vessels, in general, have been influenced by, among other factors:

•	global and regional economic conditions;

•	developments in international trade;

•	changes in seaborne and other transportation patterns, such as port congestion and canal closures;

•	weather and crop yields;

•	armed conflicts and terrorist activities;

•	political developments; and

•	embargoes and strikes.

An economic slowdown in the Asia Pacific region could reduce demand for shipping services and decrease shipping rates, thus decreasing Navios’s revenues and earnings

Currently, China, Japan and other Pacific Asian economies are the main driving force behind the increase in seaborne dry bulk trades and the demand for dry bulk carriers. Demand from such economies has driven increased rates and vessel values. Conversely, a negative change in economic conditions in any Asian Pacific country, but particularly in China or Japan, may have an adverse effect on Navios’s business, financial position, earnings and profitability, as well as Navios’s future prospects, by reducing such demand and the resultant rates. In particular, in recent years, China has been one of the world’s fastest growing economies in terms of gross domestic product. ISE cannot assure that such growth will be sustained or that the Chinese economy will not experience a decline from current levels in the future. Navios’s results of operations, as well as its future prospects, would likely be adversely affected by an economic downturn in any of these countries as such downturn would likely translate into reduced demand for shipping services and lower shipping rates industry wide and decrease revenue and earnings for Navios.

The market values of Navios’s vessels, which are at historically high levels, may decrease, which could cause ISE to breach covenants in its credit facility which could reduce earnings and revenues as a result of potential foreclosures

Factors that influence vessel values include:

•	number of newbuilding deliveries;

•	changes in environmental and other regulations that may limit the useful life of vessels;

•	changes in global dry bulk commodity supply;

•	types and sizes of vessels;

•	development of and increase in use of other modes of transportation;

•	cost of vessel newbuildings;

•	governmental or other regulations; and

•	prevailing level of charter rates.

If the market values of Navios’s owned vessels, which are at historically high levels, decrease, ISE may breach some of the covenants contained in the financing agreements relating to its indebtedness at the time, including covenants in its new credit facility. If ISE does breach such covenants and ISE is unable to remedy the relevant breach, its lenders could accelerate its debt and foreclose on the collateral, including Navios’s vessels. Any loss of vessels would significantly decrease the ability of ISE to generate revenue and income. In addition, if the book value of a vessel is impaired due to unfavorable market conditions, or a vessel is sold at a price below its book value, ISE would incur a loss that would reduce earnings.

Navios may employ vessels on the spot market and thus expose itself to risk of losses based on short term decreases in shipping rates

Navios periodically employs its vessels on a spot basis. The spot charter market is highly competitive and rates within this market are highly volatile, while longer-term time charters provide income at pre-determined rates over more extended periods of time. There can be no assurance that Navios will be successful in keeping its vessels fully employed in these short-term markets, or that future spot rates will be sufficient to enable such vessels to be operated profitably. A significant decrease in spot market charter rates or the inability of Navios to fully employ its vessels by taking advantage of the spot market would result in a reduction of the incremental revenue received from spot chartering and adversely affect results of operations, including Navios’s profitability and cash flows, with the result that its ability to pay debt service and dividends could be impaired.

Maritime claimants could arrest Navios’s vessels, which could interrupt its cash flow

Crew members, suppliers of goods and services to a vessel, shippers of cargo, and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages against such vessel. In many jurisdictions, a maritime lienholder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of Navios’s vessels could interrupt its cash flow and require it to pay large sums of funds to have the arrest lifted. Navios is not currently aware of the existence of any such maritime lien on its vessels.

In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel in Navios’s fleet for claims relating to another ship in the fleet.

A failure to pass inspection by classification societies could result in one or more vessels being unemployable unless and until they pass inspection, resulting in a loss of revenues from such vessels for that period and a corresponding decrease in earnings

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the United Nations Safety of Life at Sea Convention. Navios’s owned fleet is currently enrolled with Lloyd’s Register of Shipping and the American Bureau of Shipping.

A vessel must undergo Annual Surveys, Intermediate Surveys, and Special Surveys. In lieu of a Special Survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Navios’s vessels are on Special Survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be drydocked every two to three years for inspection of the underwater parts of such vessel.

If any vessel fails any Annual Survey, Intermediate Survey, or Special Survey, the vessel may be unable to trade between ports and, therefore, would be unemployable, potentially causing a negative impact on ISE’s revenues due to the loss of revenues from such vessel until it was able to trade again.

Navios is subject to environmental laws that could require significant expenditures both to maintain compliance with such laws and to pay for any uninsured environmental liabilities resulting from a spill or other environmental disaster

The shipping business and vessel operation are materially affected by government regulation in the form of international conventions, national, state, and local laws, and regulations in force in the jurisdictions in which vessels operate, as well as in the country or countries of their registration. Because such conventions, laws, and regulations are often revised, ISE cannot predict the ultimate cost of complying with such conventions, laws, and regulations, or the impact thereof on the resale price or useful life of Navios’s vessels. Additional conventions, laws, and regulations may be adopted which could limit ISE’s ability to do business or increase the cost of its doing business, which may materially adversely affect its operations, as well as the shipping industry generally. Navios is required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, and certificates with respect to its operations.

The operation of vessels is also affected by the requirements set forth in the International Safety Management, or ISM, Code. The ISM Code requires shipowners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe vessel operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels, and may result in a denial of access to, or detention in, certain ports. Currently, each of the vessels in Navios’s owned fleet is ISM Code-certified. However, there can be no assurance that such certification will be maintained indefinitely.

Although the United States is not a party thereto, many countries have ratified and follow the liability scheme adopted by the International Maritime Organization, or IMO, and set out in the International Convention on Civil Liability for Oil Pollution Damage, 1969, as amended, or the CLC, and the Convention for the Establishment of an International Fund for Oil Pollution of 1971, as amended. Under these conventions, a vessel’s registered owner is strictly liable for pollution damage caused on the territorial waters of a contracting state by discharge of persistent oil, subject to certain defenses. Many of the countries that have ratified the CLC have increased the liability limits through a 1992 Protocol to the CLC. The liability limits in the countries that have ratified this Protocol are currently approximately $4 million, plus approximately $566 per gross registered ton above 5,000 gross tons, with an approximate maximum of $80.5 million per vessel and an exact amount tied to a unit of account which varies according to a basket of currencies. The right to limit liability is forfeited under the CLC where the spill is caused by the owner’s actual fault or privity and, under the 1992 Protocol, where the spill is caused by the owner’s intentional or reckless conduct. Vessels trading to contracting states must provide evidence of insurance covering the limited liability of the owner. In jurisdictions where the CLC has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to the CLC.

Navios currently maintains, for each of its owned vessels, pollution liability coverage insurance in the amount of $1.0 billion per incident. If the damages from a catastrophic incident exceed this insurance coverage, it would severely hurt its cash flow and profitability and financial position.

The United States Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States’ territorial sea and its 200 nautical mile exclusive economic zone.

Under OPA, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel).

The European Union has introduced and is considering legislation that will affect the operation of vessels and the liability of owners for oil pollution. It is difficult to predict what legislation, if any, may be promulgated by the European Union or any other country or authority. Any such legislation could require significant expenditures to continue to operate vessels and such expenses could negatively impact cash flows and net income.

Navios is subject to vessel security regulations and will incur costs to comply with recently adopted regulations and may be subject to costs to comply with similar regulations which may be adopted in the future in response to terrorism

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002, or MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the US Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to the International Convention for the Safety of Life at Sea, or SOLAS, created a new chapter of the convention dealing specifically with maritime security. The new chapter went into effect in July 2004, and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created ISPS Code. Among the various requirements are:

•	on-board installation of automatic information systems, or AIS, to enhance vessel-to-vessel and vessel-to-shore communications;

•	on-board installation of ship security alert systems;

•	the development of vessel security plans; and

•	compliance with flag state security certification requirements.

The US Coast Guard regulations, intended to be aligned with international maritime security standards, exempt non-US vessels from MTSA vessel security measures, provided such vessels have on board, by July 1, 2004, a valid International Ship Security Certificate (ISSC) that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. ISE will implement the various security measures addressed by the MTSA, SOLAS and the ISPS Code and take measures to ensure that its vessels attain compliance with all applicable security requirements within the prescribed time periods. Although ISE does not believe these additional requirements will have a material financial impact on Navios’s operations, ISE cannot assure you that there will be no interruption in operations to bring vessels into compliance with the applicable requirements and any such interruption could cause a decrease in revenues.

Governments could requisition Navios’s vessels during a period of war or emergency, resulting in loss of revenues and earnings from such requisitioned vessels

A government could requisition title or seize Navios’s vessels during a war or national emergency. Requisition of title occurs when a government takes a vessel and becomes the owner. A government could also requisition Navios’s vessels for hire, which would result in the government’s taking control of a vessel and effectively becoming the charterer at a dictated charter rate. Requisition of one or more of Navios’s vessels would have a substantial negative effect on Navios as Navios would potentially lose all revenues and earnings from the requisitioned vessels and permanently lose the vessels. Such losses might be partially offset if the requisitioning government compensated Navios for the requisition.

Risks Associated with the Acquisition

If 20% or more of the holders of ISE’s public securities decide to vote against the proposed acquisition, ISE may be forced to liquidate, stockholders may receive less than $6.00 per share and the warrants may expire worthless

Under the terms of ISE’s corporate charter, if 20% or more of shares issued in ISE’s initial public offering decide to vote against the proposed acquisition and opt to convert their shares to cash, ISE may be ultimately forced to liquidate. While ISE will continue to search to acquire a fleet of dry bulk vessels or an operating company in the dry bulk sector of the shipping industry, if it does not consummate a business combination by December 16, 2005, or, if a letter of intent, agreement in principle or definitive agreement is executed, but not consummated, by December 16, 2005, then by June 16, 2006, it will be forced to liquidate. In any liquidation, the net proceeds of ISE’s initial public offering held in the trust account, plus any interest earned thereon, will be distributed pro rata to the holders of ISE’s common stock. If ISE is forced to liquidate its assets, the per-share liquidation will be $5.51, plus interest accrued thereon until the date of any liquidation. Furthermore, there will be no distribution with respect to ISE’s outstanding warrants and, accordingly, the warrants will expire worthless.

If the acquisition’s benefits do not meet the expectations of financial or industry analysts, the market price of ISE’s common stock may decline

The market price of ISE’s common stock may decline as a result of the acquisition if:

•	ISE does not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•	the effect of the acquisition on ISE’s financial results is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of a decreasing stock price and Navios may not be able to raise future capital, if necessary, in the equity markets.

Failure to complete the acquisition could negatively impact the market price of ISE’s common stock and may make it more difficult for ISE to attract another acquisition candidate, resulting, ultimately, in the disbursement of the trust proceeds, and investors may experience a loss on their investment

If the acquisition is not completed for any reason, ISE may be subject to a number of material risks, including:

•	the market price of ISE’s common stock may decline to the extent that the current market price of its common stock reflects a market assumption that the acquisition will be consummated;

•	costs related to the acquisition, such as legal and accounting fees and the costs of the fairness opinion, must be paid even if the acquisition is not completed; and

•	charges against earnings for transaction-related expenses which could be higher than expected.

Such decreased market price and added costs and charges of the failed acquisition, together with the history of failure in consummating an acquisition, may make it more difficult for ISE to attract another acquisition candidate, resulting, ultimately, in the disbursement of the trust proceeds, and investors may experience a loss on their investment.

The operation of ocean-going vessels entails the possibility of marine disasters including damage or destruction of the vessel due to accident, the loss of a vessel due to piracy or terrorism, damage or destruction of cargo and similar events that may cause a loss of revenue from affected vessels and damage Navios’s business reputation, which may in turn, lead to loss of business

The operation of ocean-going vessels entails certain inherent risks that may adversely affect Navios’s business and reputation, including:

•	damage or destruction of vessel due to marine disaster such as a collision;

•	the loss of a vessel due to piracy and terrorism;

•	cargo and property losses or damage as a result of the foregoing or less drastic causes such as human error, mechanical failure and bad weather;

•	environmental accidents as a result of the foregoing; and

•	business interruptions and delivery delays caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions.

Any of these circumstances or events could substantially increase Navios’s costs, as for example, the costs of replacing a vessel or cleaning up a spill or lower its revenues by taking vessels out of operation permanently or for periods of time. The involvement of Navios’s vessels in a disaster or delays in delivery or damages or loss of cargo may harm its reputation as a safe and reliable vessel operator and cause it to lose business.

Certain of ISE’s directors, officers, and principal stockholders are affiliated with entities engaged in business activities similar to those proposed to be conducted by ISE which may compete directly with ISE causing such persons to have a conflict of interest

Some of ISE’s directors, officers and principal stockholders have an affiliation with entities that have similar business activities to those that ISE will have upon completion of the acquisition. These other affiliations and business activities may give rise to certain conflicts of interest in the course of such individuals’ affiliation with ISE. Although ISE does not intend to prevent its directors, officers and principal stockholders from having such affiliations, ISE will use its best efforts to cause such individuals to comply with all applicable laws and regulations in addressing such conflicts of interest. After the acquisition, the officers and employee directors of ISE will devote their full time and attention to the ongoing operations of ISE and the non-employee directors of ISE will devote such time as is necessary and required to satisfy their duties as a director of a public company.

Trading and hedging activities in freight tonnage and forward freight agreements subject it to trading risks and Navios may suffer trading losses that reduce earnings

Due to dry bulk shipping market volatility, success in this industry requires constant adjustment of the balance between chartering out vessels for long periods of time or trading them on a spot basis. For example, a long-term contract to charter a vessel might lock Navios into a profitable or unprofitable situation depending on the direction of freight rates over the term of the contract. Navios seeks to manage and mitigate that risk through trading and hedging activities in freight, tonnage and forward freight agreements, or FFAs. However, there is no assurance that Navios will be able at all times to successfully protect itself from volatility in the shipping market. Navios may not successfully hedge its risks, leaving it exposed to unprofitable contracts and may suffer trading losses that reduce earnings.

Navios is subject to certain credit risks with respect to its counterparties on contracts and failure of such counterparties to meet their obligations could cause ISE to suffer losses on such contracts decreasing revenues and earnings

Navios charters out its vessels to other parties, who pay Navios a daily rate of hire. Navios also enters into Contracts of Affreightment (COAs) pursuant to which Navios agrees to carry cargoes, typically for industrial customers, who export or import dry bulk cargoes. Additionally, Navios enters into FFAs. Navios also enters into spot market voyage contracts, where Navios is paid a rate per ton to carry a specified cargo from point A to point B. All of these contracts subject Navios to counterparty credit risk. As a result, after the acquisition, ISE will be subject to credit risks at various levels, including with charterers, cargo interests, or terminal customers. If the counterparties fail to meet their obligations, ISE could suffer losses on such contracts which would decrease revenues and earnings.

Navios is subject to certain operating risks, including vessel breakdown or accident, that could result in a loss of revenue from the affected vessels leading to a reduction in revenues and earnings

Navios’s exposure to operating risks of vessel breakdown and accidents mainly arises in the context of its six owned vessels. The rest of its core fleet is chartered-in under time charters and, as a result, most operating risks relating to these time chartered vessels reside with their head owners. If Navios pays hire on a chartered-in vessel at a lower rate than the rate of hire it receives from a sub-charterer to whom Navios has chartered out the vessel, a breakdown or loss of the vessel due to an operating risk suffered by the head owner will, in all likelihood, result in Navios’s loss of the positive spread between the two rates of hire. Although ISE will have in force a time charterer’s interest policy to cover it against the loss of such spread through the sinking or other similar loss of a chartered-in vessel, ISE cannot assure you that it will be covered under all circumstances. In addition, Navios is party to long-term contracts with two commodity houses, ADM and Louis Dreyfus, that will cover a substantial portion of its silo capacity in the Uruguayan terminal for the next several years, and the loss of or a material change to such contracts could have an adverse effect on Navios’s financial condition and results of operations. Breakdowns or accidents involving Navios’s vessels and losses relating to chartered vessels which are not covered by their insurance would result in a loss of revenue from the affected vessels leading to a reduction in revenues and earnings.

Although Navios has longstanding relationships with certain Japanese shipowners who provide it access to very competitive contracts, ISE cannot assure you that Navios will always be able to maintain such relationships or that such contracts will continue to be available in the future

Navios has long-standing relationships with certain Japanese shipowners that give it access to time charters that are currently at very competitive rates and which, in some cases, include options to purchase the vessels at attractive prices relative to the current market. Although ISE has no indication that Navios may not have such access in the future, ISE cannot assure you that it will have such relationships indefinitely. In addition, there is no assurance that Japanese shipowners will generally make contracts available on the same or substantially similar terms in the future.

ISE may require additional financing for exercise of vessel purchase options which could dilute existing stockholders

In the near future and subsequent to the completion of the acquisition of Navios, ISE will be required to make substantial cash outlays to exercise options to acquire vessels and it may need additional financing to cover all or a portion of the purchase prices. ISE currently intends to cover the cost of exercising such options with a combination of cash generated from operations and debt, but there can be no assurance that ISE will generate sufficient cash or that debt financing will be available. Moreover, the covenants in ISE’s contemplated senior secured credit facility may make it more difficult to obtain such financing by imposing restrictions on what ISE can offer as collateral. Additional financings, if any, through the issuance of securities would dilute existing stockholders.

ISE intends to continue to grow the Navios fleet which could increase expenses and losses

ISE expects to grow the Navios fleet, either through sales and purchases or the increase of the number of chartered vessels. The addition of these vessels to the Navios fleet will impose significant additional responsibilities on its management and staff, and may require ISE to increase the number of its personnel. ISE will also have to increase its customer base to provide continued employment for the new vessels. ISE’s growth will depend on:

•	locating and acquiring suitable vessels;

•	identifying and consummating acquisitions or joint ventures;

•	integrating any acquired business successfully with Navios’s existing operations;

•	enhancing its customer base;

•	managing its expansion; and

•	obtaining required financing.

Growing any business by acquisition, including the contemplated Navios acquisition, presents numerous risks such as undisclosed liabilities and obligations, difficulty experienced in obtaining additional qualified personnel, and managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. ISE cannot give any assurance that it will be successful in executing its growth plans or that it will not incur significant expenses and losses in connection therewith.

As ISE expands the Navios business, ISE will need to improve its operations and financial systems, staff, and crew; if it cannot improve these systems or recruit suitable employees, it may not effectively control its operations

ISE’s initial operating and financial systems may not be adequate as it implements its plan to expand, and its attempts to improve these systems may be ineffective. If ISE is unable to operate its financial and operations systems effectively or to recruit suitable employees as it expands its operations, it may be unable to effectively control and manage the substantially larger operation. Although it is impossible to predict what errors might occur as the result of inadequate controls, it is the case that it is harder to oversee a sizable operation than a small one and, accordingly, more likely that errors will occur as operations grow and that additional management infrastructure and systems will be required to attempt to avoid such errors.

Vessels may suffer damage and Navios may face unexpected drydocking costs, which could affect its cash flow and financial condition

If Navios’s owned vessels suffer damage, they may need to be repaired at Navios’s cost at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. Navios may have to pay drydocking costs that insurance does not cover. The loss of earnings while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, could decrease its revenues and earnings substantially, particularly if a number of vessels are damaged or dry docked at the same time.

The shipping industry has inherent operational risks that may not be adequately covered by ISE’s insurance

ISE will procure insurance for its fleet against risks commonly insured against by vessel owners and operators, including hull and machinery insurance, war risks insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance). ISE can give no assurance that it will be adequately insured against all risks or that its insurers will pay a particular claim. Even if its insurance coverage is adequate to cover its losses, ISE may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, in the future, ISE may not be able to obtain adequate insurance coverage at reasonable rates for its fleet. ISE may also be subject to calls, or premiums, in amounts based not only on its own claim records but also the claim records of all other members of the protection and indemnity associations through which Navios receives indemnity insurance coverage for tort liability. ISE’s insurance policies will also contain deductibles, limitations and exclusions which, although ISE believes are standard in the shipping industry, may nevertheless increase its costs.

Servicing debt could limit funds available for other purposes, such as the payment of dividends

Following the acquisition, ISE will use cash to pay the principal and interest on its debt. These payments limit funds otherwise available for working capital, capital expenditures and other purposes. Following this acquisition, ISE may need to take on additional debt as it expands the Navios fleet, which could increase its ratio of debt to equity. The need to service its debt may limit funds available for other purposes, including distributing cash to its stockholders, and its inability to service debt could lead to acceleration of its debt and foreclosure on the Navios owned vessels.

ISE’s loan agreement will contain restrictive covenants that may limit its liquidity and corporate activities

ISE’s loan agreements may impose on ISE certain operating and financial restrictions. These restrictions may limit ISE’s ability to:

•	incur additional indebtedness;

•	create liens on its assets;

•	make investments;

•	engage in mergers or acquisitions;

•	pay dividends;

•	make capital expenditures;

•	change the management of its vessels or terminate or materially amend the management agreements Navios has relating to each vessel; and

•	sell any of Navios’s vessels.

Therefore, ISE may need to seek permission from its lender in order to engage in some corporate actions. ISE’s lender’s interests may be different from those of ISE, and ISE cannot guarantee that it will be able to obtain its lender’s permission when needed. This may prevent ISE from taking actions that are in its best interest.

ISE’s loan agreement may prohibit or impose certain conditions on the payment of dividends

ISE has agreed to enter into a new senior secured credit facility with the institutional lender, HSH Nordbank AG, to finance the Navios acquisition and will refinance all or part of Navios’s existing debt simultaneously with the closing of the Navios acquisition. The terms of the new credit facility will contain a number of financial covenants and general covenants that will require ISE, among other things, to maintain a certain solvency ratio and minimum equity amounts. ISE may not be permitted to pay dividends under the new credit facility in excess of certain amounts or if it is in default of any of these loan covenants.

Because Navios generates all of its revenues in US dollars but incurs a portion of its expenses in other currencies, exchange rate fluctuations could cause it to suffer exchange rate losses thereby increasing expenses and reducing income

Navios generates all of its revenues in US dollars but, in the year ended 2004, incurred approximately 5.1% of its expenses in currencies other than US dollars. This difference could lead to fluctuations in net income due to changes in the value of the US dollar relative to the other currencies, in particular the Euro. Expenses incurred in foreign currencies against which the US dollar falls in value can increase, decreasing Navios’s revenues. For example, in the 12 months ended 2004, the value of the US dollar declined by approximately 8% as compared to the Euro. Navios, as part of its overall risk management policy attempts to hedge these risks in exchange rate fluctuations. Navios may not always be successful in such hedging activities and, as a result, its operating results could suffer as a result of unhedged losses incurred as a result of exchange rate fluctuations.

Navios’s operations expose it to global political risks, such as wars and political instability, that may interfere with the operation of its vessels causing a decrease in revenues from such vessels

Navios is an international company and primarily conducts its operations outside the United States. Changing economic, political and governmental conditions in the countries where Navios is engaged in business or where its vessels are registered will affect ISE after the acquisition. In the past, political conflicts, particularly in the Persian Gulf, resulted in attacks on vessels, mining of waterways and other efforts to disrupt shipping in the area. For example, in October 2002, the vessel Limburg was attacked by terrorists in Yemen. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. Following the terrorist attack in New York City on September 11, 2001, and the military response of the United States, the likelihood of future acts of terrorism may increase, and Navios’s vessels may face higher risks of being attacked in the Middle East region and interruption of operations causing a decrease in revenues and earnings. In addition, future hostilities or other political instability in regions where Navios’s vessels trade could affect its trade patterns and adversely affect its operations by causing delays in shipping on certain routes or making shipping impossible on such routes and thereby causing a decrease in revenues and earnings.

After the special meeting, assuming stockholder approval, ISE, as Navios, will be incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law

After the special meeting, assuming stockholder approval of the reincorporation proposal has been obtained, Navios’s corporate affairs will be governed by the amended and restated articles of incorporation and by-laws, attached hereto, and by the Marshall Islands Business Corporations Act, or BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public stockholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in the State of Delaware.

After the reincorporation, assuming stockholder approval, ISE, as Navios, and certain of its officers and directors, may be difficult to serve with process as ISE will be incorporated in the Republic of the Marshall Islands and such persons may reside outside of the US

Upon reincorporation, ISE, as Navios, will be a corporation organized under the laws of the Republic of the Marshall Islands. Several of our directors and officers and certain experts named in the registration statement are residents of Greece or other non-US jurisdictions. Substantial portions of the assets of these persons and of ISE are located in the Republic of the Marshall Islands, Greece or other non-US jurisdictions. Thus, it may not be possible for investors to effect service of process upon ISE, as Navios, or its non-US directors, officers or experts named in the registration statement or to enforce any judgment obtained against these persons in US courts. Also, it may not be possible to enforce US securities laws or judgments obtained in US courts against these persons in a non-US jurisdiction.

Risks Associated with Taxation

The opinion of tax counsel is a “more likely than not” opinion and no tax rulings have been sought or received and accordingly, there is no assurance that a court or the IRS would agree with the description of tax consequences contained under the heading “Federal Income Tax Consequences”

ISE has received an opinion from the counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. that the discussion below and in “Federal Income Tax Consequences,” accurately sets forth, in all material respects, the material tax aspects of tax transactions. Such opinion is a “more likely than not” opinion meaning that tax counsel believes there is a greater than 50 percent likelihood that its interpretation of the material tax aspects of the transaction is correct. The “more likely than not” standard is a lower standard than the opinion of commonly given in plain vanilla mergers of one US corporation with another and, accordingly, there is a greater risk that the IRS and courts would disagree with the opinion and tax the ISE stockholders on the merger or treat Navios as a domestic corporation as described in the following two risk factors. However, ISE will not request a ruling from the IRS concerning the tax matters as discussed below, and there can be no assurance that the IRS or a court would agree with counsel to ISE on each or any tax conclusion. The potential effects of such a disagreement are described in the remaining risk factors.

ISE stockholders may be taxed on the purchase by ISE of Navios and the subsequent downstream merger

Counsel has advised ISE that while there is no direct authority that governs the tax treatment of the transaction and the position the IRS or the courts would take concerning the proper treatment is uncertain, it is such firm’s opinion that it is more likely than not that, for federal income tax purposes, the merger of ISE into Navios will not result in the recognition of gain or loss to ISE or its shareholders, that, each shareholder of ISE will have the same basis in its shares of Navios that it had in its shares of ISE, and that the holding period of a shareholder in its Navios shares will not include the holding period that such shareholder had in its shares of ISE prior to the acquisition of Navios and the reincorporation of ISE.

The Internal Revenue Service, or IRS, or a court could disagree with counsel’s position, and claim that the merger results in gain or loss to the shareholders of ISE, or that shareholders have a different basis or holding period in their shares.

ISE may be taxed as a United States corporation

ISE will be incorporated under the laws of the Marshall Islands. Accordingly, it will be taxed as a foreign corporation by the United States, unless ISE’s reincorporation as a Marshall Islands corporation results in ISE continuing to be taxed as a United States corporation under newly enacted provisions of the Internal Revenue Code of 1986, as amended, or the Code. Counsel has advised ISE that while there is no direct authority that governs the tax treatment of the transaction and the position the IRS or the courts would take concerning the proper treatment is uncertain, it is such firm’s opinion that it is more likely than not that the new provisions of the

20.1

Code will not apply, and that ISE will be taxed by the United States as a foreign corporation. If ISE were taxed as a domestic corporation, it could be subject to substantially greater United States income tax than contemplated below.

In general, a foreign corporation is subject to United States tax on income that is treated as derived from sources within the United States, or US Source income, or that is effectively connected or effectively connected income with a trade or business in the United States. Based on its current plans, however, ISE expects that its income from sources within the United States will be income derived from the international operation of ships, or international shipping income, that qualifies for exemption from United States federal income taxation under Section 883 of the Code, and that it will have no effectively connected income. Accordingly, ISE does not expect to be subject to federal income tax on any of its income.

If ISE is taxed as a foreign corporation and the benefits of Code Section 883 are unavailable, ISE’s United States source shipping income that is not effectively connected income would be subject to a four percent (4%) tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. ISE believes that no more than fifty percent (50%) of ISE’s shipping income would be treated as United States source shipping income because, under ISE’s current business plan, its shipping income will be attributable to transportation that does not both begin and end in the United States. Thus, the maximum effective rate of United States federal income tax on ISE’s shipping income would never exceed two percent (2%) under the four percent (4%) gross basis tax regime.

To the extent the benefits of Code Section 883 exemption are unavailable and ISE’s international shipping income is considered to be effectively connected with the conduct of a United States trade or business, as described below, such income, net of applicable deductions, would be subject to the United States federal corporate income tax. United States corporate income tax would also apply to any other effectively connected income of ISE, and to ISE’s worldwide income if it were taxed as a domestic corporation. (See, “Risks Associated with Taxation—ISE stockholders may be taxed on the purchase by ISE of Navios and the subsequent downstream merger”). This could result in the imposition of a tax of up to 35% on ISE’s income, except to the extent that ISE were able to take advantage of more favorable rates that may be imposed on shipping income of domestic corporations or foreign corporations. In addition, as a foreign corporation, ISE could potentially be subject to the thirty percent (30%) branch profits on effectively connected income, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its United States trade or business. Since ISE does not intend to have any vessel sailing to or from the United States on a regularly scheduled basis, ISE believes that none of its international shipping income will be effectively connected income.

ISE could be treated as a passive foreign investment company and may suffer significant tax consequences

Special United States federal income tax rules apply to a US holder that holds stock in a foreign corporation classified as a passive foreign investment company for United States federal income tax purposes. A foreign corporation will be a foreign passive investment company if 75% or more of its gross income for a taxable year is treated as passive income, or if the average percentage of assets held by such corporation during a taxable year which produce or are held to produce passive income is at least 50%. A US holder of stock in a passive foreign investment company can be subject to current taxation on undistributed income of such company or to other adverse results if it does not elect to be subject to such current taxation.

ISE believes that it will not be a passive foreign investment company because it believes that its shipping income will be active services income and most of its assets will be held for the production of active services income. Since there is no legal authority directly on point, however, the IRS or a court could disagree with ISE’s position and treat its shipping income and/or shipping assets as passive income or as producing or held to produce passive income. In addition, although ISE intends to conduct its affairs in a manner that would avoid ISE being classified as a passive foreign investment company with respect to any taxable year, it cannot ensure that the nature of its operations will not change in the future.

FORWARD-LOOKING STATEMENTS

ISE believes that some of the information in this proxy statement/prospectus constitutes forward-looking statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

ISE believes it is important to communicate its expectations to its stockholders. However, there may be events in the future that ISE is not able to accurately predict or over which ISE has no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by ISE in its forward-looking statements, including among other things:

•	the number and percentage of ISE stockholders voting against the acquisition proposal;

•	changing interpretations of generally accepted accounting principles;

•	outcomes of government reviews, inquiries, investigations and related litigation;

•	continued compliance with government regulations;

•	legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Navios is engaged;

•	statements about shipping industry trends, including charter hire rates and factors affecting supply and demand;

•	general economic conditions; and

•	geopolitical events and regulatory changes.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to ISE or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, ISE undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct how your vote should be cast or vote on the approval of the acquisition you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus could have a material adverse effect on ISE upon completion of the acquisition.

THE ISE SPECIAL MEETING

ISE Special Meeting

ISE is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by the ISE board of directors for use at the special meeting in connection with the proposed acquisition and proposed reincorporation. This proxy statement/prospectus provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting will be held at 10:00 a.m., eastern time, on [                    ], 2005, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, New York 10017, to vote on the acquisition proposal and the reincorporation proposal.

Purpose of the Special Meeting

At the special meeting, the holders of ISE common stock are being asked to:

•	approve the acquisition of Navios pursuant to a stock purchase agreement by and among ISE, Navios, the shareholders’ agent and the shareholders of Navios; and

•	approve the reincorporation of ISE from the State of Delaware to the Republic of the Marshall Islands by means of a merger with Navios, which will, at the time of the merger, be ISE’s wholly-owned Marshall Islands subsidiary.

The ISE board of directors:

•	has unanimously determined that the acquisition proposal and the reincorporation proposal are fair to and in the best interests of ISE and its stockholders;

•	has considered the opinion of Capitalink, L.C. that, as of the date of its opinion, and based on conditions that existed as of that date, upon and subject to the considerations described in its opinion and based upon such other matters as Capitalink, L.C. considered relevant, the consideration to be paid by ISE in connection with the Navios acquisition is fair to our current stockholders from a financial point of view and the fair market value of Navios is at least 80% of the net assets of ISE;

•	has unanimously approved and declared advisable the acquisition proposal and the reincorporation proposal;

•	unanimously recommends that the holders of ISE common stock vote “FOR” the proposal to approve the acquisition of Navios; and

•	unanimously recommends that the holders of ISE common stock vote “FOR” the proposal to approve the reincorporation of ISE.

Record Date; Who is Entitled to Vote

The record date for the special meeting is [                    , 2005]. Record holders of ISE common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 39,900,000 outstanding shares of ISE common stock.

Each share of ISE common stock is entitled to one vote per share at the special meeting.

Any shares of ISE common stock purchased prior to the initial public offering will be voted in accordance with the majority of the votes cast at the special meeting, but only with respect to the acquisition proposal. The holders of such common stock are free to vote their shares acquired in such public offering or afterwards as they see fit and are free to vote all of their common stock, however obtained, on the reincorporation proposal as they see fit.

ISE’s issued and outstanding warrants do not have voting rights and record holders of ISE warrants will not be entitled to vote at the special meeting.

Voting Your Shares

Each share of ISE common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of ISE common stock that you own.

There are two ways to vote your shares of ISE common stock at the special meeting:

•	You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card, but do not give instructions on how to vote your shares, your shares will be voted, as recommended by the ISE board, “FOR” the approval of the acquisition proposal and “FOR” the reincorporation proposal.

•	You can attend the special meeting and vote in person. ISE will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way ISE can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU DO NOT VOTE YOUR SHARES OF ISE COMMON STOCK IN ANY OF THE WAYS DESCRIBED ABOVE, IT WILL HAVE (i) NO EFFECT ON THE ACQUISITION PROPOSAL, BUT WILL ALSO NOT HAVE THE EFFECT OF A DEMAND OF CONVERSION OF YOUR SHARES INTO A PRO RATA SHARE OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE PROCEEDS OF ISE’S INITIAL PUBLIC OFFERING ARE HELD AND (ii) THE SAME EFFECT AS A VOTE AGAINST THE APPROVAL OF THE REINCORPORATION PROPOSAL.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your ISE common stock, you may call Avisheh Avini at (516) 240-8025.

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the approval of the acquisition proposal and the reincorporation proposal. Under ISE’s bylaws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the special meeting, if they are not included in the notice of the meeting.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	You may send another proxy card with a later date;

•	You may notify Avisheh Avini, addressed to ISE, in writing before the special meeting that you have revoked your proxy; and

•	You may attend the special meeting, revoke your proxy, and vote in person.

Vote Required

The approval of the acquisition of Navios and the transactions contemplated by the stock purchase agreement will require the affirmative vote of a majority of the shares of ISE’s common stock issued in its initial public offering that are present in person or by proxy and entitled to vote at the meeting.

The approval of the reincorporation of ISE from the State of Delaware to the Republic of the Marshall Islands will require the affirmative vote of a majority of the outstanding shares of ISE’s common stock.

If you abstain from voting or do not vote, either in person or by proxy or by voting instruction, it will (i) have the same effect as a vote against the approval of the reincorporation proposal; (ii) have no effect on the approval of the acquisition proposal; and (iii) not act as a demand of conversion of your shares into a pro rata portion of the trust account in which the proceeds of ISE’s initial public offering are held.

Abstentions and Broker Non-Votes

If your broker holds your shares in its name and you do not give the broker voting instructions, under the rules of the NASD, your broker may not vote your shares on the proposal to approve the acquisition of Navios pursuant to the stock purchase agreement. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum, and will have (i) no effect on the acquisition proposal and (ii) the same effect as a vote against the reincorporation proposal.

Conversion Rights

Any stockholder of ISE holding shares of common stock issued in ISE’s initial public offering who votes against the acquisition proposal may, at the same time, demand that ISE convert his shares into a pro rata portion of the trust account. If so demanded, ISE will convert these shares into a pro rata portion of funds held in a trust account, which consist of the $180,576,000 of net proceeds from the initial public offering deposited into the trust account, plus interest earned thereon, if the acquisition is consummated. If the holders of 20%, or 6,555,000, or more shares of common stock issued in ISE’s initial public offering vote against the acquisition and demand conversion of their shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of ISE’s initial public offering are held, ISE will not be able to consummate the acquisition. Based on the amount of cash held in the trust account as of March 31, 2005, without taking into account any interest accrued, you will be entitled to convert each share of common stock that you hold into approximately $5.51, or $0.49 less than the per-unit offering price of $6.00 for which you purchased units in the initial public offering. If the acquisition is not consummated, ISE will continue to search for a business combination. However, ISE will be liquidated if it does not consummate a business combination by December 16, 2005 or, if a letter of intent, agreement in principle or definitive agreement is executed, but not consummated, by December 16, 2005, then by June 16, 2006. In any liquidation, the net proceeds of ISE’s initial public offering held in the trust account, plus any interest earned thereon, will be distributed pro rata to the holders of ISE’s common stock who purchased their shares in ISE’s initial public offering or thereafter.

If you exercise your conversion rights, then you will be exchanging your shares of ISE common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if you continue to hold these shares through the closing date of the acquisition and then tender your stock certificate to ISE. The closing price of ISE’s common stock on July 13, 2005, the most recent trading day practicable before the printing of this proxy statement/prospectus, was $5.92 and the amount of cash held in the trust account is $180,576,000, plus interest accrued thereon. If an ISE stockholder would have elected to exercise his conversion rights on such date, then he would have been entitled to receive $5.51 plus interest accrued thereon, per share. Prior to exercising conversion rights, ISE stockholders should verify the market price of ISE’s common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights. As of July 13, 2005, the market price of $5.92 per share was substantially higher than the amount which would be received upon conversion.

Solicitation Costs

ISE is soliciting proxies on behalf of the ISE board of directors. This solicitation is being made by mail but also may be made by telephone or in person. ISE and its respective directors and officers may also solicit proxies in person, by telephone or by other electronic means. These persons will not be paid for doing this.

ISE has not hired a firm to assist in the proxy solicitation process but may do so if it deems this assistance necessary. ISE will pay all fees and expenses related to the retention of any proxy solicitation firm.

ISE will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy statement/prospectus materials to their principals and to obtain their authority to execute proxies and voting instructions. ISE will reimburse them for their reasonable expenses.

Stock Ownership

ISE’s initial stockholders, including all its officers and directors and their affiliates, who purchased shares of common stock prior to ISE’s initial public offering and as of the record date and own an aggregate of approximately 30% of the outstanding shares of ISE common stock, have agreed to vote such shares acquired prior to the public offering (approximately 18% of the outstanding common stock) in accordance with the vote of the majority in interest of all other ISE stockholders on the acquisition proposal. ISE’s initial stockholders are entitled to cast their votes as they see fit with respect to the reincorporation proposal, and they have indicated that they will vote such shares in favor of the reincorporation proposal. They are entitled to vote the shares acquired by them in or subsequent to the initial public offering as they see fit and have indicated that they will vote the shares acquired by them in or subsequent to the initial public offering, representing approximately 12% of the outstanding common stock, in favor of the proposal. On May 27, 2005, Angeliki Frangou filed a Schedule 13D indicating that she intended, subject to market conditions, to purchase up to an additional $20 million of common stock. Since May 27, 2005 and as of July 13, 2005, she had acquired approximately $10.0 million of common stock representing 1,773,500 shares of common stock which are reflected in the 30% and 12% figures referred to above. If Ms. Frangou spends the balance of the $20 million, and assuming the market price of the common stock remains at $5.90 per share, Ms. Frangou would acquire approximately an additional 1.7 million shares of common stock and the 30% and the 12% would be 34% and 16%, respectively.

Furthermore, based solely upon information contained in public filings, as of the record date, the following stockholders beneficially own greater than five percent of ISE’s issued and outstanding common stock as such amounts and percentages are reflected in the public filing of such stockholder:

•	Angeliki Frangou, ISE’s Chairman, President and Chief Executive Officer beneficially owns 11,812,522 shares of ISE common stock, representing approximately 29.6% of the ISE common stock outstanding on the record date;

•	North Sound Capital LLC beneficially owns 2,700,000 shares of ISE common stock, representing approximately 6.76% of the ISE common stock outstanding on the record date;

•	FMR Corp. beneficially owns 3,000,000 shares of ISE common stock, representing approximately 7.51% of the ISE common stock outstanding on the record date; and

•	DKR Partners LP beneficially owns 2,298,000 shares of ISE common stock, representing approximately 5.76% of the ISE common stock outstanding on the record date.

Angeliki Frangou has filed a Schedule 13D amendment indicating that she intends, subject to market conditions, to purchase up to $20 million of common stock. Any such purchases would change the percentage owned by the initial stockholders and Ms. Frangou referred to above.

THE ACQUISITION PROPOSAL

The discussion in this proxy statement/prospectus of the acquisition and the principal terms of the stock purchase agreement dated as of February 28, 2005, by and among ISE, the shareholders of Navios, Navios and Robert G. Shaw and Bruce C. Hoag (together, the shareholders’ agent) is subject to, and is qualified in its entirety by reference to, the stock purchase agreement. A copy of the stock purchase agreement is attached as Annex A to this proxy statement/prospectus and is incorporated in this proxy statement/prospectus by reference.

General Description of the Acquisition

Pursuant to the stock purchase agreement, ISE will acquire 100% of the issued and outstanding shares of the capital stock of Navios.

Background of the Acquisition

The terms of the stock purchase agreement are the result of arm’s-length negotiations between representatives of ISE and Navios. The following is a brief discussion of the background of these negotiations, the acquisition and related transactions.

In the summer of 2004, Navios’s management and Board of Directors had preliminary discussions regarding the overall growth strategy for Navios. The outcome of the discussions was to explore strategic alternatives including finding a strategic or financial partner to further enhance Navios’s operations in its physical and freight derivative trading operations, consider expansion into potentially new sectors for growth, and provide liquidity to Navios’s shareholders. In August 2004, Navios management contacted three investment banks, including Lazard, to present preliminary thoughts on alternatives and a valuation for Navios. Lazard presented its preliminary evaluation of Navios in late August to the management and Board of Directors. After careful evaluation of the proposals received from each investment bank contacted, Navios chose Lazard to help consider strategic alternatives, including a possible sale of Navios. On September 8, 2004, Navios executed an engagement letter with Lazard in connection with such appointment.

During the months of September and October 2004, Lazard worked with Navios’s management team to produce a confidential information memorandum that would be distributed under a confidentiality agreement to selected strategic and financial partners. Lazard and Navios agreed on contacting several shipping companies and financial institutions that best fit the strategic goals of Navios.

Over the months of November and December 2004, Lazard contacted a total of 17 strategic shipping and commodity buyers and 29 financial institutions or private investment groups.

On November 24, 2004, Maritime Enterprises Management S.A., a business owned by the Frangos family and of which Angeliki Frangou is an affiliate, executed a confidentiality agreement. Lazard subsequently provided Maritime with a Confidential Information Memorandum that included certain confidential financial information produced by Navios’s management.

On December 6, 2004, Maritime contacted HSH Nordbank AG with a view to determining the amount of debt financing that might be available if Maritime determined to bid for Navios. On December 6, 2004, the bank signed a confidentiality agreement to enable it to preliminarily evaluate such prospects.

In December 2004, ISE, which was formed on September 17, 2004 to serve as a vehicle to accomplish a business combination by purchasing a vessel or fleet of vessels or an operating business in the dry bulk sector of the shipping industry having a fair market value of at least 80% of the assets of ISE held in trust, completed its initial public offering in which it raised net proceeds of approximately $182,621,000. Approximately $180,576,000 of these net proceeds were placed in a trust account immediately following the initial public offering which, in accordance with ISE’s amended and restated certificate of incorporation, will be released either upon the consummation of a business combination or upon the liquidation of ISE. Subsequent to its initial public offering, ISE’s officers and directors commenced an active search for a business combination candidate, including contacting a number of ship brokers, doing diligence on a number of fleets of varying size and making and receiving several preliminary proposals as to such fleets of vessels. If the Navios acquisition is not consummated, ISE will continue to search for a business combination candidate. However, ISE will be liquidated if it does not consummate a business combination or acquisition by December 16, 2005 or, if a letter of intent, agreement in principle or definitive agreement is executed, but not consummated, by December 16, 2005, then by June 16, 2006. As of the date of this proxy statement/prospectus, approximately $180,576,000, plus interest accrued thereon, was held in deposit in the trust account.

On December 15, 2004, ISE signed a confidentiality agreement with Navios and was subsequently provided with a confidential information memorandum. Lazard distributed the confidential memorandum to 21 parties in the first round of the auction process.

Later on December 15, 2004, HSH provided a draft outline of a finance proposal for a credit facility assuming that such facility would be collateralized and guaranteed by Maritime. On, December 15, 2004, ISE initiated contact, at the suggestion of HSH, with its affiliate, HSH Gudme Corporate Finance. ISE entered into a consultancy agreement with HSH Gudme on December 30, 2004. On December 16, 2004, ISE entered into a confidentiality agreement with Investments and Finance Ltd. and entered into an agreement with them on December 20, 2004.

On December 16, 2004, Angeliki Frangou, Captain Nicholas Frangou (Ms. Frangou’s father) and Vasiliki Papaefthymiou, general counsel to Maritime (and also a director of ISE), discussed Maritime’s participation in the Lazard Navios auction. The parties agreed that given the fiduciary obligations owed by Ms. Frangou to ISE, that ISE should be given the exclusive opportunity to pursue Navios and also agreed that if ISE was unable to finance the acquisition due to ISE’s limited working capital, unavailability of debt financing, or otherwise, then Maritime could pursue Navios.

On December 22, 2004, in accordance with the procedures established by Lazard and Navios, based on preliminary due diligence ISE submitted a preliminary indication of interest to acquire 100% of Navios’s equity for $585 million. Lazard also received several other indications of interest to acquire Navios. Lazard and Navios invited six competing parties to the second round of the auction process to conduct further due diligence and meet Navios’s management team. ISE was included as one of the second round participants.

On January 4, 2005, ISE was notified by Lazard that it had been selected as a second round candidate and was granted access to the data room to conduct further due diligence. On January 10, 2005, ISE attended a management presentation at Navios’s headquarters in South Norwalk, Connecticut.

On January 12, 13, 17 and 18, 2005, ISE and its financial advisors, Sunrise Securities, HSH Nordbank, HSH Gudme and Investment & Finance Ltd, visited the Navios data room and asked additional questions of Navios’s management. In addition, from January 15 through March 6, 2005, various physical inspections of Navios’s fleet and the Port in Uruguay were conducted.

On February 4, 2005, ISE and HSH Nordbank entered into the commitment letter for the debt financing. On February 4, 2005, after performing extensive additional financial, legal and accounting due diligence, ISE submitted a revised bid including a marked copy of a stock purchase agreement, accompanied by a proposal letter setting forth the terms of ISE’s offer, including contemplated purchaser price of $601 million. Navios also received two other proposals outlining similar terms and conditions.

Over the next several days, representatives of ISE and Navios had a series of discussions concerning the terms of the proposal resulting in an increased offer of $610 million. This process, along with the bidding process, was highly competitive. There were also a number of questions concerning the potential difficulties and the effect on the time table resulting from Navios’s decision to accept a bid from a public company rather than one of the private bidders. Drafts of an exclusive negotiating agreement were exchanged on February 7th and 8th. On February 8, Navios held a Board of Directors meeting in South Norwalk Connecticut to discuss the proposals received and next steps in the auction process. Lazard and Navios’s legal counsel, Andersen Kill & Olick, attended the Board meeting during which the merits and risk of each proposal were discussed. Lazard was subsequently instructed to hold discussions with each of the second round bidders, including ISE, to clarify and confirm the proposals received. After a series of discussions and negotiations with each of the second round bidders, Navios’s Board approved entering into an exclusivity agreement with ISE to finalize due diligence and negotiate a definitive purchase agreement. The decision was made based on the extensive due diligence conducted by ISE and its bankers, the strength of the commitment of its lender, the non-financial terms indicated in the mark-up of the stock purchase agreement and the proposed $610 million cash purchase price for 100% of the equity of Navios. On February 9, 2005, the parties and their counsel met, at which time ISE submitted and finalized a revised proposal, including an increased offering price of $610 million. This price was ultimately reduced to $607.5 on the basis of continued negotiations. ISE also negotiated and finalized the terms of the exclusivity agreement, a confidentiality agreement and a press release. Navios and ISE signed the exclusivity agreement and the signatures of the Navios stockholders were obtained over the course of the evening. On February 10, 2005, a press release was issued by ISE announcing that ISE had entered into an exclusive negotiating agreement with Navios and its shareholders relating to the possible acquisition of Navios.

After the execution of the exclusive negotiating agreement, both ISE and Navios instructed their respective counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and Anderson Kill & Olick, P.C., respectively, to begin negotiating the stock purchase agreement and related agreements for a possible acquisition.

From February 10, 2005 to February 28, 2005, various meetings and telephone and in person conferences were held among all parties regarding due diligence, the business of Navios, the terms of the stock purchase agreement and the other related agreements for the proposed acquisition.

On February 28, 2005, ISE and Navios entered into the stock purchase agreement and related agreements and, on March 1, 2005, publicly announced their agreement through a joint press release.

On May 27, 2005, the stock purchase agreement was amended to extend the date by which the transaction is required to close to July 15, 2005.

On July 14, 2005, the stock purchase agreement was further amended to, among other things, extend the date by which the transaction is required to close up to August 31, 2005.

Interest of ISE Directors and Officers in the Acquisition

In considering the recommendation of the board of directors of ISE to vote for the proposal to adopt the acquisition, you should be aware that certain members of the ISE board have agreements or arrangements that provide them with interests in the acquisition that differ from, or are in addition to, those of ISE stockholders generally. In particular:

•	if the acquisition is not approved and ISE fails to consummate an alternative transaction within the time allotted pursuant to its amended and restated certificate of incorporation, requiring ISE to liquidate, the shares of common stock held by ISE’s executives and directors may be worthless because ISE’s executives and directors are not entitled to receive any of the net proceeds of ISE’s initial public offering that may be distributed upon liquidation of ISE. ISE’s executives and directors own a total of 12,231,640 shares of ISE common stock that have a market value of $72,411,308 based on ISE’s share price of $5.92 as of July 13, 2005. ISE’s executive officers and directors are contractually prohibited from selling their shares prior to December 10, 2007, during which time the value of the shares may increase or decrease. Thus, it is impossible to determine what the financial impact of the acquisition will be on ISE’s officers and directors;

•	if ISE does not acquire Navios, the right to acquire Navios may be assigned to an affiliate, pursuant to the stock purchase agreement, which affiliate could include Angeliki Frangou and members of her family; and

•	Ms. Frangou has agreed to loan ISE funds, without interest, to cover its transaction expenses, including bank commitment fees and deposits, in connection with the acquisition of Navios in excess of the funds held outside the trust, which loans, if the acquisition is not completed, may not be repaid.

The ISE board of directors was aware of these agreements and arrangements during its deliberations on the merits of the acquisition and in determining to recommend to the stockholders of ISE that they vote for the approval of the acquisition proposal.

Acquisition Financing

ISE has entered into a senior secured credit facility dated July 12, 2005, with HSH Nordbank AG. Pursuant to the terms of the senior secured credit facility, ISE will be able to borrow up to $520.0 million to be used for the acquisition of Navios and for general corporate and working capital purposes after the acquisition. The interest rate under the facility is variable and will either be LIBOR or the applicable swap rate, depending upon certain factors as more fully set forth in the credit facility. Amounts drawn under the facility will be secured by the assets of ISE which, upon acquisition of the outstanding securities of Navios by ISE, will be the assets now owned by Navios. Of the $520.0 million, (i) $140.0 million matures eight (8) years from the closing of the acquisition of Navios and is to be repaid in quarterly amounts over such term, and (ii) $380.0 million matures six (6) years from the closing of the acquisition of Navios and is to be repaid in quarterly amounts over such term. Outstanding amounts under the facility may be prepaid without penalty in multiples of $1.0 million upon 10 days written notice. The facility also contains various covenants limiting the power to which the reincorporated company will be able to operate its business. The facility requires mandatory prepayment of amounts outstanding under certain circumstances, such as the sale or loss of a substantial amount of the assets of Navios. Ms. Frangou has loaned ISE, on an interest-free basis, approximately $1.2 million on account of bank fees.

ISE’s Reasons for the Acquisition and Recommendation of the ISE Board

The ISE board of directors has concluded that the acquisition of Navios is in the best interests of ISE’s stockholders.

In approving the stock purchase agreement with Navios, the board of directors of ISE relied on information (including financial information) relating to Navios, the regulatory environment and the industry fundamentals. In addition, the board considered Capitalink, L.C.’s opinion that, based on conditions and considerations described in its opinion, the Navios acquisition is fair to ISE’s current stockholders from a financial point of view.

The ISE board of directors considered a wide variety of factors in connection with its evaluation of the acquisition. In light of the complexity of those factors, the ISE board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the ISE board may have given different weight to different factors.

The analysis of the ISE board of directors in reaching this conclusion is described in more detail below. In considering the acquisition, the ISE board gave considerable weight to the following positive factors:

Navios’s Successful Record of Growth and Expansion and High Potential for Future Growth

An important criteria to ISE’s board of directors in identifying an acquisition target was that the company have established business operations, that it was generating current revenues and that it had the strong potential to experience rapid additional growth. ISE’s board of directors believes that Navios, as a recognized brand name in the dry bulk shipping that has been developed over a period of fifty years has in place a strong business infrastructure and provides a solid platform for ISE’s plans of consolidation within the dry bulk shipping industry.

The Experience of Navios’s Management

Another important criteria to ISE’s board of directors in identifying an acquisition target was that the company must have a seasoned management team with specialized knowledge of the markets within which it operates and the ability to adapt a company’s business model in a rapidly changing environment. Navios’s management team has shown a strong ability to adjust its business plan to changing market factors and to develop additional business opportunities.

The Terms of the Stock Purchase Agreement

The terms of the stock purchase agreement, including the closing conditions, restrictions on ISE’s and Navios’s ability to respond to competing proposals, and termination provisions, are customary and reasonable. It was important to ISE’s board of directors that the stock purchase agreement include customary terms and conditions as it believed that such terms and conditions would allow for a more efficient closing process and lower transaction expenses.

ISE’s board of directors believes that each of the above factors strongly supported its determination and recommendation to approve the acquisition. The ISE board of directors did, however, consider the following potentially negative factors, among others, in its deliberations concerning the acquisition:

•	The risk that its public stockholders would vote against the acquisition and exercise their conversion rights: ISE’s board of directors considered the risk that the current public stockholders of ISE would vote against the acquisition and demand to redeem their shares for cash upon consummation of the acquisition, thereby depleting the amount of cash available to the combined company following the acquisition. ISE’s board of directors deemed this risk to be no worse with regard to Navios than it would be for other target companies, and believes that ISE will still be able to implement its business plan even if the maximum number of public stockholders exercised their conversion rights and the combined company received only 80% of the funds deposited in the trust account.

•	Certain officers and directors of ISE may have different interests in the acquisition than the ISE stockholders: ISE’s board of directors considered the fact that certain officers and directors of ISE may have interests in the acquisition that are different from, or are in addition to, the interests of ISE stockholders generally, including the matters described under “Interests of ISE Directors and Officers in the Acquisition” above. However, this fact would exist with respect to an acquisition of any target company.

After deliberation, the ISE board of directors determined that these potentially negative factors were outweighed by the potential benefits of the acquisition above, including the opportunity for ISE stockholders to share in Navios’s future possible growth and anticipated profitability.

Fairness Opinion

Capitalink, L.C. acted as financial advisor to ISE in connection with the Navios acquisition. Capitalink delivered its written opinion to ISE’s board of directors on February 26, 2005, which stated that, as of such date, and based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, (i) the consideration to be paid in the acquisition is fair, from a financial point of view, to ISE’s stockholders, and (ii) the fair market value of Navios is at least equal to 80% of ISE’s net assets. The full text of the written opinion of Capitalink is attached as Annex D and is incorporated by reference into this proxy statement/prospectus.

•	You are urged to read the Capitalink opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Capitalink in rendering its opinion.

•	The Capitalink opinion is not intended to be and does not constitute a recommendation to you as to how you should vote with respect to the acquisition. Capitalink was not requested to opine as to, and its opinion does not address, ISE’s underlying business decision to proceed with or effect the transaction.

In arriving at its opinion, Capitalink took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Capitalink:

•	reviewed the draft stock purchase agreement, among ISE, Navios, each of Navios’s shareholders, and a designated agent on behalf of such shareholders;

•	reviewed publicly available financial information and other data with respect to ISE, including the Annual Report on Form 10-K for the year ended December 31, 2004, the Current Report on Form 8-K filed on February 11, 2005, and the Registration Statement on Form S-1 filed on October 13, 2004, as amended;

•	reviewed financial and other information with respect to Navios provided by Navios and Lazard to ISE, including the audited financial statements for the years ended December 31, 2002 and 2003 (including, with respect to 2002, the pro forma financial statements taking into account the business combination with Anemos Maritime Holdings), the draft audited financial statements for the year ended December 31, 2004, and other financial information and projections prepared by ISE’s management and advisors;

•	considered the historical financial results and present financial condition of ISE and Navios based on available financial statements prepared in accordance with International Financial Reporting Standards;

•	reviewed and analyzed certain financial characteristics of companies that were deemed to have characteristics comparable to Navios;

•	reviewed and analyzed the free cash flows of Navios and prepared a discounted cash flow analysis; and

•	reviewed and analyzed each of the divisions of Navios, and valued them separately on a stand-alone basis.

Capitalink also performed such other analyses and examinations as it deemed appropriate and held discussions with the senior management of ISE and Navios in relation to certain financial and operating information furnished to Capitalink by ISE, including financial analyses with respect to Navios’s business and operations.

In arriving at its opinion, Capitalink relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information. Capitalink also relied upon the assurances of ISE’s management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. With the exception of Valuation Certificates for each of Navios’s owned vessels and a Technical Assessment of the Uruguay Port, Capitalink did not make a physical inspection of the properties and facilities of Navios and has not made or obtained any evaluations or appraisals of either company’s assets and liabilities (contingent or otherwise). Capitalink did not attempt to confirm whether ISE or Navios has good title to its respective assets. Capitalink assumed that the transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. Capitalink further assumed that the transaction will comply with all applicable maritime and other international laws, statutes, rules and regulations that are deemed applicable. Capitalink assumed that the transaction will be consummated substantially in accordance with the terms set forth in the stock purchase agreement, without any further material amendments thereto, and without waiver by ISE of any of the conditions to any obligations or, in the alternative, that any such amendments, revisions or waivers thereto will not be detrimental to ISE’s stockholders.

In connection with rendering its opinion, Capitalink performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Capitalink did not ascribe a specific range of values to

Navios, but rather made its determination as to the fairness, from a financial point of view, to ISE’s stockholders of the consideration to be paid for Navios on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Capitalink did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Capitalink believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Capitalink made numerous assumptions with respect to industry performance; regulatory, geopolitical, general business and economic conditions; and the technological and scientific environment, among other matters, many of which are beyond the control of ISE and Navios. The principal assumptions made by Capitalink in conducting its analyses were that, over the next several years, the United States economy in general, and the shipping industry and Navios’s business in particular, would not change in a way that would result in a marked improvement to Navios’s financial condition or results of operations, and that there would be no significant, external market factors that would have a positive effect on Navios’s financial condition or results of operations. None of ISE, Navios, Capitalink or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

Capitalink’s opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, February 26, 2005. Accordingly, although subsequent developments may affect its opinion, Capitalink has not assumed any obligation to update, review or reaffirm its opinion.

Each of the analyses conducted by Capitalink was carried out to provide a different perspective on the transaction, and to enhance the total mix of information available. Capitalink did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the consideration to ISE’s stockholders. Further, the summary of Capitalink’s analyses described below is not a complete description of the analyses underlying Capitalink’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Capitalink made qualitative judgments as to the relevance of each analysis and factors that it considered. In addition, Capitalink may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Capitalink’s view of Navios’s actual value. In performing its analyses, Capitalink made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond ISE’s control. The estimates contained in Capitalink’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Capitalink’s analyses and estimates are inherently subject to substantial uncertainty. Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Capitalink in connection with the preparation of its opinion

The analyses performed were prepared solely as part of Capitalink’s analysis of the fairness of the consideration from a financial point of view, to ISE’s stockholders, and were provided to ISE’s board of directors in connection with the delivery of Capitalink’s opinion. The opinion of Capitalink was just one of the many factors taken into account by ISE’s Board in making its determination to approve the transaction, including those described elsewhere in this proxy statement/prospectus.

The financial review and analyses include information presented in tabular format. To fully understand Capitalink’s financial review and analyses, the tables must be read together with the text presented. The tables alone are not a complete description of the financial review and analyses and considering the tables alone could create a misleading or incomplete view of Capitalink’s financial review and analyses.

Navios Financial Performance Review

Capitalink undertook a review of Navios’s historical and financial data in order to understand and interpret its operating and financial performance and strength. Capitalink reviewed Navios’s historical financial data for the three years ended December 31, 2004. Fiscal year (FY) 2002 numbers were pro forma adjusted to take into account the business combination with Anemos Maritime Holdings during that year. Capitalink noted the following:

•	Revenue has grown significantly over the reviewed period—from $98.4 million in FY2002 to $333.5 million in FY2004. The revenue growth is predominantly the result of the upturn in pricing in 2003 derived from the global economic recovery, high demand for dry bulk cargo from China and other growing economies, which has been reflected in revenue gains from Navios’s chartered-in fleet.

•	Navios’s EBITDA has also risen significantly from $4.3 million in FY2002 to $135.7 million in FY2004. The growth was driven by the significantly increased demand described in the immediately preceding paragraph.

•	Navios has reduced its debt levels significantly during the reviewed period—from $123.9 million in FY2002 to $50.5 million in FY2004.

Valuation Overview

Based upon a review of the historical and projected financial data and certain other qualitative data for Navios, Capitalink utilized several valuation methodologies and analyses to determine a range of values for Navios. Each of the analyses was then weighted 33.3% each to determine an overall indicated equity value range for Navios.

Navios Indicated Equity Value (in 000’s)
	Low		High
Selected Comparable Company	$894,928	-	$1,054,570
Discounted Cash Flow	$679,340	-	$962,473
Adjusted Net Asset Value	$714,083	-	$928,752
Weighted Indicated Equity Value	$762,707	-	$928,752

Selected Comparable Company Analysis

Capitalink utilized the selected comparable company analysis, a market valuation approach, for the purposes of compiling guidelines or comparable company statistics and developing valuation metrics based on prices at which stocks of similar companies are trading in a public market.

The selected comparable company analysis is based on a review and comparison of the trading multiples of publicly traded companies that are similar with respect to business model, operating sector, size and target market. Capitalink located 12 companies that it deemed comparable to Navios with respect to their industry sector and operating model, or the Comparable Companies. All of the Comparable Companies are classified under the SIC code 441 (Deep Sea Foreign Transportation of Freight). Ten of the Comparable Companies were primarily involved in the transportation of oil and petroleum products, or the Tanker Companies, while only two of the Comparable Companies concentrate solely on dry bulk freight, or the Dry Bulk Companies. Capitalink noted that four of the ten Tanker Companies have some dry bulk operations. The two Dry Bulk Companies were Excel Maritime Carriers Ltd, or Excel, and DryShips, Inc., or DryShips.

Capitalink reviewed certain financial information relating to Navios in the context of the corresponding financial information, ratios and public market multiples for the Comparable Companies. No company used in Capitalink’s analysis was deemed to be identical or directly comparable to Navios. Accordingly, Capitalink considered the multiples for the Comparable Companies, taken as a whole, to be more relevant than the multiples of any single company.

The results of this analysis are summarized as follows:

	Low		High		Avg.
Market Value as a Multiple of 2004 Net Income	6.0	x	39.8	x	11.7	x
Market Value as a Multiple of 2005 Est. Net Income	4.7	x	30.4	x	10.6	x
Market Value as a Multiple of 2006 Est. Net Income	7.1	x	27.3	x	14.5	x

	Low		High		Avg.
Enterprise Value as a Multiple of 2004 EBITDA	6.2	x	11.8	x	8.3	x
Enterprise Value as a Multiple of 2005 Est. EBITDA	6.0	x	8.8	x	7.4	x
Enterprise Value as a Multiple of 2006 Est. EBITDA	7.1	x	10.3	x	8.3	x

Based on the selected market value and enterprise value multiples, Capitalink developed valuation multiple ranges to apply to the Navios FY2004 and estimated 2005 and 2006 net income and EBITDA. This analysis implied a range of equity values from approximately $895 million to $1.05 billion.

As noted above, none of the Comparable Companies is identical or directly comparable to ISE or Navios. Accordingly, Capitalink considered the multiples for such companies, taken as a whole, to be more relevant than the multiples of any single company. Further, an analysis of publicly traded companies is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading of such companies.

Discounted Cash Flow Analysis

Utilizing projections provided by ISE management and their advisors, Capitalink determined the net present value of the unlevered free cash flows to determine the enterprise value for Navios. Capitalink then deducted net interest bearing debt to derive an indicated equity value for Navios.

To arrive at a present value, Capitalink used discount rates ranging from 8.0% to 10.0%. This was based on an estimated weighted average cost of capital, or WACC, of 9.0%. Capitalink used a range of perpetual growth rates, which was applied to the FY2013 free cash flow to determine a terminal value.

Based on the assumptions and scenarios discussed, Capitalink calculated an equity value range of between $679.3 million and $962.5 million.

Adjusted Net Asset Value Analysis

An adjusted net asset value analysis examines each of the divisions of Navios, and values them separately on a stand-alone basis. The premise of this approach is that the value of Navios is equal to the value of its individual parts. Capitalink valued each of Navios’s divisions utilizing a combination of current market valuations and cash flow valuation methodologies. The analyses presented include indicated valuations of Navios’s owned vessels, chartered-in fleet, vessel purchase options, short term chartering, COAs and risk management operations, and the Uruguay port.

Based on the individual valuations, Capitalink determined an adjusted net asset value for Navios of between approximately $714.0 million and approximately $928.8 million.

Owned Vessels

Capitalink determined the adjusted net asset value range for the vessels owned by Navios, utilizing current market valuations performed on the ships from a number of ship brokerage companies, as provided by ISE’s management. Based on the information, Capitalink determined the adjusted net asset value range for the owned vessels of Navios of between approximately $187.8 million and $212.0 million.

Chartered-in Fleet

Capitalink determined the value of Navios’s chartered-in fleet utilizing a discounted cash flow methodology utilizing projections provided by ISE’s management and advisors. Capitalink utilized a range of discount rates between 11.4% and 13.4% based on an estimated WACC of 12.4%. Capitalink also determined a terminal value using two methodologies including a terminal EBITDA multiple and a perpetual growth rate. Based on these assumptions, Capitalink determined a range of equity values for the chartered-in fleet of between approximately $212.2 million and approximately $233.7 million.

Vessel Purchase Options

Capitalink determined the value of Navios’s chartered-in vessel purchase options utilizing the Black-Scholes method for valuing a call option. The Black-Scholes approach for valuing options assumes that the current market value, or CMV, of the asset underlying the option should be used in determining the intrinsic value of the option. However, Capitalink noted that utilizing the CMV may over-value the options given:

•	the recent volatility in the current market valuation of used dry bulk vessels and the possibility that the sector may be at the top of the business cycle;

•	the recent volatility in the US dollar exchange rate and the possibility for a stronger US dollar as the United States economy improves; and

•	unlike typical options for securities, commodities and exchange rates, vessels are a depreciating asset (particularly with vessels older than 10-15 years old).

Therefore, Capitalink prepared two scenarios whereby the value of the asset underlying the option is 50% of the CMV and 75% of the CMV. Capitalink also assumed a price volatility of 20% and a risk free rate of approximately 3.99%. Based on these assumptions, Capitalink determined a value of the purchase options to be approximately $108.4 million and $231.8 million.

Short-Term Chartering, COAs and Risk Management

Capitalink determined the value of Navios’s short term chartering and trading operations by discounting the projected cash flows at a range of discount rates of between 14.0% and 18.0% to reflect the dependency on market volatility in this operation. The projections were obtained from ISE’s management and advisors and assume a conservative reduction in FFA trading activity. The projections assumed constant revenue and EBITDA of approximately $109.4 million and $22.0 million, respectively. Based on these assumptions, Capitalink determined a range of indicated values for the short term chartering and trading operations of between approximately $122.2 million and approximately $157.1 million.

Uruguay Port

Capitalink determined the value of Navios’s Uruguay port operations utilizing a discounted cash flow analysis and a comparable company analysis. Based upon the two analyses, Capitalink determined an indicated value range for the port operations of between approximately $49.3 million and approximately $60.0 million.

Discounted Cash Flow Analysis

Utilizing projections provided by ISE’s management and advisors, Capitalink discounted the projected free cash flows at a range of discount rates of between 13.6% and 15.6% based on an estimated WACC of 14.6%.

Based on these assumptions, Capitalink determined a range of equity values for the Uruguay port of between approximately $50.5 million and approximately $62.4 million.

Comparable Company Analysis

Capitalink also examined a selection of publicly listed port companies (the “Port Companies”), and examined their operating statistics and trading multiples.

A majority of organizations that own port operations are private and are typically owned by governmental or state-owned companies. Consequently, Capitalink was limited to those countries that had privatized their country’s port operations, particularly New Zealand and the United Kingdom.

Capitalink selected a multiple range for the Uruguay Port based on multiples of LTM net income and LTM EBITDA. Capitalink expects this range to be slightly higher than the Port Companies because of their tax-free status, higher EBITDA margin and higher revenue and EBITDA growth.

Based on a range of LTM net income multiple of between 15.0 times and 18.0 times, and a range of LTM EBITDA multiple of between 10.0 times and 12.0 times, Capitalink determined a range of equity values for the Uruguay Port of between approximately $48.1 million and approximately $57.7 million.

Capitalink delivered its written opinion to ISE’s board of directors on February 26, 2005, which stated that, as of such date, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, (i) the consideration to be paid in the acquisition is fair, from a financial point of view, to ISE’s stockholders, and (ii) the fair market value of Navios is at least equal to 80% of ISE’s net assets. Capitalink is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements, and for other purposes. ISE’s Board of Directors determined to use the services of Capitalink because it is a recognized investment banking firm that has substantial experience in similar matters. Capitalink has received a fee in connection with the preparation and issuance of its opinion. In addition, ISE has agreed to indemnify Capitalink for certain liabilities that may arise out of the rendering of the opinion. Capitalink does not beneficially own any interest in ISE or Navios and has not provided services to either party other than for rendering the fairness opinion to ISE. In connection with the issuance of the written opinion, Capitalink was paid a fee of $175,000.

Appraisal or Dissenters Rights

No appraisal rights are available under the Delaware General Corporation Law for the stockholders of ISE in connection with the acquisition proposal.

United States Federal Income Tax Consequences of the Acquisition

The discussion surrounding the material US federal income tax consequences of the acquisition is discussed in conjunction with the tax consequences associated with the reincorporation proposal. ISE stockholders are encouraged to review the section entitled “United States Federal Income Tax Considerations of the Acquisition and Reincorporation” starting on page 53.

Regulatory Matters

The acquisition and the transactions contemplated by the stock purchase agreement are not subject to the HSR Act or any other material federal or state regulatory requirement or approval.

Consequences if Acquisition Proposal is Not Approved

If the acquisition proposal is not approved by the stockholders, ISE will not acquire Navios and ISE will continue to seek other potential business combinations, including an operating business or fleet of vessels in the dry bulk shipping industry. In addition, if ISE does not acquire Navios, the right to acquire Navios may be assigned to an affiliate pursuant to the stock purchase agreement, which affiliate could include Angeliki Frangou and members of her family.

Required Vote

Approval of the acquisition proposal will require the affirmative vote of a majority of the shares of ISE’s common stock issued in ISE’s initial public offering that are present in person or by proxy and entitled to vote at the meeting. In addition, each ISE stockholder that holds shares of common stock issued in ISE’s initial public offering or purchased following such offering in the open market has the right to vote against the acquisition proposal and, at the same time demand that ISE convert such stockholder’s shares into cash equal to a pro rata portion of the trust account in which a substantial portion of the net proceeds of ISE’s initial public offering is deposited. These shares will be converted into cash only if the acquisition is completed and the stockholder requesting conversion holds such shares until the date the acquisition is consummated. However, if the holders of 6,555,000 or more shares of common stock issued in ISE’s initial public offering, an amount equal to 20% or more of the total number of shares issued in the initial public offering, vote against the acquisition and demand conversion of their shares into a pro rata portion of the trust account, then ISE will not be able to consummate the acquisition. Broker non-votes, abstentions or the failure to vote on the acquisition proposal will have no effect on the outcome of the vote.

Recommendation

After careful consideration, ISE’s board of directors has determined unanimously that the acquisition proposal is fair to and in the best interests of ISE and its stockholders. ISE’s board of directors has approved and declared advisable the acquisition proposal and unanimously recommends that you vote or give instructions to vote “FOR” the proposal to approve the acquisition.

The foregoing discussion of the information and factors considered by the ISE board of directors is not meant to be exhaustive, but includes the material information and factors considered by the ISE board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ACQUISITION PROPOSAL TO PURCHASE ALL OF THE OUSTANDING CAPITAL STOCK OF NAVIOS.

THE STOCK PURCHASE AGREEMENT

The following summary of the material provisions of the stock purchase agreement is qualified by reference to the complete text of the stock purchase agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. On May 27, 2005, an amendment was executed solely for the purpose of extending the date on which a closing must occur from June 15, 2005 to July 15, 2005. On July 14, 2005, the stock purchase agreement was further amended to, among other things, extend the date by which the transaction is required to close to up to August 31, 2005. In addition, as a condition to the effectiveness of such July 14, 2005 amendment, ISE was required to deliver an additional deposit of $3,000,000 to the escrow agent under the stock purchase agreement, which deposit, combined with the initial $3,000,000 deposit, is subject to forfeiture in the event that shareholder approval is not obtained or if the closing does not occur prior to August 31, 2005 through no breach or the failure of conditions of the Navios shareholders or certain “force majeure” events. All stockholders are encouraged to read the stock purchase agreement in its entirety for a more complete description of the terms and conditions of the acquisition.

Structure of the Acquisition

At the effective time of the acquisition, Navios will continue as the operating company and become a wholly-owned subsidiary of ISE. It is intended that, subject to stockholder approval of the reincorporation proposal, ISE will reincorporate as a Marshall Islands corporation by means of a merger with the newly acquired Navios.

Purchase Price-Payment

At the closing, the Navios shareholders, subject to adjustments and certain holdbacks, will be paid an aggregate of $607,500,000 in cash for all the outstanding capital stock of Navios, subject to any possible EBITDA adjustments (described below). Of the cash portion of the purchase price, $4,000,000 will be held back to secure a possible EBITDA purchase price adjustment (described below) that may occur.

Deposit; Adjustment Deposit

A deposit of $3,000,000 was paid by ISE upon the signing of the stock purchase agreement, which deposit is being held in escrow and will be credited against the purchase price. Pursuant to the amendment to the stock purchase agreement executed on July 14, 2005, such deposit has been adjusted up to $6,000,000. In the event that the closing does not occur, any deposit will be returned to ISE, except in those cases where the closing has not occurred due to a breach or the failure of certain of the representations, warranties, covenants, agreements or conditions made by ISE in the stock purchase agreement. Ms. Frangou has agreed to loan ISE funds to cover the deposit, the additional deposit and other transaction expenses in connection with the acquisition of Navios that exceed ISE’s funds which are held outside the trust and which are intended to pay for ISE’s general and administrative and transaction expenses, which loan shall be repaid without interest at the closing of the acquisition or upon demand thereafter.

EBITDA-Purchase Price Adjustment

At the closing of the acquisition, the purchase price shall be adjusted as follows: (i) increased by the amount, if any, by which the estimated EBITDA (as defined by the stock purchase agreement) for the period from and including January 1, 2005 through and including the date of the closing of the acquisition, or the Estimated EBITDA, is greater than the number calculated by multiplying $300,000 for every calendar day during the period from and including January 1, 2005 through and including the date of the closing of the acquisition, or the Target EBITDA, and (ii) decreased by the amount, if any, by which the Estimated EBITDA is less than the Target EBITDA. In addition, $4,000,000 of the purchase price shall be deposited into escrow by Navios’s shareholders at the closing and held in escrow, pending the determination of the calculation described in the immediately following paragraph.

Subsequent to the closing of the acquisition, the purchase price shall be adjusted as follows: (i) increased by the amount, if any, by which the calculation presented in a statement to ISE by such accounting firm as agreed to by the parties for the period from and including January 1, 2005 through and including the date of the closing of the acquisition, or the Final EBITDA, is greater than the Estimated EBITDA, and (ii) decreased by the amount, if any, by which the Final EBITDA is less than the Estimated EBITDA. The post closing adjustment shall be promptly paid, as applicable, either by ISE to the escrow agent appointed for Navios’s shareholders or to ISE out of escrow or, if the funds held in escrow account are insufficient to satisfy the amount owed, such deficiency shall be promptly paid by Navios’s shareholders to ISE.

Closing of the Acquisition

Subject to the provisions of the stock purchase agreement, the closing of the acquisition will take place no later than August 31, 2005, or, if the conditions described below under “The Stock Purchase Agreement—Conditions to the Completion of the Acquisition” have not been satisfied, on the third business day following the satisfaction or waiver of the conditions described below under “The Stock Purchase Agreement—Conditions to the Completion of the Acquisition,” or, if on that day, any condition to the respective obligations of either ISE or Navios or the Navios shareholders has not been satisfied or waived, as soon as practicable after all the conditions described below under “The Stock Purchase Agreement—Conditions to the Completion of the Acquisition” have been satisfied, unless ISE and the Navios shareholders agree to another time.

Representations and Warranties

The stock purchase agreement contains a number of representations and warranties that each of the Navios shareholders and ISE has made to each other. These representations and warranties relate to:

•	organization, power and authority;

•	subsidiaries, equity interests (Navios shareholders only);

•	capital stock; ownership of the shares (Navios shareholders only);

•	authorization, execution, delivery, enforceability of the stock purchase agreement;

•	absence of conflicts or violations under organizational documents, certain agreements and applicable laws or decrees, as a result of the contemplated transaction, receipt of all required consents and approvals;

•	absence of certain changes or events since December 31, 2004 (Navios shareholders only);

•	taxes (Navios shareholders only);

•	employees and employee benefit plans (Navios shareholders only);

•	litigation;

•	compliance with applicable laws;

•	material contracts (Navios shareholders only);

•	brokerage;

•	real property and leasehold interests (Navios shareholders only);

•	related party transactions (Navios shareholders only);

•	permits (Navios shareholders only);

•	insurance (Navios shareholders only);

•	intellectual property (Navios shareholders only);

•	accuracy of the information contained in the financial statements (Navios shareholders only);

•	absence of undisclosed liabilities and accounts receivable (Navios shareholders only);

•	environmental matters (Navios shareholders only);

•	maritime matters (Navios shareholders only);

•	bank accounts (Navios shareholders only);

•	no knowledge of breach, limitation of representations and warranties;

•	ownership and condition of assets, including vessels (Navios shareholders only);

•	financing (ISE only); and

•	investment intent, no reliance and access to information (ISE only).

Materiality and Material Adverse Effect

Many of the representations and warranties are qualified by materiality or material adverse effect. For the purposes of the stock purchase agreement, a material adverse effect on Navios means any change, development or effect, either individually or in the aggregate, that has been, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, operations, results of operations or condition (financial or otherwise) of Navios and its subsidiaries, considered as one enterprise, excluding, in any case, any change, effect or circumstance that results from or relates to: (i) changes in (A) United States or global economic conditions that do not disproportionately affect Navios or its subsidiaries, (B) laws or accounting standards, principles or interpretations of general application that do not disproportionately impact Navios or its subsidiaries or (C) general economic conditions in the dry bulk shipping industry applicable to all dry bulk ship operations generally; (ii) the announcement by ISE of its plans or intentions with respect to the conduct of Navios’s business; or (iii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof that do not disproportionately affect Navios and its subsidiaries, considered as one enterprise.

Interim Covenants Relating to Navios

Under the stock purchase agreement, the Navios shareholders have agreed to cause Navios and its subsidiaries, prior to completion of the acquisition, to conduct their business in the ordinary course consistent with past practice, except as expressly permitted by the stock purchase agreement. In addition to this agreement regarding the conduct of business generally, subject to specified exceptions, the Navios shareholders have agreed that Navios and its subsidiaries:

•	will take such action as may be necessary to maintain, preserve and renew their existence, rights and franchises; preserve their respective business organizations intact; keep available their present officers and employees; and preserve their present business relationships with suppliers, clients, charterers, customers and others;

•	will maintain, and timely pay all premiums when due, in respect of all of the insurance in effect;

•	will maintain and repair all of the owned vessels and other respective material personal property in operating condition and repair;

•	will maintain the owned and leased real property and all other assets in substantially the same condition;

•	will take all actions necessary to comply with all applicable tax laws consistent with past practice, including filing all material tax returns, and paying all taxes due and owing; not make any change in its accounting methods, principles or practices, except such changes which do not have the effect of increasing tax liability;

•	will promptly deliver to ISE copies of monthly unaudited balance sheets and income statements;

•	will not adopt, enter into or materially amend any benefit plan, or agree to any material increase in the compensation payable to, or any increase in the contractual term of employment of, any non-management employee or agree to any increase in compensation payable to, or any increase in the contractual term of employment of, any director or member of management or consultant;

•	will not sell, lease, license or otherwise dispose of any material interest in any of the material assets of Navios or any of its subsidiaries or allow the assets to be subject to any new liens (except certain permitted liens);

•	will not increase or incur any indebtedness except in the ordinary course of business;

•	will not do or omit to take any action, or permit any omission to act, that would cause a material breach or default under, or the termination, modification or amendment of, any material contract, government license, permit or other authorization;

•	will not amend its organizational documents;

•	will not engage with any person in any merger, consolidation or combination or otherwise dispose of any shares of capital stock;

•	will not amend, modify, extend, renew or terminate any lease, or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property;

•	will not make capital expenditures in excess of $100,000 in the aggregate for any single item or project, other than permitted capital expenditures;

•	will not take any action which would be reasonably anticipated to have a material adverse effect;

•	will not enter into any affiliated party transactions;

•	will not declare, set aside or pay any dividends or other distribution in respect of the capital stock or other equity interests;

•	will not modify or alter the risk profile of its trading operations or enter into any transaction in violation of its risk control guidelines;

•	will not grant any irrevocable power of attorney;

•	will not make any change in the lines of business in which they participate or are engaged;

•	will not write off or write down any of their assets or properties outside of the ordinary course and consistent with past practice; or

•	authorize or enter into an agreement in violation of the foregoing.

No Solicitation by Navios

Pursuant to the terms of an exclusivity agreement previously entered into, until closing or the effective termination of the stock purchase agreement, Navios has agreed that, it will not (and will use best efforts to ensure that the Navios shareholders and its and its subsidiaries’ officers, directors, employees, agents and representatives will not on its behalf) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, or furnish any information to, or participate in negotiations with, any person or entity other than ISE, or allow any due diligence regarding any acquisition of the outstanding capital stock of Navios or its subsidiaries, or transfer of all or substantially all of the assets of Navios or its subsidiaries or any other change of control transaction of Navios or its subsidiaries with any other party.

No Solicitation by ISE

Pursuant to the terms of an exclusivity agreement previously entered into, until closing or the effective termination of the stock purchase agreement, ISE has agreed not to (and will use its best efforts to ensure that its affiliates, and their shareholders, officers, directors, employees, agents and representatives will not on its behalf), take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, or furnish any information to, or participate in negotiations with, any person or entity other than Navios and the Navios shareholders with respect to any transaction involving the acquisition by ISE or an affiliate of the capital stock or assets, whether by merger, sale, any competing transaction or otherwise, of any company engaged in the shipping business.

ISE Stockholders’ Meeting

ISE has agreed to call and hold a meeting of its stockholders, as promptly as reasonably practicable, for the purpose of seeking the adoption of the acquisition proposal by its stockholders. ISE has also agreed that it will, through its board of directors and subject to their fiduciary duties or as otherwise required by law, recommend to its stockholders that they approve and adopt the acquisition proposal.

Access to Information

To aid in the orderly transition of the business of Navios, during the period prior to the closing, the Navios shareholders will cause Navios and its subsidiaries to give ISE, its counsel, accountants and other representatives, as well as counsel and representatives of ISE’s lenders, access during regular business hours to the properties, assets, business, financial, legal, regulatory, tax, compensation and other data and information concerning Navios and its subsidiaries and to Navios’s and its subsidiaries’ directors, officers, employees, agents, representatives, customers and suppliers for the purposes of such meetings and communications as ISE reasonably desires; provided that such access does not unreasonably interfere with the conduct of the business of Navios and its subsidiaries.

Indemnification

The Navios shareholders have agreed to indemnify and hold harmless ISE and its representatives, successors and permitted assigns, for any damages, whether as a result of any third party claim or otherwise, and which arise from or in connection with the breach of representations and warranties and agreements and covenants of the Navios shareholders. ISE shall indemnify and hold harmless each Navios shareholder from and against any damages, whether as a result of any third party claim or otherwise, and which arise from or in connection with the breach of representations and warranties and agreements and covenants of ISE. Subject to certain exceptions, claims may be asserted once the individual item exceeds $25,000 and when total damages exceed 1% of the sum of the purchase price. Additionally, subject to certain exceptions, the aggregate liability for losses under the stock purchase agreement shall not exceed 60% of the purchase price. The representations and warranties of the Navios Shareholders will survive the closing for a period of one year and 91 days following closing, provided that certain of the representations and warranties will survive for a longer period.

Fees and Expenses

Except as provided in the stock purchase agreement, each of the Navios shareholders, on the one hand, and ISE, on the other, shall be responsible for their own fees and expenses (including the fees and expenses of its own lawyers, accountants, appraisers and other advisers) in connection with the stock purchase agreement and the transactions contemplated thereby. The Navios shareholders on the one hand and ISE on the other hand will split equally the fees and expenses in connection with the preparation and delivery of certain financial statements and the fees and expenses in connection with the escrow agreements.

Public Announcements

ISE and the Navios shareholders have agreed that any announcements concerning the transactions provided for in the stock purchase agreement by ISE or the Navios shareholders shall be subject to the prior approval of ISE and the Navios shareholders in all essential respects, except that approval shall not be required as to any statements and other information which any party may be required to make pursuant to any applicable rule or regulation of the SEC or as otherwise required by law.

Pre-Closing Confirmation

Not later than 48 hours prior to the closing:

•	ISE is required to give the trustee advance notice of the completion of the acquisition; and

•	ISE will cause the trustee to provide a written confirmation to Navios confirming the dollar amount of the account balance held by the trustee in the trust account that will be released to ISE upon consummation of the acquisition.

Conditions to the Completion of the Acquisition

The obligations of ISE to consummate the acquisition are subject to the following conditions:

•	the representations and warranties of the Navios shareholders must be true and correct in all material respects, as of the date of completion of the acquisition;

•	the Navios shareholders must have performed in all material respects all obligations that are to be performed by them;

•	there must not have occurred since the date of the stock purchase agreement, any material effect adverse on Navios;

•	each of Ted C. Petrone, Michael E. McClure, Shunji Sasada, Pablo Soler and Gabriel Soler will have entered into employment agreements with ISE;

•	each of Robert G. Shaw, Bruce C. Hoag, Ted C. Petrone, Michael E. McClure, Shunji Sasada, Anastassis G. David and Anthony R. Whitworth will have entered into non-competition and non-solicitation agreements with ISE;

•	the ISE stockholders shall have approved the transactions contemplated by the stock purchase agreement;

•	the Navios shareholders shall have caused Navios to satisfy certain outstanding indebtedness of Navios; and

•	the absence of any order, injunction, suit or proceeding challenging or preventing the acquisition.

The obligation of the Navios shareholders to consummate the acquisition is subject to the following conditions:

•	ISE’s representations and warranties must be true and correct in all material respects, as of the date of completion of the acquisition;

•	ISE must have performed in all material respects all obligations required to be performed by it under the stock purchase agreement; and

•	the absence of any order, injunction, suit or proceeding challenging or preventing the acquisition.

Termination

The stock purchase agreement may be terminated at any time, but not later than the closing, as follows:

•	By mutual written consent of ISE and the Navios shareholders;

•	By either party if the closing has not occurred by May 20, 2005 (such date being subject to extension upon the occurrence of various events and/or conditions) which date was extended to July 15, 2005 pursuant to the terms and conditions of an amendment to the stock purchase agreement entered into on May 27, 2005 and was further extended to up to August 31, 2005 pursuant to the terms and conditions of an amendment to the stock purchase agreement entered into on July 14, 2005; or

•	By either party if the other party has breached any of its covenants or representations and warranties in any material respect.

Effect of Termination

In the event of termination by either the Navios shareholders or ISE, the stock purchase agreement will become void and have no effect, without any liability or obligation on the part of ISE or the Navios shareholders. Upon termination of the stock purchase agreement, other than for termination by the Navios shareholders due to the breach by ISE of certain of its representations, warranties or covenants, any deposits posted by ISE shall be returned to ISE.

Assignment

Except as expressly provided for in the stock purchase agreement, the rights and obligations of a party thereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Under certain circumstances, ISE may assign, in whole but not in part, all of its rights and cause the assumption of all of the obligations under the stock purchase agreement only to an affiliate of ISE which has met certain specified conditions. As previously indicated, Ms. Frangou has indicated that if shareholder approval for the acquisition is not obtained, she may acquire Navios individually or through one of her affiliated companies. In the event of such acquisition by Ms. Frangou, she would continue to serve as ISE’s Chairman and Chief Executive Officer.

Amendment

Any purported amendment, modification or supplement to the stock purchase agreement shall be null and void unless it is in writing and signed by ISE and holders of 60% of the outstanding shares of Navios held by the Navios shareholders.

Further Assurances

Each of ISE and the Navios shareholders agreed that it will execute and deliver, or cause to be executed and delivered, on or after the date of the stock purchase agreement, all such other documents and instruments and will take all reasonable actions as may be necessary to transfer and convey the shares of capital stock of Navios to ISE.

Shareholders’ Agent

The Navios shareholders have designated Robert G. Shaw and Bruce C. Hoag as shareholders’ agent with authority to make, except for the decision to terminate the stock purchase agreement or extend the closing date, all decisions and determinations and to take all actions (including giving consents and waivers to the stock purchase agreement) required or permitted under the stock purchase agreement on behalf of the Navios shareholders, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of the Navios shareholders, and any notice, document, certificate or information required to be given to any Navios shareholder shall be deemed so given if given to the shareholders’ agent. ISE may conclusively and absolutely rely, without inquiry, upon any action of the shareholders’ agent in all matters in which it has been granted authority. All actions, decisions and instructions of the shareholders’ agent taken, made or given pursuant to the authority granted to the shareholders’ agent shall be final, conclusive and binding upon the Navios shareholders. As Messrs. Shaw and Hoag are also shareholders of Navios, it is possible that potential conflicts of interest may arise with respect to their obligations as shareholders’ agent and their interests as shareholders of Navios.

EMPLOYMENT AGREEMENTS

Each of Ted C. Petrone, Michael E. McClure, Shunji Sasada, Pablo Soler and Gabriel Soler has entered into an employment agreement, each to be effective at the time of the closing of the acquisition of Navios. The following description of the employment agreements describes the material terms of the employment agreements but does not purport to describe all of the terms of the employment agreements. In the event the stock purchase agreement is terminated, the employment agreements will automatically terminate. The complete text of the form of employment agreement for each of Messrs. Petrone, McClure, Sasada and the Solers is attached as Annex E to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. We encourage all stockholders to read the form of employment agreement in its entirety.

In addition, each of such individuals has executed a Non-Competition and Non-Solicitation Agreement, to be effective on the date of the closing.

Scope of Employment

The employment agreements provide that, after the acquisition, Ted C. Petrone will be employed as the Vice President—Panamax, Michael E. McClure as the Vice President—Research & Risk Management and Shunji Sasada as the Vice President—Handymax of ISE, Pablo Soler as the General Manager of CNSA and Gabriel Soler as the Manager of Port Facilities. Messrs. Petrone, McClure, Sasada and the Solers are collectively sometimes referred to as the employees. Other than these differences in offices (and other requirements under applicable laws), the employment agreements are substantially identical. The employment agreements of Gabriel Soler and Pablo Soler are for a period of one year and vary slightly from the form of agreement as a result of Uruguayan law. In addition, their agreements do not require them to enter into separate non-compete agreements.

Compensation

Each employee:

•	is entitled to a base salary equal to 120% of his current base salary for a term of two years (except for the agreements with Pablo Soler and Gabriel Soler, which agreements will be for a one-year term); and

•	is eligible for an annual cash bonus which, in 2005 is based on profitability of the company and thereafter in the sole discretion of ISE. Any such bonus will be calculated based on criteria to be established and determined at the time of such grant by the board of directors.

Fringe Benefits, Reimbursement of Expenses

Each employee is entitled, among other things, to:

•	participate in all benefit programs established and made available to its management employees, if any; and

•	reimbursement for reasonable travel, entertainment and other expenses incurred or paid by him in connection with, or related to the performance of his duties, responsibilities or services under the agreement, upon presentation by the employee of documentation, expense statements, vouchers and/or such other supporting information as may be reasonably requested.

Termination Benefits

If the agreement is terminated by the company for cause or by the employee voluntarily, the company shall have no further obligations other than to pay to employee the compensation and benefits, including payment for accrued but untaken vacation days, through the last day of his actual employment.

If the agreement is terminated by the company upon the employee’s death or disability, the company shall pay to employee’s estate or to employee, as the case may be, compensation which would otherwise be payable to him for a period of thirty (30) days from the date such termination occurs and payment for any accrued but untaken vacation days, through the last day of employment. Employee or his estate shall also be eligible to receive any benefits which he or it are entitled to receive under the various company fringe benefit plans for the twelve months following employee’s death or disability.

If the agreement is terminated by the company for reasons other than cause or by employee voluntarily or for death or disability, then the employee is entitled to:

•	the greater of an amount equal to his base salary for six months or the salary due for the remainder of the agreement term;

•	payment for accrued but untaken vacation days; and

•	continued contributions toward employee’s health care, dental, disability and life insurance benefits for a period of six months from the last day of employee’s employment or for the remainder of time left in the agreement term, whichever is greater (unless employee is actually covered by an equivalent benefit, at the same cost to employee, if any, from another employer during such period).

Cause means:

•	a finding by the company that employee has engaged in dishonesty, gross negligence or gross misconduct that is injurious to the company;

•	employee’s conviction or entry of nolo contendere to any felony or crime involving moral turpitude, fraud or embezzlement of company property;

•	the employee’s material breach of the employment agreement, which, if curable, has not been cured by employee within 14 days after he shall have received written notice from the company stating with reasonable specificity the nature of such breach; or

•	the employee’s material breach of any of the terms of the Non-Competition Agreement and Non-Solicitation Agreement.

THE REINCORPORATION PROPOSAL

General

The board of directors has unanimously approved and recommends that the holders of ISE common stock approve the reincorporation, which will change the domicile of ISE from the State of Delaware to the Republic of the Marshall Islands. The reincorporation will be effected by means of a merger of ISE into Navios which, after completion of the acquisition of Navios, will be a wholly-owned Marshall Islands subsidiary of ISE, pursuant to the terms of a plan and agreement of merger, a copy of which will be in substantially the form attached hereto as Annex C. The reincorporation will permit ISE to continue receiving the regulatory, financial and tax benefits that Navios, as a Marshall Islands corporation is afforded as an international shipping company. As part of the merger with the newly acquired Navios, ISE’s corporate name will be changed to “Navios Maritime Holdings Inc.”

The reincorporation would result in the adoption of a new articles of incorporation and by-laws which, as described below, would differ from our current charter and bylaws in various ways.

In the event this proposal is not adopted, ISE will continue to operate as a Delaware corporation, subject to its existing certificate of incorporation and bylaws under Delaware law.

If the holders of ISE common stock approve the reincorporation, ISE as it currently exists will be merged with and into Navios, the Marshall Islands corporation, and ISE will be renamed “Navios Maritime Holdings Inc.” Upon completion of the reincorporation, pursuant to the articles of incorporation to be filed in connection with the reincorporation, the reincorporated company will have the authority to issue 121,000,000 shares of all classes of capital stock, of which 120,000,000 shares will be common stock, par value $.0001 per share and 1,000,000 shares will be preferred stock, par value $.0001 per share. ISE currently has the same number of authorized shares of capital stock. If the reincorporation is approved by the holders of ISE common stock, it is anticipated that the merger to effectuate the reincorporation will become effective as soon as practicable following the special meeting and the acquisition of Navios. Under the plan and agreement of merger, however, the board of directors retains discretion to abandon or terminate the reincorporation after receipt of stockholder approval, but prior to filing the necessary documentation with the State of Delaware and the Republic of the Marshall Islands, if the board of directors determines that the reincorporation is no longer in the best interests of ISE and its stockholders.

When the merger becomes effective, (i) ISE will cease to exist, (ii) Navios, pursuant to the articles of incorporation, bylaws and plan and agreement of merger to be filed in connection with the merger of ISE and Navios, will succeed, to the fullest extent permitted by law, to all of the business, assets and liabilities of ISE, (iii) each share of common stock of ISE will be automatically converted into a corresponding share of the common stock of the newly reincorporated company, and the outstanding shares of Navios will be surrendered and extinguished, and (iv) ISE-Marshall Islands will replace ISE-Delaware as a party to its principal agreements, if any.

In connection with the reincorporation, ISE stockholders will receive an equal number of shares of common stock of Navios Maritime Holdings Inc., the name of the company following the acquisition and reincorporation, in exchange for their ISE common stock and Navios Maritime Holdings Inc. will assume the outstanding ISE warrants, the terms and conditions of which will not change, except that, upon exercise, warrant holders will receive shares of common stock of Navios Maritime Holdings Inc.

Appraisal Rights

If the reincorporation occurs, the ISE stockholders who do not vote in favor of the reincorporation proposal have the right to demand in cash the fair value of their ISE shares (exclusive of any element of value arising from the accomplishment or expectation of the reincorporation) instead of taking the surviving corporation common stock. Holders of warrants to purchase ISE common stock do not have any appraisal rights.

ISE common stock will not be converted into common stock of the reincorporated company if the holder of the shares validly exercises and perfects statutory appraisal rights with respect to the shares. When and if the holder of those shares withdraws the demand for appraisal or otherwise becomes ineligible to exercise appraisal rights, the shares will automatically convert into shares of the reincorporated company common stock on the same basis as the other shares that convert in the reincorporation.

To perfect the appraisal right, stockholders must not vote in favor of the reincorporation proposal and then mail or deliver a written demand for appraisal, before the taking of the vote on the reincorporation at the special meeting of ISE stockholders. This written demand must be separate from any vote against approval of the reincorporation proposal. Voting against approval of the reincorporation proposal or failing to vote on the proposal will not constitute a demand for appraisal within the meaning of Section 262 of the Delaware General Corporations Law. The written demand should be delivered to:

International Shipping Enterprises, Inc., 1225 Franklin Ave., Suite 325, Garden City, New York 11530, Attention: Avisheh Avini.

A written demand for appraisal of the ISE shares is only effective if it reasonably informs ISE of the identity of the stockholder and that the stockholder demands appraisal of his, her or its shares. Accordingly, the written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares of ISE common stock owned and that the stockholder is thereby demanding appraisal.

A dissenting stockholder who is the record owner, such as a broker, of ISE common stock as a nominee for others, may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In that case, the record stockholder should specify in the written demand the number of shares as to which the stockholder wishes to demand appraisal. If the written demand does not expressly specify the number of shares, ISE will assume that the written demand covers all the shares of ISE common stock that are in the nominee’s name.

It is important that ISE receive all written demands promptly as provided above. Failure to comply with any of these conditions will result in the stockholder only being entitled to receive the shares of the reincorporated company after the reincorporation.

Dissenting stockholders must not approve the reincorporation proposal. If a dissenting stockholder votes in favor of the reincorporation, the stockholder’s right to appraisal will terminate, even if the stockholder previously filed a written demand for appraisal. A vote against approval of the reincorporation is not required in order to exercise dissenters’ rights.

Dissenters must continuously hold their shares of ISE common stock from the date they make the demand for appraisal through the closing of the reincorporation. Record holders of ISE common stock who make the appraisal demand, but subsequently sell their shares of common stock prior to the merger will lose any right to appraisal in respect of the sold shares.

Within 120 days after the effective date of the reincorporation merger, either the surviving corporation or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery demanding that the Chancery Court determine the fair value of the shares of stock held by all the stockholders who are entitled to appraisal rights. Neither ISE nor the surviving corporation has any intention at this time of filing this petition. Because the surviving corporation has no obligation to file this petition, if no dissenting stockholder files this petition within 120 days after the closing, dissenting stockholders may lose their rights of appraisal.

A dissenting stockholder who no longer wishes to exercise appraisal rights must withdraw the holder’s demand for appraisal rights within 60 days after the effective date of the reincorporation merger. A stockholder also may withdraw a demand for appraisal after 60 days after the effective date of the merger, but only with the written consent of the surviving corporation. If a stockholder effectively withdraws a demand for appraisal rights, the stockholder will receive the merger consideration provided in the reincorporation.

If the stockholder is in compliance with the demand requirements, it is entitled to receive from the surviving corporation a statement setting forth the aggregate number of shares for which appraisal has been demanded and the aggregate number of stockholders making the demand. To obtain this statement, the stockholder must make a written demand to the surviving corporation within 120 days after the effective date of the reincorporation. The surviving corporation must make the statement before the later of (i) the 10th day after receiving such request or (ii) the 10th day after the period within which demand for appraisal rights must be made has expired.

If a Chancery Court proceeding is commenced by a dissenting stockholder, the surviving corporation has 20 days to provide the court with the names of dissenting stockholders with which it has not settled a claim for appraisal. The court may then send notice of a hearing to all the stockholders demanding appraisal rights, and then conduct a hearing to determine whether the stockholders have fully complied with Section 262 and their entitlement to the appraisal rights under that section. The court may require deposit of the stock certificates of dissenting stockholders with the court. A dissenting stockholder who does not follow this requirement may be dismissed from the proceeding.

The Chancery Court will determine the value of the shares. To determine the fair value, the court will consider all relevant factors, and will exclude any appreciation or depreciation due to the anticipation or accomplishment of the reincorporation. Whether or not an investment banking firm has determined that the merger is fair is not an opinion that the merger consideration is fair value under Section 262. Upon determination of the value, the surviving corporation will be ordered to pay that value, together with simple or compound interest as the court directs. To receive payment, the dissenting stockholders must surrender their stock certificates to the surviving corporation.

The costs of the appraisal proceeding may be assessed against the surviving corporation or the stockholders as the court determines.

Following the reincorporation, as a result of the merger with Navios, ISE will be a Marshall Islands corporation and the rights of its shareholders, directors and officers will be governed by Marshall Islands law and by the amended and restated articles of incorporation and bylaws of Navios filed in connection with the reincorporation, rather than by Delaware law and our existing certificate of incorporation, as amended, and bylaws. A copy of the amended and restated articles of incorporation and bylaws we intend to file in the Marshall Islands in conjunction with the reincorporation merger is attached hereto as Annex B. Copies of ISE’s existing certificate of incorporation, as amended, and bylaws are available for inspection at ISE’s principal offices and will be sent to stockholders upon request directed to ISE, Attention: Avisheh Avini, 1225 Franklin Avenue, Suite 325, Garden City, New York 11530.

A discussion of the material similarities and differences of the governing charter documents between ISE and the amended and restated articles of incorporation of Navios appears below. This discussion is not intended to be complete and is qualified in its entirety by reference to Annex B attached hereto and to ISE’s existing certificate of incorporation, as amended, and bylaws, the General Corporation Law of the State of Delaware and the Business Corporations Act of the Marshall Islands Associations Law.

Merger Agreement

The reincorporation will be effectuated through a plan and agreement of merger between ISE and Navios. Such merger, and thus the reincorporation, will only be completed if ISE acquires Navios and Navios becomes a wholly-owned subsidiary of ISE.

Conditions to the Merger. The obligations of ISE and Navios, which, at the time of the merger will be ISE’s wholly-owned subsidiary, to complete the merger are subject to the satisfaction or waiver of specified conditions, including the following:

•	the approval of the reincorporation by the affirmative vote of a majority of the outstanding shares of ISE’s common stock;

•	the absence of any law, order or injunction prohibiting the consummation of the merger; and

•	the receipt of all approvals and the completion of filings or notices necessary for completion of the merger.

Completion and Effectiveness of the Merger. Upon the filing of the articles of merger and amended and restated articles of incorporation and by-laws with the Republic of the Marshall Islands, ISE, now renamed Navios Maritime Holdings Inc. and incorporated as a Marshall Islands corporation, will, consistent with the amended and restated articles of incorporation and by-laws, possess all the rights, privileges, immunities, powers and purposes of the constituent corporations, all the property, real and personal, causes of action and every other asset of each of the constituent corporations and Navios Maritime Holdings Inc., the merged company, shall assume and be liable for all the liability, obligations and penalties of each of the constituent corporations.

Comparison of Stockholder Rights

Upon the completion of the reincorporation, the articles of incorporation and bylaws, attached hereto as Annex B, will become the governing document of the surviving and newly reincorporated corporation. Although the corporate statutes of Delaware and the Republic of the Marshall Islands are similar, certain differences exist. Stockholders should refer to the annexes of the articles of incorporation and bylaws and to the Delaware corporate law and corporate law of the Republic of the Marshall Islands to understand how these laws apply to the parties to the merger. Stockholders are encouraged to review the articles of incorporation and bylaws that will be in effect upon the reincorporation, as they impact the rights of a stockholder. For example, a quorum for a meeting of stockholders of ISE is currently a majority of the outstanding shares, as opposed to after the reincorporation, when a quorum will be only one-third of the outstanding shares.

The following table provides a comparison between the statutory provisions of the Business Corporation Act (BCA) of the Republic of the Marshall Islands and the Delaware General Corporation Law relating to stockholders’ rights:

Marshall Islands	Delaware
Stockholder Meetings

• Held at a time and place as designated in the bylaws	• May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors

• May be held in or outside of the Marshall Islands	• May be held in or outside of Delaware

• Notice:	• Notice:

•      Whenever stockholders are required to take action at a meeting, written notice shall state the place, date and hour of the meeting and indicate that it is being issued by or at the direction of the person calling the meeting

•      Whenever stockholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any

• A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting	• Written notice shall be given not less than 10 nor more than 60 days before the meeting

Stockholder’s Voting Rights

• Any action required to be taken by a meeting of stockholders may be taken without a meeting if consent is in writing and is signed by all the stockholders entitled to vote	• Stockholders may act by majority written consent

Marshall Islands	Delaware
• Any person authorized to vote may authorize another person to act for him by proxy	• Any person authorized to vote may authorize another person or persons to act for him by proxy

•      Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one third of the shares entitled to vote at a meeting

•      For stock corporations, a certificate of incorporation or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum

• No provision for cumulative voting	• The certificate of incorporation may provide for cumulative voting

Directors

• The board of directors must consist of at least one member	• The board of directors must consist of at least one member

• Number of members can be changed by an amendment to the bylaws by the stockholders, or by action of the board

•      Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation.

• If the board of directors is authorized to change the number of directors, it can only do so by an absolute majority (majority of the entire board)

Dissenter’s Rights of Appraisal

• Stockholder’s have a right to dissent from a merger or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares	• Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to certain exceptions

•      A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

• Alters or abolishes any preferential right of any outstanding shares having preference; or

• Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

• Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

• Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class

Marshall Islands	Delaware

Stockholder’s Derivative Actions

•      An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law

•      In any derivative suit instituted by a stockholder or a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law

• Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort

• Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic

• Attorney’s fees may be awarded if the action is successful

•      Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000

Marshall Islands Tax Considerations

ISE will be incorporated in the Marshall Islands. Under current Marshall Islands law, ISE will not be subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments.

Federal Income Tax Consequences

General

The following discussion addresses certain United States federal income tax aspects of the acquisition and reincorporation. It does not address other tax aspects of the transactions (including issues arising under state, local and foreign tax laws other than the Marshall Islands), nor does it attempt to address the specific circumstances of any particular stockholder of ISE.

ISE has received an opinion from the counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. that the discussion below and in “Risks Associated with Taxation,” accurately sets forth, in all material respects, the material tax aspects of tax transactions. However, ISE will not request a ruling from the IRS concerning the tax matters as discussed below, and there can be no assurance that the IRS or a court would agree with counsel to ISE on each or any tax conclusion.

United States Federal Income Tax Considerations of the Acquisition and Reincorporation

United States Tax Consequences of Acquisition and Reincorporation through a Downstream Merger

Counsel has advised ISE that while there is no direct authority that governs the tax treatment of the transaction and the position the IRS or the courts would take concerning the proper treatment is uncertain, it is such firm’s opinion that it is more likely than not that, for federal income tax purposes, the merger of ISE into Navios will not result in the recognition of gain or loss to ISE or its shareholders, that, each shareholder of ISE will have the same basis in its shares of Navios that it had in its shares of ISE, and that the holding period of a shareholder in its Navios shares will not include the holding period that such shareholder had in its shares of ISE prior to the acquisition of Navios and the reincorporation of ISE.

The Internal Revenue Service, or IRS, or a court could disagree with counsel’s position, and claim that the merger results in gain or loss to the shareholders of ISE, or that shareholders have a different basis or holding period in their shares.

Taxation of Operating Income: In General

ISE will be incorporated under the laws of the Marshall Islands. Accordingly, it will be taxed as a foreign corporation by the United States, unless ISE’s reincorporation as a Marshall Islands corporation results in ISE continuing to be taxed as a United States corporation under newly enacted provisions of the Internal Revenue Code of 1986, as amended, or the Code. Counsel has advised ISE that while there is no direct authority that governs the tax treatment of the transaction and the position the IRS or the courts would take concerning the proper treatment is uncertain, it is such firm’s opinion that it is more likely than not that the new provisions of the Code will not apply, and that ISE will be taxed by the United States as a foreign corporation. If ISE were taxed as a domestic corporation, it could be subject to substantially greater United States income tax than contemplated below.

In general, a foreign corporation is subject to United States tax on income that is treated as derived from US source income or that is effectively connected income. Based on its current plans, however, ISE expects that its income from sources within the United States will be international shipping income that qualifies for exemption from United States federal income taxation under Section 883 of the Code, and that it will have no effectively connected income. Accordingly, ISE does not expect to be subject to federal income tax on any of its income.

If ISE is taxed as a foreign corporation and the benefits of Code Section 883 are unavailable, ISE’s United States source shipping income that is not effectively connected income would be subject to a four percent (4%) tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. ISE believes that no more than fifty percent (50%) of ISE’s shipping income would be treated as United States source shipping income because, under ISE’s current business plan, its shipping income will be attributable to transportation which does not both begin and end in the United States. Thus, the maximum effective rate of United States federal income tax on ISE’s shipping income would never exceed two percent (2%) under the four percent (4%) gross basis tax regime.

To the extent the benefits of Code Section 883 exemption are unavailable and ISE’s international shipping income is considered to be effectively connected income, such income, net of applicable deductions, would be subject to the United States federal corporate income tax. United States corporate income tax would also apply to any other effectively connected income of ISE, and to ISE’s worldwide income if it were taxed as a domestic corporation. (See, “United States Federal Income Tax Considerations of the Acquisition and Reincorporation United States Tax Consequences of Purchase and Downstream Merger” above). This could result in the imposition of a tax of up to 35% on ISE’s income, except to the extent that ISE were able to take advantage of more favorable rates that may be imposed on shipping income of domestic corporations or foreign corporations. In addition, as a foreign corporation, ISE could potentially be subject to the thirty percent (30%) branch profits on effectively connected income, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its United States trade or business. Since ISE does not intend to have any vessel sailing to or from the United States on a regularly scheduled basis, ISE believes that none of its international shipping income will be effectively connected income.

United States Taxation of Gain on Sale of Vessels

Regardless of whether ISE qualifies for exemption under Code Section 883, it will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided that the sale is considered to occur outside of the United States as defined under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected than any sale of a vessel by ISE will be considered to occur outside of the United States.

United States Federal Income Taxation of US Holders

As used herein, the term “US Holder” means a beneficial owner of common stock that

•	is an individual United States citizen or resident, a United States corporation or other United States entity taxable as a corporation, an estate of which the income is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust;

•	owns ISE common stock as a capital asset; and

•	owns less than ten percent (10%) of ISE’s common stock for United States federal income tax purposes.

If a partnership holds ISE common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding ISE common stock, you should consult your tax advisor.

Distributions

Subject to the discussion of passive federal foreign investment companies below, distributions made by ISE with respect to ISE common stock to a US Holder will generally constitute dividends to the extent of ISE’s current or accumulated earnings and profits, as determined under United States federal income tax principles, and will be included in the US Holder’s gross income. Distributions in excess of such earnings and profits will first be treated as a nontaxable return of capital to the extent of the US Holder’s tax basis in his common stock on a dollar-for-dollar basis and thereafter as capital gain. Because ISE is not a United States corporation, US Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions it receives from ISE. Dividends paid with respect to ISE’s common stock will generally be treated as “passive income” for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

Dividends paid on ISE common stock to a US Holder who is an individual, trust or estate, a US Non-Corporate Holder, will, under current law, generally be treated as “qualified dividend income” that is taxable to such US Non-Corporate Holder at preferential tax rates (through 2008), provided that (1) the common stock is readily tradable on an established securities market in the United States (such as the Over-The-Counter Bulletin Board); (2) ISE is not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which ISE does not believe it is or will be); (3) the US Non-Corporate Holder has owned the common stock for more than sixty (60) days in the 121-day period beginning sixty (60) days before the date on which the common stock becomes ex-dividend; and (4) the US Non-Corporate Holder is under no obligation to make related payments with respect to positions in substantially similar or related property. Special rules may apply to any “extraordinary dividend”—generally, a dividend in an amount equal to or in excess of ten percent of a stockholder’s adjusted basis in a share of common stock—paid by ISE. If ISE pays an “extraordinary dividend” on its common stock that is treated as “qualified dividend income,” then any loss derived by a US Non-Corporate Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend. On June 30, 2005, Senators Baucus, Jeffords and Kerry introduced a bill in the United States Senate which, if enacted into law, could result in the failure of dividends paid by Navios to qualify for treatment as qualified dividend income if it were determined that the Republic of the Marshall Islands does not have a “Comprehensive Tax System” within the meaning of the bill.

There is no assurance that any dividends paid on ISE common stock will be eligible for these preferential rates in the hands of a US Non-Corporate Holder, although ISE believes that they will be so eligible. Any dividends out of earnings and profits ISE pays which are not eligible for these preferential rates will be taxed as ordinary income to a US Non-Corporate Holder.

Sale, Exchange or Other Disposition of Common Stock

Assuming ISE does not constitute a passive foreign investment company for any taxable year, a US Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of ISE common stock in an amount equal to the difference between the amount realized by the US Holder from such sale, exchange or other disposition and the US Holder’s tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the US Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as United States source income or loss, as applicable, for United States foreign tax credit purposes. Long-term capital gains of US Non-Corporate Holders are eligible for reduced rates of taxation. A US Holder’s ability to deduct capital losses is subject to certain limitations. See, “United States Federal Income Tax Considerations of the Acquisition and Reincorporation through a Downstream Merger—United States Tax Consequences of Acquisition and Reincorporation through a Downstream Merger” above, for a discussion of certain tax basis and holding period issues related to ISE common stock.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special United States federal income tax rules apply to a US Holder that holds stock in a foreign corporation classified as a “passive foreign investment company” for United States federal income tax purposes. A foreign corporation will be a foreign passive investment company if 75% or more of its gross income for a taxable year is treated as passive income, or if the average percentage of assets held by such corporation during a taxable year which produce or are held to produce passive income is at least 50%. A US Holder of stock in a passive foreign investment company can be subject to current taxation on undistributed income of such company or to other adverse tax results if it does not elect to be subject to such current taxation.

ISE believes that it will not be a passive foreign investment company because it believes that its shipping income will be active services income and most of its assets will be held for the production of active services income.

Since there is no legal authority directly on point, however, the IRS or a court could disagree with ISE’s position and treat its shipping income and/or shipping assets as passive income or as producing or held to produce passive income. In addition, although ISE intends to conduct its affairs in a manner that would avoid ISE being classified as a passive foreign investment company with respect to any taxable year, it cannot ensure that the nature of its operations will not change in the future.

United States Federal Income Taxation of Non-US Holders

A beneficial owner of common stock (other than a partnership) that is not a US Holder is referred to herein as a Non-US Holder.

Dividends on Common Stock

Non-US Holders generally will not be subject to United States federal income tax or withholding tax on dividends received with respect to ISE common stock, unless that income is effectively connected with the Non- US Holder’s conduct of a trade or business in the United States. If the Non-US Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-US Holder in the United States. In the event that following its merger into Navios, ISE continues to be taxed as a United States corporation under newly enacted provisions of the Code, dividends received by Non-US Holders could be subject to United States withholding tax. See discussion above under “United States Tax Consequences of the Acquisition and Reincorporation through a Downstream Merger, Taxation of Operating Income: In General.”

Sale, Exchange or other Disposition of Common Stock

Non-US Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of ISE’s common stock, unless:

•	the gain is effectively connected with the Non-US Holder’s conduct of a trade or business in the United States (and, if the Non-US Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-US Holder in the United States); or

•	the Non-US Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-US Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common stock, including dividends and the gain from the sale, exchange or other disposition of the stock, that is effectively connected with the conduct of that trade or business, will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of US Holders. In addition, if the shareholder is a corporate Non-US Holder, the shareholder’s earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of thirty percent (30%), or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments or other taxable distributions, made within the United States to the shareholder, will be subject to information reporting requirements if the shareholder is a non-corporate US Holder. Such payments or distributions may also be subject to backup withholding tax if the shareholder is a non-corporate US Holder and:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that the shareholder failed to report all interest or dividends required to be shown on the shareholder’s federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-US Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8ECI or W-81MY, as applicable.

If the shareholder is a Non-US Holder and sells the shareholder’s common stock to or through a United States office of a broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless the shareholder certifies that the shareholder is a non-United States person, under penalties of perjury, or otherwise establishes an exemption. If the shareholder sells common stock through a non-United States office of a non-United States broker and the sales proceeds are paid to the shareholder outside the United States, then information reporting and backup withholding generally will not apply to that payment. United States information reporting requirements, but not backup withholding, however, will apply to a payment of sales proceeds, even if that payment is made to the shareholder outside the United States, if the shareholder sells common stock through a non-United States office of a broker that is a United States person or has some other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that the shareholder is a non-United States person and certain other conditions are met, or otherwise establishes an exemption.

The conclusions expressed above are based on current United States tax law. Future legislative, administrative or judicial changes or interpretations, which can apply retroactively, could affect the accuracy of those conclusions.

The discussion does not address all of the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the Code. Such taxpayers include non-US persons, insurance companies, tax-exempt entities, dealers in securities, banks and persons who acquired their shares of capital stock pursuant to the exercise of employee options or otherwise as compensation.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR STOCKHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED ABOVE, EACH ISE STOCKHOLDER IS URGED TO CONSULT A TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THE STOCK PURCHASE AGREEMENT AND REINCORPORAITON TO HIM, HER OR IT, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-US TAX LAWS, AS WELL AS FEDERAL TAX LAWS.

Enforceability of Civil Liabilities

Upon completion of the reincorporation ISE will be a Marshall Islands corporation. A majority of the directors, officers and the experts named in the prospectus reside outside the United States. In addition, a substantial portion of the assets and the assets of the directors, officers and experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon ISE or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against ISE or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

Consequences if Reincorporation Proposal is Not Approved

If the reincorporation proposal is not approved by the stockholders, ISE will continue to operate under Delaware law and, assuming the acquisition of Navios and is completed, Navios would be subject to US income taxation on certain of its operations. In the future, the board of directors may seek certain amendments to the certificate of incorporation, as amended, and by-laws or re-submit a proposal to the stockholders asking them to approve ISE’s reincorporation in a foreign jurisdiction, in other words, a jurisdiction outside of the United States.

Required Vote

Approval of the reincorporation proposal will require the affirmative vote of a majority of the outstanding shares of ISE’s common stock. Abstentions or the failure to vote on the reincorporation proposal will have the same effect as votes cast against approval of the proposal. A broker non-vote will have the same effect as a vote against the reincorporation proposal.

Recommendation

After careful consideration, ISE’s board of directors has determined unanimously that the reincorporation proposal is fair to and in the best interests of ISE and its stockholders. ISE’s board of directors has approved and declared advisable the reincorporation proposal and unanimously recommends that you vote or give instructions to vote “FOR” the proposal to approve the reincorporation.

The foregoing discussion of the information and factors considered by the ISE board of directors is not meant to be exhaustive, but includes the material information and factors considered by the ISE board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE REINCORPORATION PROPOSAL TO REINCORPORATE ISE FROM THE STATE OF DELAWARE TO THE REPUBLIC OF THE MARSHALL ISLANDS BY MEANS OF A MERGER WITH NAVIOS, WHICH AT THE TIME OF THE REINCORPORATION WILL BE ISE’S WHOLLY-OWNED MARSHALL ISLANDS SUBSIDIARY.

INFORMATION ABOUT NAVIOS

Introduction

Navios is one of the leaders in seaborne shipping, specializing in the worldwide carriage, trading, storing, and other related logistics of international dry bulk cargo transportation. For over 50 years, Navios has worked with raw materials producers, agricultural traders and exporters, industrial end-users, shipowners, and charterers and, more recently, acquired an in-house technical ship management expertise. Navios’s core fleet, the average age of which is approximately 3.5 years, consists of a total of 28 vessels, aggregating approximately 1.8 million deadweight tons or dwt. Navios owns six modern Ultra-Handymax (50,000-55,000 dwt) vessels and operates 22 Panamax (70,000-83,000 dwt) and Ultra-Handymax vessels under long-term time charters, 15 of which are currently in operation, with the remaining seven scheduled for delivery at various times over the next two years. Navios has options, many of which are “in the money,” to acquire 13 of the 22 time chartered vessels. The owned vessels have a substantial net asset value, and the vessels controlled under the in-charters are at rates well below the current market. Operationally, Navios has, at various times over the last two years, deployed over 50 vessels at any one time, including its core fleet.

Navios also owns and operates the largest bulk transfer and storage facility in Uruguay. While a relatively small portion of Navios’s overall enterprise, ISE believes that this terminal is a stable business with strong growth and integration prospects.

The International Dry Bulk Shipping Industry

The data contained in this section relating to the international dry bulk shipping industry has been provided by Drewry Shipping Consultants and is taken from Drewry databases and other sources available in the public domain. Drewry has advised us that it accurately describes the international dry bulk shipping industry and that some information in their database may be based on or include subjective judgments or estimates. Equally, no independent verification has been carried out of data drawn from other sources. Drewry’s methodologies for collecting information and data, and therefore the information discussed in this section, may differ from those of other sources, and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the dry bulk shipping industry. Accordingly, Drewry accepts no liability for any loss suffered in consequence of any reliance on such information and data.

Industry Overview

The marine industry provides a vital link in international trade, with oceangoing vessels representing the most efficient, and often the only method, of transporting large volumes of basic commodities and finished products over long distances. In 2004, approximately 2.4 billion tons of dry bulk cargo was transported by sea, comprising more than one-third of all international seaborne trade. The breakdown of all seaborne trade by main commodity type is shown below.

World Seaborne Trade as of December 31, 2004 (Provisional)

	Tons (Million)	% Total
All Cargo
Dry Bulk	2,456	38.6%
Liquid (Oils/Gases/Chemicals	2,520	39.6%
Container Cargo	896	14.1%
Non-Container General Cargo	493	7.8%

Total	6,635	100%

Trade in Dry Bulk Commodities Only
Coal	625	9.8%
Iron Ore	645	10.1%
Grain	228	3.6%
Minor Bulks	958	15.1%

Total	2,456	38.6%

Source: Drewry

Dry bulk cargo is categorized as major and minor bulk cargoes. The following is an overview, categorized by cargo type, of the primary trade routes and principal vessel sizes used for shipments of the major (coal, iron, ore and grain) and minor bulk cargoes:

•	Coal. There are two principal types of coal: steam (or thermal) coal and coking (or metallurgical) coal. The main exporters of coal are Australia, South Africa, Indonesia, United States, Colombia, Canada, and China. The main importers of coal are Europe, Japan, South Korea, Taiwan, China, India, and the Middle East. The coking coal market is closely linked to demand from integrated steel makers who use coking coal in blast furnaces to make pig iron which, in turn, is converted into steel. Steam coal is mainly used in the production of electricity, and the transportation of steam coal is an important driver of the Capesize and Panamax markets. Increases in steam coal demand have been significant, as both developed and developing nations require increasing amounts of electric power.

•	Iron Ore. Until the start of the 1990s, when it was overtaken by the combined steam and coking coal sectors, iron ore was the largest dry bulk trade. It remains, however, the primary employer of the largest ships in the dry bulk fleet. Used principally as the primary raw material in steel making, iron ore imports are dominated by Europe, Japan, China, South Korea, and the United States. The primary exporters of iron ore are Brazil, Australia and India. Other significant exporters include Canada, Sweden, South Africa, Venezuela, Mauritania, Peru and Chile.

•	Grain. The principal exporters of grain are Canada, United States, Europe, Australia, and South America. The principal importers are Japan, South Korea, China, South East Asia, the Middle East, North Africa, and Europe. Grain production is subject to both growing conditions and natural disasters which affect crop yields and demand patterns.

•	Minor Bulk Cargoes. Minor bulk cargoes include steel products, forest products, agricultural products, bauxite and alumina, phosphates, petcoke, cement, sugar, salt, minerals, scrap metal, and pig iron. Minor dry bulk cargoes are not a major component of Capesize or Panamax carrier demand, although Panamax vessels also transport cargoes such as bauxite, phosphate rock, sulphur, some fertilizers, various other ores and minerals and a few agribulks.

Demand for Dry Bulk Vessels

The dry bulk trade is influenced by the underlying demand for the dry bulk commodities which, in turn, is influenced by the level of worldwide economic activity. Generally, growth in gross domestic product, or GDP, and industrial production correlate with peaks in demand for seaborne transportation. The following chart (which is as of December 31, 2004) demonstrates a steady increase in world dry cargo trade over the last two decades, with an average increase of 4% over the last five years:

Source: Drewry

Moreover, the dry bulk shipping market over the last two years has displayed strong industry fundamentals, driven primarily by:

•	Economic growth and urbanization in China, Brazil, India and the Far East, with attendant increases in steel production, power generation, and grain consumption, leading to greater demand for dry bulk shipping;

•	Inefficient transportation bottlenecks due to long term under-investment in global transportation infrastructure and high demand for dry bulk commodities; and

•	Limited capacity of shipyards due to the orderbook for tankers and container ships, restricting future deliveries of dry bulk newbuildings.

Historically, certain economies have acted from time to time as the “locomotive” of the dry bulk carrier market. In the 1990s, the Far East Asian emerging economies acted as the locomotive with demand for seaborne trade correlating with Japanese industrial production. Currently, China is the main driving force behind the increase in seaborne dry bulk trades and the demand for dry bulk carriers. Chinese imports of coal, iron ore, and, more recently, steel products (China used to be an exporter but, due to its own high demand, now needs to import steel products) have also increased sharply in the last five years, thereby creating additional demand for dry bulk carriers. Management expects India, with its large population, economic growth and urbanization to sustain this trend of greater demand for dry bulk shipping. Globally, total seaborne trade in all dry bulk commodities increased from 1.97 billion tons to 2.45 billion tons, representing an increase of 24.8%, as shown by the following chart:

Seaborne Dry Bulk Trade (Million Tons)

Year	Iron Ore	Steam Coal	Coking Coal	Grains	Major Bulks	Minor Bulks	Total	% Change
1999	431	309	173	220	1,133	835	1,968	1.1
2000	484	344	179	230	1,237	863	2,100	6.8
2001	477	383	181	235	1,276	862	2,138	1.7
2002	514	387	181	220	1,302	885	2,187	2.3
2003	573	414	183	215	1,385	917	2,302	5.3
2004	645	432	193	228	1,498	958	2,456	6.7

Source: Drewry

Another industry measure of vessel demand is ton-miles, which is calculated by multiplying the volume of cargo moved on each route by the distance of such voyage. Between 1999 and 2004, ton-mile demand in the dry bulk sector increased by 25%, to 11,511 billion ton-miles.

Ton-Mile Demand

Year	Billion Ton Miles	% Change
1999	9.204	0.8
2000	9.824	6.7
2001	9.958	1.4
2002	10.226	2.7
2003	10.804	5.7
2004 (provisional)	11,511	6.5

Source: Drewry

Supply of Dry Bulk Vessels

The global dry bulk carrier fleet is divided into four categories, based on a vessel’s carrying capacity. These categories consist of:

•	Capesize. These vessels, which today are typically over 100,000 dwt, are the largest size of dry bulk carriers. Capesize vessels typically carry relatively low value cargoes for which large cargo lot sizes are of primary importance. Consequently, Capesize vessels are mainly used to transport iron ore or coal and, to a lesser extent, grains, primarily on long-haul routes. These vessels are not capable of traversing the Panama Canal due to their size and, therefore, lack the flexibility of smaller vessels.

•

Panamax. These vessels range in size from 60,000 to 80,000 dwt and are designed with the maximum width that will allow them to travel fully-loaded through the Panama Canal. They are also often engaged in many major international trade routes that do not involve transit through the Panama Canal. Panamax bulk carriers are mainly used to transport major bulk cargoes, such as coal and grain and, to a lesser degree, iron ore, as well as a number of minor bulk cargoes, such as bauxite, petroleum coke, some fertilizers and fertilizer raw materials, and various minerals.

•	Handymax and Ultra-Handymax. Vessels in this category range in size from 30,000 to 55,000 dwt and are often equipped with cargo loading and unloading gear, such as cranes, which makes them well suited to call at ports that either are not equipped with gear for loading or discharging of cargo or have draft restrictions. These vessels can trade on worldwide routes carrying mainly grains and minor bulk cargoes.

•	Handysize. Vessels in this sector are the smallest (under 30,000 dwt) and carry exclusively minor bulk cargoes. Historically, the handysize dry bulk carrier sector was viewed as the most versatile. These vessels also carry finished products and minor bulk cargoes, although, increasingly, vessels in this sector are now more limited to trading regionally and in coastal waters.

The supply of dry bulk shipping capacity, measured by the amount of suitable vessel tonnage available to carry cargo, is determined by the size of the existing worldwide dry bulk fleet, the number of new vessels on order, the scrapping of older vessels, and the number of vessels out of active service (i.e., laid up or otherwise not available for hire). In addition to prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping, and laying-up include newbuilding prices, second-hand vessel values in relation to scrap prices, costs of bunkers and other voyage expenses, costs associated with classification society surveys, normal maintenance and insurance coverage, the efficiency and age profile of the existing fleets in the market, and government and industry regulation of maritime transportation practices.

The supply of dry bulk vessels is not only a result of the number of ships in service, but also the operating efficiency of the fleet. For example, during times of very heavy commodity demand, bottlenecks develop in the form of port congestion, which absorbs fleet capacity through delays in loading and discharging of cargo. A particularly extreme example of this occurred during the steam coal demand boom in 1980, when enormous queues developed at the main coal loading ports in the United States and Australia. A similar situation developed in the second half of 2003, when port delays in Australia and China were estimated to have reduced fleet supply by at least 10%.

As of December 31, 2004, the world’s dry bulk fleet totaled 5,923 vessels, aggregating approximately 323.8 million dwt. The average age of the fleet is approximately 15 years. 31% of the world dry bulk fleet is over 20 years old, while the orderbook for newbuildings represents only 20% of the existing world dry bulk fleet, as shown in the following chart:

The Dry Bulk Carrier Fleet—December 31, 2004

	Fleet Profile			Ships Older Than 20 Years of Age			Orderbook
	No. of Ships	Dwt Million	% of Fleet	No. of Ships	% of Class	Scrap Age(1)	No. of Ships	Dwt Million	% of Class
Capesize	674	101.4	31.3	70	11.5	27	131	25.6	25.2
Panamax	1,211	86.8	26.8	251	20.7	24	275	21.1	24.3
Handymax	2,190	92.2	28.5	595	27.2	26	367	17.3	18.8
Handysize	1,915	43.4	13.4	959	50.1	27	60	1.5	3.4
Total	5,923	323.8	100.0	1,875	31.7	26	827	65.5	20.2

(1)	Average vessel age at scrapping 1999-2003

Source: Drewry

The level of scrapping activity is generally a function of scrapping prices in relation to current and prospective charter market conditions, as well as operating, repair and survey costs. The following table illustrates the scrapping rates of dry bulk carriers for the periods indicated.

	1999	2000	2001	2002	2003	2004
Dry Bulk Carrier Scrapping:

Capesize
No. of vessels	13	4	3	8	2	1
Dwt (in millions)	1.2	0.5	0.4	0.9	0.3	0.1
% of fleet scrapped	1.5	0.6	0.5	1.0	0.3	0.1

Panamax
No. of vessels	45	11	28	18	7	1
Dwt (in millions)	3	0.7	1.9	1.2	0.5	0.09
% of fleet scrapped	4.1	1.0	2.5	1.5	0.6	0.1

Handymax
No. of vessels	53	40	40	25	29	0
Dwt (in millions)	2.2	1.5	1.5	0.9	1.1	0
% of fleet scrapped	3.1	2.0	1.9	1.1	1.3	0.0

Handysize
No. of vessels	66	50	62	64	25	5
Dwt (in millions)	1.5	1.2	1.4	1.6	0.6	0.1
% of fleet scrapped	3.2	2.6	3.2	3.7	1.4	0.3

Total
No. of vessels	177	105	123	115	63	7
Dwt (in millions)	8.3	3.8	5.2	4.7	2.4	0.3
% of fleet scrapped	3.1	1.4	1.8	1.6	0.8	0.1

Source: Drewry

The average age at which a vessel is scrapped over the last five years has been 26 years.

Charter Market

Dry bulk carriers are employed in the market through a number of different chartering options. The general terms typically found in these types of contracts are described below.

•	Bareboat Charter. A bareboat charter involves the use of a vessel usually over longer periods of time ranging over several years. In this case, all voyage related costs, mainly vessel fuel and port dues, as well as all vessel-operating expenses, such as day-today operations, maintenance, crewing, and insurance, are for the charterer’s account. The owner of the vessel receives monthly charter hire payments on a US Dollar per diem basis and is responsible only for the payment of capital costs related to the vessel.

•	Time Charter. A time charter involves the use of the vessel, either for a number of months or years or for a trip between specific delivery and redelivery positions, known as a trip charter. The charterer pays all voyage-related costs. The owner of the vessel receives semi-monthly charter hire payments on a US Dollar per diem basis and is responsible for the payment of all vessel operating expenses and capital costs of the vessel (except for bunkers or fuel).

•

Voyage Charter. A voyage charter involves the carriage of a specific amount and type of cargo on a load port-to-discharge port basis, subject to various cargo handling terms. Most of these charters are of a single voyage nature, as trading patterns do not encourage round voyage trading. The owner of the vessel receives one payment derived by multiplying the tonnage of cargo loaded on board by the agreed upon freight rate expressed on a US Dollar per ton basis. The owner is responsible for the payment of all voyage and operating expenses, as well as the capital costs of the vessel.

•	Contract of Affreightment. A contract of affreightment, or COA, relates to the carriage of multiple cargoes over the same route and enables the COA holder to nominate different ships to perform the individual voyages. Essentially, it constitutes a series of voyage charters to carry a specified amount of cargo during the term of the COA, which usually spans a number of months or years. All of the ship’s operating expenses, voyage expenses, and capital costs are borne by the ship owner. Freight normally is agreed on a US per ton basis.

•	Spot Charter. Spot chartering activity involves chartering either on a single voyage or a trip charter.

Charter Rates

Charter (or hire) rates paid for dry bulk carriers are generally a function of the underlying balance between vessel supply and demand. Over the past 25 years, dry bulk cargo charter rates have passed through cyclical phases with these changes in the vessel supply-demand imbalance, creating a pattern of rate “peaks” and “troughs.” In 2003 and 2004, rates for all sizes of dry bulk carriers strengthened to their highest levels ever. The most crucial driver of this upsurge in charter rates was the high level of demand for raw materials imported by China.

In the time charter market, rates vary depending on the length of the charter period as well as ship specific factors, such as age, speed, and fuel consumption. Generally, short-term time charter rates are higher than long-term charter rates. The market benchmark tends to be a 12-month time charter rate, based on a modern vessel. The following chart shows one year time charter rates for Handymax, Panamax and Capesize dry bulk carriers between 1996 and 2004.

Time Charter Rates

(in US dollars per day)

Source: Drewry

In the voyage charter market, rates are influenced by cargo size, commodity, port dues, and canal transit fees, as well as delivery and redelivery regions. In general, larger cargo size is quoted at a lower per ton rate than a smaller cargo size. Routes with costly ports or canals command higher rates than routes with low port dues and no canals to transit. Voyages with a load port within a region that includes ports where vessels usually discharge cargoes or a discharge port within a region with ports where vessels load cargoes would also be quoted at lower rates. These voyages increase vessel utilization by reducing the unloaded portion (or ballast leg) that was included in the calculations of the previous charter back to the loading area.

The Baltic Exchange, an independent organization comprised of shipbrokers, shipping companies, and other shipping players, provides daily independent shipping market information and has created freight rate indices reflecting the average freight rates (that incorporate actual business concluded as well as daily assessments provided to the exchange by a panel of independent shipbrokers) for the major bulk carrier trading routes. These indices include the Baltic Panamax Index (BPI, the index with the longest history), and, more recently, the Baltic Capesize Index (BCI) and the Baltic Handymax Index (BHI).

Accompanying the recent surge in freight rates has been renewed interest in freight forward agreements, or FFAs. An FFA is a freight forward swap agreement between counterparties or entered into over an exchange, where the settlement price designated for a future period is derived from the Baltic Exchange indices. FFAs enable a market participant thereby manage their exposure to a fluctuating market.

Vessel Prices

The shipping industry is currently in a relatively unusual position. Each of its major sectors—dry bulk carriers, tankers, and containerships – has been prospering. This has triggered an upsurge in newbuilding activity in each sector. In addition, newbuilding demand is also strong for Liquified Natural Gas, or LNG, carriers, and other specialized vessels. This is significant because the near term availability of newbuilding berths for vessel delivery before the third and fourth quarters of 2008 is scarce, which directly impacts the supply of new vessels to the market. Thus, the combination of shortage of berth space, rising demand for vessels, and rising raw material costs (especially the price of steel), has greatly increased newbuilding prices.

The following tables present the average prices for both secondhand and newbuilding dry bulk carriers for the periods indicated.

Dry Bulk Carrier Newbuilding Prices

(in millions of US dollars)

Source: Drewry

Dry Bulk Carrier Secondhand Prices

(in millions of US dollars)

Source: Drewry

In the secondhand market, the steep increase in newbuilding prices and the strength in the charter market have also affected vessel prices. With vessel earnings running at relatively high levels and a limited availability of newbuilding berths, the ability to deliver a vessel early has resulted in increases in secondhand prices, especially for modern tonnage.

Navios Maritime Holdings Inc.

Navios Corporation, the predecessor company to Navios, was incorporated in 1954 as a corporate subsidiary of United States Steel Corporation for the transportation of its iron ore requirements. In the mid-1970s, Navios transformed itself from a captive ore carrier for United States Steel to a third party cargo carrier that, in the mid-1980s, was sold to Fednav Limited, Canada’s largest international shipping group. From 1989 until 2002, Navios underwent a series of leveraged management buyouts and corporate restructuring with the support of various shipping groups, while at the same time adapting its business model to suit the changing requirements of the dry bulk shipping market.

More recently, Navios Corporation, a Marshall Islands corporation, and Anemos Maritime Holdings, a Cayman Islands company, merged effective December 11, 2002. This business combination marked the transformation of Navios from being primarily an operator of large physical contracts of affreightment, based on relationships with industrial end-users, to a leading international maritime enterprise focused on the transportation and handling of dry bulk cargoes through the ownership, operation, and chartering of vessels. Anemos was incorporated in the Cayman Islands in February 1999 to hold all of the capital stock of certain Cayman Islands and Liberian corporations that owned and operated six older dry bulk vessels in the international shipping market. Anemos was also formed to hold the capital stock of nine Marshall Islands corporations that each contracted with Sanoyas Shipyard in Mizushima, Japan for the construction of a series of dry bulk ultra-handymax vessels. Another subsidiary of Anemos, named Levant Maritime International SA, which was originally incorporated in Liberia but was later redomiciled in the Marshall Islands and re-named Navios ShipManagement Inc., was responsible for the technical management of all vessels owned by Anemos’s subsidiaries, including the older vessels, and for the supervision of the construction of the nine newbuildings at the Sanoyas shipyard. Commercial management of the Anemos fleet was contracted to Levant Maritime Co. Ltd., a UK company based in London which was affiliated with two of Anemos’s former minority shareholders. Anemos modernized its fleet by selling off the older vessels, as the newbuildings delivered from the shipyard, between 2000 and early 2003. The personnel of Navios ShipManagement Inc. include the manager of the Piraeus office, a former senior marine classification society surveyor with B.Sc. and M.Sc. degrees in mechanical engineering from the Illinois Institute of Technology and experience in supervising newbuilding construction; a Greek-educated naval architect; and three port captains and two marine superintendent engineers, who are all graduates of official Greek merchant marine academies, and who all served as officers on bulk carriers before assuming responsibilities and gaining relevant experience in shore-side technical ship management.

Today, Navios is headquartered in South Norwalk, Connecticut, and maintains offices in Piraeus, Greece, and Montevideo, Uruguay. Navios’s corporate structure is functionally organized: commercial ship management and risk management are conducted through Navios Corporation and its wholly-owned subsidiaries (out of South Norwalk and Piraeus, respectively), while the ownership and technical management of Navios’s owned vessels are conducted through Anemos Maritime Holdings Inc. and its wholly-owned subsidiaries (out of Piraeus). Navios owns the Nueva Palmira port and transfer facility indirectly through its Uruguayan subsidiary, Corporación Navios Sociedad Anonima, or CNSA. All of Navios’s subsidiaries are wholly-owned, except for Acropolis Shipping & Trading Inc., a charter broker that acts on behalf of both Navios and third parties and of which Navios owns 50% of the outstanding equity. The remaining 50% equity of Acropolis is owned by Mr. Stavros Liaros, Acropolis’s Chief Executive Officer and a resident of Piraeus, Greece. The chart below sets forth Navios’s current corporate structure, which we intend to maintain after the acquisition (all corporations are domiciled in the Republic of the Marshall Islands, except for Acropolis, which is a Liberian corporation, and CNSA, which is an Uruguayan company):

Business Strategy

Navios’s strategy and business model involves the following:

•	Operation of a high quality, modern fleet. Navios owns and charters in a modern, high quality fleet, having an average age of approximately 3.5 years, that provides numerous operational advantages, including more efficient cargo operations, lower insurance and vessel maintenance costs, higher levels of fleet productivity, and an efficient operating cost structure;

•	Pursue an appropriate balance between vessel ownership and a long-term chartered in fleet. Navios controls, through a combination of vessel ownership and long-term time chartered vessels, approximately 1.8 million dwt in dry bulk tonnage, making Navios one of the largest independent dry bulk operators in the world. Navios’s ability, through its longstanding relationships with various shipyards and trading houses, to charter in vessels at favorable rates allows it to control additional shipping capacity without the capital expenditures required by new vessel acquisition. In addition, having purchase options on 13 of the 22 time chartered vessels permits Navios to determine when is the most commercially opportune time to own or charter in vessels. Navios intends to monitor developments in the sales and purchase market to maintain the appropriate balance between owned and long-term time chartered vessels;

•	Capitalize on Navios’s established reputation. Navios believes its reputation and commercial relationships enable it to obtain favorable long-term time charters, step into the market and increase its short term tonnage capacity to several times the capacity of its core fleet, as well as obtain access to freight opportunities through COA arrangements not readily available to other industry participants. This reputation has also enabled Navios to obtain favorable vessel acquisition terms, as reflected in the purchase options contained in many of its long-term charters, which are superior to the prevailing purchase prices in the open vessel sale and purchase market;

•	Utilize industry expertise to take advantage of market volatility. The dry bulk shipping market is cyclical and volatile. Navios uses its experience in the industry, sensitivity to trends, and knowledge and expertise as to risk management and FFAs to hedge against, and in some cases, generate profit from, such volatility;

•	Maintain high fleet utilization rates. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the days its vessels are off-hire. At 99.6%, ISE believes that Navios has one of the highest fleet utilization rates in the industry.

•	Maintain customer focus and reputation for service and safety. Navios is recognized by its customers for high quality of its service and safety record. Navios’s high standards for performance, reliability, and safety provides Navios with an advantageous competitive profile.

•	Enhance vessel utilization and profitability through a mix of spot charters, time charters, and COAs and strategic backhaul and triangulation methods. Specifically, this strategy is implemented as follows:

•	The operation of voyage charters or spot fixtures for the carriage of a single cargo from load port to discharge port;

•	The operation of time charters, whereby the vessel is hired out for a predetermined period but without any specification as to voyages to be performed, with the shipowner being responsible for operating costs and the charterer for voyage costs; and

•	The use of COAs, under which Navios contracts to carry a given quantity of cargo between certain load and discharge ports within a stipulated time frame, but does not specify in advance which vessels will be used to perform the voyages.

In addition, Navios attempts, through selecting COAs on what would normally be backhaul or ballast legs, to enhance vessel utilization and, hence, profitability. The cargoes are in such cases used to position vessels at or near major loading areas (such as the US Gulf) where spot cargoes can readily be obtained. This reduces ballast time to be reduced as a percentage of the round voyage. This strategy is referred to as triangulation.

Navios is one of relatively few major owners and operators of this type in the dry bulk market, and it is one of the most experienced. In recent years, it has further raised the commercial sophistication of its business model by using market intelligence derived from its risk management operations and, specifically, its freight derivatives hedging desk, to make more informed decisions in the management of its fleet.

Competitive Advantages

Controlling approximately 1.8 million dwt in dry bulk tonnage, Navios is one of the largest independent dry bulk operators in the world. ISE believes that Navios occupies a competitive position within the industry in that its reputation in the global dry bulk markets permits it to step in at any time, and take on spot, medium, or long- term freight commitments, depending on its view of future market trends. In addition, many of the long-term charter deals that form the core of Navios’s fleet were brought to the attention of Navios prior to their ever being quoted in the open market. Even in the open market, Navios’s solid reputation allows it, on very short notice, to take in large amounts of tonnage on a short, medium, or long-term basis. This ability is possessed by relatively few shipowners and operators, and is a direct consequence of Navios’s market reputation for reliability in the performance of its obligations in each of its roles as a shipowner, COA operator, and charterer. Navios, therefore, has much greater flexibility than a traditional shipowner or charterer to quickly go “long” or “short” relative to the dry bulk markets.

Navios’s long involvement and reputation for reliability in the Asian region have also allowed the company to develop its privileged relationships with many of the largest trading houses in Japan, such as Marubeni Corporation and Mitsui & Co. Through these institutional relationships, Navios obtains relatively low-cost, long-term charter deals, with options to extend time charters on the majority of its vessels, and purchase the vessels transactions. Through its established reputation and relationships, Navios has access to opportunities not readily available to most other industry participants who lack Navios’s brand recognition, credibility, and track record.

In addition to its superior and long-standing reputation and flexible business model, we believe that Navios is well positioned in the dry bulk market on the basis of the following factors:

•	A high quality, modern fleet of vessels that provides a variety of operational advantages, such as lower insurance premiums, higher levels of productivity, and efficient operating cost structures, as well as a competitive advantage over owners of older fleets, especially in the time charter market, where age and quality of a vessel are of significant importance in competing for business;

•	A core fleet which has been chartered in (through 2013, assuming all available charter extension periods are exercised) on attractive terms (based on prices locked-in before the upswing in rates began in 2003) that allow Navios to charter out the vessels at a considerable spread during strong markets and to weather down cycles in the market while maintaining low operating expenses;

•	Strong cash flows from creditworthy counterparties;

•	Strong commercial relationships with both freight customers and Japanese trading houses and ship owners, providing Navios with an entrée to future attractive long-term time charters on newbuildings with valuable purchase options; and

•	Visibility into worldwide commodity flows through its physical shipping operations and terminal operations in Uruguay.

We intend to maintain and build on this qualitative advantage, while at the same time continuing to benefit from Navios’s favorable reputation and capacity position.

Shipping Operations

Navios’s Fleet. Navios operates a core fleet of vessels that represents a store of embedded value in today’s strong dry bulk market. This fleet is comprised of six modern owned Ultra-Handymax vessels and 22 Ultra-Handymax and Panamax vessels (13 of which have purchase options that are “in the money”) chartered in at rates well below the market.

Owned Fleet. Navios owns a fleet of six modern Ultra-Handymax vessels whose technical specifications and youth distinguish them in a market where approximately 25% of the dry bulk world fleet is composed of 20+ year-old ships. With an average age of approximately 3.5 years, the owned vessels have a substantial net asset value.

Vessel Name	Year Built	Deadweight
		(in metric tons)
Navios Achilles	2001	52,063
Navios Apollon	2000	52,073
Navios Herakles	2001	52,061
Navios Hios	2003	55,180
Navios Ionian	2000	52,068
Navios Kypros	2003	55,180

The owned vessels are substantially identical sister vessels (they were all built at the Sanoyas Shipyard in Japan) and, as a result, Navios has built-in economies of scale with respect to technical ship management. Further, they have been built to technical specifications that far exceed those of comparable tonnage in the marketplace today, such as the following:

•	Four of the six owned vessels each have five cranes (which is more than the industry standard), allowing for increased loading and discharging rates, thereby increasing the efficiency of vessel operations;

•	The majority of the owned vessels are equipped with cranes that have 30 and 35 metric tons of lifting capacity, allowing for lifting of different types of heavy cargoes, thereby increasing the vessels’ trading flexibility and efficiency;

•	The owned vessels have CO2 fittings throughout all cargo holds, allowing for the loading of a variety of special cargoes (such as timber and wood pulp), thereby enhancing the potential trading routes and profitability of the vessels; and

•	The tank top strengths in all holds are of 24mt/m2, also allowing for the carriage of heavy cargoes.

Long Term Fleet. In addition to the six owned vessels, Navios operates a fleet of 22 Panamax (70,000-83,000 dwt) and Ultra-Handymax (50,000-55,000 dwt) vessels under long-term time charters, having an average age of approximately 3.5 years. Of the 22 chartered vessels, 15 are currently in operation and seven are scheduled for delivery at various times over the next two years, as set forth in the following table:

Vessel Name	Year Built/Yard	Deadweight (in metric tons)	Delivery Date of Vessel	Time Charter Period	Purchase Option

ULTRA-HANDYMAXES

Navios Horizon	2001/Mitsui	50,346	April 17, 2001	5 years + 3 years option	Yes
Navios Vector	2002/Mitsui	50,296	October 17, 2002	5 years + 3 years option	Yes
Navios Meridian	2002/Mitsui	50,316	August 8, 2002	5 years + 3 years option	Yes
Navios Mercator	2002/Imabari	53,553	July 17, 2002	5 years + 2 years option	Yes
Navios Arc	2003/Imabari	53,514	January 28, 2003	5 years + 2 years option	Yes
Navios TBN	2006/Imabari	53,400	2006	7 years + 2 years option	Yes
Navios TBN	2007/Imabari	53,400	2007	5 years + 3 years option	Yes

Vessel Name	Year Built/Yard	Deadweight (in metric tons)	Delivery Date of Vessel	Time Charter Period	Purchase Option

PANAMAXES

Linda Oldendorff	1995/B&W	75,100	November 11, 2003	2.25 years	No
Navios Magellan	2000/Namura	74,333	January 25, 2000	5 years + 3 years option	Yes
Seattle Trader	2000/Sanoyasu	75,681	June 14, 2000	3 years + 2 years option	No
Navios Galaxy	2002/Namura	74,195	June 5, 2001	5 years + 3 years option	Yes
Marilena D’Amato	2001/Hudong	74,500	November 7, 2003	2 years	No
Navios Star	2002/Imabari	76,662	April 1, 2002	5 years + 3 years option	Yes
Navios Cielo	2003/Sanoyasu	75,829	June 12, 2003	5 years + 2 years option	No
Navios Hyperion	2004/Sanoyasu	75,500	February 10, 2004	5 years + 2 years option	Yes
Navios Orbiter	2004/Imabari	76,000	February 8, 2004	5 years + 3 years option	Yes
Navios Orion	2005/Imabari	76,000	January 10, 2005	5 years + 3 years option	No
Navios Aurora	2005/Universal	75,200	June 22, 2005	5 years + 3 years option	Yes
Navios Titan	2006/Tsuneishi	82,800	2005	5 years + 3 years option	No
Navios TBN	2006/Sanoyasu	75,500	2006	7 years	No
Navios TBN	2006/Tsuneishi	82,800	2006	5 years + 3 years option	No
Navios TBN	2007/Universal	75,200	2007	7 years	No

Many of Navios’s current long-term, chartered-in tonnage is chartered from shipowners with whom Navios has long-standing relationships. Navios pays these shipowners daily rates of hire for such vessels, and then charters out these vessels to other parties, who pay Navios a daily rate of hire. Navios also enters into COAs pursuant to which Navios has agreed to carry cargoes, typically for industrial customers, who export or import dry bulk cargoes. Further, Navios enters into spot market voyage contracts, where Navios is paid a rate per ton to carry a specified cargo from point A to point B.

The chartered vessels are chartered in at rates well below the market, allowing Navios to charter out those vessels at a significant spread over the daily hire it pays for the vessels to their owners. Navios can take advantage of options it has to extend the period of its long-term charters, maintaining low charter-in rates and, thus, lower overall operational expenses. Navios also has the ability to exercise its purchase options, many of which are “in the money,” with respect to 13 of the 22 chartered vessels.

Short Term Fleet. Navios’s fleet consists entirely of panamax and ultra-handmax vessels and is classified by Navios into the following three categories: (1) Navios’s “owned fleet” are the six ultra-handymax vessels that Navios owns; (2) Navios’s “long-term fleet” that are the panamax and ultra-handymax vessels that Navios, as a charterer, takes into its commercial employment under long-term charters, meaning charters for a duration of more than 12 months, that, together with its owned fleet, are termed Navios’s “core fleet;” and (3) Navios’s “short term fleet” which is comprised of between 20 to 40 panamax and handymax vessels that at any given time Navios, as a charterer, has under charter for a duration of less than 12 months.

Anticipated Exercise of Vessel Purchase Options. ISE expects to exercise its purchase options on the M/V Navios Horizon, the M/V Navios Meridian, the M/V Navios Galaxy, the M/V Navios Magellan and the M/V Navios Mercator during the fourth quarter of 2005, and the M/V Navios Arc during the first quarter of 2006. The option exercise prices on these vessels are below the prices that would be required to purchase vessels of similar types and ages. Accordingly, assuming that there is no substantial change in the prices for vessels or the shipping industry generally, ISE anticipates that, following the acquisition of Navios, it will exercise these options, which would require an aggregate cash outlay of approximately $119.3 million.

Management and Operation of the Fleet. Navios’s commercial ship management and vessel operations are conducted out of its South Norwalk, Connecticut, office. Navios performs the technical management of the owned vessels from its Piraeus office. The financial risk management related to the operation of its fleet is conducted through both its South Norwalk and Piraeus offices, as explained more fully below.

Commercial Ship Management. Commercial management of Navios’s fleet involves identifying and negotiating charter party employment for the vessels. Navios uses the services of Acropolis Shipping & Trading Inc., based in Piraeus, as well as numerous third-party charter brokers, to solicit, research, and propose charters for its vessels. Charter brokers research and negotiate with different charterers and propose charters to Navios for cargoes suitable for carriage by Navios’s vessels. Navios’s then evaluates the employment opportunities available for each type of vessel and arranges cargo and country exclusions, bunkers, loading and discharging conditions, and demurrage.

Technical Ship Management. Navios provides, through its subsidiary, Navios ShipManagement Inc, technical ship management and maintenance services to its owned vessels. Based in Piraeus, Greece, the operation is run by experienced professionals who oversee every step of technical management, from the production of the vessels in Japan to subsequent shipping operations throughout the life of a vessel, including the superintendence of maintenance and repairs and drydocking.

Operations. The operations department, which is located in South Norwalk, Connecticut, supervises the post-fixture business of the vessels in Navios’s fleet (i.e., once the vessel is chartered and being employed) by monitoring their daily positions to ensure that the terms and conditions of the charters are being fulfilled. The operations department also sends superintendents to the vessels to supervise the loading and discharging of cargoes when necessary to minimize time spent in port. The operations department also generally deals with all matters arising in relation to the daily operations of Navios’s fleet that are not covered by Navios’s other departments.

Financial Risk Management. Navios actively engages in assessing financial risks associated with fluctuating future freight rates, daily time charter hire rates, fuel prices, credit risks, interest rates and foreign exchange rates. Financial risk management is carried out under policies approved and guidelines established by the executive management.

•	Freight Rate Risk. Navios uses FFAs to hedge its physical exposures in shipping capacity and freight commitments and respond to fluctuations in the dry bulk shipping market by augmenting its overall long or short position. These FFAs settle monthly in cash on the basis of publicly quoted indices, not physical delivery. These instruments typically cover periods from one month to one year, and are based on time charter rates or freight rates on specific quoted routes. Navios enters into these FFAs through over-the-counter transactions and over NOS ASA, a Norwegian clearing house. Navios’s traders work closely with the chartering group to ensure that the most up-to-date information is incorporated into the company’s commercial ship management strategy and policies.

•	Credit Risk. Navios closely monitors its credit exposure to charterers, counter-parties and FFAs. Navios has established policies designed to ensure that contracts are entered into with counter-parties that have appropriate credit histories. Counter-parties and cash transactions are limited to high credit quality financial institutions. Most importantly, Navios has strict guidelines and policies that limit the amount of credit exposure.

•	Interest Rate Risk. Navios uses interest rate swap agreements to reduce exposure to fluctuations in interest rates. Specifically, the company enters into interest rate swap contracts that entitle it to receive interest at floating rates on principal amounts and oblige it to pay interest at fixed rates on the same amounts. Thus, these instruments allow Navios to raise long-term borrowings at floating rates and swap them into fixed rates. Although these instruments are intended to minimize the anticipated financing costs and maximize gains for Navios that may be set off against interest expense, they may also result in losses, which would increase financing costs.

•	Foreign Exchange Risk. Although Navios’s revenues are dollar-based, 2.7% of it expenses related to its port operations are in Uruguayan pesos and 2.4% of its expenses related to operation of its Piraeus office are in Euros. Navios actively engages its foreign currency transactions to hedge its exposure to fluctuations in such currencies.

Port and Terminal Operations

Overview. Navios owns and operates the largest bulk transfer and storage terminal in Uruguay, one of the most efficient and prominent operations of its kind in South America. Situated in a free trade zone in the port of Nueva Palmira at the confluence of the Parana and Uruguay rivers, the terminal operates 24 hours per day, seven days per week, and is ideally located to provide customers, consisting primarily of leading international grain and commodity houses, with a convenient and efficient outlet for the transfer and storage of a wide range of commodities originating in the Hidrovia region of Argentina, Bolivia, Brazil, Paraguay, and Uruguay.

Navios has had a lease with the Republic of Uruguay dating back to the 1950’s for the land on which it operates. The lease has been extended and now expires in 2025, but this term may be extended for an additional 20 years in Navios’s option. Navios believes the terms of the lease reflect Navios’s very high-level relationships within the Republic of Uruguay. Additionally, since the Navios terminal is located in the Nueva Palmira Tax Free Zone, foreign commodities moving through the terminal is free of Uruguayan taxes. Certificates of deposit are also obtainable for commodity entering into the station facility.

There is also considerable scope for further expansion of this bulk terminal operation in Uruguay. In addition, after completion of the current expansion of its storage capacity through the construction of its largest grain silo, Navios’s terminal port will have approximately 11 acres of available river front land for future development. The increased flow of commodity products through the Nueva Palmira port has allowed Navios to steadily increase throughput. Navios is considering further expansion, as existing and new customers are increasingly demanding long-term terminal transfer and storage services.

Although one of the smaller countries in South America, Uruguay is regarded as one of the most stable countries on the continent. The population is almost 100% literate, with a large middle class and a well-established democracy. The banking system is modern and efficient by international standards.

BRASIL
BOLIVIA
PARAGUAY
ARGENTINA
URUGUAY
OCEANO ATLANTICO
Caceres
Descalvados
Puerto Quijarro
Corumba
Ladario
Campo Grande
Rio Tietê
Rio Paraná
Rio Paraguay
Puerto Murtinho
Concepcion
ASUNCION
Ciudad del Este
Curitiba
Paranagua
San Pablo
Santos
Puerto Toro-Cua
Encarnacion
Corrientes
Resistencia
Formosa
Reconquista
Rio Uruguay
Uruguayana
Artigas
Porto Alegre
Rivera
Salto
Concordia
Tacuarembo
Paysandu
Rio Grande
Santa Fe
Parana
Concepcion del Uruguay
Rosario
Fray Bentos
Nueva Palmira
Colonia
MONTEVIDEO
BUENOS AIRES
La Paloma
Punta del Este
Treinta y Tres
Navios Port Terminal Location
0
350
700
kilometers

Port Infrastructure. The terminal stands out in the region because of its sophisticated design, efficiency, and multimodal operations. The Navios terminal has specially designed storage facilities and conveying systems that provide tremendous flexibility in cargo movements that help to avoid delays to vessels and barge convoys. The terminal offers 205,000 tons of clean and secure grain silo capacity. With nine silos (some with internal separations) available for storage, customers are assured their commodities will be naturally separated. The terminal has the latest generation, high precision, independent weigh scales, both for discharging and loading activity.

The terminal has two docks. The main outer dock is 240 meters long and accommodates vessels of up to 85,000 dwt loading to the maximum permitted draft of the Martin Garcia Bar and Mitre Canal. The dock has three new ship loaders capable of loading vessels at rates of up to 20,000 tons per day, depending on commodity. The inner face of this dock is equipped for discharging barge convoys. The secondary inner dock measures 170 meters long and is dedicated to the discharge of barge convoys. This activity is carried out on both sides of the dock. The terminal is capable of discharging barge convoys at rates averaging 10,000 to 14,000 tons per day, depending on the type of barges and commodity. Fixed duty cycle cranes located on each dock carry out the discharging of barge convoys. The process is optimized through the selection of the most appropriate size and type of buckets according to the commodity to be discharged.

The facility’s current theoretical throughput capacity is 3.0 million tons, and we believe that the 2005 throughput should be a record amount of approximately 2.2 million tons.

Port Operation. The commodities most frequently handled include grain and grain by-products, as well as some ores, sugar, and salt. The terminal receives bulk cargoes from barges, trucks, and vessels, and either transfers them directly to dry bulk carriers or stores them in its own modern silos for later shipment.

Dedicated professionals operate the terminal, taking pride in the quality of service and responsiveness to customer requirements. Management is attentive to commodity storage conditions seeking to maintain customer commodity separation at all times and minimize handling losses. The terminal operates 24 hours/day, seven days/week, to provide barge and ship traffic with safe and fast turnarounds. The ability to conduct multiple operations simultaneously involving ocean vessels, barges, trucks, and grain silos further enables the terminal to efficiently service customers’ needs.

The Navios port is also unique in its pricing policy by using a fixed fee structure to charge its clients. Other regional competitors charge clients a complicated fee structure, with many variable add-on charges. Navios’ pricing policy provides clients with a transparent, comprehensive, and hassle-free quote that has been extremely well received by port patrons. The Uruguay port operations present the additional advantage of generating revenue in US dollars, whereas the majority of its costs are in local currency.

Future Growth. The development of South American grain markets dates back to President Carter’s embargo of grain against the Soviet Union in 1979. As a result of that decision, the USSR took steps to secure grain supplies from sources outside North America. By 1981, Argentina had become a significant grain exporter to the USSR, and Brazil quickly followed. The intervening decade saw the development of grain exports markets from these two countries as successive local governments recognized the significant benefits of US dollar income. In the 1990s, Paraguay began to export small quantities of grain and, more recently, Bolivia has expanded its grain exports; the significance of grain exports from these two countries is that both are land-locked. The table below highlights the gradual development of export volumes through the Navios facility in Nueva Palmira, and ISE believes this growth will continue as both countries continue to drive for larger hard currency income.

Navios Uruguay Annual Throughput Volumes

Navios is currently in negotiations with significant existing and new customers, who have expressed high levels of interest in entering in long-term business relationships with the company based on the growing Uruguay grain market.

Navios Uruguay Export Market. Over the past few years, Uruguay has begun to develop its grain exports that, historically, were very small because land was allocated to cattle and sheep farming. The rapid rise in Uruguayan exports is apparent from the chart below. Most importantly for the Navios terminal, the natural growth area for grain in Uruguay is in the western region of the country on land that is located in close proximity to Nueva Palmira.

Uruguay Grain Exports

Source: Uruguayan Farm Cooperative (as of December 31, 2004)

In 2004, Navios completed construction of four new cylindrical silos designed specifically to receive Uruguayan commodities. Before these silos had been completed, local exporters had booked their total capacity for a period of three years. This was the first time in the terminal’s history that additional silo capacity was booked before completion of construction. As a result of yet further significant new customer demand from companies such as Cargill, Bunge, and Louis Dreyfus, as well as from a number of smaller local grain merchandisers, Navios started construction of a new 75,000 ton silo that, once completed, will be the largest in Uruguay. Completion is scheduled for August 2005. This additional silo will add approximately 35% to the terminal’s existing storage capacity and will service the increased exports of Uruguayan soybeans. The total investment for this project includes the new silo, as well as two new truck un-loaders, and new truck weigh scales. Of traditional horizontal, concrete construction, the silo design incorporates wall separations, mechanical air ventilation systems as well as a sensitive temperature monitoring equipment.

Customers

The international dry bulk shipping industry is highly fragmented and, as a result, there are numerous charterers. The charterers for Navios’s core fleet come from leading enterprises that mainly carry iron ore, coal, and grain cargoes. Navios’s assessment of a charterer’s financial condition and reliability is an important factor in negotiating employment of its vessels. Navios generally charters its vessels to major trading houses (including commodities traders), major producers and government-owned entities rather than to more speculative or undercapitalized entities. Navios’s customers under charterparties, COAs, and its counterparties under FFAs, include national, regional and international companies, such as Cargill International SA, COSCO Bulk Carriers Ltd., Dampskipsskelskapet Norden, Glencore International A.G., Furness Withy Pty. Ltd., Louis Dreyfus Corp., Mitsui O.S.K. Lines Ltd., Rudolf A. Oetker, Sinochart and Taiwan Maritime Transportation Corp. During the year ended December 31, 2004, none of such customers accounted for more than 10% of revenues, with the exception of Taiwan Maritime Transportation Corp. that accounted for 15.92% of revenues. During 2003, none of Navios’s customers or counterparties accounted for more than 10% of Navios’s total revenues, with the exception of Cargill International S.A. that accounted for 29.4%.

Navios’s terminal at Nueva Palmira, Uruguay conducts business with customers engaged in the international sales of agricultural commodities who book parts of the terminal’s silo capacity and transship cargoes through the terminal. In 2004, the two largest customers of the terminal were Agrograin SA, a subsidiary of the Archer Daniels Midland group, which accounted for 46.4% of the terminal’s revenues, and Multigranos SA which accounted for 14.1% of such revenues. These two customers were also the largest two sources of revenues for the terminal in 2003 accounting for the following respective percentages of its total revenues in that year: Agrograin SA (43%) and Multigranos (20%).

Competition

The dry bulk shipping markets are extensive, diversified, competitive, and highly fragmented, divided among approximately 1,500 independent dry bulk carrier owners. The world’s active dry bulk fleet consists of approximately 5,923 vessels, aggregating some 323.8 million dwt. As a general principle, the smaller the cargo carrying capacity of a dry bulk carrier, the more fragmented is its market, both with regard to charterers and vessel owners/operators. Even among the larger dry bulk owners and operators, whose vessels are mainly in the larger sizes, only three companies have fleets of 100 vessels or more: the Chinese Government (directly and through China Ocean Shipping and China Shipping Group) and the two largest Japanese shipping companies, Mitsui OSK Lines and Nippon Yusen Kaisha. There are no more than 30 owners with fleets of between 20 and 100 vessels. However, vessel ownership is not the only determinant of fleet control. Many owners of bulk carriers charter their vessels out for extended periods, not just to end-users (owners of cargo), but also to other owner/operators and to tonnage pools. Such operators may, at any given time, control a fleet many times the size of their owned tonnage. Navios is one such operator; others include CCM (Ceres Hellenic/Coeclerici), Bocimar, Zodiac Maritime, Louis-Dreyfus/Cetragpa, Cobelfret and Torvald Klaveness.

Governmental and Other Regulations

Governmental Regulation. Government regulation significantly affects the ownership and operation of vessels. These regulations include international conventions, national, state, and local laws, and regulations in force in the countries in which vessels may operate or are registered. A variety of governmental and private entities subject vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (US Coast Guard, harbor master or equivalent), classification societies, flag state administration (country of registry), and charterers, particularly terminal operators. Certain of these entities require vessel owners to obtain permits, licenses, and certificates for the operation of their vessels. Failure to maintain necessary permits or approvals could require a vessel owner to incur substantial costs or temporarily suspend operation of one or more of its vessels.

We believe that the heightened level of environmental and quality concerns among insurance underwriters, regulators, and charterers is leading to greater inspection and safety requirements on all vessels, and may accelerate the scrapping of older vessels throughout the industry. Increasing environmental concerns have created a demand for vessels that conform to stricter environmental standards. Vessel owners are required to maintain operating standards for all vessels that will emphasize operational safety, quality maintenance, continuous training of officers and crews, and compliance with United States and international regulations.

Environmental Regulations. The International Maritime Organization, or IMO, has negotiated international conventions that impose liability for oil pollution in international waters and a signatory’s territorial waters. In September 1997, the IMO adopted Annex VI to the International Convention for the Prevention of Pollution from Ships, which was ratified on May 18, 2004, and will become effective on May 19, 2005. Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions.

Under the International Safety Management Code, or ISM Code, effective since July 1998, the party with operational control of a vessel is required to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel’s management with code requirements for a safety management system. No vessel can obtain a certificate unless its manager has been awarded a document of compliance, issued by the respective flag state for the vessel, under the ISM Code. Noncompliance with the ISM Code and other IMO regulations may subject a ship owner to increased liability, may lead to decreases in available insurance coverage for affected vessels, and may result in the denial of access to, or detention in, some ports. For example, the United States Coast Guard and European Union authorities have indicated that vessels not in compliance with the ISM Code will be prohibited from trading in ports in the United States and European Union.

Security Regulations. Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002, or MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the United States Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to the International Convention for the Safety of Life at Sea, or SOLAS, created a new chapter of the convention dealing specifically with maritime security. The new chapter went into effect on July 1, 2004, and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created International Ship and Port Facilities Security, or ISPS, Code. Among the various requirements are:

•	on-board installation of automatic information systems, or AIS, to enhance vessel-to-vessel and vessel-to-shore communications;

•	on-board installation of ship security alert systems;

•	the development of vessel security plans; and

•	compliance with flag state security certification requirements.

The United States Coast Guard regulations, intended to be aligned with international maritime security standards, exempt non-US vessels from MTSA vessel security measures, provided such vessels have on board, by July 1, 2004, a valid International Ship Security Certificate, or ISSC, that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code.

Inspection by Classification Societies. Every seagoing vessel must be “classed” by a classification society. The classification society certifies that the vessel is “in class,” signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

The classification society also undertakes, on request, other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case or to the regulations of the country concerned. For maintenance of the class, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:

•	Annual Surveys: For seagoing ships, annual surveys are conducted for the hull and the machinery (including the electrical plant) and, where applicable, for special equipment classed, at intervals of 12 months from the date of commencement of the class period indicated in the certificate.

•	Intermediate Surveys: Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys may be carried out on the occasion of the second or third annual survey.

•	Class Renewal Surveys: Class renewal surveys, also known as special surveys, are carried out for the ship’s hull, machinery (including the electrical plant), and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey, the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one-year grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a ship owner has the option of arranging with the classification society for the vessel’s integrated hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five-year cycle.

Risk of Loss and Liability Insurance

General. The operation of any cargo vessel includes risks such as mechanical failure, physical damage, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities, and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon owners, operators and demise charterers of any vessel trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for ship owners and operators trading in the United States market. While we believe that Navios’s present insurance coverage is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that Navios will always be able to obtain adequate insurance coverage at reasonable rates.

Hull and Machinery and War Risk Insurances. Navios has marine hull and machinery and war risk insurance, which includes the risk of actual or constructive total loss, for all of the six owned vessels. Each of the owned vessels are covered up to at least fair market value, with a deductible for the hull and machinery insurance in the amount of $75,000. There are no deductibles for the war risk insurance. Navios has also arranged increased value insurance for most of the owned vessels. Under the increased value insurance, in case of total loss of the vessel, Navios will be able to recover the sum insured under the increased value policy in addition to the sum insured under the hull and machinery policy. Increased value insurance also covers excess liabilities that are not recoverable in full by the hull and machinery policies by reason of under insurance.

Protection and Indemnity Insurance. Protection and indemnity insurance is provided by mutual protection and indemnity associations, or P&I Associations, which covers Navios’s third party liabilities in connection with its shipping activities. This includes third-party liability and other related expenses of injury or death of crew, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances, and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations, or “clubs.” Subject to the “capping” discussed below, Navios’s coverage, except for pollution, is unlimited. Navios’s current protection and indemnity insurance coverage for pollution is $1.0 billion per vessel per incident. The fourteen P&I Associations that comprise the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. As a member of a P&I Association, which is a member of the International Group, Navios is subject to calls payable to the associations based on its claim records as well as the claim records of all other members of the individual associations, and members of the pool of P&I Associations comprising the International Group.

Risk Management

Risk management in the shipping industry involves balancing a number of factors in a cyclical and potentially volatile environment. Fundamentally, the challenge is to appropriately allocate capital to competing opportunities of owning or chartering vessels. In part, this requires a view of the overall health of the market, as well as an understanding of capital costs and return. Thus, stated simply, one may charter part of a fleet as opposed to owning the entire fleet to maximize risk management and economic results. This is coupled with the challenge posed by the complex logistics of ensuring that the vessels controlled by Navios are fully employed.

Navios manages risk through a number of strategies, including vessel control strategies (chartering and ownership) freight carriage and FFA trading. Navios vessel control strategies include seeking the appropriate mix of owned vessels, long and short-term chartered in vessels, coupled with purchase options, when available, and spot charters. Navios also enters into COAs, which gives Navios, subject to certain limitations, the flexibility to determine the means of getting a particular cargo to its destination. Navios’s FFA trading strategies include taking economic hedges around vessels that are on hire or coming off hire to protect against the risk of movement in rates.

Legal Proceedings

Navios is not involved in any legal proceedings which may have a significant effect on its business, financial position, results of operations or liquidity, nor is ISE aware of any proceedings that are pending or threatened which may have a significant effect on its business, financial position, results of operations or liquidity. From time to time, Navios may be subject to legal proceedings and claims in the ordinary course of business, involving principally commercial charter party disputes. It is expected that these claims would be covered by insurance if they involve liabilities such as arise from a collision, other marine casualty, damage to cargoes, oil pollution, death or personal injuries to crew, subject to customary deductibles. Those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources.

Crewing and Shore Employees

Navios crews its vessels primarily with Greek officers and Filipino officers and seamen. Navios’s fleet manager is responsible for selecting its Greek officers, which are hired by Navios’s vessel owning subsidiaries. Navios’s Filipino officers and seamen are referred to Navios’s fleet manager by Cosmos Marine Management S.A. and Crossworld Marine Services Inc., two independent crewing agencies. The crewing agencies handle each seaman’s training, travel, and payroll. Navios requires that all of its seamen have the qualifications and licenses required to comply with international regulations and shipping conventions.

As to shoreside employees, Navios employs 27 in its Connecticut office, 15 in its Piraeus office, and eight employees in its Montevideo office, with an additional 70 employees working at the port facility in Nueva Palmira.

Facilities

Navios currently leases the following properties:

•	Navios Corporation has leased approximately 12,458 square feet of space at its headquarters located at 20 Marshall Street, South Norwalk, CT, 06820 under a lease that expires in May 15, 2011. Navios has sublet approximately 1,394 square feet of space to Healy & Baillie, LLP, under a sub-lease that expires on May 15, 2011.

•	Navios ShipManagement Inc. has leased approximately 268 square meters of space at 67, Notara Street, Piraeus, Greece, under a lease that expires on May 31, 2012. Navios Corporation has leased approximately 37 square meters of space on the 4th floor at 67, Notara Street under a lease that expires on May 31, 2012.

•	Navios ShipManagement Inc. has leased approximately 42 square meters of space at Apostolon #3, 2nd Floor, Town of Chora, Island of Hios, Greece under a lease that expires on March 31, 2006.

•	Navios ShipManagement Inc. has leased an apartment for use by its expatriate employees at Stratiotikou Syndesmou #10, 5th Floor, Kolonaki, Athens, Greece, under a lease that expires on March 31, 2006.

•	Navios ShipManagement Inc. has leased an apartment for use by its expatriate employees at Apartment Ypsilantou #5, 2nd Floor, Kolonaki, Athens, Greece, under a lease that expires on May 31, 2005.

•	Corporación Navios Sociedad Anonima leases the land on which it operates its port and transfer facility, located at Zona Franca, Nueva Palmira, Uruguay. This lease is between Uruguayan National Authority of Free Zones and Corporación Navios Sociedad Anonima, which expires on November 29, 2025, with an option to extend for another 20 years.

Corporación Navios Sociedad Anonima owns the premises from which it operates in Montevideo, Uruguay. This space is approximately 112 square meters and is located at Juan Carlos Gomez 1445, Oficina 701, Montevideo 1100, Uruguay.

Quantitative and Qualitative Disclosures about Market Risk

Navios is exposed to certain risks related to interest rate, foreign currency and charter rate risks. To manage these risks, Navios uses interest rate swaps (for interest rate risk), forward exchange contracts (for foreign currency risk), and FFAs (for charter rate risk).

Interest Rate Risk

Debt Instruments

On December 31, 2004, Navios had a total of $49.5 million in long term indebtedness. The debt is dollar denominated and bears interest at a floating rate. The fair market value of Navios’s fixed rate debt was its face value as of December 31, 2004. Because the interest on the debt is at a floating rate, changes in interest rates would have no effect on the value of the debt. We anticipate that upon the acquisition of Navios by ISE, this debt will be repaid in full by ISE’s anticipated senior secured credit facility. For a discussion of the terms of this facility, see page 111.

Interest Rate Swaps

Navios has entered into interest rate swap contracts to hedge its exposure to variability in its floating rate long term debt. Under the terms of the interest rate swaps Navios and the banks agreed to exchange, at specified intervals, the difference between a paying fixed rate and floating rate interest amount calculated by reference to the agreed principal amounts and maturities. The interest rate swaps allow Navios to convert long-term borrowings issued at floating rates into equivalent fixed rates.

At December 31, 2004, Navios had entered into a total of four swaps with the Royal Bank of Scotland and Alpha Bank with a total notional principal amount of $49.7 million. The swaps were entered into at various points in 2001 and mature in 2006 and 2010 in the respective amounts of $26.0 million and $23.7 million.

Navios estimates that it would have to pay $3.1 million to terminate these agreements as of December 31, 2004. Navios’s net exposure to interest rate fluctuations is approximately $0.8 million at December 31, 2004. Navios’s net exposure is based on total floating rate debt less the notional principal of floating to fixed interest rate swaps. A one hundred basis point change in interest rates would increase or decrease interest expense by $8,000 per year as of December 31, 2004. The swaps are set by reference to the difference between the 3 month LIBOR (which is the base rate under Navios’s long term borrowings) and the yield on the US ten year treasury bond. The swaps effectively fix interest rates at 5.5%. However, once market interest rates exceed 7.5%, Navios would only be subject to the market interest rates in excess of the 7.5%.

Foreign Currency Risk

Foreign Currency Forward Contracts

In general, the shipping industry is a dollar dominated industry. Revenue is set in US dollars, and approximately 94% of Navios’s expenses are also incurred in US dollars. To cover expenses incurred in EUROs, Navios entered into short term forward exchange contracts. These contracts hedge against the fluctuations of the EURO against the US Dollar. Through these contracts Navios purchased €2.5 million at an average exchange rate of $1.32 with a fair value of $3.3 million in the year ending December 31, 2004. These contracts mature within twelve months of the balance sheet date for all periods. Contracts entered into during 2004 will settle monthly between March and June 2005. The fair value of these contracts as of December 31, 2004, amounted to $126,000.

Charter Rate Risk

Forward Freight Agreements (FFAs)

Navios enters into FFAs as economic hedges relating to identifiable ship and/or cargo positions and as economic hedges of transactions that Navios expects to carry out in the normal course of its shipping business. By using FFAs, Navios manages the financial risk associated with fluctuating market conditions. The effectiveness of a hedging relationship is assessed at its inception. If an FFA qualifies for hedge accounting, any gain or loss on the FFA is first recognized when measuring the profit or loss of related transaction. However, for the years ended December 31, 2004 and 2003, none of the FFAs qualified for hedge accounting, and, accordingly, all gains or losses from FFAs have been recorded in the statement of operations for such periods. It is anticipated that FFAs will continue to be so treated, and, accordingly, may result in material fluctuation in results from operations.

FFAs cover periods ranging from one month to one year and are based on time charter rates or freight rates on specific quoted routes. FFAs are executed either over-the-counter, between two parties, or through NOS ASA, a Norwegian clearing house. FFAs are settled in cash monthly based on publicly quoted indices. NOS ASA requires both base and margin collaterals. Certain portions of these collateral funds may be restricted at any given time, as determined by NOS ASA. As of December 31, 2004, and December 31, 2003, Navios’s restricted balance with NOS ASA was $2.8 million and $0, respectively.

Navios is exposed to market risk in relation to its FFAs and could suffer substantial losses from these activities in the event expectations are incorrect. Navios trades FFAs with an objective of both economically hedging the risk on the fleet, specific vessels or freight commitments and taking advantage of short term fluctuations in market prices. The total principal amount of open FFAs at December 31, 2004 was approximately $1.8 million. A ten percent change in underlying freight market indices would increase or decrease net income by $1.0 million as of December 31, 2004.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF NAVIOS

The following is a discussion of Navios’s financial condition and results of operations comparing the fiscal years ended December 31, 2004 and 2003 as well as the three months ended March 31, 2005 and 2004. You should consider the foregoing when reviewing the consolidated financial statements and this discussion. You should read this section together with the consolidated financial statements including the notes to those financial statements for the years mentioned above.

Overview

Navios is one of the leaders in seaborne shipping, specializing in the worldwide carriage, trading, storing, and other related logistics of international dry bulk cargo transportation. For over 50 years, Navios has worked with raw materials producers, agricultural traders and exporters, industrial end-users, shipowners, and charterers and, more recently, acquired an in-house technical ship management expertise. Navios’s core fleet, the average age of which is approximately 3.5 years, consists of a total of 28 vessels, aggregating approximately 1.8 million deadweight tons, or dwt. Navios owns 6 modern Ultra-Handymax (50,000-55,000 dwt) vessels and operates 22 Panamax (70,000-83,000 dwt) and Ultra-Handymax vessels under long-term time charters, 15 of which are currently in operation, with the remaining 7 scheduled for delivery at various times over the next two years. Navios has options, many of which are “in the money”, (i.e. the purchase option price is below the open market value of the vessel subject to the option) to acquire 13 of the 22 time chartered vessels. The owned vessels have a substantial net asset value, and the vessels controlled under the in-charters are at rates well below the current market. Operationally, Navios has, at various times over the last two years, deployed over 50 vessels at any one time, including its core fleet.

Navios policy has been to take a portfolio approach to managing risk. This policy led the company to time charter out to various shipping industry counterparties considered by management to be superior credit risks, 22 vessels in its core fleet (i.e. vessels owned by Navios or which it has taken into its fleet under charters having a duration of more than 12 months) during 2004 for various periods of between one and three years. By doing this the company has aimed to lock-in, subject to credit and operating risks, favorable forward cash flows which it believes will cushion it against volatile market swings. In addition, the company actively trades additional vessels taken in on shorter term charters of less than 12 months duration as well as contracts of affreightment and FFA contracts. These are entered into with a view towards maximizing earnings and hedging the company’s market exposure. In 2004, this policy had the effect of generating TCEs that, while high by the average historical levels of the dry bulk freight market over the last 30 years, were below those which could have been earned had the Navios fleet been operated purely on short term, spot employment. It will also however have the effect of generating higher TCEs than spot employment should the dry bulk market experience a downturn over the course of 2005 through 2006.

Management believes Asian demand for commodities likely will remain robust on the back of strong expected economic growth. China, which is one of the main importers of most major dry bulk commodities such as iron ore and grains, is expected to continue its rapid growth and urbanization over the next few years. Significant commodities imports from Asia, especially China and India, combined with limited dry bulk capacity supply caused by constraints on available shipyard vessel construction berths and port congestion, should contribute to freight rates for the foreseeable future remaining at levels that are historically high compared to those that have prevailed for most of the last 30 years, albeit not necessarily at the highest levels reached in 2004. As of March 31, 2005, Navios had chartered-in a fleet of vessels with average cost rates per day significantly lower than the market revenue earning capacity of the vessels. The average charter-in rate, or cost, per day, per vessel of the 15 vessels in Navios’s long-term chartered-in fleet is $9,737 for 2005 which remains unchanged as of March 31, 2005. The average cost of $9,737 per vessels was derived from the amount for long term hire disclosed in Note 16 to Navios’s annual financial statements included elsewhere in this proxy statement/prospectus and was computed by (A) multiplying the (i) daily charter-in rate for each vessel by (ii) number of days the vessel is in operation for the year and (B) dividing such product by the total number of vessel days for the 15 vessels for the year. Based on Clarksons Research Statistics dated March 18, 2005, the average one-year time charter would have been approximately $36,000 per day. These rates exclude gains and losses from FFAs.

Furthermore, Navios has the ability to increase its owned fleet through in-the-money purchase options exercisable in the near future. Management believes that Navios’s existing cash flow generation should allow it access to available financing in the debt markets to exercise its purchase options at will.

Management believes that a decrease in global commodity demand from its current level and the delivery of dry carrier newbuildings into the world fleet would have an adverse impact to future revenue and profitability. However, Navios’s long-term chartered fleet would offset the impact of a short-term decline in freight rates. The reduced freight rate environment would also have an adverse impact on the value of Navios’s owned fleet and the presently in-the-money purchase options. In reaction to a decline in freight rates, available ship financing may also be negatively impacted.

Navios also owns and operates the largest bulk transfer and storage facility in Uruguay. While a relatively small portion of Navios’s overall enterprise, Navios believes that this terminal is a stable business with strong growth and integration prospects.

Dry bulk fundamentals remain attractive. The United States, India, Brazil and especially China continue to contribute to strong global economic growth. More specifically, Chinese demand for iron ore, coal and steel products plays a significant part in sustaining dry bulk market at high levels. The high price of oil has contributed to increased movements of steam coal which is expected to continue for the foreseeable future. Additionally, new longer haul trade routes have developed that management anticipates should serve to stimulate ton-mile demand while port congestion continues to absorb global fleet tonnage whose growth is limited as shipyard capacity is dominantly allocated to container and tanker building.

By entering in fix-rate time charters at charter-in rates much lower than current prevailing rates, Navios has secured a steady earnings structure enabling the company to be profitable at low rates. Navios has also chartered out the majority of its owned and chartered-in vessels for the remaining months of 2005 at levels that far exceed direct costs and charter-in rates. The average cost to Navios of the 15 vessels in Navios’ long-term chartered-in fleet which was $9,737 per day as of December 31, 2004, remains essentially unchanged as of the period ended March 31,2005.

Additionally, Navios benefits from comparatively higher operational leverage than other dry bulk shipping companies because much of Navios fleet consists of vessels chartered in under operating leases that require no capital cost as opposed to other companies that have largely owned vessel that require significant capital investment. Its Uruguay port terminal operations’ results are highly correlated to South American grain production, in particular Paraguayan, Uruguayan and Bolivian production, which is expected to significantly increase. With second quarter dry bulk market movements becoming more pronounced relative to those of the first quarter management anticipates that income from increased FFA activity will generate gains more in line with historical averages than first quarter 2005 results.

Management believes that the continuing development of Uruguayan, Paraguayan and Brazilian grain exportation will foster throughput growth and therefore increase revenues at its Nueva Palmira port terminal. Should this development be delayed, grain harvests reduced, or the market experience an overall decrease in the demand for grain, the port terminal operations would be adversely affected.

Factors Affecting Navios’s Results of Operations

Navios actively manages the risk of its operations by: (i) operating the vessels in its fleet in accordance with all applicable international standards of safety and technical ship management; (ii) enhancing vessel utilization and profitability through an appropriate mix of spot charters (time charters for short-term employment) and contracts of affreightment (COAs); (iii) monitoring the dollar impact of corporate exposure from both physical and FFA transactions; (iv) monitoring market and credit risk limits; (v) adhering to risk management and operation policies and procedures; and (vi) requiring counterparty credit approvals.

Navios believes that the important measures for analyzing trends in its results of operations consist of the following:

•	Market Exposure: Navios manages the size and composition of its fleet, by chartering and owning vessels, to adjust to anticipated changes in market rates. Navios aims to achieve an appropriate balance between vessel ownership and a long-term chartered in fleet and controls approximately 1.8 million dwt in dry bulk tonnage. Navios’s options to extend the duration of vessels it has under long-term time charter (durations of over 12 months) and its purchase options on 13 chartered vessels permits Navios to adjust the cost and the fleet size to correspond to market conditions.

•	Available days: Available days is the number of the operating days less the aggregate number of days that the vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that is spent positioning the vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

•	Operating days: Operating days is the number of available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

•	Fleet utilization: Fleet utilization is obtained by dividing the number of operating days during a period by the number of available days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

•	TCE rates: TCE rates are defined as voyage and time charter revenues plus gains or losses on FFAs less voyage expenses during a period divided by the number of available days during the period. Management of Navios includes the gains or losses on FFAs in the determination of TCE rate as neither voyage and time charter revenues nor gains or losses on FFAs are evaluated in isolation. Rather, the two are evaluated together to determine total earnings per day. The TCE rate is a standard shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per day amounts, while charter hire rates for vessels on time charters generally are expressed in such amounts.

The following table reflects available days, operating days, fleet utilization, and TCE rates for the periods ended December 31, 2004, December 31, 2003 and December 31, 2002.

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002
	(unaudited)	(unaudited)
Available Days	2,434	3,327	11,984	12,243	2,549
Operating Days	2,410	3,317	11,932	12,205	2,547
Fleet Utilization	99.02%	99.69%	99.57%	99.69%	99.92%
Time Charter Equivalent (TCE)*	$20,277	$29,121	$25,947	$16,242	$11,267

*  Including gains and losses from FFAs. While FFAs are related to our shipping business, they are for accounting purposes a distinct activity. TCE rates excluding FFA gains were for the three months ended March 31, $22,153 (2005), $19,027 (2004) and for the years ended December 31, $21,128 (2004), $12,067 (2003) and $11,267 (2002).

While the TCE rates for 2003 and 2004 are historically high compared to those that prevailed during the last 25 years in the dry bulk market for vessels of the types that comprise Navios’s fleet, they are lower than spot rates that prevailed on average for such vessels in 2004. This differential is attributable to Navios’s policy of employing out its vessels on long-term charters in order to secure visable forward earnings for its fleet at historically high levels extending beyond 2004.

Voyage and Time Charter

Revenues are driven primarily by the number of controlled vessels in the fleet, the number of days during which such vessels operate and the amount of daily charter hire rates that the vessels earn under charters, which, in turn, are affected by a number of factors, including:

•	the duration of the charters;

•	decisions relating to vessel acquisitions and disposals;

•	the amount of time spent positioning vessels;

•	the amount of time that vessels spend in dry-dock undergoing repairs;

•	maintenance and upgrade work;

•	the age, condition and specifications of the vessels;

•	levels of supply and demand in the dry bulk shipping industry; and

•	other factors affecting spot market charter rates for dry bulk carriers.

The cost to maintain and operate a vessel increases with the age of the vessel. Older vessels are less fuel efficient, cost more to insure and require upgrades from time to time to comply with new regulations. Navios currently has a young fleet. But as such fleet ages or if Navios expands its fleet by acquiring previously owned and older vessels the cost per vessel would be expected to rise and, assuming all else, including rates, remains constant, vessel profitability would be expected to decrease.

Spot Charters, Contracts of Affreightment and FFAs

Navios enhances vessel utilization, which was 99.6% in 2004 and 99.7% in 2003, through a mix of spot charters, time charters, COAs and strategic backhauls, as follows:

•	The operation of voyage charters or spot fixtures for the carriage of a single cargo from load port to discharge port;

•	The use of COAs, under which Navios contracts to carry a given quantity of cargo between certain load and discharge ports within a stipulated time frame; and

•	The use of FFAs both as economic hedges in reducing risk on specific vessel(s), freight commitments or the overall fleet or operations and in order to increase or reduce the size of its exposure to the dry bulk shipping market.

In addition, Navios, through selecting COAs on what would normally be backhaul or ballast legs, attempts to enhance vessel utilization and profitability. The cargoes are used to position vessels at or near major loading areas (such as the US Gulf) where spot cargoes can readily be obtained. This enables ballast time to be reduced as a percentage of the round voyage. This strategy is referred to as triangulation.

Results of Operations

Voyage and Time Charter

This analysis and evaluation of the consolidated results of operation focuses on the operating performance of Navios’s dry bulk fleet. Navios’s vessels are deployed under either medium-to-long term time charters or spot market charters. Revenues vary with each type of charter and prevailing shipping rates. Expenses also vary with each type of charter.

Time charters are available for varying periods, ranging from a single trip (spot charter) to long-term which may be many years. In general, a long-term time charter assures the vessel owner of a consistent stream of revenue. Operating the vessel in the spot market affords the owner greater speculative opportunity, which may result in high rates when vessels are in high demand or low rates when vessel availability exceeds demand. Vessel charter rates are affected by world economics, international events, weather conditions, strikes, governmental policies, supply and demand, and many other factors that might be beyond the control of management.

Consistent with industry practice, Navios uses time charter equivalent, or TCE, revenue which comprises revenue from vessels operating on time charters, or TC revenue, and voyage revenue less voyage expenses from vessels operating on voyage charters in the spot market. TCE revenue serves as a measure of analyzing fluctuations between financial periods and as a method of equating revenue generated from a voyage charter to time charter revenue. TCE revenue also serves as industry standard for measuring revenue and comparing results between geographical regions and among competitors.

Navios operates a fleet of owned ultra handymax vessels and a fleet of chartered-in panamax and ultra handymax vessels that are employed to provide world wide transportation of bulk commodities under freight contracts and through sub-time charter employment to other leading shipping companies.

COAs and FFAs

Navios enters into COAs with major industrial end users of bulk products, primarily in the steel, energy and grain sectors. These contracts are entered into with a view to making profit, while also as a means of maintaining relationships, obtaining market information and continuing a market presence in this market segment. Navios has adopted a strategy of entering into COAs to carry freight into known loading areas, such as the US Gulf and the Gulf of St. Lawrence, where subsequent spot or voyage charters can be obtained profitably.

Navios enters into FFAs as economic hedges relating to identifiable ship and/or cargo positions and as economic hedges of transactions that Navios expects to carry out in the normal course of its shipping business. By using FFAs, Navios manages the financial risk associated with fluctuating market conditions. The effectiveness of a hedging relationship is assessed at its inception. If an FFA qualifies for hedge accounting, any gain or loss on the FFA is first recognized when measuring the profit or loss of related transaction. However, for the years ended December 31, 2004 and 2003, none of the FFAs qualified for hedge accounting, and, accordingly, all gains or losses from FFAs have been recorded in statement of income for the periods. It is anticipated that FFAs will continue to be so treated and, accordingly, may result in material fluctuations in results from operations.

FFAs cover periods ranging from one month to one year and are based on time charter rates or freight rates on specific quoted routes. FFAs are executed either over-the-counter, between two parties, or through NOS ASA, a Norwegian clearing house. FFAs are settled in cash monthly based on publicly quoted indices. NOS ASA requires both base and margin collaterals. Certain portions of these collateral funds may be restricted at any given time, as determined by NOS ASA. As of December 31, 2004, and December 31, 2003, Navios’s restricted balance with NOS ASA was $2.8 million and $0, respectively. Also included in restricted cash as of December 31, 2004 and 2003 are amounts held as security in the form of letters of guarantee or letters of credit totaling $0.745 million and $0.784 million, respectively.

At the end of each calendar quarter, the fair value of FFAs traded over-the-counter are determined from an index published in London, United Kingdom, and the fair value of those FFAs traded with NOS ASA are determined from the NOS’s valuation.

Statement of Operations Breakdown by Segment

Navios reports financial information and evaluates its operations by charter revenues and not by vessel type, length of ship employment, customers or type of charter. Navios does not have discrete financial information to evaluate the operating results for each such type of charter. Although revenue can be identified for these types of charters, management cannot and does not identify expenses, profitability or other financial information for these charters. As a result, management, including the chief operating decision maker, reviews operating results solely by revenue per day and operating results of the owned and chartered-in fleet and, thus, Navios has determined that it operates under two reportable segments, Vessel Operations and Port Terminal.

Navios has two reportable segments from which it derives its revenues: Vessel Operations and Port Terminal. The reportable segments reflect the internal organization of Navios and strategic businesses that offer different products and services. The Vessel Operations business consists of transportation and handling of bulk cargoes through ownership, operation, and trading of vessels, freight and FFAs. The Port Terminal business consists of operating a port and transfer station terminal. Navios measures segment performance based on net income. For further information about this segment information, please see Note 19 to the Financial Statements of Navios.

For the three months ended March 31, 2005 compared to the three months ended March 31, 2004

Revenue: Revenues decreased by $4.8 million or 7.3%, to $61.4 million for the three months ended March 31, 2005 compared to $66.2 million for the three months ended March 31, 2004. Navios earns revenue from freight operations on both owned and chartered-in vessels and the port terminal. Revenues from vessel operations decreased by $4.6 million, or 7.1% to $60.1 million for the three months ended March 31, 2005, compared to $64.7 million for the three months ended March 31, 2004. This decrease is principally attributable to a reduction in the number of vessels operated by Navios during the respective periods. Total vessel days employed decreased 26.8% from 37 equivalent vessels for the three months ended March 31, 2004 to 27 for the three months ended March 31, 2005. Navios can increase the fleet size by chartering-in vessels for long or short-term periods (less than one year). Fleet size can be decreased if short-term charters are not renewed or replaced. Based on management’s perception of market conditions the fleet included a number of short-term chartered-in vessels in the first quarter of 2004. The charter-in period for these vessels expired during 2004 and the vessels were redelivered to the owners. The decrease in the number of vessels employed between the first quarter of 2004 and the first quarter of 2005 reflects Navios’s decision to reduce the fleet size by not replacing the short-term chartered-in vessels. Management decided not to replenish Navios’s fleet with replacement short-term chartered-in vessels in the three months ended March 31, 2005 because the then prevailing time-charter rates were higher than they had been for the expiring short-term chartered-in vessels. Management’s decision to defer replenishing the short-term fleet was influenced by an anticipation on the part of many commodity importers that substantial increases in the costs of major commodities carried by dry bulk vessels (such as for coal, of up to 100%, and for iron ore, of up to 70%), were likely to take effect following annual price negotiations that take place in the first three months of each year between importers and exporters. This anticipation of commodity price increases prompted many importers, (particularly in China, prior to April 1, 2005), to increase their stockpiles of these commodities at the then existing prices, resulting in what Navios’s management believed would be a temporary surge in demand for dry bulk vessels and corresponding increases in time-charter rates. Management believed that once the higher annual commodity prices came into effect, demand for dry bulk vessels would likely ease, affording Navios opportunities later in the year to replenish its fleet with short-term chartered-in vessels at lower rates. The decrease in the number of vessel days was partially offset by an increase in the average revenue rate achieved which improved from $19,436 per day for the three months ended March 31, 2004 to $24,667 per day for the three months ended March 31, 2005. The average revenue rate per day increased between the first quarter of 2004 and the first quarter of 2005 mainly because vessels that were chartered-out during 2003 and earlier redelivered back to Navios during 2004 and were chartered-out at revenue rates that were significantly higher. As an indication of the rate change, the average Panamax one year time charter revenue rate (based on Clarksons Research Statistics dated December 24, 2004) was $17,254 per day for 2003 versus $34,387 for 2004. Also, following an accident caused by a compulsory pilot (a pilot that the docking port mandates a ship use) in December, Navios Kypros had to be taken out of service for 22 days in January. Loss of revenue associated with the accident was approximately $0.9 million.

Revenues from the port terminal decreased by $.2 million or 13.3%, to $1.3 million for the three months ended March 31, 2005 as compared to $1.5 million for the three months ended March 31, 2004. This decrease was attributable to the fact that for the three months ended March 31, 2004 throughput volumes (the traditional low season for the terminal business) were a historical all time record high. The higher than normal volume resulted because of an unusual late season Paraguayan grain harvest. For the three months ended March 31, 2005 throughput volumes were more consistent with normal seasonal patterns. Terminal throughput volume decreased approximately 25% to 0.33 million tons of agricultural and other products for the three months ended March 31, 2005 from the record 0.44 million tons for the three months ended March 31, 2004.

Gains and Losses on FFAs: Income from FFAs decreased by $38.2 million to a loss of $4.6 million during the three months ended March 31, 2005 as compared to a gain of $33.6 million during the three months ended March 31, 2004. Navios recognizes the change in fair value of derivatives on a quarterly basis. For the three months ended March 31, 2005 and 2004, FFAs did not qualify for hedge accounting treatment. Accordingly, changes in the fair value of FFAs were recognized in the income statement. The FFA market has experienced significant volatility in the past few years and accordingly recognizing the changes in fair value FFAs has caused significant volatility in earnings. The extent of the impact on earnings is dependent on two factors: market conditions and Navios’s net position in the market.

Recognizing the change in the fair value of FFAs for the three months ended March 31, 2004 resulted in the recognition of a gain of $33.6 million. 57.8% of total annual gain from FFAs activity in 2004 was recognized in the three months ended March 31, 2004. The gain was attributable to two factors. First, Navios had bought more FFA contracts than they had sold resulting in a net long FFA position equivalent to 8.6 vessels as of December 31, 2003. The second factor that contributed to the significant gain was that there was a dramatic increase in the market price during the three months ended March 31, 2004. As an indicator of the market movement, the Baltic Panamax time charter index improved from just over $15,000 per day at the beginning of the fourth quarter of 2003 to over $45,000 per day in the first quarter of 2004. The combination of Navios’s net long position and significant increase in the market resulted in the significant gain for the three months ended March 31, 2004.

On the other hand, recognizing the change in the fair value of FFAs for the three months ended March 31, 2005 resulted in the recognition of a loss of $4.6 million. First, Navios’s net long FFA position was smaller and equivalent to two vessels as of December 31, 2004. The second factor that contributed to the loss was that there was a decrease in the market price during the three months ended March 31, 2005. As an indicator of the market movement, the Baltic Panamax time charter index changed from $43,000 to $37,000 in the first quarter of 2005. Furthermore, Navios reduced its trading volume and incurred actual losses on FFAs that were closed during the three months ended March 31, 2005. Navios reduced its exposure to the market by entering into fewer trades which decreased 41.3% to 44 in 2005 from 75 in 2004. The FFA trading environment during the three months ended March 31, 2005 was particularly difficult because directional movements of the overall dry bulk market were significantly less pronounced than during the first quarter of 2004.

Time Charter, Voyage Expenses and Port Terminal Expenses: Time charter and voyage expenses decreased 24.5%, or $11.9 million to $36.7 million for the three months ended March 31, 2005 as compared to $48.6 million for the three months ended March 31, 2004. The decrease was primarily due to utilizing fewer equivalent vessels which were reduced from 31 for the three months ended March 31, 2004 to 21 for the three months ended March 31, 2005. The average chartered-in rate increased from $16,667 per day for the three months ended March 31, 2004 to $18,189 per day for the three months ended March 31, 2005.

Direct costs from the port terminal for the three months ended March 31, 2005, increased by $0.1 million or 14.3% to $0.8 million compared to $0.7 million for the three months ended March 31, 2004. This increase is primarily attributable to the direct costs for wages, salaries and benefits for eight additional employees hired in anticipation of increased throughput later in the year.

Direct costs represented 61.1% of revenues for the three months ended March 31, 2005 compared to 74.5% for the three months ended March 31, 2004.

Direct Vessel Expenses: Direct vessel expenses for the operation of the owned fleet changed minimally from $2.1 million for the three months ended March 31, 2005 as compared to $2.2 million for the three months ended March 31, 2004. Direct vessel expenses include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs. Direct vessel expenses represented 3.4% of revenues for the three months ended March 31, 2005 as compared to 3.3% for the three months ended March 31, 2004.

General and Administrative Expenses: General and administrative expenses increased by $0.5 million, or 16.1%, to $3.6 million for the three months ended March 31, 2005 as compared to $3.1 million for the three months ended March 31, 2004. The increase resulted primarily from the payment of $0.9 million for professional fees and expenses incurred in relation to the agreed sale of Navios’ stock to International Shipping Enterprises Inc. (“ISE”). The increased cost was partially offset by reduced amounts for severance cost of $0.1 million and lower professional fees of $0.3 million for services received unrelated to the Navios stock sale transaction to ISE. General and administrative expenses represented 5.9% of revenues for the three months ended March 31, 2005 as compared to 4.7% for the three months ended March 31, 2004.

Depreciation and Amortization: Depreciation and amortization, which include depreciation of the owned dry bulk fleet and amortization and capital leases were essentially unchanged. Depreciation and amortization represented 2.4% of revenues for the three months ended March 31, 2005 as compared to 2.2% for the three months ended March 31, 2004.

Net Interest Expense and Income: Net interest expense decreased by $0.5 million, or 71.4%, to $0.2 million for the three months ended March 31, 2005 as compared to $0.7 million for the prior year. This decrease is mainly due to a lower average principal amount of bank loans outstanding of $50.3 million for the three months ended March 31, 2005 as compared to $97.3 million for the three months ended March 31, 2004. Interest income was $0.3 million for the three months ended March 31, 2005 as compared to $0.1 million for the three months ended March 31, 2004 due to higher average cash balances which increased from $39.7 million in 2004 to $59.6 million in 2005 and higher interest earnings rates for the periods which changed from 0.9% in 2004 to 2.3% in 2005.

Net Income: Net income decreased by $28.8 million to $13.0 million for the three months ended March 31, 2005 as compared to $41.8 million for the prior year. Net income from vessel operations decreased by $28.5 million, to $12.6 million for the three months ended March 31, 2005 as compared to $41.2 million for the same period last year. Net income from the port terminal decreased by $0.3 million to $0.3 million for the three months ended March 31, 2005 as compared to $0.6 million for the prior year.

Liquidity and Capital Resources

Navios has historically financed capital requirements with cash flow from operations, equity contributions from stockholders and bank term loans. Main uses of funds have been capital expenditures for the acquisition of new vessels, new construction and upgrades at the port terminal, expenditures incurred in connection with ensuring that the owned vessels comply with international and regulatory standards, repayments of bank loans and payments of dividends. Navios anticipates that prior to its acquisition a portion of its available cash balances will be used to repay all existing Navios debt which will be approximately $50.0 million. Subsequent to its acquisition, ISE anticipates that internally generated cash flow and borrowings under the secured credit facility which is being put in place by ISE that will be sufficient to fund the operations of the fleet and the port terminal, including working capital requirements.

If Navios does not acquire any additional vessels, ISE believes that the current cash balance as well as operating cash flows will be sufficient to meet liquidity needs for the next two to three years, assuming the charter markets do not deteriorate materially. If Navios does acquire additional vessels through the exercise of outstanding purchase options on six ships for an aggregate cash outlay of approximately $119.3 million, it will rely on cash from operations and new debt to meet its liquidity needs going forward. The exercise of the purchase options are within the discretion of Navios. It is anticipated Navios will be able to finance the $119.3 purchase price solely out of cash flow. However, it is anticipated such purchase price will be financed in whole or part with a debt financing. In either case, it is anticipated there will be adequate cash flow from operations to meet liquidity needs over the next two to three years, assuming charter markets do not deteriorate materially. Navios’s business is capital intensive and its future success will depend on its ability to maintain a high-quality fleet through the acquisition of newer dry bulk vessels. These acquisitions will be principally subject to market conditions and well as Navios ability to acquire dry bulk carriers on favorable terms.

Cash provided by operating activities

Net cash provided by operating activities decreased $4.6 million to $18.2 million for the three months ended March 31, 2005 as compared to $22.8 million for the three months ended March 31, 2004.

In determining net cash provided by operating activities, net income is adjusted for the effects of certain non cash transactions. Net income decreased $28.8 million from $41.8 million for the three months ended March 31, 2004 to $13.0 million for the three months ended March 31, 2005. Unrealized gains and losses on FFAs changed $35.1 million from an unrealized gain of $18.2 million for the three months ended March 31, 2004 to an unrealized loss of $16.9 million for the three months ended March 31, 2005. Unrealized gains and losses from FFAs result from recognizing in profit or loss the change in fair value of derivatives. The same treatment is applied to interest rate swaps. The change in the fair value of outstanding interest rate swaps generated an unrealized loss of $1.1 million for the three months ended March 31, 2004 compared to a unrealized gain of $0.6 million the three months ended March 31, 2005. The change in the value of interest rate swaps resulted from changes in long term interest rates which increased in the first quarter of 2004 and fell in the first quarter of 2005. The recognition of changes in fair value of these derivatives in profit or loss is required because the FFAs and the interest rate swaps do not qualify for hedge accounting.

Significant changes in working capital are as follows:

Cash provided by operating activities decreased for the three months ended March 31, 2005 as the result of a $1.5 million increase in restricted cash balances. The increase was caused by increased margin requirements for FFAs traded over the Norwegian Options Exchange. These trades were done in the normal course of business.

Cash provided by operating activities decreased for the three months ended March 31, 2004 and March 31, 2005 as a result of increases in accounts receivable of $1.5 million and $4.2 million, respectively. Changes in amounts due from FFA trading partners caused the changes in both periods. Amounts due from FFA trading partners increased from $12.1 million in December 2003 to $18.1 million in March 2004 causing a $6.0 million increase. Reductions in various other receivable balances account for the remainder of the change for the period. Similarly, amounts due from FFA trading partners changed from $12.7 million in December 2004 to $14.3 million in March 2005 for a change of $1.6 million. Increases in various other receivable balances account for the remainder of the change.

Prepaid voyage cost decreased $4.6 million in the first quarter of 2004. The decrease occurred primarily in prepaid charter hire cost which decreased from $9.1 million in December 2003 to $5.6 million in March 2004 causing a change of $3.5 million. Other prepaid balances decreased $1.1 million. These decreases were primarily a result of the average prepaid amount per vessel changing from $0.3 million in December 2003 to $0.2 million in March 2004. The situation reversed in the first quarter of 2005. Prepaid voyage cost increased $5.9 million. The major change again occurred in charter hire cost which increased from $7.1 million in December 2004 to $11.3 million in March 2005 for an increase of $4.2 million. Prepaid fuel cost increased from $4.1 million to $4.9 million for an increase of $0.8 million. Prepaid insurance premium cost and other miscellaneous items made up the residual of the increase. These increases resulted from an increase in the average prepaid amount per vessel which changed from $0.3 million in December 2004 to $0.5 million in March of 2005.

Prepaid expenses and other assets increased $1.4 million in the first quarter of 2005. The major causes included an increase in amounts paid for repairs to the Navios Kypros of $.8 million, which are recoverable from insurance, and an increase in port advances from $1.5 million in December 2004 to $2.1 million in March 2005. Increased port advances resulted from increased freight cargo movements between the periods.

Accrued expenses decreased $2.6 million in the period ending March 2005. The major causes of the decrease included $0.8 million related to the cash settlement of litigation regarding the SD Victory and a decrease in the accrual for loss making voyages in progress from $1.3 million in December of 2004 to $0.1 million in March 2005 causing a change of $1.2 million. Estimated losses on voyages are provided for in full at the time such losses become evident.

Deferred voyage revenue decreased $4.8 million in March 2004 and increased $3.8 million in March 2005. Changes in deferred revenue are directly related to changes in prepaid voyage cost. That is, generally when the fleet size increases or decreases prepaid voyage cost increases or decreases and deferred voyage revenue increases or decreases. Deferred revenue changed from $17.0 million in December of 2003 to $12.2 million in March of 2004 for a change $4.8 million. Deferred revenue changed from $15.1 million in December of 2004 to $18.9 million in March of 2005 for a change of $3.8 million.

Cash used in investing activities

Cash used by investing activities was $1.7 million for the three months ended March 31, 2005 as compared to cash used by investing activities of $1.2 million for the year ended March 31, 2004 or a 41.7% increase. Both investments were partial payments for silos under construction at the port terminal.

Fixed assets under construction represents the amounts paid by Navios in accordance with the terms of the purchase agreements for the construction of four vertical silos during 2004 and a new horizontal silo with ancillary equipment during 2005.

Cash used in financing activities

Cash used in financing activities was $0.3 million for the three months ended March 31, 2005 as compared to cash used in financing activities of $1.7 million for the three months ended March 31, 2004. During the three months ended March 31, 2004, there were $1.5 million in principal payments and $0.2 million in preferred stock redemption. There was no outstanding preferred stock as of December 31, 2004 and the sole use of cash used in financing activities was the payment on the principal of long-term debt.

During the first quarter of 2005, Navios distributed no dividends.

EBITDA

EBITDA represents net income before interest, taxes, depreciation and amortization. Navios uses EBITDA because Navios believes that EBITDA is a basis upon which liquidity position can be assessed and because Navios believes that EBITDA presents useful information to investors regarding Navios’s ability to service and/or incur indebtedness. Navios also uses EBITDA (i) in its credit agreement to measure compliance with covenants such as interest coverage and debt incurrence; (ii) by prospective and current lessors as well as potential lenders to evaluate potential transactions; and (iii) to evaluate and price potential acquisition candidates.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of Navios’s results as reported under GAAP. Some of these limitations are: (i) EBITDA does not reflect changes in, or cash requirements for, working capital needs, and (ii) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should not be considered as a principal indicator of Navios’s performance.

EBITDA, as defined in “Selected Historical Financial Information”, decreased by $29.4 million, or 66.8%, to $14.6 million for the three months ended March 31, 2005 compared to $44.0 million for the three months ended March 31, 2004. This decrease is due primarily to the reported FFA loss of $4.3 million for the first quarter of 2005 against a $33.6 million net gain during the first quarter of 2004.

In addition, EBITDA was negatively impacted by $1.0 million of transaction costs relating to the sale of Navios to ISE.

Long Term Debt Obligations and Credit Arrangements

As of March 31, 2005, long-term portion of debt obligations were stable at $49.3 million and current portion was $1.0 million compared to $89.9 million long-term portion and $6.8 million current portion as of March 31, 2004.

It is currently anticipated that, before the closing of the acquisition of Navios by ISE, all amounts outstanding under current Navios loan facilities in the approximate amount of $50.0 million as of June 15, 2005 will be paid in full, using available Navios funds. No prepayment penalties will be incurred as a result of the payment and termination of Navios’s credit facilities. It is also anticipated that the senior secured credit facility to be established and drawn upon in connection with the acquisition of Navios will be repaid with the proceeds of a debt offering that ISE hopes to complete in 2005 ISE has engaged an investment banking firm and is engaged in preliminary activities with a view towards attempting to consummate such debt offering as soon as practical after the closing of the Navios acquisition. There can be no assurance that the debt offering and the contemplated refinancing will be consummated.

Concentration of Credit Risk

No counterparties accounted for more than 10% of Navios’s counterparty risk in either of the respective periods.

Effects of Inflation

Navios does not consider inflation to be a significant risk to the cost of doing business in the foreseeable future. Inflation has a moderate impact on operating expenses, drydocking expenses and corporate overhead.

Off-Balance Sheet Arrangements

Charter hire payments to third parties for certain chartered-in vessels are accounted for as operating leases. Navios is also committed to making rental payments under operating leases for its office premises. With the exception of payments made during the first quarter of 2005 future minimum rental payments under Navios’s non-cancelable operating leases are unchanged from the amounts disclosed in footnote 16, Commitments and Contingencies, of the 2004 annual statements included in the S-4 registration statement.

As of March 31, 2005, Navios was contingently liable for letters of guarantee and letters of credit amounting to $.6 million issued by various banks in favor of various organizations. These are collateralized by cash deposits which are included as a component of restricted cash. Navios issued guarantees to third parties amounting to $1.2 million at March 31, 2005 as compared to $0 at March 31, 2004, pursuant to which Navios irrevocably and unconditionally guarantees its subsidiaries’ obligations under the dry bulk shipping FFAs. The guarantees remain in effect for a period of six months following the last trade date, which was January 26, 2005

For the year ended December 31, 2004 compared to the year ended December 31, 2003

Revenue: Revenues increased by $99.5 million, or 55.4% to $279.2 million for the year ended December 31, 2004 compared to $179.7 million for the prior year. Navios earns revenue from freight operations on both owned and chartered-in vessels and the port terminal. Revenues from vessel operations increased by $98.7 million, or 57.1% to $271.5 million for the year ended December 31, 2004, compared to $172.8 million for the prior year. This increase is principally attributable to increases in the average daily time charter rate to $25,947 in 2004 from $16,242 in 2003, offset slightly by a decrease in average fleet size from 33.4 vessels to 32.6 vessels.

Gains on FFAs: Income from FFAs increased by $6.6 million, or 12.9%, to $57.7 million during the year ended December 31, 2004 as compared to $51.1 million during the year ended December 31, 2003. This was mainly due to an increase in the volume of trading as well as an overall increase in the market price. The increase in the number of participants in FFA derivative trading has deepened the market and allowed for higher volume and increased liquidity. In 2004 the company executed 336 trades compared to 328 in 2003. Additionally, as a representative indicator the average spot value for a standard Baltic type panamax for 2004 was $37,750 per day compared to $20,150 per day for 2003. Management believes that the FFA market will continue to grow in volume and number of participants as more traditional shipping industry participants and financial institutions enter the market place. Freight Investor Services, a London-based broker, estimates that the total number of trades (including both tanker and dry bulk) increased to 8,300 in 2004 from 5,800 in 2003. The increase in the market volume and participation will provide additional liquidity; however, FFA gains and losses are difficult to forecast as the future levels of volatility and trading are unpredictable.

Management of Navios includes the gains or losses on FFAs in the determination of time charter equivalent (“TCE”) rates as neither voyage and time charter revenues nor gains or losses on FFAs are evaluated in isolation, rather the two are evaluated together to determine total earnings per day. This increase in TCE rates was caused by the combination of increased demand for dry bulk transportation by commodities producers and the corresponding lag in dry bulk supply adjustment due to shipyard focus on container and tanker building and port congestion. Management believes this trend is likely to continue albeit not at the extremely high levels the dry bulk market experienced in the first and second quarters of 2004. Global commodities demand is expected to remain strong, especially in Asia. However, shipyard capacity is expected to remain tight due to much of the construction berth capacity being allocated to newbuildings of tankers and container ships rather than dry bulk ships. Port infrastructure is expected to continue to cause port congestion in the near term.

Revenues from the port terminal increased by $0.7 million, or 10.1%, to $7.6 million for the year ended December 31, 2004 as compared to $6.9 million for the prior year. This increase was attributable to an increase in terminal throughput volume of approximately 12% to 2.03 million tons of agricultural and other products held in the terminal from 1.81 million tons of agricultural and other products. Strong development of South American, mainly Uruguayan, Paraguayan and Bolivian, grain exports, resulting in new contracts with global grain companies, account for the rise in volume. Management believes this trend will continue and Navios has invested in an additional silo at the terminal in response to expected increased grain and commodity throughput volume. The silo became operational in the second quarter of 2004 and management believes that it could contribute 500,000 tons of additional annual throughput.

Time charter, voyage and port terminal expense: Time charter and voyage expenses increased $43.5 million, or 31.8%, to $180.0 million for the year ended December 31, 2004 as compared to $136.5 million for the prior year. Direct costs from vessel operations increased by $42.9 million to $176.6 million for the year ended December 31, 2004 as compared to $133.7 million for the prior year. Direct costs include expenses related to particular voyages, including time charter hire paid and voyage freight and paid bunkers. The increase was mainly due to higher chartered-in rates for vessels added to the fleet in 2004 as the average time charter hire rate per day increased to $16,118 per day in 2004 compared to $11,157 per day in 2003. The higher demand from commodity producers for dry bulk capacity was not matched by commensurate supply of newbuildings. This market tightness was further intensified by port congestion that drew vessels out of the market while delayed in ports.

Port terminal expense increased by $0.6 million to $3.4 million for the year ended December 31, 2004 as compared to $2.8 million for the prior year. This increase was attributable primarily to increased labor costs and repair and maintenance expenses. Labor costs increased approximately $0.22 million due to higher day laborer staffing levels required to process the higher volume handled over the period ended December 31, 2004. Furthermore, costs of $0.23 million were incurred to repair a crane located at the port terminal. Navios expects labor costs to continue to increase due to the additional of the new silos in 2004.

Direct costs represented 64.5% of revenues for the year ended December 31, 2004 compared to 76.0% for the prior year.

Direct Vessel Expenses: Direct vessel expenses decreased $2.2 million, or 21.2%, to $8.2 million for the year ended December 31, 2004 as compared to $10.4 million for the prior year. Direct expenses for owned vessels include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs. The decline in direct vessel expense was due to the disposal of three owned vessels and one leased vessel in 2003. Vessel operating days decreased 27.0% to 2,196 days in 2004 from 3,010 days in 2003. The decrease in vessel operating days resulted from the sale of three owned vessels during 2003. The decrease was partially offset by an 8.7% increase in average running costs per day which increased to $3,745 per day in 2004 from $3,445 per day in 2003. The increase in average running cost per day resulted from increased labor, insurance and repair costs. Direct vessel expenses represented 2.9% of revenues for the year ended December 31, 2004 as compared to 5.8% for the prior year. Navios has the ability to increase its owned fleet through in-the-money purchase options exercisable in the near future. After the acquisition of Navios by ISE, ISE intends to exercise some of these options and as a result direct vessel expenses are expected to increase in the future.

General and Administrative Expenses: General and administrative expenses increased by $1.1 million, or 9.5%, to $12.7 million for the year ended December 31, 2004 as compared to $11.6 million for the prior year. The increase resulted primarily from a $1.3 million increase in discretionary bonuses in 2004 to $3.4 million as compared to the prior year. Also, professional fees increased $.7 million primarily as a result of corporate restructuring. Discretionary bonuses increased as additional compensation was awarded to certain employees for their contribution to Navios’s strong performance for the year ended December 31, 2004. Increased professional fees were primarily related to the closure of an office that Anemos Maritime Holdings had maintained in London. These increased costs were partially offset by reduced salaries and benefit costs related to the closure of the London office. General and administrative expenses represented 4.6% of revenues for the year ended December 31, 2004 as compared to 6.5% for the prior year.

Depreciation and Amortization: Depreciation and amortization, which include depreciation of the owned dry bulk fleet and amortization of capital leases, decreased by $2.9 million, or 33.0%, to $5.9 million for the year ended December 31, 2004 as compared to $8.8 million for the prior year. The decrease is primarily due to a reduction in the number of owned and leased vessels in the fleet. In addition, capital lease amortization declined by $1.9 million in 2004 as compared to the prior year as a result of the sale of the leased vessel. Depreciation and amortization represented 2.1% of revenues for the year ended December 31, 2004 as compared to 4.9% for the prior year. Subsequent to the acquisition of Navios by ISE, depreciation and amortization is expected to increase when vessels are acquired from the exercise of the purchase options for several of the vessels in 2005 and 2006.

Net Interest Expense and Income: Net interest expense decreased by $2.4 million, or 47.1%, to $2.7 million for the year ended December 31, 2004 as compared to $5.1 million for the prior year. This decrease is mainly due to a lower average principal amount of bank loans outstanding in 2004 as compared to the prior year as part of the cash generated over the period was used to pre-pay debt The average outstanding principal amount of bank loans was $87.7 million in 2004 compared to $122.3 million in 2003. Furthermore, the weighted average effective interest rate on debt decreased to 2.3% in 2004 from 2.7% in 2003. Interest income was $789,000 for the year ended December 31, 2004 as compared to $134,000 for the prior year due to a higher average cash balance and a slightly higher interest rate on deposits. The average cash balance was $62.6 million in 2004 compared to $18.8 million in 2003. Furthermore, the weighted average effective interest rate on deposits increased to 1.37% in 2004 from 1.04% in 2003.

Net Income: Net income increased by $71.6 million, or 129.0%, to $127.1 million for the year ended December 31, 2004 as compared to $55.5 million for the prior year. Net income from vessel operations increased by $71.2 million, or 135.4% to $123.8 million for the year ended December 31, 2004 as compared to $52.6 million for the prior year. Net income from the port terminal increased by $0.3 million, or 10.0%, to $3.3 million for the year ended December 31, 2004 as compared to $3.0 million for the prior year.

For the year ended December 31, 2003 compared to the year ended December 31, 2002

On December 11, 2002, the shareholders of Anemos Maritime Holdings, or Anemos, and Navios Corporation, a subsidiary of Navios, each contributed their respective interests for shares of a newly created entity incorporated in the Marshall Islands. For accounting purposes, Anemos was considered the acquirer. As a result of the acquisition, Navios recognized as an asset $2.1 million for the brand name and $0.23 million for goodwill. To the extent that 345 out of 365 days of 2002 include only Anemos’s results, the financials of 2002 are not directly comparable to the ones of 2003.

In 2003, Navios experienced a number of developments with respect to its operations. Navios’s equity increased by 130%, to $96.3 million, at December 31, 2003 from $41.8 million at December 31, 2002 as a result of net income of $55.5 million and a redemption of common stock of $0.9 million. In addition, in February and March 2003, Navios completed the construction of the M/V Navios Kypros and the M/V Navios Hios. During 2003, Navios sold the following vessels: the M/V Navios Pioneer, the M/V Agios Konstantinos, the M/V

Artemis and the M/V Navios Aegean for net sale proceeds of $63.0 million. Furthermore, as of December 31, 2003, Navios had bank loans of $98.2 million as compared to $123.9 million at December 31, 2002. This reduction is the result of scheduled principal repayments and loan prepayments due to the disposal of three vessels.

Revenue: Revenues increased by $153.0 million to $179.7 million for the year ended December 31, 2003 compared to $26.7 million for the prior year. Navios earns revenue from freight operations on both owned and chartered-in vessels and the port terminal. This increase is attributable to a substantially larger Navios fleet resulting from the consolidation of Navios Corporation and Anemos in December 2002 and to the higher freight market. Increases in TCE rates resulted from higher demand for sea-borne transportation of dry bulk commodities and port congestion at a time when these demand factors were not matched by a commensurate increase in the supply of dry bulk carrier newbuilding.

Gains and losses from FFAs: Income from FFAs increased by $50.6 million to $51.1 million during the year ended December 31, 2003 as compared to $0.5 million during the year ended December 31, 2002. FFA income for the year ended December 31, 2002 incorporates only 20 days of activity. Anemos never traded FFAs and thus no FFA trading gains are reflected in its financial results for the period prior to the combination with Navios Corporation in December 2002.

Time Charter, voyage and port terminal expenses: Time charter, voyage and port terminal expenses increased $130.4 million to $136.5 million for the year ended December 31, 2003 as compared to $6.1 million for the prior year. The increase was due to the fact that prior to the December 2002 business combination, Anemos had no time chartered-in vessels in its fleet. Furthermore, direct costs associated with the port terminal increased in 2003 due to the fact that the port terminal was acquired as part of the December 2002 business combination, so port terminal expenses for the year ended December 31, 2002 represents only 20 days of costs. Direct costs represented 76.0% of revenues for the year ended December 31, 2003, as compared to 22.9% for the prior year.

Direct Vessel Expenses: Direct vessel expenses increased $2.2 million to $10.4 million for the year ended December 31, 2003 as compared to $8.2 million for the prior year. The increase is attributable to an increase in the size of the owned fleet. Navios took delivery of two newbuildings early in 2003. Direct vessel expenses include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs. Direct vessel expenses represented 5.8% of revenues for the year ended December 31, 2003 as compared to 30.6% for the prior year.

General and Administrative Expenses: General and administrative expenses increased by $9.4 million, to $11.6 million for the year ended December 31, 2003 as compared to $2.3 million for the prior year. The increase is attributable to the addition of all of Navios’s general and administrative cost upon the business combination with Anemos in December 2002. General and administrative expenses represented 6.5% of revenues for the year ended December 31, 2003 as compared to 8.5% for the prior year.

Depreciation and Amortization: Depreciation and amortization, which includes depreciation of the owned dry-bulk fleet and amortization of capital leases, increased by $2.8 million to $8.8 million for the year ended December 31, 2003 as compared to $6.0 million for the prior year. The increase in depreciation stems from the larger amount by which the two new vessels were depreciated. Depreciation and amortization represented 4.9% of revenues for the year ended December 31, 2003 as compared to 22.4% for the prior year.

Net Interest Expense: Net interest expense increased by $1.2 million to $5.1 million for the year ended December 31, 2003 as compared to $3.9 million for the prior year. The increase is attributable to servicing interest due on additional debt incurred to finance the acquisition of the two newbuildings delivered to Navios in early 2003.

Net Income: Net income increased by $61.1 million to $55.5 million for the year ended December 31, 2003 as compared to a net loss of $5.6 million for the prior year that was attributable to the Anemos Maritime Holdings side of the business combination that took place in December 2002.

Liquidity and Capital Resources

Navios has historically financed capital requirements with cash flow from operations, equity contributions from stockholders and bank term loans. Main uses of funds have been capital expenditures for the acquisition of new vessels, new construction and upgrades at the port terminal, expenditures incurred in connection with ensuring that the owned vessels comply with international and regulatory standards, repayments of bank loans and payments of dividends. Navios anticipates that prior to its acquisition, a portion of its available cash balances will be used to repay all existing Navios debt which will be approximately $50.0 million dollars. Subsequent to its acquisition, ISE anticipates that internally generated cash flow and borrowings under the secured credit facility which is being put in place by ISE, will be sufficient to fund the operations of the fleet and the port terminal, including working capital requirements.

If Navios does not acquire any additional vessels, ISE believes that the current cash balance as well as operating cash flows will be sufficient to meet liquidity needs for the next two to three years. If Navios does acquire additional vessels, it will rely on cash from operations and new debt to meet its liquidity needs going forward. Navios’s business is capital intensive and its future success will depend on its ability to maintain a high-quality fleet through the acquisition of newer dry bulk vessels. The extent of these acquisitions will depend on future market conditions and Navios’s ability to acquire dry bulk carriers on favorable terms.

Cash provided by operating activities

Net cash provided by operating activities increased $115.8 million to $137.2 million for the year ended December 31, 2004 as compared to $21.4 million for the year ended December 31, 2003. The increase in cash provided by operating activities in 2004 resulted primarily from higher net income and improvements in working capital during the year ended 2004.

In determining net cash provided by operating activities, net income is adjusted for the effects of certain non-cash transactions. The unrealized gain or loss on FFAs that results from recognizing derivatives at fair value at the balance sheet date can be significant non-cash items that affect the reconciliation of net income to cash provided by operating activities. For the year ended December 31, 2004, Navios recognized an unrealized gain on FFAs of $0.6 million. For the year ended December 31, 2003, the unrealized gain on FFAs was $45.9 million. The significant unrealized gain in 2003 resulted from the company having a net long position in FFA contracts at December 31, 2003 (net long position means more FFA contracts were bought than sold). Navios’s net long position was the equivalent of 8.6 vessels for one year. These contracts were purchased prior to and during the very steep increase in the dry bulk market that occurred between September and December 2003. Management considers the Panamax time charter average published by the Baltic Exchange to be a good bellweather indicator of market. During this three month period the Panamax time charter average increased from less than $20,000 dollars per day to over $35,000 dollars per day. The unrealized gain of $0.8 million in 2002 reflects 20 days of Navios FFA activity. Anemos Maritime Holdings Inc. did not trade FFAs.

Significant changes in working capital are as follows:

Accounts receivable are comprised of trade accounts receivable as well as amounts due from settlement of FFAs. In 2004, cash provided by operating activities increased by $2.7 million as a result of a decrease in accounts receivable. The decrease in accounts receivable is primarily attributable to the fact that at December 31, 2003 there was an unusual receivable balance of $2.6 million for coal cargo due from one customer. This amount was paid during 2004. In 2003, cash provided by operating activities decreased by $12.9 million as a result of an increase in accounts receivable. The increase primarily related to a $10.9 million increase in receivables due from the settlement of FFAs at December 31, 2003. The remaining $2.0 million increase in receivables is attributable to the increase in Navios’s fleet at December 31, 2003 compared to December 31, 2002.

Prepaid voyage costs consist predominately of charter hire paid in advance and prepaid bunker fuel on time chartered ships. In 2004, cash provided by operating activities increased by $4.3 million as a result of a decrease in prepaid voyage costs. Prepaid charter hire decreased $1.6 million and prepaid bunker fuel decreased $2.0 million. Other miscellaneous prepaid items including insurance premiums decreased $0.7 million. These changes reflect the reduction of the number of vessels in the fleet. In total the number of vessels on which the company had prepaid amounts decreased from 32 in 2003 to 22 in 2004. In 2003, cash provided by operating activities decreased by $8.0 million as a result of an increase in prepaid voyage costs. This reflects an increase in the number of vessels in the fleet. In total the number of vessels on which the company had prepaid amounts increased from 26 in 2002 to 32 in 2003. In addition due to higher charter hire and bunker fuel cost in 2003 the average prepaid amount per vessel increased from $0.3 million in 2002 to $0.5 million in 2003.

Accounts payable are comprised of trade accounts payable as well as amounts payable for the settlement of FFAs. In 2004, cash provided by operating activities increased by $0.7 million as a result of an increase in accounts payable. The fluctuation occurred in the normal course of business. In 2003, cash provided by operating activities increased by $10.9 million as a result of an increase in accounts payable. The increase was primarily a result of an increase in amounts due to FFA trading counterparties of $9.5 million.

Deferred voyage revenue primarily reflects freight and sub-time charter amounts collected on voyages that have not been completed. In 2004, cash provided by operating activities decreased by $1.8 million as a result of a decrease in deferred voyage revenue. This decrease is attributable to the fact that the number of vessels generating revenue decreased from 37 in 2003 to 28 in 2004. This is offset by the fact that the average amount of deferred revenue per vessel changed from $0.4 million in 2003 to $0.5 million per vessel in 2004. In 2003, cash provided by operating activities increased by $7.6 million as a result of an increase in deferred voyage revenue. This increase is attributable to the fact that the number of vessels generating deferred revenue increased from 31 in 2002 to 37 in 2003. Furthermore, the average deferred revenue per vessel increased from $0.2 million in 2002 to $0.4 million in 2003.

Cash provided by (used in) investing activities

Cash used in investing activities was $5.0 million for the year ended December 31, 2004. $1.9 million was the remaining amount related to the construction of four vertical silos that were completed during April 2004. An additional $2.8 million is classified as fixed assets under construction and represents the amounts paid by Navios in accordance with the terms of purchase agreements entered into for the construction of a new horizontal silo with ancillary equipment for grain storage. Therefore, this amount does not represent the cost of construction as at the balance sheet date. As of December 31, 2004, Navios had outstanding commitments of approximately $3.2 million with Dieste & Montanez S.A. in Uruguay for the construction of such new horizontal silo with ancillary equipment for soybean storage. This new construction will be funded from internally generated cash flow.

Cash provided by investing activities was $26.6 million for the year ended December 31, 2003. During 2003, Navios generated $63.0 million in cash from the disposal of four vessels: the M/V Navios Pioneer, the M/V Agios Konstantinos, the M/V Artemis, and the M/V Navios Aegean. Navios paid $34.3 million for the acquisition of two vessels: the M/V Navios Kypros and the M/V Navios Hios. An additional $1.5 million is classified as fixed assets under construction and represents the amounts paid by Navios in accordance with the terms of purchase agreements entered into for the construction of four new vertical silos. These silos were completed in the second quarter of 2004.

Cash used in investing activities was $3.7 million for the year ended December 31, 2002. In 2002, the installment payments of $7.7 million were paid primarily in connection with the acquisition of the Navios Hios and Navios Kypros. This was offset by proceeds of $1.0 million that Navios received from the sale of Chian Sportsman. Furthermore, as part of the acquisition of Navios in December 2002, the company acquired approximately $3.0 million of cash, net of costs associated with the business combination.

Cash provided by (used in) financing activities

Cash used in financing activities was $111.9 million for the year ended December 31, 2004. In 2004, Navios refinanced all of its credit facilities with two revolving debt facilities and one term loan and paid down $41 million in principal. This resulted in $139.2 million in principal payments offset by $91.5 million in proceeds from new term loans. In addition, in 2004, Navios redeemed all of its mandatorily redeemable preferred stock for $15.2 million. There was no outstanding preferred stock as of December 31, 2004. Furthermore, in 2004 Navios redeemed $9 million in common stock and distributed $40 million in dividends to its shareholders.

Cash used in financing activities was $29.4 million for the year ended December 31, 2003. During 2003, Navios repaid $76.8 million of outstanding debt primarily associated with the vessels that were disposed of during the year. Navios incurred additional debt of $45 million in conjunction with the acquisition of the two new vessels. Navios also received approximate $6.4 million from the issuance of mandatorily redeemable preferred stock offset by scheduled redemptions of $0.7 million.

Cash provided by financing activities was $5.5 million for the year ended December 31, 2002. Navios generated $2.2 million from the issuance of common stock and $9.4 million from the issuance of mandatorily redeemable preferred stock. Navios also received $2.5 million from long-term borrowings and paid $8.7 million in scheduled principal payments.

EBITDA

EBITDA represents net income before interest, taxes, depreciation and amortization. Navios uses EBITDA because Navios believes that EBITDA is a basis upon which liquidity position can be assessed and because Navios believes that EBITDA presents useful information to investors regarding Navios’s ability to service and/or incur indebtedness. Navios also uses EBITDA (i) in its credit agreement to measure compliance with covenants such as interest coverage and debt incurrence; (ii) by prospective and current lessors as well as potential lenders to evaluate potential transactions; and (iii) to evaluate and price potential acquisition candidates.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of Navios’s results as reported under GAAP. Some of these limitations are: (i) EBITDA does not reflect changes in, or cash requirements for, working capital needs, and (ii) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should not be considered as a principal indicator of Navios’s performance.

EBITDA increased by $66.2 million, or 95.2%, to $135.7 million for 2004, compared to $69.5 million for 2003. This increase is due primarily to the increase in net voyage revenue generated by Navios’s fleet as a result of the overall stronger dry bulk market during 2004 as compared to 2003. The increase was offset by the increase in vessel operating expenses and general and administrative expenses for 2004 as compared to 2003.

Long Term Debt Obligations and Credit Arrangements

As of December 31, 2004, long-term debt obligations decreased $47.7 million to $50.5 million from $98.2 million at December 31, 2003. On October 5, 2004, Navios entered into a revolving credit facility of $51.0 million collateralized by the vessels M/V Navios Apollon, M/V Navios Herakles and M/V Navios Ionian. The revolving credit facility bears interest at LIBOR plus 1% and matures in October 2013. The amount outstanding as of December 31, 2004 was $18.1 million.

In October 2004, Navios entered into (i) a revolving credit facility of $55.0 million, or the Credit Facility, and (ii) a $10.0 million term loan, or the Term Loan. Each of the loans is secured by the vessels M/V Navios Achilles, M/V Navios Hios, and M/V Navios Kypros. The Credit Facility is also secured by a guarantee of Navios Maritime Holdings Inc. The Credit Facility and the Term Loan are floating rate loans and mature in October 2013 and October 2010, respectively. In October 2004, DnB NOR Bank made available a $5.0 million line of credit for working capital requirements. Interest accrues at a floating rate and the loan expires in October 2005, subject to annual renewal.

It is currently anticipated that, immediately prior to the closing of the acquisition of Navios by ISE, all amounts outstanding under Navios’s current loan facilities in the approximate amount of $49.2 million will be paid in full, using existing funds. As a result of the payment and termination of Navios’s credit facilities, no prepayment penalties will be incurred. It is also anticipated that the senior secured credit facility to be established and drawn upon in connection with the acquisition of Navios will be repaid with the proceeds of a debt offering that ISE hopes to complete in 2005. ISE has engaged an investment banking firm and is engaged in preliminary activities with a view towards attempting to consummate such debt offering as soon as practicable after the closing of the Navios acquisition. There can be no assurance that the debt offering and the contemplated refinancing will be consummated. Prior to any such repayment, if at all, as it is currently contemplated, the senior secured credit facility will require annual payments of approximately $94.0 million, with such amounts gradually decreasing over time.

Tabular Disclosure of Contractual Obligations

	(in millions)
	Payment due by period($)
Contractual Obligations	Total		Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations	570.5	(1)	183.0	168.0	105.9	113.6
Operating Lease Obligations (Time Charters)	274.7		48.6	98.5	67.9	59.7
Construction Obligations	3.0		3.0	—	—	—
Rent Obligations	2.8		0.4	0.8	0.9	0.7

(1)	This amount assumes the $520 million to be available under the $520 million senior secured credit facility is drawn down at the closing of the acquisition of Navios and that all of the current amounts outstanding under Navios’s loan facilities will be paid in full prior to the acquisition and such amount ($50.5 million as of December 31, 2004) is included in the total long-term debt obligations. In addition, the amount identified does not include interest costs associated with the senior secured credit facility which are LIBOR or applicable interest rate swap rates, plus the costs of complying with any applicable regulatory requirements and a margin ranging from 1.5% to 2.75% per annum.

Anticipated Exercise of Vessel Purchase Options

Vessel Name	Vessel Type	Built	DWT
Navios Horizon	Ultra-Handymax	2001	50,346
Navios Meridian	Ultra-Handymax	2002	50,316
Navios Mercator	Ultra-Handymax	2002	53,553
Navios Arc	Ultra-Handymax	2003	53,514
Navios Galaxy	Panamax	2001	74,195
Navios Magellan	Panamax	2000	74,333

ISE expects to exercise its purchase options on the M/V Navios Horizon, the M/V Navios Meridian, the M/V Navios Galaxy and the M/V Navios Magellan and the M/V Navios Mercator during the fourth quarter of 2005 and the M/V Navios Arc during the first quarter of 2006. The option exercise prices on these vessels are substantially below the prices that would be required to purchase vessels of similar types and ages. Accordingly, assuming that there is no substantial change in the prices for vessels or the shipping industry generally, ISE anticipates that, following the acquisition of Navios, it will exercise these options, which would require an aggregate cash outlay of approximately $119.3 million.

ISE intends to exercise these options and, accordingly, will be required to finance the option exercise prices either with cash flow from operations, debt or a combination thereof. Although ISE’s contemplated senior secured credit facility is expected to have certain covenants restricting incurrence of additional debt and liens,

ISE believes it would be permitted, if necessary, to obtain loans collateralized solely by the vessels being purchased and that such loans would be available. If ISE exercises such options as contemplated, in-charter expenses should decrease as a percentage of revenues, but ISE would also expect to incur additional depreciation charges associated with the vessels. However, exercising the options is anticipated to have a favorable impact on EBITDA.

Concentration of Credit Risk

For the year ended December 31, 2004, one customer accounted for approximately 15.9% of Navios’s revenue. For the year ended December, 31 2003, one customer accounted for approximately 29.4% of the Navios’s revenue. For the period from December 11, 2002 to December 31, 2002 and the period from January 1, 2002 to December 10, 2002, there were no customers who, individually, accounted for more than 10% of the Navios’s revenue.

Effects of Inflation

Navios does not consider inflation to be a significant risk to the cost of doing business in the foreseeable future. Inflation has a moderate impact on operating expenses, drydocking expenses and corporate overhead.

Off-Balance Sheet Arrangements

Charter hire payments to third parties for certain chartered-in vessels are accounted for as operating leases. Navios is also committed to make rental payments under operating leases for its office premises. The future minimum rental payments under Navios’s non-cancellable operating leases are disclosed below in “Tabular Disclosure of Contractual Obligations.”

As of December 31, 2004, Navios was contingently liable for letters of guarantee and letters of credit amounting to $.745 million in 2004 as compared to $.784 million in 2003 issued by various banks in favor of various organizations. These are collateralized by cash deposits which are included as a component of restricted cash. Navios issued guarantees to third parties amounting to $71,000 at December 31, 2004 as compared to $0 at December 31, 2003, pursuant to which Navios irrevocably and unconditionally guarantees its subsidiaries’ obligations under the dry bulk shipping FFAs. The guarantees remain in effect for a period of 6 months following the last trade date, which was December 23, 2004.

Recently Issued Accounting Standards

The Financial Accounting Standards Board, or FASB, recently issued Statements of Financial Accounting Standards, or SFAS, which are summarized as follows:

In December 2004, FASB issued Statement 123(R), Share Based Payment, that requires compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the fair value of the equity or liability instruments issued as of the granting date. In addition, liability awards will be remeasured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. This statement, as adjusted by the Securities and Exchange Commission rule dated April 14, 2005, is effective for public entities (other than those filing as small business issuers) at the beginning of their next fiscal year that begins after June 15, 2005. The adoption of this standard will not have an effect on the Navios’s statement of financial position or results of operations.

In December 2004, FASB issued Statement 153, Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29. This statement was a result of a joint effort by FASB and IASB to improve financial reporting by eliminating certain narrow differences between their existing accounting standards. One such difference is the exception from fair value measurement in APB Opinion No. 29, Accounting for Nonmonetary Transactions, for nonmonetary exchanges of similar productive assets. Statement 153 replaces this exception with a general exception from fair value measurement for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement shall be applied prospectively and is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this standard will not have an effect on the Navios’s statement of financial position or results of operations.

SFAS 151, Inventory Costs, clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of this standard will not have an effect on the Navios’s statement of financial position or results of operations.

SFAS 132R, Employers’ Disclosures about Pensions and Other Post-retirement Benefits, provides required disclosures for pensions and other post-retirement benefit plans and is designed to improve disclosure transparency in financial statements. The revised standard replaces existing pension disclosure requirements. All new disclosure requirements for the domestic plans of publicly traded entities are effective for years ending after December 15, 2003. Estimated future benefit payments and all other new disclosure requirements for foreign plans are effective for years ending after June 15, 2004. Navios has adopted the disclosure requirements of SFAS 132R.

Critical Accounting Policies

The discussion and analysis of Navios’s financial condition and results of operations is based upon its consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States, or US GAAP. The preparation of those financial statements requires Navios to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of its financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. Navios has described below what it believes are its most critical accounting policies that involve a high degree of judgment and the methods of their application. For a description of all of Navios’s significant accounting policies, see Note 2 to its consolidated financial statements.

Accounting for derivatives. Navios actively engages in assessing risk associated with fluctuating future freight rates, fuel prices and foreign exchange and, where appropriate, actively hedges identified economic risk with appropriate derivative instruments. Such economic hedges do not always qualify for accounting hedge treatment, and, as such, the usage of such derivatives could lead to material fluctuations in Navios’s reported results from operations on a period-to-period basis. In addition, Navios engages in certain FFA trading activity. All FFA’s are marked to fair value at each balance sheet date and can lead to substantial volatility in earnings.

Impairment of long-lived assets. Navios evaluates the carrying amounts and periods over which long-lived assets are depreciated to determine whether events have occurred which would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, Navios reviews certain indicators of potential impairment, such as undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions. Navios determines undiscounted projected net operating cash flows for each vessel and compares it to the vessel carrying value. In the event that impairment occurred, Navios would determine the fair value of the related asset and records a charge to operations calculated by comparing the asset’s carrying value to the estimated fair market value. Navios estimates fair market value primarily through the use of third party valuations performed on an individual vessel basis.

Depreciation. Navios records the value of its vessels at their cost (which includes acquisition costs directly attributable to the vessel and expenditures made to prepare the vessel for its initial voyage) less accumulated depreciation. Navios depreciates its vessels on a straight-line basis over their estimated useful lives, estimated to be 25 years from date of initial delivery from the shipyard. Navios believes that a 25-year depreciable life is consistent with that used by other ship owners. Depreciation is based on cost less the estimated residual scrap value. An increase in the useful life of a vessel or in its residual value would have the effect of decreasing the annual depreciation charge and extending it into later periods. A decrease in the useful life of a vessel or in its residual value would have the effect of increasing the annual depreciation charge.

Deferred drydock costs. Approximately every 30 to 60 months, Navios’s vessels are required to be drydocked for major repairs and maintenance that cannot be performed while a vessel is operating. Navios capitalizes the costs associated with drydocking as they occur and amortizes these costs on a straight line basis over the period between such drydocking. Costs capitalized as part of the drydocking include: actual costs incurred at the yard; cost of fuel consumed between a vessel’s last discharge port prior to the drydocking and the time such vessel leaves the yard; cost of hiring riding crews to effect repairs on a vessel and parts used in making such repairs that are reasonably made in anticipation of reducing the duration or cost of the drydocking; cost of travel, lodging and subsistence of its personnel sent to the drydocking site to supervise; and the cost of hiring a third party to oversee a drydocking. Navios believes that these criteria are consistent with US GAAP guidelines and industry practice, and that its policy of capitalization reflects the economics and market value of its vessels.

Related Party Transactions

Navios owns 50% of the common stock of Acropolis Chartering and Shipping Inc., or Acropolis. Navios also uses Acropolis as a broker and paid commissions to Acropolis during the years ended December 31, 2004 and 2003 of $877,000, and $597,000, respectively. During the years ended December 31, 2004 and 2003, Navios received dividends of $699,000 and $78,000, respectively. As of December 31, 2004, $147,000 was due to Acropolis.

During 2003 and 2002, Navios used Levant Maritime Company Ltd., or Levant, as an agent. Agency fees paid to Levant amounted to $1,003,000 and $846,000 respectively. Levant was managed by a former director and shareholder of Navios, and Navios ceased using Levant’s services as of December 31, 2003.

In November 2002, a predecessor company to Navios issued a promissory note for $367,000 to Kastella Trading, Inc., or Kastella, a Marshall Islands Corporation. Interest accrued at 4.6% per year and was payable at the note’s due date. Kastella was wholly-owned by one of the predecessor company’s executives. This loan was repaid in full in 2004.

In August 2004, Navios advanced to one of its shareholders and executive officers the amount of $50,000. The loan was repaid in full during the year. No interest was calculated for the duration of this loan.

INFORMATION ABOUT ISE

Business of ISE

General

ISE was incorporated in Delaware on September 17, 2004, as a blank check company formed to serve as a vehicle for the acquisition of one or more vessels or an operating business in the dry bulk sector of the shipping industry. Pursuant to its corporate charter, ISE’s initial business combination must be with a target whose fair market value is at least equal to 80% of its net assets at the time of such acquisition.

A registration statement for ISE’s initial public offering was declared effective on December 10, 2004. On December 16, 2004, ISE sold 32,775,000 units in the offering, which included all of the 4,275,000 units subject to the underwriters’ overallotment option. Each of its units consists of one share of ISE’s common stock, $0.0001 par value per share, and two redeemable common stock purchase warrants, which units started to trade separately as of the opening of trading on January 5, 2005. Each warrant entitles the holder to purchase from ISE one share of common stock at an exercise price of $5.00. ISE received net proceeds of approximately $182,621,000 from its initial public offering.

Effecting a Business Combination

Search for a target business

Subject to the limitations that a target business have a fair market value of at least 80% of ISE’s net assets at the time of the acquisition, as described below in more detail, ISE has had virtually unrestricted flexibility in identifying and selecting prospective acquisition candidates. To the extent ISE successfully effects a business combination with Navios, it may be affected by numerous risks inherent in the business and operations of Navios or the operation of the vessels, including certain of the risks set forth in this proxy statement/prospectus under “Risk Factors.” Although ISE’s management will endeavor to evaluate the risks of acquiring Navios, ISE cannot assure you that it will properly ascertain or assess all significant risk factors.

Selection of a target business and structuring of a business combination

Subject to the requirement that ISE’s initial business combination must be with a target business with a fair market value that is at least 80% of its net assets at the time of such acquisition, ISE’s management has had virtually unrestricted flexibility in identifying and selecting a prospective target business. In evaluating Navios, ISE’s management has considered, among other factors, the following:

•	financial condition and results of operation;

•	growth potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	barriers to entry into other industries; and

•	costs associated with effecting the acquisition.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of the acquisition of Navios have been based, to the extent relevant, on the above factors as well as other considerations deemed relevant by ISE’s management in effecting a business combination consistent with its business objective. In evaluating Navios, ISE has conducted an extensive due diligence review which has encompassed, among other things, meetings with incumbent management and inspection of facilities, as well as the review of financial and other information that has been made available to ISE.

Fair Market Value of Target Business

The initial target business that ISE acquires must have a fair market value equal to at least 80% of its net assets at the time of such acquisition, which fair market value of Navios has been determined by ISE’s financial advisors and has been confirmed to ISE’s board of directors by Capitalink, L.C. in its fairness opinion. The fairness of the proposed transaction to the stockholders of ISE has been determined by ISE’s board of directors in reliance upon the fairness opinion issued by Capitalink, L.C. and based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow, and book value.

Probable lack of business diversification

While ISE may seek to effect business combinations with more than one target business, its initial business combination must be with a target business which satisfies the minimum valuation standard at the time of such acquisition, as discussed above. Given the terms of the Navios acquisition, it is probable that ISE will have the ability to effect only the Navios acquisition. Accordingly, the prospects for its success entirely depend upon the future performance of Navios. Unlike other entities which may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, it is probable that ISE will not have the resources to diversify its operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination only with Navios, ISE’s lack of diversification may, subject it to numerous economic, competitive, and regulatory developments, any or all of which may have a substantial adverse impact upon Navios’s industry result in its dependency upon the development or market acceptance of a single or limited number of processes or services.

Ability to evaluate the target business’s management

Although ISE expects most of its management and other key personnel, particularly its chairman of the board, chief executive officer, and president, to remain associated with ISE following the acquisition, it intends to employ other personnel following the acquisition. Although ISE intends to closely scrutinize such individuals, it cannot assure you that its assessment will prove to be correct. In addition, ISE cannot assure you that new members that join its management following the acquisition will have the necessary skills, qualifications or abilities to help manage a public company.

Opportunity for stockholder approval of business combination

ISE will proceed with the Navios acquisition only if a majority of the IPO shares, as defined below, present in person or by proxy and entitled to vote at the meeting, are voted in favor of the acquisition. In connection with the required vote, all of ISE’s initial stockholders, including all of its officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to ISE’s initial public offering in accordance with the majority of the shares of common stock voted by the public stockholders. This voting arrangement shall not apply to shares included in units purchased by initial stockholders, officers or directors in ISE’s initial public offering or purchased following its initial public offering in the open market. ISE will proceed with the acquisition only if a majority of the IPO Shares (defined below) cast at a meeting to approve the acquisition are voted in favor of the acquisition and stockholders owning not more than 20% of the IPO Shares exercise their conversion rights.

Conversion rights

Each holder of shares of common stock sold in ISE’s initial public offering, or the IPO Shares, has the right to have such holder’s IPO Shares converted to cash if the stockholder votes against the acquisition of Navios and the acquisition is approved and completed. Such conversion right shall be subject to the requisite approval and completion of the acquisition. The actual per-share conversion price will be equal to the amount in the trust fund, inclusive of any interest (calculated as of two business days prior to the consummation of the proposed acquisition), divided by the total number of IPO Shares. Without taking into any account interest earned on the trust fund, the initial per-share conversion price would be $5.51, or $0.49 less than the per-unit offering price of $6.00. An eligible stockholder may request conversion at any time after the mailing to ISE’s stockholders of this proxy statement/prospectus and prior to the vote taken with respect to the acquisition at the special meeting, but the request will not be granted unless the stockholder votes against the acquisition and the acquisition is approved and completed. Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders entitled to convert their shares and who elect conversion will be distributed promptly after completion of the acquisition. Stockholders who convert their stock into their share of the trust fund still have the right to exercise the warrants received as part of the units. ISE will not complete the acquisition if stockholders owning 20% or more of the IPO Shares exercise their conversion rights.

Liquidation if no business combination

If ISE was to expend all of the net proceeds of its initial public offering, other than the proceeds deposited in the trust fund, and without taking into account interest, if any, earned on the trust fund, the initial per-share liquidation price would be $5.51, or $0.49 less than the per-unit offering price of $6.00. The proceeds deposited in the trust fund could, however, become subject to the claims of ISE’s creditors which could have priority over the claims of its holders of IPO Shares. ISE cannot assure you that the actual per-share liquidation price will not be less than $5.51, plus interest, due to claims of creditors. Angeliki Frangou, ISE’s chairman of the board, chief executive officer, and president, has agreed pursuant to agreements with ISE and Sunrise Capital Corp., the lead underwriter of the initial public offering, that, if ISE distributes the proceeds held in trust to the holders of IPO Shares, she will be personally liable to pay debts and obligations to vendors or other entities that are owed money by ISE for services rendered or products sold to ISE in excess of the net proceeds of its initial public offering not held in the trust account. ISE cannot assure you, however, that Ms. Frangou would be able to satisfy those obligations.

If the Navios acquisition is not consummated, ISE will continue to search for a business combination in the dry bulk sector of the shipping industry. However, ISE will be liquidated if it does not consummate a business combination by December 16, 2005 (12 months after the consummation of our initial public offering) or, if a letter of intent, agreement in principle or definitive agreement is executed, but not consummated, by December 16, 2005, then by June 16, 2006. If ISE is unable to consummate a business combination by the expiration of the 18-month period from the consummation of its initial public offering, it will then liquidate. Upon notice from ISE, the trustee of the trust fund will commence liquidating the investments constituting the trust fund and will turn over the proceeds to ISE’s transfer agent for distribution to ISE’s public stockholders. ISE anticipates that its instruction to the trustee would be given promptly after the expiration of the 18-month period. ISE will be dissolved and will distribute to all holders of IPO Shares, in proportion to their respective IPO Shares, an aggregate sum equal to the amount in the trust fund, inclusive of any interest, plus any remaining net assets. ISE’s stockholders, prior to ISE’s initial public offering, waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to ISE’s initial public offering; thus, there will be no distribution from the trust fund with respect to such shares. There will also be no distribution from the trust fund with respect to ISE’s warrants.

Holders of IPO Shares shall be entitled to receive funds from the trust fund only in the event of ISE’s liquidation or if holders of IPO Shares seek to convert their respective shares into cash upon the acquisition if the stockholder voted against such acquisition and such acquisition is actually completed by ISE. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust fund.

Competition

If the acquisition of Navios is completed, ISE will become subject to competition from competitors of Navios. See “Business of Navios—Competition.”

Facilities

ISE maintains its executive offices at 1225 Franklin Avenue, Suite 325, Garden City, New York. The cost for this space provided by SCORY LLC d/b/a The Intelligent Office is approximately $1,500 per month and includes certain other additional services provided by SCORY LLC and is included in the total $5,500 per-month fee ISE may pay for general and administrative services. ISE considers its current office space adequate for its current purposes. Upon consummation of the acquisition, ISE will no longer make use of these facilities and will operate from Navios’s current facilities.

Employees

ISE currently has two officers who are also members of ISE’s board of directors. These individuals are not obligated to contribute any specific number of hours per week and intend to devote only as much time as they deem necessary to our affairs. The amount of time they have devoted in any time period has varied based on the availability of suitable target businesses to investigate, although Ms. Frangou, ISE’s chairman of the board, chief executive officer, and president, has devoted at least ten hours per week to ISE’s business. ISE does not intend to have any other full time employees prior to the consummation of the acquisition.

Periodic Reporting and Audited Financial Statements

ISE has registered its securities under the Securities Exchange Act of 1934 and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Securities Exchange Act of 1934, ISE’s annual reports will contain financial statements audited and reported on by ISE independent accountants. ISE has filed a form 10-K, as amended, with the Securities and Exchange Commission covering the fiscal year ended December 31, 2004.

Legal Proceedings

ISE is not involved in any legal proceedings which may have, or have had a significant effect on its business, financial position, results of operations or liquidity, nor is ISE aware of any proceedings that are pending or threatened which may have a significant effect on such business, financial position, results of operations or liquidity.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of ISE

The following discussion should be read in conjunction with ISE’s Financial Statements and related Notes thereto included elsewhere in this proxy statement/prospectus.

ISE was formed on September 17, 2004, to serve as a vehicle to acquire one or more vessels or an operating business in the dry bulk sector of the shipping industry through a merger, capital stock exchange, asset acquisition or other similar business combination. ISE intends to utilize a combination of cash and debt financing (as described below), in effecting the acquisition of Navios.

ISE has neither engaged in any operations nor generated any revenues nor incurred any debt or expenses during the period ended December 31, 2004, other than in connection with its initial public offering and, thereafter, certain minor legal and other expenses related to pursuing acquisitions of target businesses. ISE’s entire activity since inception has been to prepare for and consummate its initial public offering and to identify and investigate target businesses for a business combination.

The net proceeds from the sale of the units in ISE’s initial public offering, after deducting offering expenses of approximately $2,230,000, including $1,710,000 evidencing the underwriters’ non-accountable expense allowance of 1% of the gross proceeds (excluding the proceeds from the underwriters’ over-allotment), and underwriting discounts of approximately $11,799,000, were approximately $182,621,000. Of this amount,

$180,576,000, is being held in trust and the remaining $2,045,000 is not being held in trust. ISE intends to use all of the net proceeds of its offering in connection with the acquisition of Navios.

As of December 16, 2004, Ms. Frangou had advanced a total of approximately $350,000 to ISE, on a non-interest bearing basis, for payment of offering expenses on ISE’s behalf. These loans were paid without interest on December 21, 2004. Substantially all of these loans were repaid out of the proceeds of ISE’s initial public offering not placed in trust. In addition, Ms. Frangou has agreed to loan ISE funds to cover its transaction expenses in connection with the acquisition of Navios that exceed the funds held outside the trust, which loan shall be repaid, without interest, at the closing of the acquisition or upon demand thereafter. As of July 13, 2005, she had advanced approximately $8,024,114. Ms. Frangou will not be repaid if the acquisition of Navios is not consummated.

On July 12, 2005, ISE entered into a senior secured credit facility with HSH Nordbank AG. Pursuant to the credit facility, ISE will be able to borrow up to $520.0 million to be used for the acquisition of Navios and for general corporate and working capital purposes after the acquisition and reincorporation. The interest rate under the facility, depending upon the tranche being borrowed, will be LIBOR or applicable interest rate swap rate, plus the costs of complying with any applicable regulatory requirements and a margin ranging from 1.5% to 2.75% per annum. The amounts under the facility will be secured by the assets of Navios, which upon acquisition of the outstanding securities of Navios by ISE and upon reincorporation by ISE, will be the assets of Navios Maritime Holdings Inc., the reincorporated company. Of the $520.0 million, (i) $140.0 million matures eight (8) years from the closing of the acquisition of Navios and is to be repaid in quarterly amounts during such term, and (ii) $380.0 million matures over six (6) years from the closing of the acquisition of Navios and is to be repaid in quarterly amounts during such term. Outstanding amounts under the facility may be prepaid without penalty in multiples of $1.0 million upon 10 days’ written notice. The facility requires mandatory prepayment of amounts outstanding under the facility in the event of sale or loss of the assets of Navios including the sale of a vessel in the ordinary course of business. The credit facility contains a number of covenants, including covenants limiting the power to, subject to specified exceptions, the payment of dividends and redemptions, mergers and acquisitions, the incurrence of indebtedness and liens, and transactions with affiliates. The credit facility also requires compliance with a number of financial covenants including tangible net worth, debt coverage ratios, specified tangible net worth to the total debt percentages and minimum liquidity. It is an event of default under the credit facility if such covenants are not complied with or if Angeliki Frangou beneficially owns less than 20% of the issued stock or does not remain actively involved in ISE’s business.

In connection with the acquisition of Navios, it is currently anticipated that ISE will be retaining PricewaterhouseCoopers, the current independent auditors of Navios, as the public company’s independent auditors on a going forward basis since Navios’s historical operations will represent the operations of ISE on a going forward basis upon the acquisition of Navios. The retention of PricewaterhouseCoopers will not be effectuated until the closing of the acquisition of Navios and ISE has not previously retained or worked with PricewaterhouseCoopers. All applicable securities filings of ISE in connection with this anticipated change of auditors will be made at such time as they are required.

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma condensed balance sheet combines the historical balance sheets of Navios Maritime Holdings Inc. and Subsidiaries (“Navios”) and International Shipping Enterprises, Inc. (“ISE”) as of March 31, 2005, giving effect to the transaction described in the Stock Purchase Agreement dated February 28, 2005 (the “Transaction”) as if it had occurred on March 31, 2005.

The following unaudited pro forma condensed statements of operations combine (i) the historical statements of operations of Navios and ISE for the three month period ended March 31, 2005 and (ii) the historical statements of operations of Navios for the year ended December 31, 2004, and ISE for the period from September 17, 2004 (inception) to December 31, 2004, giving effect to the Transaction as if it had occurred on January 1, 2004.

The unaudited pro forma condensed balance sheet at March 31, 2005 and the statement of operations for the periods ended March 31, 2005 and December 31, 2004 have been prepared using two different levels of approval of the Transaction by the ISE stockholders, as follows:

•	Assuming Maximum Approval: This presentation assumes that 100% of ISE stockholders approve the Transaction; and

•	Assuming Minimum Approval: This presentation assumes that only 80.1% of ISE stockholders approve the Transaction.

We are providing this information to aid you in your analysis of the financial aspects of the Transaction. The unaudited pro forma condensed financial statements described above should be read in conjunction with the historical financial statements of Navios and ISE and the related notes thereto. The unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the Transaction taken place on the dates noted, or the future financial position or operating results of the combined company.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

March 31, 2005

ASSUMING MAXIMUM APPROVAL

(In Thousands)

	NAVIOS	ISE	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$63,029	$225	$181,610	(a)	$91,607
			(50,256	)(b)
			(604,500	)(c)
			(11,036	)(c)
			520,000	(f)
			(7,465	)(f)
Restricted cash	4,987				4,987
Investments held in trust		181,610	(181,610	)(a)	—
Accounts receivable, net of allowance	17,677				17,677
Short term derivative assets	86,408				86,408
Prepaid voyage costs	16,984				16,984
Prepaid expenses and other current assets	3,478	89			3,567

Total Current Assets	192,563	181,924	(153,257)		221,230

Advances held in escrow for acquisitions		3,000	(3,000	)(c)	—
Vessels, net	115,195		96,805	(c)	212,000
Other fixed assets, net	21,813	10	48,769	(c)	70,592
Fixed Assets under construction	4,174				4,174
Long term derivative assets	155				155
Deferred financing costs, net	412	1,700	(412	)(b)	9,165
			7,465	(f)
Deferred acquisition costs		999	(999	)(c)	—
Deferred dry dock and special survey	373				373
Investment in affiliates	377				377
Tradename	1,982		98,018	(c)	100,000
Favorable leases/purchase terms			128,069	(c)	128,069
Goodwill	226		60,531	(c)	60,757

Total Non Current assets	144,707	5,709	435,246		585,662

TOTAL ASSETS	$337,270	$187,633	$281,989		$806,892

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$14,194	$194			$14,388
Accrued expenses	4,478				4,478
Deferred voyage revenue	18,942				18,942
Short term derivative liability	57,013				57,013
Deferred interest		207	(207	)(e1)	—
Due to stockholder		4,022			4,022
Income taxes payable		257			257
Current portion of long-term debt	1,000		(1,000	)(b)	80,833
			80,833	(f)

Total Current Liabilities	95,627	4,680	79,626		179,933

Long term liabilities	2,788				2,788
Long term derivative liability	1,844				1,844
Long term debt, net of current portion	49,256		(49,256	)(b)	—
Bank term loan			439,167	(f)	439,167

Total Non Current Liabilities	53,888		389,911		443,799

Total Liabilities	149,515	4,680	469,537		623,732

Commitment and Contingencies

Common Stock Subject to possible conversion		36,097	(36,097	)(e1)	—

Stockholders’ Equity:

Common Stock	87	4	(87	)(c)	4
Additional paid in capital	60,570	146,550	(60,570	)(c)	182,647
			36,097	(e1)
Legal Reserve	452		(452	)(c)	—
Retained Earnings	126,646	302	(412	)(b)	509
			(126,234	)(c)
			207	(e1)

Total Stockholders’ Equity	187,755	146,856	(151,451)		183,160

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$337,270	$187,633	$281,989		$806,892

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

March 31, 2005

ASSUMING MINIMUM APPROVAL

(In Thousands)

	NAVIOS	ISE	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$63,029	$225	$181,610	(a)	$55,303
			(50,256	)(b)
			(604,500	)(c)
			(11,036	)(d)
			(36,304	)(e2)
			520,000	(f)
			(7,465	)(f)
Restricted cash	4,987				4,987
Investments held in trust		181,610	(181,610	)(a)	—
Accounts receivable, net of allowance	17,677				17,677
Short term derivative assets	86,408				86,408
Prepaid voyage costs	16,984				16,984
Prepaid expenses and other current assets	3,478	89			3,567

Total Current Assets	192,563	181,924	(189,561)		184,926

Advances held in escrow for acquisitions		3,000	(3,000	)(c)	—
Vessels, net	115,195		96,805	(c)	212,000
Other fixed assets, net	21,813	10	48,769	(c)	70,592
Fixed Assets under construction	4,174				4,174
Long term derivative assets	155				155
Deferred financing costs, net	412	1,700	(412	)(b)	9,165
			7,465	(f)
Deferred acquisition costs		999	(999	)(c)	—
Deferred dry dock and special survey	373				373
Investment in affiliates	377				377
Tradename	1,982		98,018	(c)	100,000
Favorable leases/purchase terms			128,069	(c)	128,069
Goodwill	226		60,531	(c)	60,757

Total Non Current assets	144,707	5,709	435,246		585,662

TOTAL ASSETS	$337,270	$187,633	$245,685		$770,588

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$14,194	$194			$14,388
Accrued expenses	4,478				4,478
Deferred voyage revenue	18,942				18,942
Short term derivative liability	57,013				57,013
Deferred interest		207	(207	)(e2)	—
Due to stockholder		4,022			4,022
Income taxes payable		257			257
Current portion of long-term debt	1,000		(1,000	)(b)	80,833
			80,833	(f)

Total current liabilities	95,627	4,680	79,626		179,933

Long term liabilities	2,788				2,788
Long term derivative liability	1,844				1,844
Long term debt, net of current portion	49,256		(49,256	)(b)	—
Bank term loan			439,167	(f)	439,167

Total Non Current Liabilities	53,888		389,911		443,799

Total Liabilities	149,515	4,680	469,537		623,732

Commitment and contingencies

Common Stock Subject to possible conversion		36,097	(36,097	)(e2)	—

Stockholders’ Equity:
Common Stock	87	4	(87	)(c)	4
Additional paid in capital	60,570	146,550	(60,570	)(c)	146,550
Legal Reserve	452		(452	)(c)	—
Retained Earnings	126,646	302	(412	)(b)	302
			(126,234	)(c)

Total Stockholders’ Equity	187,755	146,856	(187,755)		146,856

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$337,270	$187,633	$245,685		$770,588

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Three-months ended March 31, 2005

ASSUMING MAXIMUM APPROVAL

(In thousands, except per share data)

	NAVIOS	ISE	Pro Forma Adjustments		Pro Forma Combined
Revenue	$61,365				$61,365
Gain (loss) on forward freight agreements	(4,567)				(4,567)
Time charter, voyage and port terminal expense	(37,469)				(37,469)
Direct vessel expense	(2,110)				(2,110)
General and administrative	(3,644)		$(28	)(h)	(3,672)
Depreciation and Amortization	(1,489)		(5,948	)(d)	(7,437)
Capital based taxes		$(114)			(114)
Other operating expense		(77)			(77)
Interest Income	302	741	184	(e1)	1,227
Interest Expense	(475)		(4,717	)(g)	(5,192)
Other Income	971				971
Other expense	(222)				(222)

Income before minority interest	12,662	550	(10,509)		2,703
Share of profit of equity method investee	302				302

Income before income taxes	12,964	550	(10,509)		3,005
Provision for income taxes		257			257

Net Income	$12,964	$293	$(10,509)		$2,748

Weighted average number of shares outstanding:
Basic		39,900		(i)	39,900

Diluted		39,900		(i)	49,225

Net income per share:
Basic		$0.01			$0.07

Diluted		$0.01			$0.06

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Three-months ended March 31, 2005

ASSUMING MINIMUM APPROVAL

(In thousands, except per share data)

	NAVIOS	ISE	Pro Forma Adjustments		Pro Forma Combined
Revenue	$61,365				$61,365
Gain (loss) on forward freight agreements	(4,567)				(4,567)
Time charter, voyage and port terminal expense	(37,469)				(37,469)
Direct vessel expense	(2,110)				(2,110)
General and administrative	(3,644)		$(28	)(h)	(3,672)
Depreciation and Amortization	(1,489)		(5,948	)(d)	(7,437)
Capital based taxes		$(114)			(114)
Other operating expense		(77)			(77)
Interest Income	302	741			1,043
Interest Expense	(475)		(4,717	)(g)	(5,192)
Other Income	971				971
Other expense	(222)				(222)

Income before minority interest	12,662	550	(10,693)		2,519
Share of profit of equity method investee	302				302

Income before provision for income taxes	12,964	550	(10,693)		2,821
Provision for income taxes		257			257

Net Income	$12,964	$293	$(10,693)		$2,564

Weighted average number of shares outstanding:
Basic		39,900		(i)	33,378

Diluted		39,900		(i)	42,703

Net income per share:
Basic		$0.01			$0.08

Diluted		$0.01			$0.06

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2004

ASSUMING MAXIMUM APPROVAL

(In thousands, except per share data)

	NAVIOS	ISE (1)	Pro Forma Adjustments		Pro Forma Combined
Revenue	$279,184				$279,184
Gain (loss) on forward freight agreements	57,746				57,746
Time charter and voyage expense	(180,026)				(180,026)
Direct vessel expense	(8,224)				(8,224)
General and administrative	(12,722)		$(113	)(h)	(12,835)
Depreciation and Amortization	(5,925)		(23,451	)(d)	(29,376)
(Gain) loss on the sale of property, plant and equipment	61				61
Capital based taxes		$(55)			(55)
Other operating expense		(22)			(22)
Interest Income	789	93	23	(e1)	905
Interest Expense	(3,450)		(17,319	)(g)	(20,769)
Other Income	374				374
Other expense	(1,438)				(1,438)

Income before minority interest	126,369	16	(40,860)		85,526
Share of profit of equity method investee	763				763

Income before income taxes	127,132	16	(40,860)		86,289
Provision for income taxes		7			7

Net Income	$127,132	$9	$(40,860)		$86,282

Weighted average number of shares outstanding:
Basic		12,744		(i)	39,900

Diluted		12,744		(i)	44,752

Net income per share:
Basic		$0.00			$2.16

Diluted		$0.00			$1.93

(1)	For the period from September 17, 2004 to December 31, 2004

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2004

ASSUMING MINIMUM APPROVAL

(In thousands, except per share data)

	NAVIOS	ISE (1)	Pro Forma Adjustments		Pro Forma Combined
Revenue	$279,184				$279,184

Gain (loss) on forward freight agreements	57,746				57,746
Time charter and voyage expense	(180,026)				(180,026)
Direct vessel expense	(8,224)				(8,224)
General and administrative	(12,722)		$(113	)(h)	(12,835)
Depreciation and Amortization	(5,925)		(23,451	)(d)	(29,376)
(Gain) loss on the sale of property, plant and equipment	61				61
Capital based taxes		$(55)			(55)
Other operating expense		(22)			(22)
Interest Income	789	93			882
Interest Expense	(3,450)		(17,319	)(g)	(20,769)
Other Income	374				374
Other expense	(1,438)				(1,438)

Income before minority interest	126,369	16	(40,883)		85,503
Share of profit of equity method investee	763				763

Income before provision for income taxes	127,132	16	(40,883)		86,266
Provision for income taxes		7			7

Net Income	$127,132	$9	$(40,883)		$86,259

Weighted average number of shares outstanding:
Basic		12,744		(i)	33,378

Diluted		12,744		(i)	38,230

Net income per share:
Basic		$0.00			$2.58

Diluted		$0.00			$2.26

(1)	For the period from September 17, 2004 to December 31, 2004

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

PRO FORMA ADJUSTMENTS

(dollars in thousands)

(a)	To record the release of funds held in trust by ISE

(b)	To record repayment of Navios bank loans by Navios immediately prior to the Transaction, including the write-off of related deferred financing costs

(c)	To record the payment of the $607,500 purchase price for all the outstanding shares of Navios, the payment of $12,035 of costs in connection related to the Transaction and the allocation of the purchase price to the assets acquired and liabilities assumed as follows:

Calculation of Allocable Purchase Price:
Cash	$607,500
Allocable Transaction costs	12,035

Total allocable purchase price	$619,535

Estimated allocation of purchase price:
Navios net assets acquired (at book value)	$187,755
Fair value adjustments to assets acquired:
Reverse goodwill	(226)
Reverse deferred finance costs	(412)
Vessels	96,805
Port (included in other fixed assets)	48,769
Tradename	98,018
Allocation to favorable leases/purchase terms	128,069

Fair value of assets acquired	558,778
Goodwill	60,757

Total allocable purchase price	$619,535

Of the $607,500 acquisition price, $3,000 has been advanced as a deposit. The allocable transaction costs of $12,035 includes a deferred portion of $999 that has already been paid.

Fair value of the intangible assets identified (Tradename and leases), was determined through a reliance upon generally accepted valuation methodologies. The Tradename was valued using a method of the Income Approach known as the Relief From Royalties method. The Favorable Leases were valued using a method of the Market Approach wherein the Company’s actual lease costs are compared to market-based lease costs. The Purchase Options were valued though a comparison of their exercise prices to expected vessel values. Vessels were written up to their fair market value. The port was valued based on a Discounted Cash Flow Analysis.

(d)	To record additional depreciation and amortization of fixed assets and intangibles based on the increase in the market value:

Asset	Estimated Useful Life
Vessels	25 years from date built
Port (included in other fixed assets)	40 years
Tradename	25 years
Favorable Leases/Purchase Terms	4-22 years

The Tradename asset was determined to have a 25 year life based upon consideration of the long-term nature of the Company’s investments in vessels (25-30 year lives), port lease (40 year life) and Customer relationships (10 year life). Equal weights were assigned to the above three assets. The Tradename was considered to be an integral component to the value of the Company and that it should carry a useful life approximate to the life of the enterprise itself, which is estimated by examining the indicators mentioned above, i.e. vessel life, port lease, customer relationships etc.

The Favorable Leases/Purchase Terms are categorized as:

Asset	Estimated Useful Life
Favorable leases without purchase option ($30,920)	4 years
Favorable leases with purchase option ($15,980)	5 years
Purchase options ($81,169)	22 years

(e1)	Assuming maximum approval, to reclassify common stock subject to redemption to permanent equity ($36,097) and to record related deferred interest as income ($23 for the period ended December 31, 2004 and $184 for the three-months ended March 31, 2005)

(e2)	Assuming minimum approval, to record refund of funds ($36,097) to dissenting shareholders and related deferred interest of ($207).

(f)	To record the receipt of $520,000 in bank loans (of which $80,833 is the current portion) and payment of $9,165 of related deferred financing costs (of which $1,700 has been paid by ISE prior to March 31, 2005)

(g)	To reverse interest expense and amortization of deferred financing costs on Navios bank loans and to record interest expense on the $520,000 of bank loans at an average rate of 3.72% per annum (amounting to $19,344 per year or $4,836 per quarter) and amortization of $9,165 of deferred financing costs for periods from 6-8 years amounting to approximately $1,425 per year (or $356 per quarter)

(h)	To record increased base salaries to certain key employees of Navios under employment agreements entered into in conjunction with the Transaction to retain the services of such employees

(i)	Pro forma net income per share was calculated by dividing pro forma net income by the weighted average number of shares outstanding as follows:

	Year ended December 31, 2004
	Assuming Maximum Approval (100%)	Assuming Minimum Approval (80.1%)
ISE pro forma weighted average shares—basic—assuming initial public offering occurred as of January 1, 2004	39,900,000	33,377,775
Incremental shares on exercise of warrants*	4,851,852	4,851,852

ISE pro forma weighted average shares—diluted	44,751,852	38,229,627

*	Assuming exercise price of $5 per share, 65,550,000 warrants outstanding and average price for period warrants actually outstanding (December 17 – December 31, 2004) of $5.40.

	Three-months ended March 31, 2005
	Assuming Maximum Approval (100%)	Assuming Minimum Approval (80.1%)
ISE pro forma weighted average shares—basic—assuming initial public offering occurred as of January 1, 2004	39,900,000	33,377,775
Incremental shares on exercise of warrants**	9,325,043	9,325,043

ISE pro forma weighted average shares—diluted	49,225,043	42,702,818

**	Assuming exercise price of $5 per share, 65,550,000 warrants outstanding and average price for period warrants actually outstanding (three-months ended March 31, 2005) of $5.83.

DIRECTORS AND MANAGEMENT OF ISE FOLLOWING THE

ACQUISITION OF NAVIOS AND REINCORPORATION

As of the completion of the acquisition and reincorporation, the board of directors, executive officers and significant employees will be as follows:

Name	Age	Position
Angeliki Frangou	40	Chairman of the Board and Chief Executive Officer
Robert G. Shaw	49	President
Bruce C. Hoag	58	Chief Financial Officer
Vasiliki Papaefthymiou	36	Secretary and Director
Ted C. Petrone*	49	Vice President—Panamax
Michael E. McClure*	57	Vice President—Research & Risk Management
Shunji Sasada*	46	Vice President—Handymax Trading
Spyridon Magoulas	50	Director
John Stratakis	39	Director
Julian David Brynteson	37	Director

*	Significant employee

Angeliki Frangou has been ISE’s Chairman of the Board, Chief Executive Officer, and President since its inception. Ms. Frangou has been the chief executive officer of Maritime Enterprises Management S.A., a company located in Piraeus, Greece, that specializes in the management of dry cargo vessels of various types and sizes, since she founded the company in October 2001. From 1990 to October 2001, Ms. Frangou was the chief executive officer of Franser Shipping S.A., a company that was located in Piraeus, Greece, and was also engaged in the management of dry cargo vessels. Prior to her employment with Franser Shipping, Ms. Frangou was an analyst on the trading floor of Republic National Bank of New York, from 1987 to 1989. Ms. Frangou has also been a member of the board of directors of Emporiki Bank of Greece, the second largest retail bank in Greece, since April 2004. Ms. Frangou is a member of the Mediterranean Committee of China Classification Society and a member of the Hellenic and Black Sea Committee of Bureau Veritas. Ms. Frangou received a bachelors degree in mechanical engineering from Fairleigh Dickinson University (summa cum laude) and a masters degree in mechanical engineering from Columbia University.

Robert G. Shaw has been the Executive Vice President, General Counsel and a director of Navios since January 2001. Prior to joining Navios, Mr. Shaw practiced maritime and corporate law as an associate, and later as a partner, at the law firm of Healy & Baillie, LLP in New York City. Mr. Shaw is the US representative member of the Documentary Committee of the Baltic and International Council that develops standard industry terms for dry bulk charter parties and bills of lading. He is also a former President of the Hellenic American Chamber of Commerce. Mr. Shaw received his degree from Oxford University in 1977.

Bruce C. Hoag has been Navios’s Chief Financial Officer since February 2004. In 1982, Mr. Hoag joined Navios Corporation, and, in 1986, was appointed Vice President Finance. Mr. Hoag began his career in 1969 with United States Steel (USS) in its financial management training program. Mr. Hoag received his bachelor’s degree from Bradley University, Peoria, Illinois in 1969.

Vasiliki Papaefthymiou has been ISE’s secretary and a member of its board of directors since its inception. Ms. Papaefthymiou has served as general counsel for Maritime Enterprises since October 2001, where she has advised that company on shipping, corporate and finance legal matters. Ms. Papaefthymiou provided similar services as general counsel to Franser Shipping from October 1991 to September 2001. Ms. Papaefthymiou received an undergraduate degree from the Law School of the University of Athens and a masters degree in Maritime Law from Southampton University in the United Kingdom. Ms. Papaefthymiou is also admitted to practice before the Bar in Piraeus, Greece.

Ted C. Petrone has been Vice President—Panamax Trading of Navios since March 2004. Mr. Petrone joined Navios in 1980 at the entry-level position of assistant vessel operator and has steadily risen through the ranks to his current position of Vice President of Navios. Mr. Petrone sailed as a third mate aboard US Navy (Military Sealift Command) tankers for one year before coming ashore to take operational positions in both Stolt-Nielsen and Maritime Overseas Group over a three-year period. Mr. Petrone graduated in 1977 from New York Maritime College at Fort Schuyler with a B.S. in Maritime Transportation.

Michael E. McClure has been Vice President—Research & Risk Management of Navios since March 2004. Mr. McClure joined Navios in 1978, at which time he served as Manager of Financial Analysis and then Director of South American Transportation Projects, which included Navios’s owned port facility in Uruguay and its commercial lead in Venezuela and Columbia. He is a board member of The Baltic Exchange and the chairman of the Baltic Exchange Freight Market Indices Committee, which is the organization responsible for all freight indices utilized for freight derivative trading by the industry. Mr. McClure graduated from Marquette University, Milwaukee, Wisconsin, with a Masters in Business Administration in 1971.

Shunji Sasada has been Vice President—Handymax Trading of Navios since March 2004. Mr. Sasada joined Navios in May 1997. Mr. Sasada started his shipping career in 1981 in Japan with Mitsui O.S.K. Lines, Ltd. In 1991, Mr. Sasada joined Trinity Bulk Carriers as its chartering manager as well as subsidiary board member representing MOSK as one of the shareholders. Mr. Sasada is a graduate of Keio University, Tokyo, with a B.A. degree in Business.

Spyridon Magoulas has been a member of ISE’s board of directors since its inception. Mr. Magoulas is the co-founder and director of Doric Shipbrokers S.A., a chartering firm in the dry cargo vessel business based in Piraeus, Greece, and has served as the managing director of that company since its formation in 1994. From 1982 to 1993, Mr. Magoulas was a chartering director and shipbroker for Nicholas G. Moundreas Shipping S.A., a company located in Piraeus, Greece, and from 1980 to 1982, Mr. Magoulas served in the same positions at Orion and Global Chartering Inc. in New York. Mr. Magoulas also is a member of the Association of Ship Brokers and Agents in the United States. Mr. Magoulas received a bachelors degree in economics (honors) from the City University of New York, New York, a masters degree in transportation management from the Maritime College in New York and a masters degree in political economy the New School for Social Research in New York, New York.

John Stratakis has been a member of ISE’s board of directors since its inception. Since 1994, Mr. Stratakis has been a partner with the law firm of Poles, Tublin, Stratakis, Gonzalez & Weichert, LLP, in New York, New York, where he specializes in all aspects of marine finance and admiralty law, real estate, trusts and estates and general corporate law. From 1992 to 1993, Mr. Stratakis was an associate attorney with Wilson, Elser, Moskowitz Edelman & Dicker, in New York, New York. Mr. Stratakis also has been a director and the Treasurer of the Hellenic-American Chamber of Commerce in New York since 2000. Mr. Stratakis received a bachelor of arts (summa cum laude) from Trinity College and a juris doctor degree from Washington College of Law-American University. Mr. Stratakis is admitted to practice law in the State of New York and in the courts of the Southern and Eastern Districts of New York.

Julian David Brynteson has been a member of ISE’s board of directors since its inception. Mr. Brynteson has been employed in various capacities with Braemar Seascope Ltd., a London Stock Exchange-listed company and a leading worldwide shipbroker, since 1987, acting as a director since 1991, a partner in 1993 and a director in the sale and purchase department in March 2001. Braemar Seascope is the survivor of the merger between Braemar Shipbrokers Ltd. and Seascope Shipping Ltd. Mr. Brynteson has sea-going experience as trainee ship officer with Denholms, an owner and agent of cruise ships, located in Glasgow, Scotland, from October 1985 to March 1986, and from April 1986 to February 1987 was employed as a trainee dry-cargo broker with P+O Australia in its Melbourne, Australia offices. Mr. Brynteson has studied english literature, modern history and business studies at Haywards Heath College, West Sussex, England.

The board of directors of the newly reincorporated company will be, as it is for ISE, divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of John Stratakis, will expire at the annual meeting of stockholders to be held in 2005. The term of office of the second class of directors, consisting of Julian David Brynteson and Spyridon Magoulas, will expire at the annual meeting to be held in 2006. The term of office of the third class of directors, consisting of Angeliki Frangou and Vasiliki Papaefthymiou, will expire at the annual meeting to be held in 2007.

None of these individuals has been a principal of or affiliated with a public company or blank check company that executed a business plan similar to our business plan, and none of these individuals is currently affiliated with such an entity.

After the acquisition, the officers and employee directors will devote their full time and attention to the ongoing operations of ISE and the non-employee directors will devote such time as is necessary and required to satisfy their duties as a director of a public company.

Board of Directors Committees

Audit Committee

ISE currently does not have an audit committee and, accordingly, do not have an audit committee financial expert. ISE intends to establish an audit committee with certain functions that is composed of independent members of our board of directors and, in connection therewith, intend to seek an audit committee financial expert. Currently, the full Board of Directors carries out the functions customarily undertaken by an audit committee.

Code of Ethics

ISE has not yet adopted a code of ethics because it is not currently an operating company. However, ISE intends to adopt, during fiscal 2005 and in connection with ISE’s anticipated acquisition of Navios Maritime Holdings Inc., a code of ethics that complies with the applicable guidelines issued by the SEC.

Director Compensation

ISE’s directors do not currently receive any cash compensation for their service as members of the board of directors.

Upon completion of the acquisition and reincorporation, the current and newly elected non-employee directors will receive varying levels of compensation for their services as directors based on their eligibility to be members of ISE’s audit and compensation committees. ISE anticipates determining director compensation in accordance with industry practice and standards

Executive Compensation

Prior to the acquisition, no executive officer of ISE had received any cash compensation for services rendered. No compensation of any kind, including finder’s and consulting fees, will be paid to any of our existing stockholders, including our officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses, and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. If all of ISE’s directors are not deemed “independent,” it will not have the benefit of independent directors examining the propriety of expenses incurred on ISE’s behalf and subject to reimbursement.

Upon completion of the acquisition, the employment agreements with the following individuals: Ted C. Petrone, Michael E. McClure, Shunji Sasada, Pablo Soler and Gabriel Soler, will become effective. A summary of the employment agreements can be found under “Employment Agreements” on page 45. In addition, upon completion of the acquisition, it is anticipated the current officers of Navios that will be continuing their employment, Robert Shaw and Bruce Hoag, will continue to be paid their current annual salary of approximately $320,000 and $180,000, respectively.

For each of the last three fiscal years ended December 31, 2004, Messrs. Shaw and Hoag, who will be the only executive officers continuing as executive officers after the acquisition, and Messrs. Petrone, McClure and Sasada, who are the three most highly compensated individuals who are continuing as employees after the acquisition, but who did not serve as executive officers, received the following compensation:

Name	Year	Salary		Bonus
Robert Shaw	2004 2003 2002	$ $ $	312,500 261,375 256,250	$ $ $	343,750 261,375 0
Bruce Hoag	2004 2003 2002	$ $ $	175,000 146,137 139,099	$ $ $	175,000 146,137 0
Ted C. Petrone	2004 2003 2002	$ $ $	144,608 140,667 137,911	$ $ $	216,912 140,667 0
Michael E. McClure	2004 2003 2002	$ $ $	134,771 131,000 114,759	$ $ $	202,157 131,000 0

Navios has no option or long-term compensation plans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In September 2004, ISE issued 4,250,000 shares of its common stock to the individuals set forth below for $25,000 in cash, at an average purchase price of approximately $0.006 per share, as follows:

Name	Number of Shares	Relationship to ISE
Angeliki Frangou	4,000,000	Chairman of the Board, Chief Executive Officer and President
Vasiliki Papaefthymiou	210,000	Secretary and Director
Spyridon Magoulas	15,000	Director
Julian David Brynteson	15,000	Director
John Stratakis	10,000	Director

On November 29, 2004, ISE’s board of directors authorized a stock dividend of approximately 0.676 shares of common stock for each outstanding share of common stock, effectively lowering the purchase price to approximately $0.004 per share.

The holders of the majority of these shares will be entitled to make up to two demands that ISE register these shares pursuant to a registration rights agreement previously entered into. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow, which, except in limited circumstances, is not before December 2007. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. ISE will bear the expenses incurred in connection with the filing of any such registration statements.

As of December 16, 2004, Ms. Frangou had advanced a total of approximately $350,000 to ISE, on a non-interest bearing basis, for payment of offering expenses on ISE’s behalf. These loans were paid without interest on December 21, 2004. In addition, Ms. Frangou has agreed to loan ISE funds to cover its transaction expenses, including bank commitment fees and deposits, in connection with the acquisition of Navios that exceed the amount of funds held outside the trust, which loan, shall be repaid, without interest, at the closing of the acquisition or upon demand thereafter. As of July 13, 2005, she had advanced approximately $8,024,114. Ms. Frangou will not be repaid if the acquisition of Navios is not consummated.

ISE will reimburse its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on ISE’s behalf, such as identifying and investigating possible target businesses and business combinations, including the Navios acquisition. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by ISE, which will be reviewed only by ISE’s board or a court of competent jurisdiction if such reimbursement is challenged.

Other than the reimbursable out-of-pocket expenses payable to ISE’s officers and directors, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of ISE’s existing stockholders, officers, or directors who owned ISE’s common stock prior to its initial public offering, or to any of their respective affiliates for services rendered to ISE prior to or with respect to the acquisition.

All ongoing and future transactions between ISE and any of its officers and directors or their respective affiliates, including loans by ISE’s officers and directors, will be on terms believed by ISE to be no less favorable than are available from unaffiliated third parties, and such transactions or loans, including any forgiveness of loans, will require prior approval, in each instance by a majority of ISE’s uninterested “independent” directors or the members of ISE’s board who do not have an interest in the transaction, in either case who had access, at ISE’s expense, to its attorneys or independent legal counsel.

Advisors

Each of Sunrise Securities Corp., HSH Gudme Corporate Finance GmbH and Investment & Finance Ltd. have provided financial advisory services to ISE in connection with the proposed acquisition and the reincorporation. Sunrise will receive approximately $5.50 million, subject to any purchase price adjustments at closing of the consummation of the acquisition of Navios. HSH Gudme will receive approximately $2.7 million, plus expenses upon consummation of the acquisition of Navios. Investment & Finance will receive approximately $1.8 million upon consummation of the acquisition of Navios. Sunrise acted as the underwriter in connection with ISE’s recently completed initial public offering.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of the common stock of ISE as of July 13, 2005, by:

•	each person known by ISE to be the beneficial owner of more than 5% of its outstanding shares of common stock based solely upon the amounts and percentages as are contained in the public filings of such persons;

•	each of ISE’s officers and directors; and

•	all of ISE’s officers and directors as a group.

Unless otherwise indicated, ISE believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Common Stock
Angeliki Frangou(2)	11,812,522		29.6%
North Sound Capital LLC(3)	2,700,000		6.76%
FMR Corp.(4)	3,000,000		7.51%
DKR Capital Partners LP(5)	2,298,000	(5)	5.76%
Vasiliki Papaefthymiou	352,059		*
Spyridon Magoulas	25,147		*
Julian David Brynteson	25,147		*
John Stratakis	16,765		*
All directors and executive officers as a group (5 individuals)	12,231,640		30.65%

(1)	Unless otherwise indicated, the business address of each of the individuals is 1225 Franklin Avenue, Suite 325, Garden City, New York 11530.
(2)	Angeliki Frangou has filed a Schedule 13D amendment indicating that she intends, subject to market conditions, to purchase up to $20 million of common stock and as of July 13, 2005, she has purchased approximately $10.0 million shares of common stock. Any such additional purchases would change the percentage owned by the initial stockholders and Ms. Frangou referred to above.
(3)	The ultimate managing member of North Sound Capital LLC (“North Sound”) is Thomas McAuley. North Sound may be deemed the beneficial owner of the shares in its capacity as the managing member of North Sound Legacy Fund LLC and North Sound Legacy Institutional Fund LLC and the investment advisor of North Sound Legacy International Ltd. (the “Funds”), who are the holders of such shares. As the managing member or investment advisor, respectively, of the Funds, North Sound has voting and investment control with respect to the shares of common stock held by the Funds. The address of North Sound is 53 Forest Avenue, Suite 202, Old Greenwich, CT 06870.
(4)	The securities may be deemed to be owned by Edward C. Johnson III and Abigail P. Johnson. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(5)	The securities may be deemed to be owned by Danny Saks, Ethan Benovitz and Jaime Hartman. Represents 766,000 units (a unit consists of one share of common stock and two warrants, with each warrant entitling the holder to purchase one share of common stock) that are convertible into 2,298,000 shares of common stock that are beneficially owned by DKR SoundShore Oasis Holding Fund Ltd. and DKR SoundShore Strategic Holding Fund Ltd. DKR Oasis Management Company LP (“DKROMC”) acts as the investment adviser to DKR SoundShore Oasis Holding Fund Ltd. DKR Capital Partners LP., a registered investment adviser, is the managing General Partner to DKROMC and the investment adviser to DKR SoundShore Strategic Holding Fund Ltd. The address of DKR Capital Partners LP is 1281 East Main Street, Stamford, Connecticut 06902.

All of the ISE shares of common stock outstanding prior to the effective date of its initial public offering were placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, and shall remain in escrow until the earliest of:

•	December 10, 2007;

•	ISE’s liquidation; or

•	the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of ISE’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to ISE consummating a business combination with a target business.

The Navios acquisition and the related merger for the purpose of reincorporating in the Marshall Islands will not have the effect of releasing shares from escrow. The certificates representing shares currently in escrow will be replaced by certificates representing the shares of the reincorporated entity.

During the escrow period, the holders of these shares will not be able to sell or transfer their securities, except to their spouses and children or trusts established for their benefit, but will retain all other rights as ISE stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If ISE is unable to effect a business combination and liquidate, none of ISE’s existing stockholders owning shares of ISE’s common stock prior to its initial public offering will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to the date of this prospectus.

PRICE RANGE OF SECURITIES AND DIVIDENDS

ISE

The shares of ISE common stock, warrants and units are currently quoted on the Over-the-Counter Bulletin Board under the symbols “ISHP,” “ISHPW” and “ISHPU,” respectively. The closing prices per share of common stock, warrant and unit of ISE on February 28, 2005, the last trading day before the announcement of the execution of the stock purchase agreement, were $5.97, $1.49 and $9.00, respectively. Each unit of ISE consists of one share of ISE common stock and two redeemable common stock purchase warrants. ISE warrants became separable from ISE common stock on January 5, 2005. Each warrant entitles the holder to purchase from ISE one share of common stock at an exercise price of $5.00 commencing the later of the completion of the Navios acquisition or December 10, 2005. The ISE warrants will expire at 5:00 p.m., New York City time, on December 10, 2008, or earlier upon redemption. Prior to December 16, 2004, there was no established public trading market for our common stock.

The closing price per share of ISE common stock, warrants and units as reported on the Over-the-Counter Bulletin Board on July 13, 2005, was $5.92, $1.04 and $7.95, respectively.

ISE does not currently have any authorized or outstanding equity compensation plans.

The following table sets forth, for the calendar quarter indicated, the quarterly high and low bid information of ISE’s common stock as reported on the OTC Bulletin Board. The quotations listed below reflect interdealer prices, without retail markup, markdown or commission, and may not necessarily represent actual transactions:

	Common Stock		Warrants		Units
Quarter Ended	High	Low	High	Low	High	Low
December 31, 2004	$—	$—	—	—	$6.90	$6.00
March 31, 2005	$7.04	$5.25	$1.96	$0.86	$10.75	$6.50
June 30, 2005	$6.15	$5.46	$1.74	$0.67	$9.60	$6.55
September 30, 2005 (through July 13, 2005)	$5.93	$5.66	$1.07	$0.84	$8.08	$7.25

Holders of ISE common stock, warrants and units should obtain current market quotations for their securities. The market price of ISE common stock, warrants and units could vary at any time before the acquisition.

Holders of Common Equity

As of July 13, 2005, there were approximately seven holders of record of our common stock.

As the registration statement, of which this proxy statement/prospectus is a part, is being filed solely for purposes of affecting a reincorporation from the US to the Republic of the Marshall Islands, the holders of record of our common stock and the ownership amounts and percentages of ISE will remain unchanged.

Dividends

ISE has not paid any dividends on its common stock to date and does not intend to pay dividends prior to the completion of the acquisition.

Navios

There is no established public trading market for the shares of common stock of Navios. There are currently 13 holders of the shares of Navios common stock. Navios does not have any authorized or outstanding equity compensation plans.

Dividends Upon Completion of the Acquisition

Upon completion of the acquisition of Navios, ISE does not intend to pay any dividends on its shares of common stock. Rather, it intends to reinvest any earnings back into the combined company. At this time, the combined company anticipates that it will retain any earnings and will not pay dividends in the foreseeable future. The combined company also expects that any loan or credit facilities that it enters into will limit its ability to pay dividends.

DESCRIPTION OF SECURITIES

General

ISE is authorized to issue 120,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of July 13, 2005, 39,900,000 shares of common stock are outstanding, held by seven record holders. No shares of preferred stock are currently outstanding.

Units

Each unit consists of one share of common stock and two warrants, which started trading separately as of the opening of trading on January 5, 2005. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $5.00 per share.

Common stock

ISE’s stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of ISE’s existing stockholders, including all of its officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to ISE’s initial public offering in accordance with the public stockholders. This voting arrangement shall not apply to shares included in units purchased in ISE’s initial public offering or purchased following the offering in the open market by any of ISE’s initial stockholders, officers and directors. Additionally, ISE’s initial stockholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of ISE’s stockholders.

ISE will proceed with a business combination only if: (i) a majority of the shares of common stock voted by the holders of the common stock issued in ISE’s initial public offering that are present in person or by proxy and entitled to vote are voted in favor of the business combination and (ii) public stockholders owning less than 20% of the shares sold in ISE’s initial public offering exercise their conversion rights discussed below.

ISE’s board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

If ISE is forced to liquidate prior to a business combination, ISE’s public stockholders are entitled to share ratably in the trust fund, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. ISE’s initial stockholders have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the initial public offering if ISE is forced to liquidate.

ISE’s stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust fund if they vote against the business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust fund still have the right to exercise the warrants that they received as part of the units.

Holders of 7,125,000 shares of common stock that were outstanding prior to ISE’s initial public offering are entitled to registration rights. The holders of the majority of these shares are entitled to make up to two demands that ISE register the resale of these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after December 10, 2007. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to December 10, 2007. ISE will bear the expenses incurred in connection with the filing of any such registration statements.

Preferred stock

ISE’s certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by ISE’s board of directors. Accordingly, ISE’s board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement prohibits ISE, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust fund, or which votes as a class with the common stock on a business combination. ISE may issue some or all of the preferred stock to effect a business combination, although ISE will not issue any preferred stock in the acquisition of Navios. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of ISE. Although ISE does not currently intend to issue any shares of preferred stock, ISE cannot assure you that it will not do so in the future.

Warrants

ISE currently has warrants outstanding to purchase 65,550,000 shares of ISE common stock. Each warrant entitles the registered holder to purchase one share of ISE’s common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of a business combination; or

•	December 16, 2005.

The warrants will expire on December 10, 2008, at 5:00 p.m., New York City time. ISE may call the warrants for redemption, with Sunrise Securities Corp.’s prior consent, in whole and not in part, at a price of $.01 per warrant at any time after the warrants become exercisable, upon not less than 30 days’ prior written notice of redemption to each warrant holder, if, and only if, the last reported sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders and the weekly trading volume of ISE’s common stock has been at least 800,000 shares for each of the two calendar weeks prior to the notice of redemption.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and ISE.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or ISE’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to ISE, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, ISE will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Transfer Agent and Warrant Agent

The transfer agent for ISE’s securities and warrant agent for ISE’s warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

STOCKHOLDER PROPOSALS

Regardless of whether the acquisition of Navios is consummated, the ISE 2005 annual meeting of stockholders will be held on or about August 25, 2005, unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement for the 2005 annual meeting, you need to provide it to us by no later than July 7, 2005.

EXPERTS

The financial statements of ISE as of December 31, 2004 and for the period from September 17, 2004 (inception) to December 31, 2004 included in this proxy statement/prospectus have been audited by Goldstein Golub Kessler LLP, independent registered public accounting firm, to the extent and for the period set forth in their report included herein, and are included herein in reliance upon such report given upon authority of said firm as experts in accounting and auditing. Goldstein Golub Kessler LLP has acted as auditor for ISE since 2004.

The consolidated financial statements of Navios Maritime Holdings Inc. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers, independent auditors, given on the authority of said firm as experts in accounting and auditing.

The discussions contained under the sections of this proxy statement/prospectus entitled “The International Dry Bulk Shipping Industry” have been reviewed by Drewry Shipping Consultants, Ltd., which has confirmed to ISE that they accurately describe the international dry bulk shipping industry, subject to the reliability of the data supporting the statistical and graphical information presented in this proxy statement/prospectus.

The statistical and graphical information ISE uses in this proxy statement/prospectus has been compiled by Drewry from its database. Drewry compiles and publishes data for the benefit of its clients. Its methodologies for collecting data, and therefore the data collected, may differ from those of other sources, and its data does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the market.

LEGAL MATTERS

The validity of the common stock and certain other matters relating to Marshall Islands law will be passed upon by Reeder & Simpson P.C. Certain legal matters in connection with this proxy statement/prospectus will be passed upon by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

ISE files reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended.

You may read and copy reports, proxy statements and other information filed by ISE with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

ISE files its reports, proxy statements and other information electronically with the Securities and Exchange Commission. You may access information on ISE at the Securities and Exchange Commission web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus, or any annex to this proxy statement/prospectus, are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to ISE has been supplied by ISE, and all such information relating to Navios has been supplied by Navios. Information provided by either of ISE or Navios does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the reincorporation or the acquisition, you should contact:

International Shipping Enterprises, Inc.

1225 Franklin Avenue, Suite 325

Garden City, New York 11530

INDEX TO FINANCIAL STATEMENTS

International Shipping Enterprises, Inc.

(a corporation in the development stage)

International Shipping Enterprises, Inc.

(a corporation in the development stage)

BALANCE SHEET

	March 31, 2005	December 31, 2004
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$224,714	$2,032,478
Investment held in Trust Fund	181,610,571	180,691,163
Prepaid expenses	89,031	12,988

Total Current assets	181,924,316	182,736,629
Advances held in escrow for Acquisitions	3,000,000
Property & Equipment (net)	10,116	7,195
Deferred Acquisition Costs	998,838	81,000
Deferred Finance Costs	1,700,000

Total Assets	$187,633,270	$182,824,824

Liabilities & Stockholders’ Equity

Current Liabilities:
Trade payable & Accrued Expenses	$193,597	$139,177
Notes payable, stockholder	4,022,037	805
Deferred Interest at trust account	206,811	23,021
Income taxes payable	257,000	6,700

Total Current liabilities	4,679,445	169,703
Common stock, subject to possible conversion	36,097,142	36,097,142

Stockholders’ Equity:
Preferred Stock—$.0001 par value, authorized 1,000,000 shares, none issued
Common Stock—$.0001 par value, authorized 20,000,000 shares, issued and outstanding 39,900,000 (which includes 6,551,723 shares subject to possible conversion	3,990	3,990
Additional paid-in capital	146,550,499	146,545,159
Earnings accumulated during the development stage	302,194	8,830

Total Stockholders’ Equity	146,856,683	146,557,979

Total Liabilities and Stockholders’ Equity	$187,633,270	$182,824,824

See Notes to Unaudited Financial Statements

International Shipping Enterprises, Inc.

(a corporation in the development stage)

STATEMENT OF OPERATIONS

	For the periods from January 1, 2005 to March 31, 2005	For the periods from September 17, 2004 (inception) to March 31, 2005
	(unaudited)	(unaudited)
Net revenue from operations	0	0
Capital based Taxes	$(113,500)	$(168,259)
Other Operating expenses	(77,271)	(99,697)

Formation & Operating Cost	(190,771)	(267,956)

Operating Loss	(190,771)	(267,956)

Bank Interest (Income), net	741,135	833,850

Income before provision for income taxes	550,364	565,894
Provision for Income Taxes	257,000	263,700

Net Income	$293,364	$302,194

Weighted average number of common shares outstanding	39,900,000
Net income per shares—basic and diluted	$0.01

See Notes to Unaudited Financial Statements

International Shipping Enterprises, Inc.

(a corporation in the development stage)

STATEMENT OF THE STOCKHOLDERS’ EQUITY

For the period from September 17, 2004 (inception) to March 31, 2005

			Additional Paid-In Capital	Earnings Accumulated During the Development Stage	Stockholders’ Equity

	Common Stock and
	Shares	Amount
Sale of 7,125,000 shares of common stock to initial stockholders	7,125,000	$713	$24,287		$25,000
Sale of 32,775,000 units, net of underwritters’ discount and offering expenses (includes 6,551,723 shares subject to possible conversion)	32,775,000	3,277	182,618,014		182,621,291
Proceeds subject to possible conversion of 6,551,723 shares			(36,097,142)		(36,097,142)
Net Income				$8,830	8,830

Balance at December 31, 2004	39,900,000	3,990	146,545,159	8,830	146,557,979

Unaudited:
Finalization of estimated costs of the offering			5,340		5,340
Net Income				293,364	293,364

Balance at March 31, 2005	39,900,000	$3,990	$146,550,499	$302,194	$146,856,683

See Notes to Unaudited Financial Statements

International Shipping Enterprises, Inc.

(a corporation in the development stage)

STATEMENT OF CASH FLOWS

	For the period from January 1, 2005 to March 31, 2005	For the period from September 17, 2004 (inception) to March 31, 2005
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$293,364	$302,194
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	839	839
Interest income on treasury bills	(919,408)	(1,034,571)

Changes in operating assets & liabilities:
Increase in prepaid expenses	(76,043)	(89,031)
Increase in accounts payable and accrued expenses	114,362	193,597
Increase in deferred interest	183,790	206,811
Increase in income taxes payable	250,300	257,000

Net cash used in operating activities	(152,796)	(163,161)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Treasury Bills—held in trust		(180,575,746)
Increase in cash held in trust		(254)
Purchase of property & equipment	(3,760)	(10,955)
Advance for the acquisition of a target	(3,000,000)	(3,000,000)
Payment of deferred acquisition costs	(917,838)	(998,838)

Net cash used in investing activities	(3,921,598)	(184,585,793)

CASH FLOWS FROM FINANCING ACTIVITIES
Gross proceeds from initial public offering		196,650,000
Payment of costs of initial public offering	(54,602)	(14,023,369)
Proceeds from stockholders loans & advances	4,021,232	4,371,353
Payment to stockholders loans & advances		(349,316)
Proceeds from sale of common stock		25,000
Payment of deferred finance costs	(1,700,000)	(1,700,000)

Net cash provided by financing activities	2,266,630	184,973,668

Increase (decrease) in cash	(1,807,764)	224,714
Cash and cash equivalents at beginning of period	2,032,478

Cash and cash equivalents at end of period	$224,714	$224,714

See Notes to Unaudited Financial Statements

International Shipping Enterprises, Inc.

(a corporation in the development stage)

Notes to Unaudited Financial Statements

1. Organization and Business Operations

International Shipping Enterprises, Inc. (the “Company”) was incorporated in Delaware on September 17, 2004, as a blank check company, the objective of which is to acquire one or more vessels or an operating business in the dry bulk sector of the shipping industry.

All activity from January 1, 2005, through March 31, 2005, relates to the Company’s search for a business combination and the negotiation of the acquisition of Navios Maritime Holdings Inc. described below. The Company has selected December 31 as its fiscal year-end. The unaudited, condensed financial statements of the Company have been prepared in accordance with the instructions to Form 10-Q and, therefore, omit or condense certain footnotes and other information normally included in financial statements prepared in accordance with generally accepted accounting principles. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial information for the interim periods reported have been made. Results of operations for the three months ended March 31, 2005 are not necessarily indicative of the results for the year ending December 31, 2005.

The registration statement for the Company’s initial public offering (“Offering”) was declared effective December 10, 2004. The Company consummated the Offering on December 16, 2004, and received net proceeds of approximately $182,621,000 (Note 2). The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a business combination with (or acquisition of) one or more vessels or an operating business in the dry bulk sector of the shipping industry (“Business Combination”). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. An amount of $180,576,000 of the net proceeds were placed in an interest-bearing trust account (“Trust Account”) until the earlier of (i) the consummation of a Business Combination or (ii) the liquidation of the Company. Under the agreement governing the Trust Account, funds will only be invested in United States government securities (Treasury Bills) with a maturity of 180 days or less. (Note 3) The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal, and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Offering vote against the Business Combination and exercise their redemption rights described below, the Business Combination will not be consummated. All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company (“Initial Stockholders”), have agreed to vote their 7,125,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination which is approved and consummated, any Public Stockholder who votes against the Business Combination may demand that the Company convert his shares. The per share conversion price will equal to the amount in the Trust Account calculated as of two business days prior to the proposed consummation of the Business Combination divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders. Accordingly, a portion of the net proceeds from the offering (19.99% of the amount held in the Trust Account) has been classified as common stock subject to possible conversion and 19.99% of the interest earned on the amount held in the Trust Account has been recorded as deferred interest in the accompanying March 31, 2005 balance sheet. The Company’s Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination within 12 months from the date of the consummation of the Offering, or 18 months from the consummation of the Offering if certain extension criteria have been satisfied. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering due to costs related to the Offering and since no value would be attributed to the Warrants contained in the Units sold (Note 2). In connection with a proposed acquisition (Note 4), the Company has deferred $1,700,000 relating to bank commitment fees and $998,938 of costs relating to professional fees for legal, due diligence and accounting services.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2. Initial Public Offering

On December 16, 2004, the Company sold 32,775,000 units (“Units”) in the Offering, which included all of the 4,275,000 Units subject to the underwriters’ over-allotment option. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination with a target business or one year from the effective date of the Offering and expiring four years from the date of the prospectus. The Warrants will be redeemable, upon prior written consent of the Company’s underwriter in the Offering, Sunrise Securities Corp., at a price of $.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to date on which notice of redemption is given and only if the weekly trading volume of the Company’s common stock has been at least 800,000 shares for each of the two calendar weeks prior to the date on which notice of redemption is given.

At March 31, 2005, 65,550,000 shares of common stock were reserved for issuance upon exercise of Warrants.

3. Investments Held in Trust Account	At March 31, 2005, the investments held in the Trust Account consist principally of short-term Treasury Bills which are treated as trading securities and recorded at their market value. The excess of market value over cost, exclusive of 19.99% of the interest which has been recorded as deferred interest as described above, is included in interest income on the accompanying income statement.

4. Acquisition of Navios Maritime Holdings Inc.	On February 28, 2005, the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Navios Maritime Holdings Inc., a Marshall Islands corporation (“Navios”), and all the shareholders of Navios in connection with the Company’s acquisition of all of the outstanding capital of Navios. At the closing, the Navios shareholders will be paid an aggregate of $607.5 million in cash for all the outstanding capital stock of Navios, subject to adjustments and certain holdbacks. The purchase price will be partially funded through a secured credit facility with HSH Nordbank AG.

Simultaneously with the signing of the Purchase Agreement, the Company deposited $3,000,000 with an escrow agent as a deposit to be applied against the purchase price at closing. The $3,000,000 deposit may be adjusted to up to $6,000,000 under certain circumstances prior to closing. In the event that the closing does not occur, any and all deposits will be returned to the Company, except in those cases where the closing has not occurred due to the Company’s breach of one of its representation, warranty, covenant or agreement in the Purchase Agreement. In connection with the deposit and other costs and expenses associated with the transaction, an Initial Stockholder has agreed to loan the necessary funds to the Company (Note 5).

The transaction is expected to be consummated upon receipt of the required approval by the Company’s stockholders.

5. Note Payable, Stockholder	The Company issued a $4,022,037 unsecured promissory note to an Initial Stockholder, who is also an officer, on April 18, 2005. The same amount is due to the Initial Stockholder as of March 31, 2005. The amount due to the Initial Stockholder is non interest-bearing and is payable on demand at any time on or after the closing date of the acquisition of Navios.

6. Commitment	The Company presently occupies office space from, and has certain office and secretarial services made available to it by, unaffiliated third parties, as may be required by the Company from time to time. The Company has agreed to pay approximately $1,500 per month for office space through June 15, 2005 and, under its agreement with its underwriters, is permitted to pay up to an aggregate of $5,500 per month for office space and all such services on an ongoing basis. The statement of operations for the period ended March 31, 2005 includes approximately $4,843 related to this agreement.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

International Shipping Enterprises, Inc.

We have audited the accompanying balance sheet of International Shipping Enterprises, Inc. (a corporation in the development stage) as of December 31, 2004, and the related statements of income, stockholders’ equity and cash flows for the period from September 17, 2004 (inception) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Shipping Enterprises, Inc. as of December 31, 2004, and the results of its operations and its cash flows for the period from September 17, 2004 (inception) to December 31, 2004 in conformity with United States generally accepted accounting principles.

Goldstein Golub Kessler LLP

New York, New York

January 17, 2005

International Shipping Enterprises, Inc.

(a corporation in the development stage)

BALANCE SHEET

December 31, 2004

ASSETS

Current assets:
Cash	$2,032,478
Investments held in trust	180,691,163
Prepaid expenses and other current assets	12,988

Total Current Assets	182,736,629

Property and Equipment	7,195
Deferred acquisition costs	81,000

Total Assets	$182,824,824

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$139,177
Deferred interest	23,021
Due to stockholder	805
Income taxes payable	6,700

Total liabilities	169,703

Commitment

Common stock subject to possible conversion	36,097,142

Stockholder’s Equity:
Preferred stock—$.0001 par value, authorized 1,000,000 shares, none issued
Common stock—$.0001 par value; authorized 120,000,000 shares, issued and outstanding 39,900,000 (which includes 6,551,723 subject to possible conversion)	3,990
Additional paid-in-capital	146,545,159
Earnings accumulated during the development stage	8,830

Total stockholders’ equity	146,557,979

Total Liabilities and Stockholders’ Equity	$182,824,824

See Notes to Financial Statements

International Shipping Enterprises, Inc.

(a corporation in the development stage)

INCOME STATEMENT

For the period from September 17, 2004 (inception) to December 31, 2004

Operating expenses:
Capital based taxes	$(54,759)
Other operating expenses	(22,426)

Total operating expenses	(77,185)

Net operating loss	(77,185)

Interest income	92,715

Income before provision for income taxes	15,530

Provision for income taxes	6,700

Net income	$8,830

Weighted average number of common shares outstanding	12,743,571

Net income per shares—basic and diluted	$0.00

See Notes to Financial Statements

International Shipping Enterprises, Inc.

(a corporation in the development stage)

STATEMENT OF STOCKHOLDERS’ EQUITY

For the period from September 17, 2004 (inception) to December 31, 2004

	Common Stock and		Additional Paid-In Capital	Earnings Accumulated During the Development Stage	Stockholders’ Equity
	Shares	Amount
Sale of 7,125,000 shares of common stock to initial stockholders for $.0035 per share, as adjusted (Note 7)	7,125,000	$713	$24,287		$25,000
Sale of 32,775,000 units, net of underwriters’ discount and offering expenses (includes 6,551,723 shares subject to possible conversion)	32,775,000	3,277	182,618,014	—	182,621,291
Proceeds subject to possible conversion of 6,551,723 shares		—	(36,097,142)	—	(36,097,142)
Net income for the period		—		$8,830	8,830

Balance at December 31, 2004	39,900,000	$3,990	$146,545,159	$8,830	$146,557,979

See Notes to Financial Statements

International Shipping Enterprises, Inc.

(a corporation in the development stage)

STATEMENT OF CASH FLOWS

For the period from September 17, 2004 (inception) to December 31, 2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,830
Adjustements to reconcile net income to net cash provided by operating activities:
Interest income on treasury bills	(115,163)
Changes in operating assets and liabilities:
Increase in prepaid expenses	(12,988)
Increase in accounts payable and accrued expenses	79,235
Increase in deferred interest	23,021
Increase in income taxes payable	6,700

Net cash provided by operating activities	(10,365)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Treasury Bills—held in trust	(180,575,746)
Increase in cash held in trust	(254)
Purchase of property and equipment	(7,195)
Payment of deferred acquisition costs	(81,000)

Net cash used in investing activities	(180,664,195)

CASH FLOWS FROM FINANCING ACTIVITIES
Gross proceeds from initial public offering	196,650,000
Payment of costs of initial public offering	(13,968,767)
Proceeds from stockholder loans and advances	350,121
Payment of stockholder loans and advances	(349,316)
Proceeds from sale of shares of common stock	25,000

Net cash provided by financing activities	182,707,038

Increase in cash and cash at end of period	$2,032,478

Supplemental schedule of non-cash financing activity:

Accrual of costs of initial public offering	$59,942

See Notes to Financial Statements

International Shipping Enterprises, Inc.

(a corporation in the development stage)

Notes to Financial Statements

1. Organization and Business Operations

International Shipping Enterprises, Inc. (the “Company”) was incorporated in Delaware on September 17, 2004 as a blank check company, the objective of which is to acquire one or more vessels or an operating business in the shipping industry.

All activity from September 17, 2004 (inception) through December 31, 2004 relates to the Company’s formation, initial public offering and search for a business combination described below. The Company has selected December 31 as its fiscal year-end.

The registration statement for the Company’s initial public offering (“Offering”) was declared effective December 10, 2004. The Company consummated the Offering on December 16, 2004 and received net proceeds of approximately $182,621,000 (Note 2). The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a business combination with (or acquisition of) one or more vessels or an operating business in the shipping industry (“Business Combination”). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. An amount of $180,576,000 of the net proceeds is being held in an interest-bearing trust account (“Trust Account”) until the earlier of (i) the consummation of a Business Combination or (ii) the liquidation of the Company. Under the agreement governing the Trust Account, funds will only be invested in United States government securities (Treasury Bills) with a maturity of 180 days or less. (Note 3) The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Offering vote against the Business Combination and exercise their redemption rights described below, the Business Combination will not be consummated. All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company (“Initial Stockholders”), have agreed to vote their 7,125,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his shares. The per share conversion price will equal the amount in the Trust Account calculated as of two business days prior to the proposed consummation of the Business Combination divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders. Accordingly, a portion of the net proceeds from the offering (19.99% of the amount held in the Trust Account) has been classified as common stock subject to possible conversion and 19.99% of the interest earned on the amount held in the Trust Account has been recorded as deferred interest in the accompanying December 31, 2004 balance sheet.

The Company’s Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination within 12 months from the date of the consummation of the Offering, or 18 months from the consummation of the Offering if certain extension criteria

International Shipping Enterprises, Inc.

(a corporation in the development stage)

Notes to Financial Statements—(Continued)

have been satisfied. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering due to costs related to the Offering and since no value would be attributed to the Warrants contained in the Units sold (Note 2).

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Depreciation of property, plant and equipment will be provided for by the straight-line method over the estimated useful lives of the related assets.

In connection with a proposed acquisition, the Company has deferred $81,000 of related costs, principally relating to a retainer paid in December 2004 for legal services.

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Basic net income per common share is computed using the weighted average number of shares outstanding. Diluted net income per common share is computed using the weighted average number of shares outstanding adjusted for the incremental shares attributed to outstanding options to purchase common stock. There are no incremental shares included in the diluted calculations since the common stock was not trading separately during the period and the warrants were therefore not exercisable.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2. Initial Public Offering

On December 31, 2004, the Company sold 32,775,000 units (“Units”) in the Offering, which included all of the 4,275,000 Units subject to the underwriters’ overallotment option. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants (“Warrants”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination with a target business or one year from the effective date of the Offering and expiring four years from the date of the prospectus. The Warrants will be redeemable, upon prior written consent of the Company’s underwriter in the Offering, Sunrise Securities Corp., at a price of $.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to date on which notice of redemption is given and only if the weekly trading volume of our common stock has been at least 800,000 shares for each of the two calendar weeks prior to the date on which notice of redemption is given.

At December 31, 2004, 65,550,000 shares of common stock were reserved for issuance upon exercise of Warrants.

International Shipping Enterprises, Inc.

(a corporation in the development stage)

Notes to Financial Statements—(Continued)

3. Investments Held in Trust Account

At December 31, 2004, the investments held in the Trust Account consist principally of short-term Treasury Bills which are treated as trading securities and recorded at their market value. The excess of market value over cost, exclusive of 19.99% of the interest which has been recorded as deferred interest as described above, is included in interest income on the accompanying income statement.

4. Property and equipment

Property and equipment, at cost, consists of computer equipment with an estimated useful life of three years. No depreciation has been charged against the Company’s property and equipment as they were not in service during the period.

5. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following:

Delaware franchise tax payable	$12,859
New York capital taxes	41,900
Printing costs due on initial public offering	59,942
Accrued professional fees	13,629
Other accounts payable and accrued expenses	10,847

$139,177

6. Note Payable, Stockholder

The Company issued a $225,000 unsecured promissory note to an Initial Stockholder, who is also an officer, on September 23, 2004. The Initial Stockholder also advanced approximately $125,000 of additional funds to the Company. The amount due to the Initial Stockholder was non interest-bearing and substantially all the amount due was paid from the net proceeds of the Offering. At December 31, 2004, there is a remaining due amount to the Initial Stockholder of $805.

7. Commitment

The Company presently occupies office space from, and has certain office and secretarial services made available to it by, unaffiliated third parties, as may be required by the Company from time to time. The Company has agreed to pay approximately $1,500 per month for office space through March 15, 2005 and, under its agreement with its underwriters, is permitted to pay up to an aggregate of $5,500 per month for office space and all such services on an ongoing basis. The statement of operations for the period ended December 31, 2004 includes approximately $5,700 related to this agreement.

8. Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

International Shipping Enterprises, Inc.

(a corporation in the development stage)

Notes to Financial Statements—(Continued)

9. Common Stock

On November 29, 2004, the Company’s Board of Directors authorized a stock dividend of approximately 0.676 shares of common stock for each outstanding share of common stock and increased the number of authorized shares of common stock to 120,000,000. The accompanying financial statements have been retroactively restated to reflect these transactions.

10. Income Taxes

The provision for income taxes consists of:

Period from September 17, 2004 (inception) to December 31, 2004

Current:
Federal	$1,600
State and local	5,100

Total current	$6,700

The provision for income taxes differs from the amount computed using the federal statutory rate of 34% as a result of the following:

Period from September 17, 2004 (inception) to December 31, 2004

Federal statutory rate	34.0%
State income taxes, net of federal income tax effect	7.5
Effect of reduced federal rates based on income levels	(19.0)
Nondeductible expenses for state tax purposes	20.6

43.1%

NAVIOS MARITIME HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2005 (UNAUDITED) AND DECEMBER 31, 2004

(in thousands of US Dollars)

	Notes	March 31, 2005	December 31, 2004
		(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	3	$63,029	$46,758
Restricted cash		4,987	3,513
Accounts receivable—net of allowance for doubtful accounts of $1,379 as at March 31, 2005 and $2,291 as at December 31, 2004		17,677	15,200
Short term derivative assets	4	86,408	109,310
Prepaid voyage costs		16,984	11,120
Prepaid expenses and other current assets		3,478	2,043

Total current assets		192,563	187,944

Vessels, net		115,195	116,231
Other fixed assets, net		21,813	21,968
Fixed assets under construction		4,174	2,794
Long-term derivative assets	4	155	708
Deferred financing costs, net		412	425
Deferred dry dock and special survey costs, net		373	435
Investment in affiliates		377	557
Trade name		1,982	2,004
Goodwill		226	226

Total noncurrent assets		144,707	145,348

Total Assets		$337,270	$333,292

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable		$14,194	$14,883
Accrued expenses		4,478	7,117
Deferred voyage revenue		18,942	15,135
Short term derivative liability	4	57,013	65,392
Current portion of long term debt		1,000	1,000

Total current liabilities		95,627	103,527

Long term liabilities		2,788	3,024
Long term derivative liability	4	1,844	2,444
Long term debt, net of current portion		49,256	49,506

Total noncurrent liabilities		53,888	54,974

Total liabilities		149,515	158,501

Commitments and Contingencies	6

Shareholders’ Equity:
Common Stock, $0.10 par value—authorized, issued and outstanding, 874,584 shares		87	87
Additional Paid-in Capital		60,570	60,570
Legal Reserve (Restricted)		452	289
Retained earnings		126,646	113,845

Total shareholders’ equity		187,755	174,791

Total Liabilities and Shareholders’ Equity		$337,270	$333,292

See notes to consolidated financial statements.

NAVIOS MARITIME HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

(in thousands of US Dollars)

	Notes	For the Three Months Ended March 31,
		2005	2004
		Unaudited	Unaudited
Revenue		$61,365	$66,162
Gain (loss) on Forward Freight Agreements	4	(4,567)	33,583
Time charter, voyage and port terminal expense		(37,469)	(49,322)
Direct vessel expense		(2,110)	(2,171)
General and administrative expense		(3,644)	(3,141)
Depreciation and amortization		(1,489)	(1,459)
Loss on sale of assets		0	0
Interest income		302	73
Interest expense		(475)	(814)
Other income		971	17
Other expense		(222)	(1,333)

Income before Equity in net Earnings of Affiliate Companies		12,662	41,595
Equity in net Earnings of Affiliate Companies		302	181

Net income		$12,964	$41,776

See notes to consolidated financial statements.

NAVIOS MARITIME HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

(in thousands of US Dollars)

	Notes	For the Three Months Ended March 31,
		2005	2004
		Unaudited	Unaudited
OPERATING ACTIVITIES:
Net income		$12,964	$41,776
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization		1,489	1,459
Amortization of deferred financing costs		13	41
Amortization of deferred drydock costs		62	63
Provision for losses on accounts receivable		(912)	35
Loss on sale of fixed assets		—	0
Unrealized (gain) loss on FFA derivatives	4	16,905	(18,192)
Unrealized loss on foreign exchange contracts	4	197	170
Unrealized (gain) loss on interest rate swaps	4	(612)	1,145
Excess of dividends received over earnings in affiliates		180	237
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Increase in restricted cash		(1,474)	(441)
Increase in accounts receivable		(1,565)	(4,214)
(Increase) decrease in prepaid voyage costs		(5,865)	4,657
(Increase) decrease in prepaid expenses and other assets		(1,435)	146
Increase (decrease) in accounts payable		(689)	882
Increase (decrease) in accrued expenses		(2,639)	369
Increase (decrease) in deferred voyage revenue		3,807	(4,825)
Decrease in long term liabilities		(235)	(80)
Decrease in derivative accounts	4	(2,014)	(428)

Net cash provided by operating activities		18,177	22,800

INVESTING ACTIVITIES:
Purchase of property and equipment		(1,656)	(1,205)

Net cash used in investing activities		(1,656)	(1,205)

FINANCING ACTIVITIES:
Principal payments on long term debt		(250)	(1,490)
Redemption of preferred stock		—	(171)

Net cash used in financing activities		(250)	(1,661)

Increase in cash and cash equivalents		16,271	19,934

Cash and cash equivalents, beginning of the period		46,758	26,450

Cash and cash equivalents, end of period		$63,029	$46,384

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest		$765	$1,154

See notes to consolidated financial statements.

NAVIOS MARITIME HOLDINGS INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

(in thousands of US Dollars, except number of Common Shares)

	Number of Common Shares	Common Stock	Additional Paid-In Capital	Loan to Shareholder	Legal Reserve (Restricted)	Retained Earnings	Total Stockholder's Equity
Balance, January 1, 2004	978,447	$98	$69,559	$(367)	$135	$26,867	$96,292
Net income	—	—	—	—	—	41,776	41,776

Balance, March 31, 2004	978,447	98	69,559	(367)	135	68,643	138,068

Balance, January 1, 2005	874,584	87	60,570	—	289	113,845	174,791
Net income	—	—	—	—	—	12,964	12,964
Movement in legal reserve	—	—	—	—	163	(163)	—

Balance, March 31, 2005	874,584	$87	$60,570	$—	$452	$126,646	$187,755

See notes to consolidated financial statements.

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Expressed in thousands of US Dollars)

NOTE 1: DESCRIPTION OF BUSINESS

On December 11, 2002, the shareholders of Anemos Maritime Holdings Inc. (“Anemos”) and Navios Corporation (“Navios”) each contributed their respective interests for shares of a newly created entity named Nautilus Maritime Holdings, Inc. (“Nautilus”), a Marshall Islands corporation. For accounting purposes, Anemos was considered the acquirer. During 2003 Nautilus Maritime Holdings, Inc. changed its name to Navios Maritime Holdings Inc Navios Maritime Holdings Inc. and its wholly owned subsidiaries are collectively referred to as the (“Company”). The purpose of the business combination was to create a leading international maritime enterprise focused on the: (i) transportation and handling of bulk cargoes through the ownership, operation, and trading of vessels, freight, and forward freight agreements (“FFAs”) and (ii) ownership and operation of port and transfer station terminals.

The Company operates a fleet of owned ultra handymax vessels and a fleet of time chartered panamax and ultra handymax vessels that are employed to provide worldwide transportation of bulk commodities.

The Company actively engages in assessing risk associated with fluctuating future freight rates, fuel prices, foreign exchange and, where appropriate, will actively hedge identified economic risk with appropriate derivative instruments. Such economic hedges do not always qualify for accounting hedge treatment, and, as such, the usage of such derivatives could lead to material fluctuations in the Company’s reported results from operations on a period-to-period basis.

The Company also operates a port and transfer facility located in Nueva Palmira, Uruguay. The facility consists of docks, conveyors and silo storage capacity totalling 205,000 tons. During the three months ended March 31, 2005 and 2004, shipments totalled 333,800 and 446,100 tons, respectively.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: The interim consolidated financial statements are unaudited but, in the opinion of management, reflect all adjustments necessary for a fair presentation of the Company’s consolidated financial position, results of operations and cash flows for the periods presented. These adjustments consist of normal, recurring items. The results of operations for any interim period are not necessarily indicative of results for the full year. The interim consolidated financial statements and notes are presented as permitted by the requirements for interim financial statements and accordingly, they do not include all of the information and disclosures required under generally accepted accounting principles for complete financial statements. These interim financial statements should be read in conjunction with the Company’s consolidated financial statements and notes included in International Shipping Enterprises, Inc. proxy statement on Form S-4.

RECENT ACCOUNTING PRONOUNCEMENTS:

In March 2005 the U.S. Securities and Exchange Commission, or SEC, released Staff Accounting Bulletin 107, “Share-Based Payments,” or SAB 107. The interpretations in SAB 107 express views of the SEC staff, or staff, regarding the interaction between SFAS 123R and certain SEC rules and regulations, and provide the staff’s views regarding the valuation of share-based payment arrangements for public companies. In particular, SAB 107 provides guidance related to share-based payment transactions with non-employees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS 123R in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS 123R, the modification of employee share options prior to adoption of SFAS 123R and disclosures in

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Expressed in thousands of US Dollars)

Management’s Discussion and Analysis subsequent to adoption of SFAS 123R. The adoption of this interpretation will not have an effect on the Company’s statement of financial position or results of operations.

In March 2005, the FASB issued FIN 47 as an interpretation of FASB Statement No. 143, Accounting for Asset Retirement Obligations (FASB No. 143). This interpretation clarifies that the term conditional asset retirement obligation as used in FASB No. 143, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even through uncertainly exists about the timing and/or method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of this interpretation will not have an effect on the Company’s statement of financial position or results of operations.

NOTE 3: CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of the following:

	March 31, 2005	December 31, 2004
	(Unaudited)
Cash in hand and at banks	$4,482	$18,647
Short-term deposits and highly liquid funds	58,547	28,111

Total cash and cash equivalents	$63,029	$46,758

NOTE 4: FINANCIAL INSTRUMENTS

Interest rate risk

For the three months ended March 31, 2005 and 2004, the gain (loss) on interest rate swaps was $612 and $(1,145) respectively. As of March 31, 2005 and December 31, 2004, the outstanding liability was $2,169 and $3,103, respectively.

The swap agreements have been entered into by subsidiaries. The Royal Bank of Scotland swap agreements have been collateralized by preferred mortgages over the M/V Navios Apollon and M/V Navios Ionian. The Alpha Bank swap agreement has been guaranteed by the Company.

Foreign Currency Risk

The Company purchased €3,000 (2004: €2,500) at an average rate of 1.30 (2004: 1.32) with a $3,923 (2004: $3,290) sales value. These contacts mature within twelve months of the balance sheet date for all periods. The open contracts entered into during 2005 and 2004, will settle monthly between April and December 2005. As of March 31, 2005 and December 31, 2004 the fair value of these contracts was $(71) and $126, respectively. The net gains (loss) from FECs amounted to $(7) and $15 for the three months ended March 31, 2005 and 2004, respectively. For the three months ended March 31, 2005 and 2004, the unrealized loss on forward exchange contracts was $(197) and $(170), respectively.

Forward Freight Agreements (FFAs)

At March 31, 2005 and December 31, 2004, none of the ‘mark to market’ positions of open dry bulk FFA contracts qualified for hedge accounting treatment. Dry bulk shipping FFAs traded by the Company that do not

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Expressed in thousands of US Dollars)

qualify for hedge accounting are shown at fair value through the statement of operations. The net (loss) gain from FFAs amounted to $(4,567) and $33,583 for the three months ended March 31, 2005 and 2004 respectively. During the three months ended March 31, 2005 and 2004, the changes in the balance sheet accounts related to the net unrealized gain (loss) on FFAs were a decrease of $16,905 and an increase of $18,192, respectively.

The open dry bulk shipping FFAs at net contracted (strike) rate after consideration of the fair value settlement rates is summarized as follows:

Forward Freight Agreements (FFA)	March 31, 2005	December 31, 2004
	(Unaudited)
Short term FFA derivative asset	$86,663	$111,131
Long term FFA derivative asset	155	708
Short term FFA derivative liability	(55,847)	(63,981)
Long term FFA derivative liability	(770)	(752)

Net fair value on FFA contracts	$30,201	$47,106

NOS FFA portion of fair value at March 31, 2005 and December 31, 2004 respectively, transferred to NOS receivable account	$(255)	$(1,947)

The open interest rate swaps after consideration of the fair value is summarized as follows:

Interest Rate Swaps	March 31, 2005	December 31, 2004
	(Unaudited)
Short term Interest Rate Swap liability	$(1,095)	$(1,411)
Long term Interest Rate Swap liability	(1,074)	(1,692)

Net fair value on Interest Rate Swap contracts	$(2,169)	$(3,103)

The open FECs after consideration of the fair value is summarized as follows:

Forward Exchange Contracts (FEC)	March 31, 2005	December 31, 2004
	(Unaudited)
Short term FEC derivative (liability) asset	$(71)	$126

Reconciliation of Balances

Total of balances related to derivatives and financial instruments:

	March 31, 2005	December 31, 2004
	(Unaudited)
FFAs	$30,201	$47,106
NOS FFA portion of fair value transferred to NOS receivable account	(255)	(1,947)
Interest Rate Swaps	(2,169)	(3,103)
FECs	(71)	126

	$27,706	$42,182

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Expressed in thousands of US Dollars)

Balance Sheet Values	March 31, 2005	December 31, 2004
	(Unaudited)
Total short term derivative asset	$86,408	$109,310
Total long term derivative asset	155	708
Total short term derivative liability	(57,013)	(65,392)
Total long term derivative liability	(1,844)	(2,444)

	$27,706	$42,182

NOTE 5: EMPLOYEE BENEFIT PLANS

Components of net periodic benefit cost for the three months ended March 31 are;

Components of Net Periodic Benefit Cost

	Pension Benefits		Other Benefits
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Service cost	$2	$2	—	—
Interest cost	4	4	$11	$9
Expected return on plan assets*	—	—	—	—
Amortization of prior service cost	—	—	—	—
Amortization of net actuarial (gain) loss	—	—	—	—

Net periodic benefit cost	$6	$6	$11	$9

*	All the Company’s plans are unfunded.

NOTE 6: COMMITMENTS AND CONTINGENCIES

The Company as of March 31, 2005 had outstanding commitments of approximately $2,590 with Dieste & Montanez S.A. in Uruguay for the construction of a new horizontal silo with ancillary equipment for soybean storage.

The Company as of March 31, 2005 was contingently liable for letters of guarantee and letters of credit amounting to $580 issued by various banks in favor of various organizations. These are collateralized by cash deposits which are included as a component of restricted cash.

The Company has issued guarantees, amounting to US$1,199 at March 31, 2005 to third parties where the Company irrevocably and unconditionally guarantees subsidiaries obligations under the dry bulk shipping FFAs. The guarantees remain in effect for a period of 6 months following the last trade date which was January 26, 2005.

The Company is involved in various disputes and arbitration proceedings arising in the ordinary course of business. Provisions have been recognized in the financial statements for all such proceedings, including the settlement of the M/V SD Victory litigation amounting to $705, that are deemed by management to be probable, that a liability has been incurred as of March 31, 2005, and for which the amounts are reasonably estimable,

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(Expressed in thousands of US Dollars)

based upon facts known at the date the financial statements were prepared. In the opinion of management, the ultimate disposition of these matters is insignificant and will not adversely affect the Company’s financial position.

The Company, in the normal course of business, entered into contracts to time charter-in vessels for various periods through February 2014.

NOTE 7: SEGMENT INFORMATION

The Company has two reportable segments from which it derives its revenues: Vessel Operations and Port Terminal. The reportable segments reflect the internal organization of the Company and are strategic businesses that offer different products and services. The Vessel Operations business consists of transportation and handling of bulk cargoes through ownership, operation, and trading of vessels, freight, and FFAs. The Port Terminal business consists of operating a port and transfer station terminal.

The Company measures segment performance based on net income. Inter-segment sales and transfers are not significant and have been eliminated and are not included in the following table.

Summarized financial information concerning each of the Company’s reportable segments is as follows:

Three months ended March 31, 2005 (Unaudited)

	Vessel Operations	Port Terminal	Total
Revenue	$60,094	$1,271	$61,365
Gain and loss on forward freight agreements	(4,567)	—	(4,567)
Interest revenue	302	—	302
Interest expense	(475)	—	(475)
Depreciation and amortization	(1,305)	(184)	(1,489)
Equity in net earnings of affiliate companies	302	—	302
Net income	$12,668	$296	$12,964

Total assets	$311,573	$25,697	$337,270
Total expenditure for long-lived assets	221	1,435	1,656
Investment in affiliates	377	—	377

Three months ended March 31, 2004 (Unaudited)

	Vessel Operations	Port Terminal	Total
Revenue	$64,698	$1,464	$66,162
Gain and loss on forward freight agreements	33,583	—	33,583
Interest revenue	73	—	73
Interest expense	(710)	(104)	(814)
Depreciation and amortization	(1,316)	(143)	(1,459)
Equity in net earnings of affiliate companies	181	—	181
Net income	$41,208	$568	$41,776

Total assets	$367,688	$22,260	$389,948
Total expenditure for long-lived assets	—	1,205	1,205
Investment in affiliates	256	—	256

REPORT OF INDEPENDENT AUDITORS

To the Shareholders and the Board of Directors of

Navios Maritime Holdings Inc:

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Navios Maritime Holdings Inc and its subsidiaries (the “Company”) at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers

Piraeus, Greece

April 19, 2005

NAVIOS MARITIME HOLDINGS INC

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2004 AND 2003

(in thousands of US Dollars)

	Notes	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	4, 13	$46,758	$26,450
Restricted cash	11	3,513	1,285
Accounts receivable—net of allowance for doubtful accounts of $2,291 in 2004 and $2,864 in 2003	5, 13	15,200	17,348
Short term derivative assets	13	109,310	116,402
Prepaid voyage costs		11,120	15,448
Prepaid expenses and other current assets	6	2,043	2,470

Total current assets		187,944	179,403

Vessels, net	7	116,231	120,750
Other fixed assets, net	8	21,968	19,605
Fixed assets under construction		2,794	1,448
Long term derivative assets	13	708	36,073
Deferred financing costs, net		425	759
Deferred dry dock and special survey costs, net		435	684
Investment in affiliates	9, 17	557	493
Trade name	3	2,004	2,092
Goodwill	3	226	226

Total noncurrent assets		145,348	182,130

Total Assets		$333,292	$361,533

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	13	$14,883	$14,174
Accrued expenses	10	7,117	6,927
Deferred voyage revenue		15,135	16,968
Short term derivative liability	13	65,392	88,387
Current portion of mandatorily redeemable preferred stock	12	—	3,686
Current portion of long term debt	11	1,000	6,760

Total current liabilities		103,527	136,902

Long term liabilities		3,024	2,875
Long term derivative liability	13	2,444	22,533
Long term debt, net of current portion	11	49,506	91,428
Mandatorily redeemable preferred stock, net of current portion	12	—	11,503

Total noncurrent liabilities		54,974	128,339

Total liabilities		158,501	265,241

Commitments and Contingencies	16

Shareholders’ Equity:
Common Stock, $0.10 par value—authorized, issued and outstanding, 874,584 shares in 2004 and 978,447 shares in 2003		87	98
Additional Paid-in Capital		60,570	69,559
Loan to shareholder	17	—	(367)
Legal Reserve (Restricted)	15	289	135
Retained earnings		113,845	26,867

Total shareholders’ equity		174,791	96,292

Total Liabilities and Shareholders’ Equity		$333,292	$361,533

See notes to consolidated financial statements

NAVIOS MARITIME HOLDINGS INC

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(in thousands of US Dollars)

	Notes	2004	2003	2002
Revenue	20	$279,184	$179,734	$26,759

Gain on Forward Freight Agreements	13	57,746	51,115	494

Time charter, voyage and port terminal expense		(180,026)	(136,551)	(6,139)
Direct vessel expense		(8,224)	(10,447)	(8,192)
General and administrative expense		(12,722)	(11,628)	(2,263)
Depreciation and amortization	7, 8	(5,925)	(8,857)	(6,003)
Gain (loss) on sale of assets	18	61	(2,367)	(127)
Interest income		789	134	41
Interest expense	11	(3,450)	(5,278)	(3,950)
Other income		374	1,102	72
Other expense		(1,438)	(553)	(6,070)

Income (Loss) before Minority Interest		126,369	56,404	(5,378)

Minority Interest	19	0	(1,306)	(324)

Equity in net Earnings of Affiliate Companies	9, 17	763	403	68

Net Income (Loss)		$127,132	$55,501	$(5,634)

See notes to consolidated financial statements

NAVIOS MARITIME HOLDINGS INC

CONSOLIDATED STATEMENTS OF CASH FLOW

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(in thousands of US Dollars)

	Notes	2004	2003	2002
OPERATING ACTIVITIES:
Net income		$127,132	$55,501	(5,634)
Adjustments to reconcile net income to net cash provided by operating activities:
Minority interest	19	0	1,306	324
Depreciation and amortization	7, 8	5,925	8,857	6,003
Amortization of deferred financing costs		773	565	145
Amortization of deferred drydock costs		249	309	327
Provision for losses on accounts receivable	5	(573)	1,021	101
Loss (gain) on sale of fixed assets	18	(61)	2,367	127
Unrealized gain on FFA derivatives	13	(599)	(45,905)	(848)
Unrealized (gain) loss on foreign exchange contracts		44	(170)	0
Unrealized loss on interest rate swaps		301	220	4,059
Unrealized gain on fuel swaps		0	0	(113)
Undistributed earnings in affiliates	9	(64)	(325)	(68)
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
(Increase) decrease in restricted cash	11	(281)	309	(1,464)
(Increase) decrease in accounts receivable		2,721	(12,937)	386
(Increase) decrease in prepaid voyage costs		4,328	(7,977)	(186)
(Increase) decrease in prepaid expenses and other assets		427	199	(651)
Increase (decrease) in accounts payable		708	10,895	(245)
Increase (decrease) in accrued expenses	10	191	1,732	(1,851)
Increase (decrease) in deferred voyage revenue		(1,833)	7,610	1,534
Increase (decrease) in long term liability	14	148	198	273
Increase (decrease) in derivative liabilities	13	(2,318)	(2,323)	0

Net cash provided by operating activities		137,218	21,452	2,219

INVESTING ACTIVITIES:
Purchase of property and equipment	7, 8	(5,103)	(36,447)	(7,654)
Proceeds from sale of property and equipment	18	136	63,041	1,036
Acquisition of businesses, net of cash acquired		0	0	3,940
Consolidation of Navimax pool, net of cash		0	0	429
Business combination expenses	3	0	0	(1,433)

Net cash provided by (used in) investing activities		(4,967)	26,594	(3,682)

FINANCING ACTIVITIES:
Origination fees		(438)	(41)	(143)
Change in bank overdraft		0	(1,492)	418
Proceeds from long term borrowings	11	91,506	45,325	2,475
Principal payments on long term debt and capital lease obligations	11	(139,189)	(76,752)	(8,680)
Repayment of shareholder’s loan	17	367	0	0
Acquisition of common stock		(9,000)	(850)	0
Issuance of common stock		0	0	2,154
Issuance of preferred stock	12	0	6,440	9,435
Redemption of preferred stock	12	(15,189)	(686)	0
Distribution paid to minority interest	19	0	(1,360)	(185)
Dividends paid		(40,000)	0	0

Net cash provided by (used in) financing activities		(111,943)	(29,416)	5,474

Increase in cash and cash equivalents		20,308	18,630	4,011

Cash and cash equivalents, beginning of year		26,450	7,820	3,809

Cash and cash equivalents, end of year		$46,758	$26,450	$7,820

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest		$5,159	$6,794	$6,069

NON-CASH TRANSACTIONS:

On December 11,2002 the shareholders of Anemos and Navios each contributed their respective interests for shares of a newly created entity. For accounting purposes, Anemos was considered the acquirer. In conjunction with the acquisition, the following assets and liabilities were assumed:

Fair value of assets acquired		$48,911
Liabilities assumed		(39,025)

Net fair value of assets acquired		$9,886

As a result of the business combination, the Company effectively owned 66.66% of the shares in the Navimax Pool changing the status of the investment from an affiliate to a subsidiary company. The Company recognized the following assets and liabilities:

Assets acquired		$1,763
Liabilities assumed		(2,070)

Net liabilities assumed		$(307)

See notes to consolidated financial statements

NAVIOS MARITIME HOLDINGS INC

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(in thousands of US Dollars)

	Number of Common Shares	Common Stock	Additional Paid-In Capital	Loan to Shareholder	Legal Reserve (Restricted)	Retained Earnings	Total Stockholder’s Equity
Balance, January 1, 2002	534,450	$53	$59,847	$—	$—	$(22,865)	37,035
Issuance of common stock	157,650	16	2,138	—	—	—	2,154
Recapitalization (Note 3)	307,900	31	8,422	—	—	—	8,453
Loan to shareholder	—	—	—	(367)	—	—	(367)
Net income	—	—	—	—	—	(5,634)	(5,634)
Movement in legal reserve	—	—	—	—	47	(47)	—

Balance, December 31, 2002	1,000,000	100	70,407	(367)	47	(28,546)	41,641
Net income	—	—	—	—	—	55,501	55,501
Movement in legal reserve	—	—	—	—	88	(88)	—
Acquisition and cancellation of common stock	(21,553)	(2)	(848)	—	—	—	(850)

Balance, December 31, 2003	978,447	98	69,559	(367)	135	26,867	96,292
Net income	—	—	—	—	—	127,132	127,132
Movement in legal reserve	—	—	—	—	154	(154)	—
Repayment of shareholder loan	—	—	—	367	—	—	367
Dividends to Shareholders	—	—	—	—	—	(40,000)	(40,000)
Acquisition and cancellation of common stock	(103,863)	(11)	(8,989)	—	—	—	(9,000)

Balance, December 31, 2004	874,584	87	60,570	—	289	113,845	174,791

See notes to consolidated financial statements

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of US Dollars)

NOTE 1: DESCRIPTION OF BUSINESS

On December 11, 2002, the shareholders of Anemos Maritime Holdings Inc. (“Anemos”) and Navios Corporation (“Navios”) each contributed their respective interests for shares of a newly created entity named Nautilus Maritime Holdings, Inc. (“Nautilus”), a Marshall Islands corporation. For accounting purposes, Anemos was considered the acquirer. During 2003 Nautilus Maritime Holdings, Inc. changed its name to Navios Maritime Holdings Inc. Navios Maritime Holdings Inc. and its wholly owned subsidiaries are collectively referred to as the (“Company”). The purpose of the business combination was to create a leading international maritime enterprise focused on the: (i) transportation and handling of bulk cargoes through the ownership, operation, and trading of vessels, freight, and forward freight agreements (“FFAs”) and (ii) ownership and operation of port and transfer station terminals.

The Company operates a fleet of owned ultra handymax vessels and a fleet of time chartered panamax and ultra handymax vessels that are employed to provide worldwide transportation of bulk commodities.

The Company actively engages in assessing risk associated with fluctuating future freight rates, fuel prices and foreign exchange and, where appropriate, will actively hedge identified economic risk with appropriate derivative instruments. Such economic hedges do not always qualify for accounting hedge treatment, and, as such, the usage of such derivatives could lead to material fluctuations in the Company’s reported results from operations on a period-to-period basis.

The Company also operates a port and transfer facility located in Nueva Palmira, Uruguay. The facility consists of docks, conveyors and silo storage capacity totalling 205,000 tons (2003: 165,000 tons; 2002: 165,000 tons). During 2004 shipments totalled 2,027,200 (2003: 1,811,000; 2002: 47,856 tons) of agricultural and other products.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP).

PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the financial statements of Navios Maritime Holdings Inc. and its wholly-owned subsidiaries as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002. The Company was formed on November 19, 2002 and did not have operations prior to December 11, 2002. Anemos was considered the accounting acquirer in the business combination that resulted in the formation of the new entity; accordingly Anemos is considered the predecessor entity to Navios Maritime Holding, Inc. The financial statements for the year 2002 include the accounts of Anemos and its wholly-owned subsidiaries and the accounts of Navios Corporation from December 11, 2002 through December 31, 2002. All intercompany accounts and transactions have been eliminated on consolidation.

Subsidiaries: Subsidiaries are those entities in which the Company has an interest of more than one half of the voting rights or otherwise has power to govern the financial and operating policies. The purchase method of accounting is used to account for the acquisition of subsidiaries. The cost of an acquisition is measured as the fair value of the assets given up, shares issued or liabilities undertaken at the date of acquisition plus costs directly attributable to the acquisition. The excess of the cost of acquisition over the fair value of the net tangible and intangible assets acquired and liabilities assumed is recorded as goodwill.

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an interpretation of ARB 51.” The primary objectives of this interpretation are to provide guidance on

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

the identification of entities for which control is achieved through means other than through voting rights (“variable interest entities”) and how to determine when and which business enterprise (the “primary beneficiary”) should consolidate the variable interest entity. This new model for consolidation applies to an entity in which either (i) the equity investors (if any) do not have a controlling financial interest; or (ii) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. FIN 46R, Consolidation of Variable Interest Entities, clarifies some of the provisions of FIN 46 and defers the effective date of implementation for certain entities. Application of FIN 46 or FIN 46R is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities for all other types of entities is required in financial statements for periods ending after March 15, 2004. The adoption of the provisions applicable to SPEs and all other variable interests obtained after January 31, 2003 did not have an impact on the Company’s financial position or results of operations. The adoption of the provisions of FIN 46R applicable to non-SPEs created prior to February 1, 2003 did not have an impact on the financial position or results of operations.

Investments in Affiliates: Affiliates are entities over which the Company generally has between 20% and 50% of the voting rights, or over which the Company has significant influence, but which it does not control. Investments in these entities are accounted for by the equity method of accounting. Under this method the Company records an investment in the stock of an affiliate at cost, and adjusts the carrying amount for its share of the earnings or losses of the affiliate subsequent to the date of investment and reports the recognized earnings or losses in income. Dividends received from an affiliate reduce the carrying amount of the investment. When the Company’s share of losses in an affiliate equals or exceeds its interest in the affiliate, the Company does not recognize further losses, unless the Company has incurred obligations or made payments on behalf of the affiliate.

Companies included in the consolidation:

Company Name	Nature/ Vessel Name	Country of Incorporation	Statement of operations
			2004	2003	2002
Navios Maritime Holdings Inc.	Holding Company	Marshall Is.	1/1-12/31	1/1-12/31	12/11-12/31
Subsidiaries

Navios Corporation	Sub-holding Company	Marshall Is.	1/1-12/31	1/1-12/31	12/11-12/31
Navios International Inc.	Operating Company	Marshall Is.	1/1-12/31	1/1-12/31	12/11-12/31
Navimax Corporation	Operating Company	Marshall Is.	1/1-12/31	1/1-12/31	12/11-12/31
Navios Handybulk Inc.	Operating Company	Marshall Is.	1/1-12/31	1/1-12/31	12/11-12/31
Corporacion Navios S.A.	Operating Company	Uruguay	1/1-12/31	1/1-12/31	12/11-12/31

Anemos Maritime Holdings Inc.	Sub-holding Company	Marshall Is.	1/1-12/31	1/1-12/31	1/1-12/31
Ionian Shipping Corporation	M/V Navios Ionian	Marshall Is.	1/1-12/31	1/1-12/31	1/1-12/31

Apollon Shipping Corporation	M/V Navios Apollon	Marshall Is.	1/1-12/31	1/1-12/31	1/1-12/31
Herakles Shipping Corporation	M/V Navios Herakles	Marshall Is.	1/1-12/31	1/1-12/31	1/1-12/31
Achilles Shipping Corporation	M/V Navios Achilles	Marshall Is.	1/1-12/31	1/1-12/31	1/1-12/31
Kypros Shipping Corporation	M/V Navios Kypros	Marshall Is.	1/1-12/31	2/28-12/31	—
Hios Shipping Corporation	M/V Navios Hios	Marshall Is.	1/1-12/31	3/20-12/31	—
Navios Shipmanagement Inc.	Management Company	Marshall Is.	1/1-12/31	1/1-12/31	1/1-12/31

USE OF ESTIMATES: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the dates of the financial statements and reported amounts of revenues and expenses during the year. On an on-going basis, management evaluates the estimates and judgments, including those related to completed voyages, future drydock dates, the carrying value of investments in affiliates, the selection of useful lives for tangible assets, expected future cash flows from long-lived assets to support impairment tests, provisions necessary for accounts receivables, provisions for legal disputes, pension benefits, and contingencies. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents consists of cash on-hand, deposits held on call with banks, and other short-term highly liquid investments with original maturities of three months or less.

RESTRICTED CASH: Restricted cash consists of the restricted portion of derivative base and margin collaterals with NOS ASA, a Norwegian clearing house, and cash retention accounts which are restricted for use as general working capital unless such balances exceed installment and interest payments due to vessels’ lenders.

A portion of the amounts on deposit with NOS ASA are held as base and margin collaterals on active trades. As of December 31, 2004 and 2003, the restricted balance with NOS ASA was $2,768 and $0, respectively.

Also included in restricted cash as of December 31, 2004 and 2003 are amounts held as security in the form of letters of guarantee or letters of credit totaling $745 and $784, respectively. In addition restricted cash includes amounts held in retention accounts as of December 31, 2004 and 2003 of $0 and $501 respectively.

INVENTORIES: Inventories, which are comprised of lubricants and stock of provisions on board the owned vessels, are valued at the lower of cost, as determined on the first-in, first-out basis or market value.

VESSELS, NET: Vessels are stated at historical cost, which includes contract costs and other direct costs relating to acquiring and placing the vessel in service. In addition, subsequent expenditures for major improvements and upgrading are capitalized, provided they extend the life or increase the capacity or improve the efficiency or safety of the vessels. Expenditures for routine maintenance and repairs are expensed as incurred.

Depreciation is calculated on a straight-line basis by reference to the vessel’s cost, age and scrap value as estimated at the date of acquisition. Depreciation is calculated over the vessel’s estimated useful life, which is assumed to be 25 years from the vessel’s original construction.

Amortization expense associated with assets acquired under a capital lease is included with depreciation on owned assets in the statement of operations.

OTHER FIXED ASSETS, NET: Other fixed assets are stated at cost and depreciated utilizing the straight-line method to write off the cost of each asset to their residual values over the estimated useful lives.

Annual depreciation rates used, which approximate the useful lives of the assets, are:

Port and transfer station	3 to 40 years
Furniture, fixtures and equipment	3 to 10 years
Computer equipment and software	5 years

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

The Company amortizes its leasehold improvements over the lesser of the remaining estimated useful life or the life of the related lease. During 2004 the estimated useful lives ranged from 5 years to 10 years.

FIXED ASSETS UNDER CONSTRUCTION: This represents amounts paid by the Company in accordance with the terms of the purchase agreements for the construction of long-lived fixed assets and therefore does not represent the cost of construction as at the balance sheet date.

Interest costs incurred during the construction (until the asset is substantially complete and ready for its intended use) are capitalized. The amount of interest capitalized for the years ended December 31, 2004, 2003 and 2002 was $0, $100 and $132, respectively.

ASSETS HELD FOR SALE: It is the Company’s policy to dispose of vessels and other fixed assets when suitable opportunities occur and not necessarily to keep them until the end of their useful life. The Company classifies assets and disposal groups as being held for sale in accordance with SFAS No. 144, “Accounting for the Impairment or the Disposal of Long-Lived Assets”, when the following criteria are met: management has committed to a plan to sell the asset (disposal group); the asset (disposal group) is available for immediate sale in its present condition; an active program to locate a buyer and other actions required to complete the plan to sell the asset (disposal group) have been initiated; the sale of the asset (disposal group) is probable, and transfer of the asset (disposal group) is expected to qualify for recognition as a completed sale within one year; the asset (disposal group) is being actively marketed for sale at a price that is reasonable in relation to its current fair value and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

Long-lived assets or disposal groups classified as held for sale are measured at the lower of their carrying amount or fair value less cost to sell. These assets are not depreciated once they meet the criteria to be held for sale.

IMPAIRMENT OF LONG-LIVED ASSETS: Vessels, other fixed assets, and other long-lived assets are reviewed for impairment losses whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the projected undiscounted cash flows are less than the carrying amount of the asset, the asset is deemed impaired. An impairment loss is recognized for the amount by which the carrying amount of a long-lived asset exceeds its fair value. For the purposes of assessing impairment, long-lived assets are grouped at the lowest levels for which there are separately identifiable cash flows. No impairment losses were recognized for any of the years presented.

DEFERRED DRYDOCK AND SPECIAL SURVEY COSTS, NET: The Company’s vessels are subject to regularly scheduled dry-docking and special surveys. The time period between dry-dock ranges from 30 months to 60 months for regular or special survey maintenance, respectively. The cost of dry-docking and special surveys is deferred and amortized to direct vessel expense over the above periods, accordingly. Furthermore, the portion of the vessels’ capitalized cost that relates to dry-docking and special survey is treated as a separate component of the vessels’ cost and is also deferred and amortized to direct vessel expense on a straight-line basis. This amount is calculated by reference to the estimated economic benefits to be derived until the next scheduled dry-docking and special survey. For the years ended December 31, 2004, 2003 and 2002, amortization was $249, $309 and $327 respectively. Accumulated amortization as of December 31, 2004 and 2003 was $795 and $546, respectively.

ASSET RETIREMENT OBLIGATION: The Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” as of January 1, 2003. This statement requires entities to record a legal obligation

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

associated with the retirement of a tangible long lived asset in the period in which it is incurred. In connection with the adoption of SFAS 143, the Company recorded assets and liabilities associated with the lease of its port terminal of $31 and $34, respectively, with no material impact on its operations. At December 31, 2004 and 2003, the asset balance was $30 and $30, respectively. At December 31, 2004 and 2003, the liability balance was $40 and $37, respectively.

DEFERRED FINANCING COSTS, NET: Deferred financing costs include fees, commissions and legal expenses associated with obtaining loan facilities. These costs are amortized over the life of the related debt using the effective interest rate method, and are included in interest expense. Amortization was $773, $565, and $145 for the years ended December 31, 2004, 2003 and 2002, respectively.

GOODWILL AND OTHER INTANGIBLES: Prior to December 11, 2002, the Company did not have any goodwill or other intangible assets. As required by SFAS No. 142 “Goodwill and Other Intangible Assets”, goodwill acquired in a business combination initiated after June 30, 2001 is not to be amortized. Similarly, intangible assets with indefinite lives are not amortized. Rather, SFAS 142 requires that goodwill be tested for impairment at least annually and written down with a charge to operations if the carrying amount exceeds the estimated fair value.

The Company evaluates impairment of goodwill using a two-step process. First, the aggregate fair value of the reporting unit is compared to its carrying amount, including goodwill. If the fair value exceeds the carrying amount, no impairment exists. If the carrying amount of the reporting unit exceeds the fair value, then the implied fair value of the reporting unit’s goodwill is compared with its carrying amount. The implied fair value is determined by allocating the fair value of the reporting unit to all the assets and liabilities of that unit, as if the unit had been acquired in a business combination and the fair value of the unit was the purchase price. If the carrying amount of the goodwill exceeds the implied fair value, then goodwill impairment is recognized by writing the goodwill down to the implied fair value. The Company determined that there was no impairment of goodwill during the years ended December 31, 2004, 2003 or 2002.

The fair value of the acquired trade name was determined based on the “relief from royalty” method which values the trade name based on the estimated amount that a company would have to pay in an arms length transaction in order to use that trade name. The asset is being amortized under the straight line method over 25 years. Amortization was $88, $87 and $5 for the years ended December 31, 2004, 2003 and 2002, respectively.

FOREIGN CURRENCY TRANSLATION: The consolidated financial statements are prepared in US Dollars. The Company engages in worldwide commerce with a variety of entities. Although, its operations may expose it to certain levels of foreign currency risk, its transactions are predominantly US dollar denominated. Additionally, the Company’s wholly owned Uruguayan subsidiary transacts a nominal amount of its operations in Uruguayan pesos, whereas the Company’s wholly-owned vessel subsidiaries and the vessel management subsidiary transacts a nominal amount of their operations in Euros; however, all of the subsidiaries’ primary cash flows are US dollar denominated. Transactions in currencies other than the functional currency are translated at the exchange rate in effect at the date of each transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is either settled or translated are recognized in the statement of operations. The foreign currency exchange gain (loss) recognized in the statement of operations for the years ended December 31, 2004, 2003 and 2002 was $197, $431 and $22, respectively.

PROVISIONS: The Company, in the ordinary course of business, is subject to various claims, suits and complaints. Management, in consultation with internal and external advisers, will provide for a contingent loss in

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

the financial statements if the contingency had been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. In accordance with (“SFAS”) No. 5, “Accounting for Contingencies”, as interpreted by the (“FASB”) Interpretation No. 14, “Reasonable Estimation of the Amount of a Loss”, if the Company has determined that the reasonable estimate of the loss is a range and that there is no best estimate within the range, the Company will provide the lower amount of the range. See Note 15, “Legal Reserve” and Note 16, “Commitments and Contingencies” for further discussion.

The Company participates in Protection and Indemnity (P&I) insurance coverage plans provided by mutual insurance societies known as P&I clubs. Under the terms of these plans, participants may be required to pay additional premiums to fund operating deficits incurred by the clubs (“back calls”). Obligations for back calls are accrued annually based on the information provided by the clubs regarding supplementary calls.

Provisions for estimated losses on uncompleted voyages and vessels time chartered to others are provided for in the period in which such losses are determined. At December 31, 2004, the balance for provision for loss making voyages in progress was $1,345 (2003: $390).

MANDATORILY REDEEMABLE PREFERRED STOCK: Preferred shares, which are redeemable on a specific date or at the option of the shareholder or which carry non-discretionary dividend obligations, are classified as long-term liabilities. The preferred shares are carried at cost, which approximates fair value. The dividends on these preferred shares were recognized in the statement of operations as interest expense. As of December 31, 2004, all mandatorily redeemable preferred shares had been redeemed.

SEGMENT REPORTING: The Company accounts for its segments in accordance with SFAS 131, “Disclosure about Segments of an Enterprise and Related Information.” SFAS 131 requires descriptive information about its reportable operating segments. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Based on the Company’s methods of internal reporting and management structure, the Company has two reportable segments: Vessel Operations and Port Terminal.

REVENUE AND EXPENSE RECOGNITION:

Revenue Recognition: Revenue is recorded when services are rendered, the Company has a signed charter agreement or other evidence of an arrangement, the price is fixed or determinable, and collection is reasonably assured. The Company generates revenue from the following sources, (1) transportation of cargo, (2) time charter of vessels and, (3) port terminal operations in Uruguay. During the period January 1, 2003 to March 11, 2003, and during the period December 11, 2002 to December 31, 2002, the Company also generated revenue from vessels contributed to the Navimax Pool, and a Navimax Pool management fee.

Voyage revenues and expenses for the transportation of cargo are recognized ratably over the estimated relative transit time of each voyage. A voyage is deemed to commence when a vessel is available for loading and is deemed to end upon the completion of the discharge of the current cargo. Estimated losses on voyages are provided for in full at the time such losses become evident. Under a voyage charter we agree to provide a vessel for the transportation of specific goods between specific ports in return for payment of an agreed upon freight rate per ton of cargo.

Revenues from time chartering of vessels are accounted for as operating leases and are thus recognized on a straight line basis as the average revenue over the rental periods of such charter agreements, as service is performed, except for loss generating time charters, in which case the loss is recognized in the period when such loss is determined. A time charter involves placing a vessel at the charterer’s disposal for a period of time during

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

which the charterer uses the vessel in return for the payment, by the charterer, of a specified daily hire rate. Short period charters for less than three months are referred to as spot-charters. Charters extending three months to a year are generally referred to as medium term charters. All other charters are considered long term. Under time charters, operating cost such as for crews, maintenance and insurance are typically paid by the owner of the vessel.

Revenues from port terminal operations consist of an agreed flat fee per ton and covers the services performed to unload barges (or trucks), transfer the product into the silos for temporary storage and then loading the ocean going vessels. Revenues are recognized upon completion of loading the ocean going vessels. Additionally, fees are charged for vessel dockage and for storage time in excess of contractually specified terms. Dockage revenues are recognized ratably up to completion of loading. Storage fees are assessed and recognized when the product remains in the silo storage beyond the contractually agreed time allowed. Storage fee revenue is recognized ratably over the storage period and ends when the product is loaded onto the ocean going vessel.

Revenue from vessels contributed to Navimax Pool was recognized when earned. The Pool ceased operation on March 11, 2003. The Pool, which was managed by a subsidiary of the Company, recognized its revenue on a percentage of completion basis, based on per day estimates and ratably over the period. The Company’s earnings represent its proportionate share of the Pool’s revenue less operating expenses and management fee, determined by a predetermined formula agreed by pool participants.

Forward Freight Agreements (FFAs): Realized gains or losses from FFAs are recognized monthly concurrent with cash settlements. In addition, quarterly the FFAs are “marked to market” to determine the fair values which generate unrealized gains or losses. FFA trading generally has not qualified as hedges for accounting purposes, and, as such, the trading of FFAs could lead to material fluctuations in the Company’s reported results from operations on a period to period basis. See note 13

Deferred Voyage Revenue: Deferred voyage revenue primarily relates to cash received from charterers prior to it being earned. These amounts are recognized as revenue over the voyage or charter period.

Time Charter, Voyage and Port Terminal Expense: Time charter and voyage expenses comprise all expenses related to each particular voyage, including time charter hire paid and voyage freight paid, bunkers, port charges, canal tolls, cargo handling, agency fees and brokerage commissions. Also included in time charter and voyage expenses are charterer’s liability insurances, provision for losses on time charters and voyages in progress at year-end, direct port terminal expenses and other miscellaneous expenses.

Direct Vessel Expense: Direct vessel expenses consist of all expenses relating to the operation of vessels, including crewing, repairs and maintenance, insurance, stores and lubricants and miscellaneous expenses such as communications and amortization of dry-docking and special survey costs.

Prepaid Voyage Costs: Prepaid voyage costs relates to cash paid in advance for expenses associated with voyages. These amounts are recognized as expense over the voyage or charter period.

EMPLOYEE BENEFITS:

Pension and retirement obligations-crew: The Company’s ship-owning subsidiary companies employ the crew on board under short-term contracts (usually up to nine months) and, accordingly, they are not liable for any pension or postretirement benefits.

Provision for employees’ severance and retirement compensation: The employees in the Company’s office in Greece are protected by Greek labor law. Accordingly, compensation is payable to such employees upon dismissal or retirement. The amount of compensation is based on the number of years of service and the amount of remuneration at the date of dismissal or retirement.

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

If the employees remain in the employment of the Company until normal retirement age, they are entitled to retirement compensation which is equal to 40% of the compensation amount that would be payable if they were dismissed at that time. The number of employees that will remain with the Company until retirement age is not known.

The Company is required to annually value the statutory terminations indemnities liability. Management obtains a valuation from independent actuaries to assist in the calculation of the benefits. The Company provides, in full, for the employees’ terminations indemnities liability. This amounted to $74 at December 31, 2004 and $64 at December 31, 2003.

U.S.A. Retirement savings plan: The Company sponsors a 401(k) retirement savings plan, which is categorized as a defined contribution plan. The plan is available to full time employees who meet the plan’s eligibility requirements. The plan permits employees to make contributions up to 15% of their annual salary with the Company matching up to the first 6%. The Company makes monthly contributions (matching contributions) to the plan based on amounts contributed by employees. Subsequent to making the matching contributions, the Company has no further obligations. The Company may make an additional discretionary contribution annually if such a contribution is authorized by the Board of Directors. The plan is administered by an independent professional firm that specializes in providing such services. See Note 14.

Other post-retirement obligations: The Company has a legacy pension arrangement for certain Bahamian, Uruguayan and former Navios Corporation employees. The entitlement to these benefits is only to these former employees. The expected costs of these benefits are accrued each year, using an accounting methodology similar to that for defined benefit pension plans. These obligations are valued annually by independent actuaries.

FINANCIAL INSTRUMENTS:

Financial instruments carried on the balance sheet include cash and cash equivalents, trade receivables and payables, other receivables and other liabilities, long-term debt and capital leases. The particular recognition methods applicable to each class of financial instrument are disclosed in the applicable significant policy description of each item, or included below as applicable.

Financial risk management: The Company’s activities expose it to a variety of financial risks, including fluctuations in future freight rates, time charter hire rates, and fuel prices, credit and interest rates risk. Risk management is carried out under policies approved by executive management. Guidelines are established for overall risk management, as well as specific areas of operations.

Credit risk: The Company closely monitors its exposure to customers and counter-parties for credit risk. The Company has policies in place to ensure that it trades with customers and counterparties with an appropriate credit history. Derivative counter-parties and cash transactions are limited to high quality credit financial institutions.

Interest rate risk: The Company is party to interest rate swap agreements. The purpose of the agreements is to reduce exposure to fluctuations in interest rates. Any differential to be paid or received on an interest rate swap agreement is recognized as a component of other income or expense over the period of the agreement. Gains and losses on early termination of interest rate swaps are taken to the consolidated statement of operations.

The effective portion of changes in the fair value of interest rate swap agreements that are designated and qualify as cash flow hedges are recognized in equity. The gain or loss relating to the ineffective portion is recognized in the statement of operations.

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

Liquidity risk: Prudent liquidity risk management implies maintaining sufficient cash and marketable securities, the availability of funding through an adequate amount of committed credit facilities and the ability to close out market positions. The Company maintains flexibility in funding by keeping committed credit lines available and monitoring cash balances adequately to meet working capital needs.

Foreign exchange risk: Foreign currency transactions are translated into the measurement currency rates prevailing at the dates of transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognized in the statement of operations.

Accounting for derivative financial instruments and hedging activities: The Company enters into dry bulk shipping FFAs as economic hedges relating to identifiable ship and/ or cargo positions and as economic hedges of transactions the Company expects to carry out in the normal course of its shipping business. By utilizing certain derivative instruments, including dry bulk shipping FFAs, the Company manages the financial risk associated with fluctuating market conditions. In entering into these contracts, the Company has assumed the risk that might arise from the possible inability of counterparties to meet the terms of their contracts. See Note 13.

The Company also trades dry bulk shipping FFAs with NOS ASA, a Norwegian clearing house. NOS ASA calls for both base and margin collaterals, which are funded by the Company, and which in turn substantially eliminates counterparty risk. Certain portions of these collateral funds may be restricted at any given time as determined by NOS ASA.

At the end of each calendar quarter, the fair value of dry bulk shipping FFAs traded over-the-counter are determined from an index published in London, United Kingdom and the fair value of those FFAs traded with NOS ASA are determined from the NOS valuation.

Pursuant to SFAS 133, the Company records all its derivative financial instruments and hedges as economic hedges, since they do not qualify as a hedge or meet the criteria of hedge accounting. All gains or losses are reflected in the statement of operations.

For the years ended December 31, 2004, 2003 and 2002, none of the FFAs, foreign exchange contracts or interest rate swaps qualify for hedge accounting treatment. Accordingly, all gains or losses have been recorded in statement of operations for the period.

INCOME TAXES: The Company and all of its subsidiaries, other than Corporacion Navios S.A. are incorporated in the Marshall Islands, a country which does not impose an income tax on income derived from business activities conducted outside the Marshall Islands. None of the Company or any of its subsidiaries conducts any business activities in the Marshall Islands. Therefore, no provision has been made by the Company for Marshall Islands income tax.

Pursuant to Section 883 of the Internal Revenue Code of the United States (“US”), US source income from the international operation of vessels is exempt from US tax, if the company operating the vessels meets certain incorporation and ownership requirements.

Certain of the Company’s subsidiaries are registered as Law 89 companies in Greece. These law 89 companies are exempt from Greek income tax on their income derived from certain activities related to shipping. Since all the law 89 companies only conduct business activities that qualify for the exemption from Greek income tax, no provision has been made for Greek income tax with respect to income derived by these law 89 companies from their business operations in Greece.

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

Corporacion Navios S.A is located in a tax free zone in Uruguay and is not subject to income or other tax.

DIVIDENDS: Dividends are recorded in the Company’s financial statements in the period in which they are declared.

GUARANTEES: The Company accounts for guarantees in accordance with FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Under FIN 45 a liability for the fair value of the obligation undertaken in issuing the guarantee is recognized. However, this is limited to those guarantees issued or modified after December 31, 2002. The recognition of fair value is not required for certain guarantees such as the parent’s guarantee of a subsidiary’s debt to a third party or guarantees on product warranties. For those guarantees excluded from FIN 45’s fair value recognition provision, financial statement disclosures of their terms are made.

RECENT ACCOUNTING PRONOUNCEMENTS: In December 2004, the FASB issued Statement 123(R), Share Based Payment that will require compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be remeasured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. This statement is effective for public entities (other than those filing as small business issuers) as of the annual reporting period that begins after June 15, 2005. The adoption of this standard will not have an effect on the Company’s statement of financial position or results of operations.

In December 2004, the FASB issued Statement 153, Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29. This statement was a result of a joint effort by the FASB and the IASB to improve financial reporting by eliminating certain narrow differences between their existing accounting standards. One such difference was the exception from fair value measurement in APB Opinion No. 29, Accounting for Nonmonetary Transactions, for nonmonetary exchanges of similar productive assets. Statement 153 replaces this exception with a general exception from fair value measurement for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement shall be applied prospectively and is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this standard will not have an effect on the Company’s statement of financial position or results of operations.

SFAS 151, Inventory Costs, clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of this standard will not have an effect on the Company’s statement of financial position or results of operations.

SFAS 132R, Employers’ Disclosures about Pensions and Other Postretirement Benefits, provides for required disclosures for pensions and other postretirement benefit plans and is designed to improve disclosure transparency in financial statements. The revised standard replaces existing pension disclosure requirements. All new disclosure requirements for the domestic plans of publicly traded entities are effective for years ending after December 15, 2003. Estimated future benefit payments and all other new disclosure requirements for foreign plans are effective for years ending after June 15, 2004. The Company has adopted the disclosure requirements of SFAS 132R.

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

NOTE 3: BUSINESS COMBINATION AND RECAPITALIZATION

On December 11, 2002, the shareholders of Anemos and Navios each contributed their respective interests for shares of a newly created entity named Nautilus Maritime Holdings Inc. For accounting purposes, Anemos was considered the acquirer. During 2003, Nautilus changed its name to Navios Maritime Holdings Inc. After the transaction was completed, the former shareholders of Anemos held 69.2% of the shares in the new entity and the former shareholders of Navios held 30.8% of the shares in the new entity. The value of the shares issued was $8,453. Additionally, the Company incurred $1,433 in transaction costs directly related to the acquisition.

The acquisition was accounted for using the purchase method, by which the purchase price was allocated to the net assets acquired and liabilities assumed based on their fair values. The Company has not recognized any liabilities in connection with the acquisition for involuntary employee termination benefits or relocation costs under Emerging Issues Task Force 95-3 “Recognition of Liabilities in Connection with a Purchase Business Combination” (“EITF 95-3”).

Equity is increased by the amount of purchase price of Navios and is as allocated to the assets and liabilities acquired. Common Stock and Additional Paid-In Capital were increased by like amounts such as the Common Stock is reflective of the par value of the shares outstanding following the transaction. The following is the final allocation of the fair values of the assets acquired and liabilities assumed at the date of acquisition:

December 11, 2002
Current assets	$20,301
Non current assets	170
Fixed assets	25,663
Shareholder loan	367
Trade name	2,184
Goodwill	226

Total assets acquired	48,911
Current liabilities	(20,200)
Non current liabilities	(18,825)

Net assets acquired	$9,886

$181 of the goodwill was allocated to the Vessel Operations segment and $45 of the goodwill was allocated to the Port Terminal segment. As the Company is not subject to income tax, none of the goodwill will be deductible for income tax purposes.

The purpose of the business combination was to create a leading international maritime enterprise focused on the: (i) transportation and handling of bulk cargoes through the ownership, operation, and trading of vessels, freight, and FFAs and (ii) ownership and operation of port and transfer station terminals.

The unaudited consolidated results of operations on a pro forma basis as though Navios had been acquired as of the beginning of 2002 are as follows:

2002
(unaudited)
Revenues	$102,970
Net Loss	$(8,198)

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

These pro forma results include certain adjustments such as increased depreciation expense as a result of fair value adjustments to “Port and transfer station”. This pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results of future operations that would have been achieved had the acquisition taken place at the beginning of 2002.

NOTE 4: CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of the following:

	December 31 2004	December 31 2003
Cash in hand and at banks	$18,647	$5,711
Short-term deposits and highly liquid funds	28,111	20,739

Total cash and cash equivalents	$46,758	$26,450

NOTE 5: ACCOUNTS RECEIVABLES

Accounts receivables consist of the following:

	December 31, 2004	December 31, 2003
Accounts receivables	$17,491	$20,212
Less: Provision for doubtful receivables	(2,291)	(2,864)

Accounts receivables—net	$15,200	$17,348

The amount shown as Accounts Receivable—net of allowance for doubtful accounts includes a provision for all potentially un-collectable accounts. At each balance sheet date all potentially un-collectable accounts are assessed individually for purposes of determining the appropriate provision for doubtful amounts. The provision for doubtful accounts at December 31, 2004 and 2003 totaled $2,291 and $2,864 respectively.

Concentrations of credit risk with respect to accounts receivables are limited due to the Company’s large number of customers, who are internationally dispersed and have a variety of end markets in which they sell. Due to these factors, management believes that no additional credit risk beyond amounts provided for collection losses is inherent in the Company’s trade receivables.

Changes to the provisions for doubtful accounts is summarized as follows:

Allowance for doubtful accounts	Balance at Beginning of Period	Charges to Costs and expenses	Amount Utilized	Balance at End of Period
2002	(1,742)	(102)	1	(1,843)
2003	(1,843)	(1,512)	491	(2,864)
2004	(2,864)	(294)	867	(2,291)

For the year ended December 31, 2004, one customer from the Vessel Operations segment accounted for approximately 15.92% of the Company’s revenue. For the year ended December, 31 2003, one customer from the Vessels Operation segment accounted for approximately 29.4% of the Company’s revenue. For the year ended December 31, 2002 five customers from the Vessels Operation segment accounted for approximately 91.38% of the Company’s revenue.

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

NOTE 6: PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other assets consist of the following:

	December 31, 2004	December 31, 2003
Receivable claims	$296	$163
Advances to agents	1,492	1,883
Inventories
Lubricants	165	151
Provisions	90	71
Other	—	202

Total prepaid expenses and other current assets	$2,043	$2,470

Receivable claims mainly represent claims against vessels’ insurance underwriters in respect of damages arising from accidents or other insured risks. While it is anticipated that receivable claims will be recovered within one year, such claims may not all be recovered within one year due to the attendant process of settlement. Nonetheless, amounts are classified as current as they represent amounts currently due to the Company. All amounts are shown net of applicable deductibles.

Advances to agents are made up of funds sent to port agents for expenses for port charges, tolls, canal fees and other expenses related to voyages.

NOTE 7: VESSELS

Details are as follows:	Cost of Vessels	Accumulated depreciation	Net book value
Balance December 31, 2002	157,593	(10,529)	147,064
Transfer amounts from vessels under construction	12,629	—	12,629
Additions / Provision for depreciation	34,381	(7,916)	26,465
Disposals	(73,256)	7,848	(65,408)

Balance December 31, 2003	131,347	(10,597)	120,750
Additions / Provision for depreciation	385	(4,904)	(4,519)

Balance December 31, 2004	131,732	(15,501)	116,231

NOTE 8: OTHER FIXED ASSETS

Details are as follows:	Cost	Accumulated depreciation	Net book value
Balance December 31, 2002	20,447	(431)	20,016
Additions / Provision for depreciation	443	(854)	(411)

Balance December 31, 2003	20,890	(1,285)	19,605
Transfer amounts from assets under construction	1,448	—	1,448
Additions / Provision for depreciation	1,923	(933)	990
Disposals	(253)	178	(75)

Balance December 31, 2004	24,008	(2,040)	21,968

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

Other fixed assets consist of the following:

	December 31, 2004	December 31, 2003
Port and transfer station	$22,200	$18,962
Vessel equipment	—	229
Furniture, fixtures and equipment	1,280	1,210
Computer equipment and software	520	481
Vehicles	8	8

Total costs	24,008	20,890

Accumulated depreciation	(2,040)	(1,285)

Net Other Fixed Assets	$21,968	$19,605

Reconciliation of depreciation and amortization expense

	December 31, 2004	December 31, 2003	December 31, 2002
Vessels	$(4,904)	$(7,916)	$(5,905)
Other fixed assets	(933)	(854)	(93)
Trade name	(88)	(87)	(5)

Total	$(5,925)	$(8,857)	$(6,003)

NOTE 9: INVESTMENT IN AFFILIATES

As part of the transaction with Navios that took place on December 11, 2002, the Company acquired a 50% interest in Acropolis Chartering & Shipping, Inc., a brokerage firm for freight and shipping charters. Although Navios owns 50% of the stock, the two shareholders have agreed that the earnings and amounts declared by way of dividends for 2004 and thereafter, will be allocated 35% to the Company (2003: 40% to the Company) with the balance to the other shareholder. As of December 31, 2004 and 2003, the carrying amount of the investment was $557 and $493, respectively. Dividends received for 2004, 2003 and 2002 were $699, $78 and $0, respectively. See Note 17.

NOTE 10: ACCRUED EXPENSES

Accrued expenses consist of the following:

	December 31, 2004	December 31, 2003
Payroll	$1,312	$1,474
Accrued Interest	260	430
Accrued voyage expenses	1,442	2,193
Provision for losses on voyages in progress at year end	1,345	390
Accrued lease liability	239	—
Other accrued expenses	2,519	2,440

Total accrued expenses	$7,117	$6,927

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

NOTE 11: BORROWINGS

Borrowings consist of the following:

	December 31, 2004	December 31, 2003
2004 Revolving Credit facilities	$40,506	$—
2004 Term Loan	10,000	—
Term Loans	—	98,188

Total borrowings	50,506	98,188

Less current portion	(1,000)	(6,760)
Total long term borrowings	$49,506	$91,428

2004 Revolving Credit Facilities: On October 5, 2004, the Company entered into a revolving credit facility of $51,000 collateralized by the vessels M/V Navios Apollon, M/V Navios Herakles and M/V Navios Ionian. The book value of the vessels collateralizing the revolving credit facility was $53,626 at December 31, 2004. On each revolving facility reduction date the maximum revolving facility amount is to be reduced, by $1,700. The “revolving facility date” means each one of the seventeen (17) dates falling at consecutive six (6) monthly intervals after the first advance date, up to, and including, the revolving facility availability termination date. Principal payments are due only when the balance on the facility is greater than or equal to the maximum revolving credit facility amount as determined after the reduction of each of the 17 revolving facility dates mentioned above, which as of December 31, 2004, is determined to be in 2013. The revolving credit facility bears interest at LIBOR plus 1%. The Company must pay a fee of 0.3% per annum on the unused portion of the maximum revolving facility amount on a quarterly basis in arrears. The amount outstanding as of December 31, 2004 was $18,100 (2003: $0).

On October 4, 2004 the Company entered into a revolving credit facility of $55,000 collateralized by the vessels M/V Navios Achilles, M/V Navios Hios and M/V Navios Kypros and a guarantee of Navios Maritime Holdings, Inc. The book value of the vessels collateralizing the revolving credit facility was $62,056 at December 31, 2004. On each revolving facility reduction date, the maximum revolving facility amount is to be reduced, by $1,000. The “revolving facility date” means each one of the thirty five (35) dates falling at consecutive three (3) monthly intervals after the first advance date, up to, and including, the revolving facility availability termination date. Principal payments are due only when the balance on the facility is greater than or equal to the maximum revolving credit facility amount as determined after the reduction of each of the 35 revolving facility dates mentioned above, which as of December 31, 2004, are determined to be in 2013. The revolving credit facility bears interest at LIBOR plus 1%. The Company must pay a fee of 0.3% per annum on the unused portion of the maximum revolving facility amount on a quarterly basis in arrears. The amount outstanding as of December 31, 2004 was $22,406 (2003: $0).

2004 Term Loan: On October 4, 2004, the Company entered into a $10,000 term loan collateralized by the vessels M/V Navios Achilles, M/V Navios Hios, and M/V Navios Kypros, which is due October 2010. The book value of the vessels collateralizing the term loan was $62,056 at December 31, 2004. The loan is repayable in twenty four consecutive quarterly instalments of $250 with a balloon payment of $4,000 due upon maturity. Interest is payable at an aggregate of the margin of 1.5% over LIBOR. The amount outstanding as of December 31, 2004 was $10,000 (2003: $0).

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

2004 Line of credit: A line of credit of up to $5,000 was made available to the Company in October 2004. The facility is available to be used for the purpose of meeting working capital requirements and for general corporate purposes. Interest is payable at an aggregate of the margin of 2.25% plus “overnight Euro Dollar rate” for the term of each advance. This facility expires in October 2005, is subject to be renewed annually. The amount outstanding as of December 31, 2004 was $0.

2003 Revolving credit facility: During October 2003, a revolving credit facility of up to US$5,000 was made available to the Company for working capital requirements. The facility was terminated in 2004 and was replaced by the 2004 line of credit referred to above. Interest was payable at an aggregate of the margin of 2.25% plus “overnight Euro Dollar rate” for the term of each advance. At December 31, 2003 there were no amounts outstanding under this facility.

Term Loans: At December 31, 2003, the Company had seven term loans with five different institutions with maturity dates ranging from 2007 to 2013. As of December 31, 2004, the amounts outstanding on these loans have been paid off and replaced with the 2004 Revolving Credit Facilities (See above). During 2004, unamortized deferred costs of $644 related to these term loans were recognized in the statement of operations as a component of interest expense.

The weighted average effective interest rate for the years ended December, 31 2004, 2003 and 2002 was 2.3%, 2.7% and 3.1%, respectively.

The borrowing agreements also include positive and negative covenants for the Company, the most significant of which are the maintenance of operating accounts, minimum working capital, ownership and control, ISPS compliance and minimum market values. The borrowers are further restricted from incurring additional indebtedness, making loans or investments and distributing dividends without the prior consent of the lenders. In conjunction with maintenance of operating accounts covenants, $0 was included as a component of restricted cash at December 31, 2004, (2003: $501). As of December 31, 2004, the Company was in compliance with all covenants.

The aggregate annual principal payments required to be made under all borrowings as of December 31, 2004 are as follows:

2005	$1,000
2006	1,000
2007	1,000
2008	1,000
2009	1,000
thereafter	45,506

$50,506

Interest paid, excluding capitalized interest, amounted to $5,159 in 2004, $6,794 in 2003 and $6,069 in 2002.

The Company enters into interest rate swaps to manage its exposure to variability of its floating rate debt. See Note 13.

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

NOTE 12: MANDATORILY REDEEMABLE PREFERRED STOCK

During 2003 and 2002 the Company issued $6,440 and $9,435 of mandatorily redeemable preferred stock (“Preferred Stock”). Each share of Preferred Stock is participating and non-voting and can be liquidated by the company at face value. The shares are mandatorily redeemable at a fixed date, accordingly such shares are classified as a liability on the related consolidated balance sheet, pursuant to SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, and the related dividends are reflected as interest expense.

The shares were issued in three tranches totaling $15,875 as follows: Tranche A $12,000; Tranche B $3,000; and Tranche C $875. Tranche A carried a dividend rate at 3 months LIBOR plus 2.25% plus the discretionary borrowing cost of the lender. Tranche B carried a dividend rate at 6% per annum. Tranche C carried a dividend rate at 6% per annum. Total dividends for the years ended December 31, 2004, 2003 and 2002 were $330, $689 and $0, respectively and are included in total interest expense in the statement of operations. During 2004 and 2003 preferred stock in the amount of $15,189 and $686 respectively, was redeemed.

NOTE 13: FINANCIAL INSTRUMENTS

Interest rate risk

The Company entered into interest rate swap contracts as economic hedges to its exposure to variability in its floating rate long term debt. Under the terms of the interest rate swaps the Company and the bank agreed to exchange, at specified intervals the difference between a paying fixed rate and floating rate interest amount calculated by reference to the agreed principal amounts and maturities. Interest rate swaps allow the Company to convert long-term borrowings issued at floating rates into equivalent fixed rates. Even though the interest rate swaps were entered into for economic hedging purposes, the derivatives described below do not qualify for accounting purposes as fair value hedges, under FASB Statement No. 133, Accounting for derivative instruments and hedging activities, as the Company does not have currently written contemporaneous documentation, identifying the risk being hedged, and both on a prospective and retrospective basis performed an effective test supporting that the hedging relationship is highly effective. Consequently, the Company recognizes the change in fair value of these derivatives in the statement of operations.

The principal terms of the interest rate swaps outstanding at December 31, 2004 and 2003 are as follows:

December 31, 2004
Counterparty	Royal Bank of Scotland	Royal Bank of Scotland	Royal Bank of Scotland	Alpha Bank

Notional	USD 12,250 declining 437 at resetting dates until maturity date	USD 14,385 declining 478 at resetting dates until maturity date	USD 11,550 declining 525 at resetting dates until maturity date	USD 11,500 declining 250 at resetting dates until maturity date

Terms	Floor 6 months LIBOR 5.55% Cap 6 months LIBOR 7.5%	Floor 6 months LIBOR 5.54% Cap 6 months LIBOR 7.5%	6 months LIBOR for 5.57%	Floor 3 months LIBOR 5.65% Cap 6 months LIBOR 7.5%

Resets	April and October	April and October	February and August	Quarterly

Inception	April 2001	October 2001	June 2001	July 2001

Maturity	October 2010	October 2006	February 2006	July 2010

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

December 31, 2003
Counterparty	Royal Bank of Scotland	Royal Bank of Scotland	Royal Bank of Scotland	Alpha Bank

Notional	USD 13,125 declining 437 at each resetting dates until maturity date	USD 15,340 declining 478 at each resetting date until maturity date	USD 12,600 declining 525 at each resetting date until maturity date	USD 12,500 declining 250 at each resetting date until maturity date

Terms	Floor 6 months LIBOR 5.55% Cap 6 months LIBOR 7.5%	Floor 6 months LIBOR 5.54% Cap 6 months LIBOR 7.5%	6 months LIBOR for 5.57%	Floor 3 months LIBOR 5.65% Cap 3 months LIBOR 7.5%

Reset	April and October	April and October	February and August	Quarterly

Inception	April 2001	October 2001	June 2001	July 2001

Maturity	October 2010	October 2006	February 2006	July 2010

For the years ended December 31, 2004 and 2003 and 2002, the loss on interest rate swaps was $301, $220, $4,059 respectively. As of December 31, 2004 and 2003, the outstanding liability was $3,103 and $5,121, respectively.

The swap agreements have been entered into by subsidiaries. The Royal Bank of Scotland swap agreements have been collateralized by preferred mortgages over the M/V Navios Apollon and M/V Navios Ionian. The Alpha Bank swap agreement has been guaranteed by the Company.

Foreign Currency Risk

The Company, in the normal course of business, entered into short term forward exchange contracts (FECs) to hedge against the fluctuations of the Euro against the US Dollar.

The Company purchased €2,500 (2003: €2,000) at an average rate of 1.32 (2003: 1.16) with a $3,290 (2003: $2,324) sales value. These contacts mature within twelve months of the balance sheet date for all periods. The contracts entered into during 2004 will settle monthly between March and June 2005. As of December 31, 2004 and 2003, the fair value of these contracts was $126 and $170, respectively. The net gains from FECs amounted to $219, $432 and $0 for the years ended December 31, 2004, 2003 and 2002, respectively. For the years ended December 31, 2004, 2003 and 2002, the unrealized gain (loss) on forward exchange contracts was $(44), $170 and $0, respectively.

Forward Freight Agreements (FFAs)

The Company actively trades in the FFA market with both an objective to utilize them as economic hedging instruments that are highly effective in reducing the risk on specific vessel(s), freight commitments, or to the overall fleet or operations, and to take advantage of short term fluctuations in the market prices. FFA trading generally has not qualified as hedges for accounting purposes, and, as such, the trading of FFAs could lead to material fluctuations in the Company’s reported results from operations on a period to period basis.

Dry bulk shipping FFAs generally have the following characteristics: they cover periods from one month to one year; they can be based on time charter rates or freight rates on specific quoted routes; they are executed between two parties and give rise to a certain degree of credit risk depending on the counterparties involved; they are settled monthly based on publicly quoted indices.

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

At December 31, 2004 and 2003, none of the ‘mark to market’ position of open dry bulk FFA contracts qualified for hedge accounting treatment. Dry bulk shipping FFAs traded by the Company that do not qualify for hedge accounting are shown at fair value through the statement of operations. The net gain from FFAs amounted to $57,746, $51,115 and $494 for the years ended December 31, 2004, 2003 and 2002, respectively. The net annual unrealized gain on FFAs amounted to $599, $45,905 and $848 as of December 31, 2004, 2003 and 2002 respectively.

The open dry bulk shipping FFAs at net contracted (strike) rate after consideration of the fair value settlement rates is summarized as follows:

Forward Freight Agreements (FFA)	December 31, 2004	December 31, 2003
Short term FFA derivative asset	$111,131	$116,232
Long term FFA derivative asset	708	36,073
Short term FFA derivative liability	(63,981)	(86,084)
Long term FFA derivative liability	(752)	(19,715)

Net fair value on FFA contracts	$47,106	$46,506

NOS FFA portion of fair value at December 31, 2004 transferred to NOS receivable account	(1,947)	0

The open interest rate swaps after consideration of the fair value is summarized as follows:

Interest Rate Swaps	December 31, 2004	December 31, 2003
Short term Interest Rate Swap liability	$(1,411)	$(2,303)
Long term Interest Rate Swap liability	(1,692)	(2,818)

Net fair value on Interest Rate Swap contracts	$(3,103)	$(5,121)

The open FECs after consideration of the fair value is summarized as follows:

Forward Exchange Contracts (FEC)	December 31, 2004	December 31, 2003
Short term FEC derivative asset	$126	$170

Reconciliation of Derivatives	December 31, 2004	December 31, 2003
Total short term derivative asset	109,310	116,402
Total long term derivative asset	708	36,073

Total short term derivative liability	(65,392)	(88,387)
Total long term derivative liability	(2,444)	(22,533)

Fair value of financial instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents

The carrying amount approximates fair value because of the short maturity of these instruments.

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

Forward Contracts

The estimated fair value of forward contracts and other assets was determined based on quoted market prices.

Long-Term Borrowings

The fair value of the Company’s long-term borrowings is estimated based on the current rates offered to the Company for debt of the same remaining maturities with similar collateral requirements.

Interest Rate Swaps and Forward Freight Agreements

The fair value of derivative instruments is estimated by obtaining quotes from brokers, financial institutions or exchanges.

The estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2004		December 31, 2003
	Book Value	Fair Value	Book Value	Fair Value
Cash and short term investments	50,271	50,271	27,735	27,735
Trade Receivables	15,200	15,200	17,348	17,348
Accounts Payable	(14,883)	(14,883)	(14,174)	(14,174)
Long Term debt	(50,506)	(50,506)	(98,188)	(98,188)
Redeemable Preferred Stock	—	—	(15,189)	(15,058)
Interest Rate Swaps	(3,103)	(3,103)	(5,121)	(5,121)
Forward Freight Agreements, net	47,106	47,106	46,506	46,506

NOTE 14: EMPLOYEE BENEFIT PLANS

Retirement Savings Plan

The Company sponsors an employee savings plan covering all of its employees in the United States. Company contributions to the employee savings plan during the year ended December 31, 2004 were approximately $267 (2003: $273 and 2002: $121), which included a discretionary contribution of $137 (2003: $153 and 2002: $114).

Defined Benefit Pension Plan

The Company sponsors a legacy, unfunded defined benefit pension plan that covers certain Bahamian and Uruguayan nationals and former Navios Corporation employees. The liability related to the plan is recognized based on actuarial valuations. The current portion of the liability is included in accrued expenses and the non-current portion of the liability is included in other long term liabilities. There are no pension plan assets.

Post-employment medical and life insurance benefits

The Company also sponsors a legacy post-retirement medical benefit plan that covers certain US retirees of Navios Corporation. The unfunded liability related to post-retirement medical and life insurance is recognized based on actuarial valuations. The current portion of the liability is included in accrued expenses and the non-current portion of the liability is included in other long term liabilities.

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

The Company acquired Navios Corporation on December 11, 2002, including its pension plans and other post-retirement benefit plans.

The Greek office employees are protected by Greek labor law. According to the law, the Company is required to pay retirement indemnities to employees on dismissal, or on leaving with an entitlement to a full social security retirement pension. The amount of compensation is based on the number of years of service and the amount of monthly remuneration including regular bonuses at the date of dismissal or retirement up to a maximum of two years salary. If the employees remain in the employment of the Company until normal retirement age, the entitled retirement compensation is equal to 40% of the compensation amount that would be payable if they were dismissed at that time. The number of employees that will remain with the Company until retirement age is not known. The Company considers this plan equivalent to a lump sum defined benefit pension plan and accounts for it under FASB Statement No. 87 Accounting for Pension by Employers.

The Company uses December 31 as the measurement date for its plans.

Obligations and Funded Status	Pension Benefits		Other Benefits
	At December 31
	2004	2003	2004	2003
Change in benefit obligation	(26)	17	93	(27)
Benefit obligation at beginning of year	393	376	652	679
Service cost	7	5	—	—
Interest cost	22	23	39	45
Plan participants’ contributions	—	—	—	—
Amendments	—	—	—	—
Actuarial (gain) loss	(5)	39	88	(42)
Benefits paid	(50)	(50)	(34)	(30)

Benefit obligation at end of year	367	393	745	652

Funded status*	(367)	(393)	(745)	(652)
Unrecognized net actuarial loss (gain)	—	—	—	—
Unrecognized prior service cost (benefit)	—	—	—	—

Net amount recognized	(367)	(393)	(745)	(652)

*	All of the Company’s plans are unfunded.

Amounts recognized in the balance sheet consist of:

	Pension Benefits		Other Benefits
	2004	2003	2004	2003
Prepaid benefit cost	—	—	—	—
Accrued benefit cost	(367)	(393)	(745)	(652)
Intangible assets	—	—	—	—
Accumulated other comprehensive income	—	—	—	—

Net amount recognized	(367)	(393)	(745)	(652)

The accumulated benefit obligation for all defined benefit pension plans, including the Greek indemnity plan was $338 and $363 at December 31, 2004 and 2003, respectively.

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

Components of Net Periodic Benefit Cost

	Pension Benefits			Other Benefits
	2004	2003	2002	2004	2003	2002
Service cost	7	5	2	—	—	—
Interest cost	22	23	3	39	45	2
Expected return on plan assets	—	—	—	—	—	—
Amortization of prior service cost	—	—	—	—	—	—
Amortization of net actuarial (gain) loss	(5)	39	9	88	(42)	—

Net periodic benefit cost	24	67	14	127	3	2

Assumptions

Weighted-average assumptions used to determine benefit obligations at December 31:

	Pension Benefits		Other Benefits
	2004	2003	2004	2003
Discount rate	5.75%	6.25%	5.75%	6.25%
Rate of compensation increase	4.5%	4.5%	n/a	n/a

Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31:

	Pension Benefits			Other Benefits
	2004	2003	2002	2004	2003	2002
Discount rate	6.25%	6.75%	6.75%	6.25%	6.75%	6.75%
Expected long-term return on plan assets	n/a	n/a	n/a	n/a	n/a	n/a
Rate of compensation increase	4.5%	4.5%	4.5%	—	—	—

Assumed health care cost trend rates at December 31:

	2004	2003
Health care cost trend rate assumed for next year	10.00%	10.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	0.5%	0.5%
Year that the rate reaches the ultimate trend rate	2014	2013

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage-Point Increase	1-Percentage-Point Decrease
Effect on total of service and interest cost	43	36
Effect on post-retirement benefit obligation	816	683

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

(USD Thousands)	Pension Benefits	Other Benefits
2005	$53	$43
2006	49	46
2007	44	49
2008	40	51
2009	36	53
Years 2010–2014	127	297

NOTE 15: LEGAL RESERVE

The legal reserve was made in accordance with local Uruguayan law N° 16.060 that states that the Company’s Uruguayan subsidiary should create a legal reserve from net income of 5% per year until the amount equals 20% of the paid-in capital. This amount is legally restricted and the subsidiary is restricted from distributing dividends until the reserve equals 20% of paid-in capital. Considering this, with the net income for the 2004 year, the Uruguayan subsidiary shall increase this reserve in the amount of $184 during the next year and increased the legal reserve in 2004 by $154.

NOTE 16: COMMITMENTS AND CONTINGENCIES

The Company as of December 31, 2004 had outstanding commitments of approximately $3,206 with Dieste & Montanez S.A. in Uruguay for the construction of a new horizontal silo with ancillary equipment for soybean storage.

The Company as of December 31, 2004 was contingently liable for letters of guarantee and letters of credit amounting to $745 (2003: $784) issued by various banks in favor of various organizations. These are collateralized by cash deposits which are included as a component of restricted cash.

The Company has issued guarantees, amounting to US$71 at December 31, 2004 (2003: $0), to third parties where the Company irrevocably and unconditionally guarantees subsidiaries obligations under the dry bulk shipping FFAs. The guarantees remain in effect for a period of 6 months following the last trade date which was December 21, 2004.

The Company is involved in various disputes and arbitration proceedings arising in the ordinary course of business. Provisions have been recognized in the financial statements for all such proceedings including the settlement of the M/V SD Victory litigation (see Note 21) that are deemed by management to be probable that a liability has been incurred as of December 31, 2004, and for which the amounts are reasonably estimable, based upon facts known at the date the financial statements were prepared. In the opinion of management, the ultimate disposition of these matters is insignificant and will not adversely affect the Company’s financial position.

The Company, in the normal course of business, entered into contracts to time charter-in vessels for various periods through February 2014.

In 2001, the Company entered into a ten-year lease for office facilities in Norwalk USA, that expires in June 2011. During 2003 the Company also entered into a nine-year lease for office facilities in Piraeus, Greece, that

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

expires May 2012. During 2004, the Company entered into two lease agreements for two apartments in Athens, Greece. The first lease is for twenty four months and expires March 2006. The second lease is for four months and expires April 2005.

Future minimum lease payments under the non-cancelable operating leases, with terms of one year or more, are as follows at December 31, 2004:

	Charter Hire	Norwalk Office	Piraeus Office & Apartments
2005	$48,574	$336	$85
2006	49,285	336	69
2007	49,182	336	69
2008	37,205	352	72
2009	30,713	361	76
Thereafter	59,745	498	197

	$274,704	$2,219	$568

Expense under operating leases was $153,360, $103,029 and $4,617 for the years ended December 31, 2004, 2003 and 2002, respectively.

During the year ended December 31, 2004, the Company, in the normal course of business, entered into contracts to sub-time charter-out vessels for various periods through December 2007.

Future minimum hire receivables under the non-cancelable sub-time charter agreements, with redelivery periods through December 2007, are as follows as at December 31:

	Sub-time charters 2004	Sub-time charters 2003
2004	—	$107,630
2005	185,026	44,549
2006	54,571	12,003
2007	12,403	2,026

	$252,000	$166,208

NOTE 17: RELATED PARTY TRANSACTIONS

Purchase of services: The Company utilizes Acropolis Chartering and Shipping, Inc. (“Acropolis”) as a broker. Commissions paid to Acropolis during the years ended December 31, 2004, 2003 and 2002 were $877, $597 and $0, respectively. The Company owns fifty percent of the common stock of Acropolis. During the years ended December 31, 2004, 2003 and 2002, the Company received dividends $699, $78 and $0, respectively. See Note 9.

During the year ended December 31, 2003 and 2002, the Company utilized Levant Maritime Company Ltd. as an agent. Agency fees paid to Levant Maritime Company Ltd. amounted to $1,003, and $846, respectively. Levant Maritime Company Ltd. is a company not included in this consolidation. The management of this Agency was carried out by one of the Company’s former directors and shareholder. The Company ceased to use the services of this agency as of December 31, 2003.

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

Loans to shareholders: In November 2002, the Company issued a promissory note for $367 to Kastella Trading, Inc. (“Kastella”), a Marshall Islands corporation. Interest accrued at 4.6% per year and was payable at the note’s due date. Kastella was wholly-owned by one of the Company’s executives. This loan was fully repaid in 2004 and the interest received was $33 and is included in the statement of operations as part of interest received.

In January 2002, the Company advanced to one of its shareholders and executives the amount of $70. The outstanding amount as at December 31, 2003 of $65 was fully repaid during the year. The loan bore interest at a variable rate linked to the Company’s investment rate and was secured by the shareholder’s ownership in the Company, which amounts to 1,500 shares. The interest received was $1 (2003: $1) and is included in the statement of operations as part of interest received.

In August 2004, the Company advanced to one of its shareholders and executive officers the amount of $50. The full amount was repaid during the year. No interest was calculated for the duration of this loan.

Balances due to related parties: An amount of $147 (2003: $185), which is due to Acropolis Chartering and Shipping Inc., was included in the trade account payable at December 31, 2004.

NOTE 18: DISPOSAL OF FIXED ASSETS

In 2004, the following fixed assets were disposed of:

Fixed Asset	Net Sales Proceeds	Net Book Value	Gain on sale
Payloaders (2)	$112	$(58)	$54
Uniloaders (3)	24	(17)	7

	$136	$(75)	$61

In 2003, the following vessels were disposed of:

Vessel	Net Sales Proceeds	Net Book Value	(Loss) / Gain on sale
M/V Navios Pioneer	$6,020	$(5,805)	$215
M/V Agios Konstantinos	18,487	(19,413)	(926)
M/V Artemis	18,538	(21,712)	(3,174)
M/V Navios Aegean	19,996	(18,478)	1,518

	$63,041	$(65,408)	$(2,367)

During 2002, the following vessel was disposed of:

Vessel	Net Sales Proceeds	Net Book Value	(Loss) / Gain on sale
MV Chian Sportsman	$1,036	$(1,163)	$(127)

NOTE 19: MINORITY INTERESTS

The Navimax Pool, an association of three participants, was created for purposes of trading and operating vessels owned and/or chartered by the Pool’s participants, as well as, to charter and trade with third parties under freight contracts.

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

As a result of the business combination on December 11, 2002, the Company effectively owned 66.66% of the shares in the Navimax Pool changing the status of the investment from an associate company to a subsidiary company.

In 2003 the Company liquidated the third participant’s interest in the Navimax Pool based on mutual agreement. The liquidation was carried out on March 11, 2003 by distributing to the third participant, its remaining monetary value of pool interests as there were no other assets or liabilities.

NOTE 20: SEGMENT INFORMATION

The Company has two reportable segments from which it derives its revenues: Vessel Operations and Port Terminal. The reportable segments reflect the internal organization of the Company and are strategic businesses that offer different products and services. The Vessel Operations business consists of transportation and handling of bulk cargoes through ownership, operation, and trading of vessels, freight, and FFAs. The Port Terminal business consists of operating a port and transfer station terminal.

The basis of measurement and accounting policies of the reportable segments are the same as those described in Note 2, “Significant Accounting Policies.” The Company measures segment performance based on net income. Inter-segment sales and transfers are not significant and have been eliminated and are not included in the following table.

Summarized financial information concerning each of the Company’s reportable segments is as follows:

	Vessel Operations	Port Terminal	Total
Year ended December 31, 2004
Revenue	$271,536	$7,648	$279,184
Gain and loss on forward freight agreements	57,746	—	57,746
Interest revenue	787	2	789
Interest expense	(3,140)	(310)	(3,450)
Depreciation and amortization	(5,258)	(667)	(5,925)
Equity in net earnings of affiliate companies	763	—	763
Net income	123,841	3,291	127,132

Total assets	309,022	24,270	333,292
Total expenditure for long-lived assets	494	4,609	5,103
Investment in affiliates	557	—	557

	Vessel Operations	Port Terminal	Total
Year ended December 31, 2003
Revenue	$172,824	$6,910	$179,734
Gain and loss on forward freight agreements	51,115	—	51,115
Interest revenue	132	2	134
Interest expense	(4,738)	(540)	(5,278)
Depreciation and amortization	(8,293)	(564)	(8,857)
Equity in net earnings of affiliate companies	403	—	403
Net income	52,588	2,913	55,501

Total assets	340,017	21,516	361,533
Total expenditure for long-lived assets	34,894	1,553	36,447
Investment in affiliates	493	—	493

NAVIOS MARITIME HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of US Dollars)

	Vessel Operations	Port Terminal	Total
Year ended December 31, 2002
Revenue	$26,544	$215	$26,759
Gain and loss on forward freight agreements	494	—	494
Interest revenue	41	—	41
Interest expense	(3,950)	—	(3,950)
Depreciation and amortization	(5,943)	(60)	(6,003)
Equity in net earnings of affiliate companies	68	—	68
Net income	(5,672)	38	(5,634)

Total assets	200,662	14,810	215,472
Total expenditure for long-lived assets	7,654	—	7,654
Investment in affiliates	1,074	—	1,074

The following table sets out operating revenue by geographic region for the Company’s reportable segments. Vessel Operation and Port Terminal revenue is allocated on the basis of the geographic region in which the customer is located. Dry bulk vessels operate worldwide. Revenues from specific geographic region which contribute over 10% of total revenue are disclosed separately.

Revenue By Geographic Region

	December 31, 2004	December 31, 2003	December 31, 2002
North America	$38,201	$30,308	$5,597
South America	7,808	7,055	372
Europe	119,393	85,533	13,661
Australia	12,943	10,863	2,851
Asia	99,356	44,308	3,656
Other	1,483	1,667	622

Total	$279,184	$179,734	26,759

The following describes long-lived assets by country for the Company’s reportable segments. Vessels operate on a worldwide basis and are not restricted to specific locations. Accordingly, it is not possible to allocate the assets of these operations to specific countries. The total net book value of long-lived assets for vessels amounted to $116,231 and $120,750 at December 31, 2004 and 2003, respectively. For Port Terminal, all long-lived assets by country are located in Uruguay. The total net book value of long-lived assets for port terminal amounted to $20,909 and $18,338 at December 31, 2004 and 2003, respectively.

Long-lived assets include vessels, other fixed assets, and the unamortized portion of capitalized drydock costs.

NOTE 21: SUBSEQUENT EVENTS

(a) Negotiated settlement on M/V SD Victory arbitration case

On February 15, 2005, the Company successfully negotiated a settlement of $705 with the head owners of the M/V SD Victory. This amount had been reserved as of December 31, 2004.

(b) International Shipping Enterprises, Inc. (“ISE”) enters into agreement for acquisition of the Company

On March 1, 2005, ISE and the Company announced that they entered into a definitive stock purchase agreement, dated February 28, 2005, whereby the Company and its subsidiaries will be acquired by ISE. Under the terms of the agreement, all of the equity of the Company will be purchased for approximately $607.5 million in cash, subject to certain adjustments.

Appendix A

Execution Copy

STOCK PURCHASE AGREEMENT

AMONG

NAVIOS MARITIME HOLDINGS INC.,

NAVIOS MARITIME HOLDINGS INC. SHAREHOLDERS,

ROBERT SHAW AND BRUCE HOAG (AS SHAREHOLDERS’ AGENT)

AND

INTERNATIONAL SHIPPING ENTERPRISES, INC. (BUYER)

February 28, 2005

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”) dated February 28, 2005 among International Shipping Enterprises, Inc. a Delaware corporation (“Buyer”), the Navios Maritime Holdings Inc. shareholders identified on Exhibit A hereto (each a “Shareholder” and collectively the “Shareholders”), Navios Maritime Holdings Inc. a Marshall Islands corporation (the “Company”), and Robert Shaw and Bruce Hoag, as designated agent on behalf of [certain] Shareholders (the “Shareholders’ Agent”). Capitalized terms used herein are defined in the glossary set forth in Section 11.13. All amounts set forth herein are in United States dollars.

RECITALS

A. The Shareholders collectively own all of the issued and outstanding shares of capital stock (the “Shares”) of the Company.

B. Buyer desires to purchase the Shares from the Shareholders, and the Shareholders desire to sell the Shares to Buyer, upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1. PURCHASE AND SALE OF SHARES

Subject to the terms and conditions of this Agreement, on the Closing Date the Shareholders shall sell to Buyer, and Buyer shall purchase from the Shareholders, all of the Shares, free and clear of all Liens.

2. PURCHASE PRICE—PAYMENT

2.1 Purchase Price.

(a) The aggregate consideration for the Shares is Six Hundred and Seven Million Five Hundred Thousand ($607,500,000) Dollars, subject to adjustment in accordance with Section 2.2 (the “Purchase Price”). The Purchase Price, less the Deposit which is subject to adjustment in accordance with Section 2.4 and is payable in accordance with Section 2.1(b), is payable to the Shareholders’ Agent by wire transfer on the Closing Date of immediately available federal funds to the account or accounts specified to Buyer by the Shareholders’ Agent who will distribute the funds to the Shareholders in accordance with Schedule 3.1(c).

(b) Three Million ($3,000,000) Dollars of the Purchase Price, subject to adjustment in accordance with Section 2.4, (such $3,000,000 together with any adjustment in accordance with Section 2.4 is hereafter referred to as the “Deposit”) is payable to the Escrow Agent under the Deposit Escrow Agreement by wire transfer of immediately available federal funds upon execution and delivery of this Agreement, to be held in escrow pursuant to the Deposit Escrow Agreement, dated of even date herewith, among Buyer, Shareholders’ Agent and the Escrow Agent (the “Deposit Escrow Agreement”). The Deposit shall be credited against the Purchase Price at Closing or disbursed in accordance with the terms of this Agreement and the Deposit Escrow Agreement.

2.2 Purchase Price Adjustment.

The Purchase Price shall be adjusted in accordance with the terms and provisions set forth in Schedule 2.2. The Buyers, Shareholders’ Agents and the Escrow Agent Shall enter into the EBITDA Escrow Agreement attached as Exhibit H (“EBIDTA Escrow Agreement”).

2.3 Certain Closing Deliveries.

(a) Subject to the conditions set forth in this Agreement, immediately prior to the Closing, on behalf of the Company, the Company shall pay the amounts owed by the Company and its Subsidiaries as listed in Schedule 2.3 (“Payoff Indebtedness”) pursuant to the Payoff Letters copies of which are delivered to Buyer pursuant to Section 6.7 as set forth in such Payoff Letters.

(b) Upon satisfaction of the Payoff Indebtedness in Section 2.3(a), the Shareholders shall cause the Company to deliver to Buyer the releases and discharges of all Liens described in Schedule 2.3(a) and 2.3(b) for such Payoff Indebtedness.

2.4 Deposit Adjustment.

Subject to Section 10.1(b), if the Closing has not occurred on or before May 20, 2005, then Buyer may, by written notice delivered to Shareholders’ Agent on or before May 20, 2005, elect to extend the Closing Date up to and including May 31, 2005 (and such date may be further extended only in accordance with Section 10.1(b)), provided that if Buyer makes such election the Deposit shall be increased by Buyer by Three Million ($3,000,000) Dollars to a total of Six Million ($6,000,000) Dollars (“Deposit Adjustment”), and such Deposit Adjustment shall have been paid by wire transfer of immediately available federal funds to the Escrow Agent on before the close of business on the Deposit Adjustment Date to be held in escrow pursuant to the Deposit Escrow Agreement and credited against the Purchase Price at the Closing. Notwithstanding the above, the provisions of the definition of “Deposit Adjustment Date” shall control.

3. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each of the Shareholders as of the date hereof and as of the Closing Date (i) severally and not jointly, makes the representations and warranties contained in Sections 3.1 and 3.21(b) to Buyer, and (ii) jointly and severally makes the representations and warranties in Sections 3.2 through and including 3.20, 3.21(a), 3.22 and 3.23 as follows to Buyer. The Schedules shall be arranged in separate schedules corresponding to the numbered sections contained in this Article 3, and a disclosure in any such schedule shall be deemed to be a disclosure in all other such schedules provided that such disclosure is readily apparent from a reading of such other schedule.

3.1 Shareholder Authority, Validity, Ownership.

(a) Such Shareholder has full power, legal capacity, right and authority to enter into, execute and deliver this Agreement, the Shareholders’ Agent Agreement and all other agreements identified herein and delivered in connection herewith (collectively, the “Ancillary Agreements”) to which such Shareholder is a party, and to carry out the transactions contemplated hereby and thereby, and to perform his/its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Shareholders’ Agent Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been authorized by all necessary action on the part of such Shareholder. In the case of a Shareholder which is not a natural person, such Shareholder has obtained the necessary corporate approvals to execute and deliver this Agreement.

(b) This Agreement and the Ancillary Agreements have been duly and validly executed and delivered and approved by the Company, the Shareholders and the Shareholders’ Agent and are legal, valid and binding obligations of the Company, each Shareholder and the Shareholders’ Agent, enforceable against each of them in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar Laws affecting creditors’ rights generally, and by general equitable principles.

(c) Such Shareholder holds of record and owns beneficially the Shares set forth opposite his/its name on Schedule 3.1(c) attached hereto. The delivery to Buyer of such Shares at Closing pursuant to this Agreement will transfer to Buyer good and valid title to such Shares, free and clear of all Liens representing in the aggregate 100% of the equity interests of the Company. Except for the Shareholders’ Agreement

(which shall be terminated prior to the Closing), and the Shareholders’ Agent Agreement, no Shareholder is a party to any option, warrant, right, contract, call or put or any other agreement or commitment providing for the disposition or acquisition or voting of or right to receive distributions on any capital stock of the Company (other than this Agreement) or any of the Subsidiaries.

3.2 Company Organization, Qualification, Subsidiaries, Investments, Etc.

(a) Each of the Company and its Subsidiaries is duly organized or formed, validly existing and in good standing under the applicable Laws of its jurisdiction of incorporation or formation and has the requisite corporate, partnership or similar power and authority to carry on its respective businesses as now being conducted.

(b) Each of the Company and the Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction indicated on Schedule 3.2(e). Each of the Company and the Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each other jurisdiction where the character of the properties owned or leased by it, or the nature of its activities, is such that qualification or licensure to do business in that jurisdiction is required by law, except for jurisdictions in which the failure to be so qualified has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Company has made available to Buyer true and accurate copies of the certificate of incorporation, articles of association and bylaws (or other similar governing documents), as currently in effect, of the Company and each of the Subsidiaries.

(d) Neither the Company nor any of the Subsidiaries is in violation of any of the provisions of its certificate of incorporation, articles of association, bylaws or other similar governing documents.

(e) Schedule 3.2(e) sets forth the identity, jurisdiction of organization, foreign qualifications and outstanding equity capitalization of each of the Subsidiaries and the Company.

(f) Except for the entities set forth on Schedule 3.2(e) (the “Subsidiaries”), none of the Company or any Subsidiary owns (of record or beneficially) or holds any shares of stock or any other security or interest in any other Person or any rights to acquire any such stock or other security or interest. Except as set forth on Schedule 3.2(e), the Company owns (of record and beneficially) and has valid title to all of the outstanding capital stock of the Subsidiaries, free and clear of all Liens.

(g) Except as disclosed on Schedule 3.2(g), no equity interest in the Company or any Subsidiary, any securities convertible into equity interests of the Company or any Subsidiary, or any other rights to acquire equity interests of the Company or any Subsidiary is or may become required to be issued, sold or transferred by reason of any option, warrant, put, call, subscription or other agreement or right relating to the equity of the Company or any Subsidiary. Except as indicated on Schedule 3.2(g) there is no contract, arrangement or understanding by which the Company or any Subsidiary is bound to issue any of its equity interest or any option, warrant or other right relating thereto or by which the Company or any Subsidiary is or may be bound to sell or transfer any part of the equity interest in the Company or any Subsidiary. Except as indicated on Schedule 3.2(g) there is no contract, arrangement or understanding relating to the right of the Company to vote, transfer or otherwise dispose of any of the equity interests in the Company or any Subsidiary or voting of or right to receive distributions on the capital stock of the Company or any Subsidiary. All of the outstanding equity interests of each Subsidiary are duly authorized and validly issued, and fully paid and non-assessable, were not issued in violation of any law or any charter or other provision regarding pre-emptive, anti-dilution or similar rights of any person and is owned free and clear of all Liens. Except as indicated on Schedule 3.2(g) neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire any of its equity interests.

(h) The board of directors of the Company has approved this Agreement, any Ancillary Agreements applicable to the Company and the Subsidiaries, if any, and the transactions contemplated hereby, and all other action required to be taken by the board of directors of the Company and, if applicable, its Subsidiaries, to approve and effectuate the foregoing has been taken.

3.3 Capital Stock.

The authorized capital stock of the Company consists of 1,000,000 shares of common stock, with a par value of Ten United States Cents ($.10) per share (the “Company Common Stock”), of which 874,584 shares are issued and outstanding. Other than the Shares, there are no other shares of any capital stock of the Company issued or outstanding. Each Share is validly issued and outstanding and fully paid and non-assessable and owned (beneficially and of record) by the Shareholders, and is free and clear of all Liens (other than Liens arising from the Shareholders’ Agreement or securing Indebtedness, which Liens shall be discharged at or prior to Closing) and is not subject to, nor was issued in violation of, any preemptive rights or rights of first refusal or similar rights. Except as disclosed in Schedule 3.3, no shares of the Company Common Stock are reserved for issuance, nor are there outstanding any options, warrants, calls, puts, rights to subscribe, convertible securities or other rights (including, without limitation, preemptive rights or stock appreciation rights) agreements or commitments to issue, dispose of or acquire shares of the Company Common Stock. Except as disclosed in Schedule 3.3, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company or any of the Subsidiaries. Except for the Shareholders’ Agreement (which shall be terminated prior to the Closing) and the Shareholders’ Agent Agreement, there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company or any of the Subsidiaries or otherwise with respect to the capital stock of the Company or any of the Subsidiaries. Except as disclosed in Schedule 3.3, neither the Company nor any of the Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

3.4 Non-Contravention; Approvals

Except as disclosed in Schedule 3.4, and subject to Section 5.16, the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by the Company, the Subsidiaries and the Shareholders do not and will not: (a) result in a breach of any provision of the certificate of incorporation, articles of association, bylaws or other governing documents of the Company or any of the Subsidiaries; (b) violate any Order of any court or other Governmental Authority having jurisdiction over the Company or any of the Subsidiaries, or any of their properties, or cause the suspension or revocation of any authorization, consent, approval or license presently in effect that affects or binds the Company or any of the Subsidiaries or any of their material properties; (c) result in a breach of or default, or give a third party the right to accelerate, terminate or suspend any obligations, under any agreement or instrument (including any shareholders’ agreement, voting agreement or any other similar agreement) to which the Company or any of the Subsidiaries or Shareholders is a party or by which any of them or any of their material properties is bound or affected; (d) require any applicable Governmental Approvals, any consent, approval, authorization, permit or license of any Person, or any notice to be given to, filing to be made with or other action to be taken with or by any Person (e) result in the creation of any Lien upon the Shares or the material assets of the Company or any Subsidiary; or (f) constitute grounds for the loss or suspension of any material permit, license or other authorization used by the Company or any of the Subsidiaries.

3.5 Financial Statements; No Undisclosed Liabilities; Accounts Receivable.

(a) The Company has made available to Buyer the financial statements listed on Schedule 3.5(a), (the “Financial Statements”).

(b) The Financial Statements were prepared in accordance with International Accounting Standards (“IAS”) and fairly and accurately reflect the financial condition and results of operations of the Company and its consolidated Subsidiaries at the dates and for the periods indicated. The Financial Statements have been derived from, and prepared in accordance with, the books and records of the Company and its consolidated Subsidiaries.

(c) None of the Company or any Subsidiary has any material liability or obligation (whether absolute, accrued, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted) other than those liabilities or obligations (i) reflected in the Financial Statements, (ii) arising under contracts or commitments described on Schedule 3.16 (Material Contracts; all such contracts and commitments referred to herein as “Material Contracts”) or under contracts and commitments entered into in the ordinary course of business which are not required to be disclosed thereon due to specified dollar thresholds, (iii) arising out of the matters reflected on Schedule 3.12 (Litigation), (iv) incurred after December 31, 2004 in the ordinary course of business consistent with past practices of the Company and its Subsidiaries (none of which is a liability for breach of contract, tort, infringement, claim, lawsuit or breach of warranty), or (v) set forth in Schedule 3.5(c).

(d) Accounts Receivable. The accounts and notes receivable of the Company and the Subsidiaries reflected on the balance sheet included in the audited consolidated balance sheet of Navios Maritime Holdings Inc. and its subsidiaries as of December 31, 2004, (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar Laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained in the Financial Statements, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (v) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (vi) are not the subject of any actions or proceedings brought by or on behalf of the Company or any Subsidiary.

(e) The GAAP Financial Statements, when delivered, will fairly and accurately reflect the financial condition and results of operations of the Company and its consolidated Subsidiaries in accordance with GAAP at the dates and for the periods indicated therein.

3.6 Absence of Material Differences.

Since December 31, 2004, there has been no Material Adverse Change. Except as disclosed in Schedule 3.6, since December 31, 2004, the Company and the Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practices, and since that date, other than Permitted Capital Expenditures and payment of the Payoff Indebtedness in accordance with Section 6.7; there has been no agreement, commitment or understanding entered into with respect to any of the following (nor have any of the following occurred):

(a) (i) the disposition of any Owned Vessel or material items of real or personal property by the Company or any Subsidiary; or (ii) material capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, or acquisitions) outside of the ordinary course of business and consistent with past practice;

(b) change in the accounting methods or practices of the Company or any of the Subsidiaries which has had or will have a Material Adverse Effect on the financial results reported by the Company or the Subsidiaries;

(c) satisfaction or discharge of any material claim, Lien or liability (whether accrued, contingent or otherwise and whether due or to become due) of the Company or any of the Subsidiaries outside the ordinary course of business and not consistent with past practice;

(d) sale, lease, mortgage, encumbrance or other disposal of or grant of any interest in, or attachment of any Lien upon, any Owned Vessel or any of the material assets or properties of the Company or any of the Subsidiaries, except for (i) sales, leases, encumbrances and other dispositions and grants in the ordinary course of business and consistent with past practice, and (ii) Liens for taxes not yet due (provided, however, that adequate accruals, consistent with IAS, are maintained for all such Liens for taxes not yet due) and Liens not material in amount or effect that do not impair the use of the asset or property subject to such Lien;

(e) declaration or set aside for dividends, distributions or redemptions of securities of the Company or any of the Subsidiaries; any split, combination or reclassification of any of the equity interests or other securities thereof or agreement or commitment to make any exchange for or redemption of any such equity interests or other securities (whether payable in cash, stock or property);

(f) damage, destruction, or loss (whether or not covered by Insurance) to the tangible assets of the Company or any Subsidiary aggregating in excess of $250,000;

(g) (i) adoption of, entry into or amendment of any Benefit Plan, including any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, change in control or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any officer, director, employee or consultant, (ii) agreement to any increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director or consultant or salaried employee (other than for non-management employees in the ordinary course of business and consistent with past practice) or (iii) payment of any benefit not required by any Benefit Plan or other plan or agreement;

(h) incurrence, assumption or guarantee of any indebtedness for borrowed money;

(i) issuance of, or agreement to issue, any equity interests in the Company or in any of the Subsidiaries, or options, warrants or other rights of any kind to acquire any such equity interests, whether by purchase or conversion or exchange of other equity interests or other securities;

(j) amendment to or restatement of any of the certificate of incorporation, articles of association, bylaws or other governing documents (including any shareholders’ agreement, voting agreement or any other similar agreement) of the Company or any of the Subsidiaries;

(k) delay or postponement of the payment of accounts payable and other liabilities of the Company or any Subsidiary outside the ordinary course of business; or

(l) material amendment, modification, or change of any Charter Party or termination of any Charter Party.

Notwithstanding anything to the contrary above, any FFA’s entered into within existing Risk Control Guidelines of the Company as of the date hereof shall be deemed to be in the ordinary course of business.

3.7 Employees.

Except as disclosed in Schedule 3.7, each of the Company’s and Subsidiaries’ employees is an at-will employee and none of the Company or any of the Subsidiaries is bound by any express or implied contract or agreement of employment in excess of $100,000 per year for any individual for any specified period of time or until any specific age. Except as disclosed in Schedule 3.7, no employee of the Company or any Subsidiary is represented by any labor organization. To the Knowledge of the Shareholders, there are no proposals or requests by employees of the Company or any Subsidiary to be represented by any labor organization and the Shareholders have no Knowledge of any organizing activities or collective bargaining arrangements or any organized labor slowdown, work interruption or work stoppage by employees. Except as set forth in Schedule 3.7, the Company and its Subsidiaries have complied in all material respects with all applicable foreign, federal, state and local laws relating to the employment of labor, including, without limitation, provisions thereof relating to wages, hours, equal opportunity, discrimination, benefits, collective bargaining and the payment of social security and other taxes. Except as disclosed in Schedule 3.7, none of the Company or any Subsidiary has experienced any strikes, collective bargaining disputes, material labor grievances or material unfair labor practices claims within the last three (3) years prior to the date hereof. Except as set forth in Schedule 3.7, the Company and each of the Subsidiaries and ERISA Affiliates have withheld all amounts required by Law, regulation or agreement to be withheld from the wages or salaries of its employees and is not liable for any arrears of wages or any taxes or penalties for failure to comply with the foregoing.

3.8 Employee Benefit Plans.

(a) The Company has made available to Buyer true and accurate copies of all (i) pension, retirement, profit-sharing, stock, stock option, employee stock ownership, deferred compensation, retention, change-in-control, severance pay, vacation, bonus and other incentive plans, all other written and unwritten employee programs, arrangements and agreements, all medical, vision, dental and other health plans, all life insurance plans and all other employee benefit plans and fringe benefit plans, including, without limitation, “employee benefit plans” as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (such act, together with the rules and regulations thereunder, being “ERISA”), and any associated trusts, insurance and administrative service contracts and agreements maintained in connection therewith adopted, maintained by, sponsored in whole or in part by or contributed to currently or within the past seven fiscal years by the Company, any Subsidiary, or any trade or business (whether or not incorporated) which is a member of a controlled group of corporations or which is under common control with the Company or any Subsidiary within the meaning of Section 414 of the Code (“ERISA Affiliate”), whether or not terminated for the benefit of any present or former employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of the Company, any Subsidiary or an ERISA Affiliate (as used in this Section 3.8, collectively, “employees”) and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of the Company, any Subsidiary or an ERISA Affiliate are or were eligible to participate in or under in connection with which the Company, any Subsidiary or an ERISA Affiliate has any contingent or non-contingent liability of any kind whether or not probable of assertion (collectively, “Benefit Plans”), and (ii) all Foreign Plans. All such Benefit Plans and Foreign Plans are listed on Schedule 3.8. In the case of any Benefit Plan for which there is no document or is an oral arrangement, the Company has provided an accurate description of its terms, benefits and liabilities. Each Benefit Plan may be amended or terminated at any time after the Closing Date without liability or penalty (except for full vesting of benefits as required by Section 411 of the Code) and no representation to the contrary (whether oral or written) has been made to any participant in such Benefit Plans or any employee of the Company, a Subsidiary or an ERISA Affiliate.

(b) Except as disclosed in Schedule 3.7 or 3.8 neither the Company, nor any Subsidiary or ERISA Affiliate maintains or is required to contribute to or has any liability with respect to any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America, which fund or similar program provides or results in retirement income, a deferral of income in contemplation of retirement, payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

(c) Except as disclosed in Schedule 3.8, no Benefit Plan (other than a Benefit Plan intended to be qualified under Section 401 of the Code) provides any benefits or coverage to any employee following retirement or termination of service, except as required under Section 4980B of the Code.

(d) Each Benefit Plan and any related trust, insurance contract or fund has been and currently is maintained, funded and administered in compliance with its respective terms and with ERISA, the Code and all other state, federal and local Laws applicable thereto in all material respects, and no action, suit, proceeding, hearing, investigation with respect to the administration or investment of assets of any Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Shareholders, threatened. Each of the Company, the Subsidiaries and ERISA Affiliates have complied in all material respects with all reporting and disclosure requirements with respect to each Benefit Plan. No such Benefit Plan (including any trust created thereunder), nor any trustee or administrator thereof, has engaged in any transaction prohibited by ERISA or any applicable Law, or by Section 4975 of the Code, which could subject the Company, any of the Subsidiaries or ERISA Affiliates or such Benefit Plan to any penalty imposed under ERISA or to any tax imposed by Section 4975 of the Code or, if any such transaction has occurred, it has been corrected within the meaning of Section 4975 of the Code, and all applicable taxes and penalties with respect thereto have been paid. No “reportable event” as that term is defined in ERISA has occurred with respect to any of the Benefit Plans. No liability to the Pension Benefit Guaranty Corporation has been or is expected to be incurred with respect to any Benefit Plan. Neither the Company nor any Subsidiary or

ERISA Affiliate participates, maintains or contributes to (nor has the Company or any Subsidiary or ERISA Affiliate participated, maintained or contributed to), or incurred any liability or obligation under or with respect to, any multi-employer plan (as that term is defined in Section 3(37) of ERISA), any multiple employer plan (as that term is defined in Section 3(40) of ERISA), any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA or single employer plan under multiple controlled groups as described in Section 4063 of ERISA (collectively hereinafter referred to as “Pension Plans”). Neither the Company, nor any Subsidiary or ERISA Affiliate has ever partially or fully withdrawn or incurred any withdrawal liability (as such term is defined in Section 4021 of ERISA) with respect to a Pension Plan without regard to any subsequent waiver or reduction under Section 4207 or 4208 of ERISA. Neither the Company nor any of the Subsidiaries has any liability or obligation with respect to any Benefit Plan or trust related thereto that has been terminated prior to the date hereof.

(e) Except as disclosed in Schedule 3.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any additional payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any employee from the Company or any of the Subsidiaries (otherwise than pursuant to the health coverage continuation requirements of Code Section 4980B or Part 6 of Title I of ERISA), (ii) increase any benefits otherwise payable under any Benefit Plan, (iii) result in any acceleration in the time of payment or vesting of any such benefit, or (iv) trigger application of Section 280G of the Code.

(f) With respect to each Benefit Plan, all required or recommended (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Closing Date shall have been made or properly accrued on the Financial Statements. Except as set forth on Schedule 3.8, none of the Benefit Plans has any unfunded liabilities which are not reflected on the Financial Statements.

(g) Except as disclosed on Schedule 3.7 and 3.8 with respect to each Foreign Plan: (i) all employer and employee contributions required by Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Plan required to be registered has been registered and has been maintained and operated in good standing with the applicable governmental authorities and Laws.

(h) Except as set forth on Schedule 3.8, no present or former employee of the Company or any of the Subsidiaries is currently claiming or is entitled to any health care related benefits mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or any of the rules or regulations thereunder.

(i) Except as disclosed in Schedule 3.8, other than as required by COBRA and as disclosed on Schedule 3.8, neither the Company nor any Subsidiary or ERISA Affiliate has offered or provided or is required to offer or provide any post-employment or retiree medical or health benefits or coverage of any nature to any past or present employee. The Company terminated its former United States post retirement medical and life insurance benefit program and the class of eligible participants for such benefit program was closed, effective December 31, 2001.

(j) Except as disclosed in Schedule 3.8, no Benefit Plan, including any providing long term disability benefits, covers any employee(s) whose terms of employment are governed by a collective bargaining agreement.

(k) Each Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and nothing has occurred since the issuance of such determination letter that would adversely affect the qualified status of such Benefit Plan qualified under Section 401(a) of the Code, and each such Benefit Plan complies with all applicable requirements of ERISA. Each Benefit Plan providing for non-qualified deferred compensation within the meaning of Section 409A of the Code complies, to the extent currently possible, with Section 409A of the Code and applicable US Treasury guidance including, but not limited to, US Treasury Notice 2005-1.

(l) Except as disclosed in Schedule 3.8, no Benefit Plan, excluding any short-term disability plan, non-qualified deferred compensation plan, or health flexible spending account plan or program, is self insured or funded through the general assets of the Company, a Subsidiary or an ERISA Affiliate.

(m) Except as disclosed on Schedule 3.8, no Benefit Plan which is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) is funded by a trust or is subject to Section 419 or 419A of the Code.

(n) Except with respect to Benefit Plans listed on Schedule 3.8 and transferred to Buyer by operation of law pursuant to the transactions contemplated by this Agreement, the Buyer will assume no obligation under any Benefit Plan or Foreign Plan of the Company, and Subsidiary or ERISA Affiliate, provided that nothing in this Section 3.8(n) shall preclude or interfere with the application of Section 5.6 of this Agreement.

3.9 Maritime Matters.

(a) The name, official number, registered owner, and jurisdiction of registration of each vessel owned by the Company or any of its Subsidiaries (“Owned Vessel”), and each vessel leased, chartered or operated by the Company or any of its Subsidiaries (“Chartered Vessel”) as of the date hereof is set forth, on Schedule 3.9 hereto (the Owned Vessels and Chartered Vessels, collectively, the “Vessels”). Except as set forth on such Schedule, each Owned Vessel and, to the Knowledge of the Company, each Chartered Vessel is operated in material compliance with each Maritime Guideline and all Laws. Each Owned Vessel and, to the Knowledge of the Company, each Chartered Vessel is maintained and operated in material compliance with all applicable Environmental Laws. The Company and its Subsidiaries are qualified to own and operate the Owned Vessels under all applicable Laws (including the Laws of each Vessel’s flag state).

(b) Each Owned Vessel is classed by Lloyd’s Register of Shipping, the American Bureau of Shipping, or a classification society which is a full member of the International Association of Classification Societies (IACS) and is in class and free of outstanding recommendations affecting class with all class and trading certificates valid and unextended through the date hereof.

(c) To the Knowledge of the Company, each Chartered Vessel is classed by Lloyd’s Register of Shipping, the American Bureau of Shipping, or a classification society which is a full member of the International Association of Classification Societies (IACS) and is in class with all class and trading certificates valid through the date hereof.

(d) The Owned Vessels are insured in accordance with the provisions of the respective charters and ship mortgages thereon and the requirements thereof and all requirements and conditions of such insurance have been complied with.

(e) The Chartered Vessels are subject to the charters listed in Schedule 3.9 (the “Vessel Charters”) which are in full force and effect and, to the Company’s Knowledge, there are no material defaults or breaches under any Vessel Charter.

(f) The Owned Vessels are in compliance in all material respects with all current regulations and requirements (statutory or otherwise) applicable to vessels registered under the laws and flag of the respective jurisdictions in which the Owned Vessels are currently registered and the respective jurisdictions to which the Owned Vessels trade.

(g) To the Knowledge of the Company, the Chartered Vessels are in compliance in all material respects with all current regulations and requirements (statutory or otherwise) applicable to vessels registered under the laws and flag of the respective jurisdictions in which the Chartered Vessels are currently registered and the respective jurisdictions to which the Chartered Vessels trade.

(h) The Owned Vessels and to the Knowledge of the Company the Chartered Vessels have not been employed in any trade or business which is unlawful under the laws of any relevant jurisdiction or in carrying illicit or prohibited goods, or in any manner whatsoever which may render any such Vessel liable to condemnation in a prize court or to destruction, seizure or confiscation.

3.10 Assets.

(a) Except as disclosed in Schedule 3.10(a), the Company and its Subsidiaries own free and clear of all Liens (except Permitted Liens), all Owned Vessels and all other material properties and assets purported to be owned by them.

(b) Except as disclosed in Schedule 3.10(b), the Company and its Subsidiaries have valid leasehold interests or charter party rights in, free and clear of all Liens (except Permitted Liens), the Chartered Vessels and all other material properties and assets purported to be leased by them.

(c) Except as set forth on Schedule 3.10(c), all of the material tangible assets of the Company and its Subsidiaries are currently in good operating condition, ordinary wear and tear excepted, and are being used in the business of the Company and its Subsidiaries for the purposes for which they were designed.

(d) Upon satisfaction of the Payoff Indebtedness in Section 2.3, the Shareholders shall cause the Company to deliver to Buyer the releases and discharges of all Liens described in Schedule 2.3(a) and 2.3(b) for such Payoff Indebtedness.

3.11 Permits; Compliance.

The Company and the Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority or pursuant to any Maritime Guideline necessary for each of the Company or any Subsidiary to own operate and use its Owned Vessels or to carry on its business as it is now being conducted (the “Permits”), except where the failure to have any of the Permits would not, individually or in the aggregate, have a Material Adverse Effect and to the Knowledge of the Company the owners of the Chartered Vessels are in possession of all Permits. Except as disclosed in Schedule 3.11: (i) the Company and the Subsidiaries are in compliance with such Permits, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect; (ii) as of the date of this Agreement, no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except where the suspension or cancellation of any of the Permits would not, individually or in the aggregate, have a Material Adverse Effect; (iii) neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset (including any Vessel) of the Company or any Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect. Except as otherwise disclosed in Schedule 3.11, the Company and the Subsidiaries are conducting and have conducted during the last three (3) years their respective businesses in compliance with all Laws, except where a violation thereof would not result in a Material Adverse Effect.

3.12 Litigation.

Except as disclosed in Schedule 3.12: (i) there is no action, suit, claim, proceeding or investigation pending against the Company or any of the Subsidiaries or affecting the Shares or assets or business of the Company or its Subsidiaries or the validity of this Agreement or ability to consummate the transactions contemplated by this Agreement; (ii) to the Knowledge of the Shareholders, no action, suit, claim, proceeding or investigation against the Company or any of the Subsidiaries or affecting the Shares or assets or business of the Company or its Subsidiaries or the validity of this Agreement or ability to consummate the transactions contemplated by this Agreement is threatened; (iii) there have been no such actions, suits, proceedings, claims or investigations pending or, to Shareholders’ Knowledge, threatened within the last three years against the Company or any Subsidiary or affecting the Shares or assets or business of the Company or its Subsidiaries or the validity of this Agreement or ability to consummate the transactions contemplated by this Agreement where the costs associated with any such action, suit, proceeding, claim, order or investigation (including settlement payments, judgment awards and legal fees and expenses) exceeded $150,000; and (iv) none of the Company or any Subsidiary has any material actions, suits or claims pending against any other Person, including in connection with matters referenced in clauses (i), (ii), (iii) and (iv), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. None of the Company, any Subsidiary or the Shares or the assets or business of the Company or its Subsidiaries or the validity of this Agreement or the ability to consummate the transactions contemplated by this Agreement is subject to any outstanding Order directed at the Company, any Subsidiary or any of their respective businesses or assets or the Shares (as distinguished from Orders of general applicability).

3.13 Environmental.

Except as disclosed in Schedule 3.13 and except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company and the Shareholders: (a) neither the Company nor any Subsidiary nor any Vessel is in violation of any Environmental Law; (b) the Company and the Subsidiaries and any Vessel have obtained and are in compliance with all material permits, authorizations, licenses or similar approvals required under Environmental Laws; (c) there are no administrative, regulatory, or judicial actions or proceedings, suits, demands, claims, liens, notices of noncompliance or violation, investigations, requests for information, consent orders, consent judgments or consent agreements pending, or to the Knowledge of the Company or the Shareholders, threatened against the Company or any Subsidiary relating to Environmental Laws or Hazardous Materials. Neither the Company, any Subsidiary nor the Shareholders have received any written claim, demand or notice alleging violation of, or liability under, any Environmental Law; (d) neither the Company nor any Subsidiary has any liability for response costs, corrective action costs, personal injury, property damage, natural resource damages or any investigative or remedial obligations, associated with any Hazardous Materials pursuant to any Environmental Law and the Real Property has not been listed or proposed for listing on the National Priorities List established by the United States Environmental Protection Agency, or any similar federal or state list; (e) no Hazardous Material is present or at any time has been stored, treated, recycled, released, used, generated, handled, disposed of or discharged on, about, from or affecting any of the Real Property or Owned Vessels except for Hazardous Materials that have been used, maintained and disposed of in compliance with all Environmental Laws; (f) there are no fuel or gasoline storage tanks presently in use in, on or under any of the Owned Real Property or to the Shareholders’ Knowledge on any of the Leased Real Property; and (g) the Company has delivered to the Buyer true and complete copies of all engineering and environmental reports and studies, and all other reports, evaluations and assessments, if any, relating to any of the Real Property or Owned Vessels and/or any matter referred to in this Section 3.13 in the control, possession, or custody of the Company, any of the Subsidiaries or any Shareholder.

3.14 Intellectual Property.

The Company and the Subsidiaries own and possess all right, title and interest in and to all of the Intellectual Property set forth on Schedule 3.14 and own and possess all right, title and interest in and to, or have a license to use pursuant to a written license agreement listed on Schedule 3.16, all other Intellectual Property that is used in the conduct of the businesses of the Company and the Subsidiaries as currently conducted (collectively, “Company Intellectual Property”). Schedule 3.14 lists all of the following that are owned by the Company or one of the Subsidiaries: (a) patented or registered Intellectual Property and pending patent applications or applications for registrations of other Intellectual Property; and (b) material unregistered trademarks, material unregistered service marks, trade names, corporate names and Internet domain names. Except as described in Schedule 3.14, the Company Intellectual Property is not subject to any Liens, except Permitted Liens. Except as described in Schedule 3.14, none of the Company or any of the Subsidiaries have received any written notice that the operation, or any other aspect, of the Company’s and the Subsidiaries’ businesses, as currently conducted or as conducted within the last three (3) years, infringe or misappropriate any

Intellectual Property of any other Person, (including, without limitation, any offers to license any Intellectual Property from another Person) during the three year period prior to the date hereof. To the Knowledge of the Shareholders, no Person is infringing upon or misappropriating any Company Intellectual Property, except as disclosed in Schedule 3.14. Except as set forth in Schedule 3.14, the Company and the Subsidiaries have taken commercially reasonable action to maintain and protect all material Company Intellectual Property. Immediately subsequent to the Closing, the Company Intellectual Property will be owned by or available for use by the Company and the Subsidiaries on terms and conditions identical to those under which the Company and the Subsidiaries owned or used the Company Intellectual Property immediately prior to the Closing.

3.15 Title to Real Property; Leasehold Interests.

(a) Owned Real Property. Schedule 3.15(a) sets forth the address and description of each Owned Real Property. With respect to each Owned Real Property: (i) except as set forth in Schedule 3.15(a), the Company or Subsidiary (as the case may be) has good and marketable title to such Owned Real Property, free and clear of all Liens, except Permitted Liens, (ii) except as set forth in Schedule 3.15(a), the Company or Subsidiary has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. None of the Company or any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b) Leased Real Property. Schedule 3.15(b) sets forth the address of each Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property. The Company has made available to Buyer a true and complete copy of each such Lease document. Except as set forth in Schedule 3.15(b), with respect to each of the Leases: (i) such Lease is valid, binding, enforceable and in full force and effect; (ii) the sale of the Shares to Buyer pursuant to this Agreement (and each other transaction referenced herein) does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) the Company’s or Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Company’s Knowledge, there are no disputes with respect to such Lease; (iv) none of the Company or Subsidiary nor any other party to the Lease is in breach or default under such Lease in any material respect, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (v) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, the Company or any Shareholder or Subsidiary; (vi) none of the Company or Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (vii) none of the Company or Subsidiary has collaterally assigned or granted any other security interest in such Lease or any interest therein.

(c) Condemnation and Litigation. None of the Company or any Subsidiary has received written notice of any pending condemnation, expropriation or other proceeding in eminent domain affecting any Real Property or any portion thereof or interest therein. There are no outstanding Orders and none of the Company or any Subsidiary has received written notice of any pending claims, litigation, administrative actions or similar proceedings, in either instance relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof.

3.16 Material Contracts.

Except as listed in Schedule 3.16, none of the Company or any of the Subsidiaries is a party to or bound by any written or legally binding oral (i) operating agreement, management agreement, crewing agreement, charter party, contract of affreightment or financial lease (including any sale/leaseback agreement or similar arrangement) with respect to any Vessel, in each case which is currently subject to performance by the parties thereto; (ii) contract or agreement for or relating to the purchase or sale of any Owned Vessel or other vessel (or any option relating to such purchase and sale), or any contract or agreement for the charter of any Vessel; (iii) contract or agreement relating to Indebtedness (including any obligation to guarantee the Indebtedness of any Person other than any Subsidiary) having an outstanding principal amount in excess of $100,000 and, for each such contract or agreement, the aggregate principal amount outstanding as of the date of this Agreement; (iv) contract or agreement relating to a security interest or Lien imposed on any asset or property of the Company or a Subsidiary, other than Permitted Liens; (v) contract or agreement with any supplier or for the furnishing of services to the Company or any Subsidiary involving consideration of more than $100,000 over its remaining term (including any automatic extensions thereto) and other than trade payables and other current liabilities incurred in the ordinary course of business; (vi) partnership, joint venture or similar agreement or arrangement; (vii) contract or agreement that limits or purports to limit the ability of the Company or any Subsidiary to compete with any Person or in any geographic area or in any business or during any period of time; (viii) contract or agreement between or among the Company or any Subsidiary, on the one hand, and any director, officer or affiliate of the Company (other than any Subsidiary) or any Person that beneficially owns 5% or more of the outstanding Shares (including, in each case, any “associates” or members of the “immediate family” (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the United States Securities Exchange Act, respectively) of any such Person), on the other hand; (ix) arrangement for receipt or repayment of any grant, subsidy or financial assistance from any Government Authority; (x) agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum; (xi) agreement under which the Company or any Subsidiary has advanced or loaned any other Person (other than intercompany Indebtedness or arrangements between or among the Company and any Subsidiary) amounts in the aggregate exceeding $75,000; (xii) written agreements for the employment of any individual on a full time, part-time, consulting, or other basis which is not “at-will” or month to month and providing annual compensation in excess of $100,000; or (xiii) agreement, contract or commitment whereby it has agreed to indemnify any other Person, except for contracts with its customers, suppliers or lenders entered into in the ordinary course of business (the “Material Contracts”). With respect to each agreement required to be listed in Schedule 3.16, (a) each is a valid and binding obligation of the Company or any Subsidiary, as the case may be, and, to the Knowledge of the Company, a valid and binding obligation of each other party thereto; and (b) none of the Company, any Subsidiary or, to the Knowledge of the Company any other party is in breach of, or in default under, or has repudiated, and no event has occurred which, with notice or lapse of time or both, would constitute a breach of, or a default under, any such Material Contract, except for such breach, default or repudiation that would not, individually or in the aggregate, provide a right of termination or damages for breach under such Material Contract. The Company has made available to Buyer a true and correct copy of each agreement listed in Schedule 3.16, other than FFAs. Neither the Company nor any Subsidiary is a party to any material oral contract. The Company and the Subsidiaries have paid or will pay in full any and all brokerage commissions earned by third parties in connection with the operation in the ordinary course of their respective businesses for the periods prior to the Closing Date.

3.17 Insurance.

Schedule 3.17 identifies the Insurance and all claims made or outstanding in the three years preceding the date hereof involving more than $25,000. The Company and each Subsidiary maintains insurance against risks in amounts generally associated with its business and assets in accordance with industry standards. All premiums and calls due under such policies and entries have been paid and no written notice of cancellation or termination has been received by the Company or its Subsidiaries with respect to such insurance policies or mutual club entries. The Company and the Subsidiaries have complied in all material respects with the provisions of such policies and mutual club rules and the policies and mutual club entries are in full force and effect and shall be in full force and effect as of the Closing.

3.18 Tax Matters.

(a) The Company is not a “Controlled Foreign Corporation” as defined in the Section 957(a) of the Code and claims an exemption from US tax pursuant to Section 883(a)(1) of the Code.

(b) Schedule 3.18(b) sets forth all the jurisdictions where the Company has filed Tax Returns. Except as set forth in Schedule 3.18(b), the Company and the Subsidiaries (i) have filed or caused to be filed on a timely basis (taking into account any extension of time to file granted or obtained) all material Tax Returns required to be filed in such jurisdictions and (ii) have timely paid all material amounts of Taxes due and shown on such Tax Return. All material amounts of Taxes required to have been withheld by or with respect to the Company and the Subsidiaries have been or shall be timely withheld and remitted to the applicable taxing authority.

(c) Except as set forth in Schedule 3.18(c), (i) there are no pending audits, examinations, other proceedings or, to the Knowledge of the Shareholders or the Company, investigations, in respect of any Tax matter of the Company or any Subsidiary, (ii) no deficiency for any material amount of Tax has been asserted or assessed by any taxing authority in writing against the Company or any Subsidiary, which deficiency has not been satisfied by payment, settled or been withdrawn or contested in good faith, (iii) to the Knowledge of the Company, no material issues relating to Taxes were raised by a taxing authority in any completed audit, examination, investigation or other proceedings with respect to the Company or any Subsidiary that reasonably can be expected to recur in a later taxable year with respect to Taxes of the Company or the Subsidiaries and (iv) there are no liens for Taxes in any material amount on any assets of the Company or any Subsidiary (other than any liens for Taxes not yet due and payable for which adequate reserves have been made in accordance with IAS or for Taxes being contested in good faith). Schedule 3.18(c) also includes a description of any Taxes being contested.

(d) Except as set forth in Schedule 3.18(d), neither the Company nor any Subsidiary has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(e) Except as set forth in Schedule 3.18(e), neither the Company nor any Subsidiary is required by any Tax allocation or Tax sharing agreement to make any payment to any Person.

3.19 Affiliate Transactions.

Except as disclosed in Schedule 3.19, no officer, director, shareholder or Affiliate of the Company or any of its Subsidiaries or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is currently or at any time during the two year period immediately preceding the date of this Agreement was, a party to any contract or agreement with the Company or any of its Subsidiaries or has, or at any time during such two year period had, any interest in any property, asset or right used by the Company or any of its Subsidiaries or necessary for their respective businesses. Schedule 3.19 describes all intercompany or affiliated services currently, or at any time during the two year period immediately preceding the date of this Agreement, provided to or on behalf of the Company or any Subsidiary by Shareholders or their Affiliates and to or on behalf of Shareholders and such Affiliates by the Company or any Subsidiary and all intercompany transactions or agreements among the Company or any Subsidiary and Shareholders or their Affiliates.

3.20 Bank Accounts.

Schedule 3.20 lists all of the bank accounts, safe deposit boxes and lock boxes used by the Company and the Subsidiaries (designating each authorized signatory). None of the Company or any Subsidiary has granted a power of attorney with respect to such bank accounts to any Person which has not been terminated.

3.21 Brokerage.

(a) Except as set forth on Schedule 3.21, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement (“Finder’s Fee Agreement”) made by or on behalf of the Company or any Subsidiary, which commissions, finders’ fees or similar compensation will be paid by the Shareholders immediately prior to or at Closing as provided in Section 6.13.

(b) Except as set forth on Schedule 3.21, each Shareholder severally represents that he, she or it has not entered into any Finder’s Fee Agreement.

3.22 No Knowledge of Breach

The Company and the Shareholders have no Knowledge of any breach by the Buyer of any representation, warranty or covenant made in this Agreement based upon information contained in any written report or memorandum prepared by any of their attorneys, accountants or consultants and delivered to the Company and the Shareholders.

3.23 Limitation of Representations and Warranties.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY STATED IN THIS ARTICLE 3, AND IN THE CERTIFICATES AND OTHER INSTRUMENTS DELIVERED IN CONNECTION HEREWITH, THE SHAREHOLDERS MAKE NO REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, TO THE BUYER OR ANY OTHER PERSON CONCERNING THE SHAREHOLDERS, THE SHARES OR THE BUSINESS, ASSETS OR LIABILITIES OF THE COMPANY OR THE SUBSIDIARIES.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to the Shareholders.

4.1 Organization and Power

(a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Power. Buyer has all requisite corporate power to enter into this Agreement, any Ancillary Agreements and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

4.2 Authority.

The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the board of directors of Buyer. Except for obtaining the Shareholder Approval, no other corporate or other action or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto, or the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements, when executed and delivered by Buyer, will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar Laws affecting creditors’ rights generally, and by general equitable principles.

4.3 No Brokers or Finders.

Any claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer will be paid by Buyer immediately prior to or at Closing.

4.4 Compliance.

Except as described in Schedule 4.4, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, upon satisfaction of the conditions set forth in Articles 6 and 7 hereof, will not: (a) result in the breach of any of the terms or conditions of, or constitute a default under or violate, as the case may be, the certificate of incorporation, bylaws or other governing documents of Buyer, or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, oral or written, to which the Buyer or any of its subsidiaries or Affiliates is bound, or by which any of its or their properties or assets may be bound; or (b) violate any rule, regulation, or Order.

4.5 Litigation.

There are no actions, suits, proceedings or investigations pending or, to the Knowledge of Buyer, threatened against Buyer that question the validity of this Agreement or of any action taken or to be taken in connection herewith by Buyer or the consummation of the transactions by Buyer contemplated herein.

4.6 Approvals.

Other than with respect to obtaining the Shareholder Approval and any applicable Governmental Approvals, all consents, approvals, authorizations, Permits or licenses, any notice required to be given to, filing to be made with or other actions to be taken with any Person by Buyer, and orders (corporate, governmental or otherwise) necessary for the due authorization, execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been obtained or will be obtained prior to the Closing Date. The Buyer has delivered to the Company evidence reasonably satisfactory to the Company that the Non-Competition and Non-Solicit Agreements satisfy the requirements of the Financing Commitment Letter.

4.7 Financing.

Buyer has delivered to the Company a true, correct and complete executed copy of a commitment letter or letters from HSH Nordbank AG and the amendments so delivered (collectively, the “Financing Commitment Letter”), subject to the terms and conditions set forth therein (such debt or other financing being hereinafter referred to as, the “Financing” and such Financing Commitment Letter shall not expire prior to May 31, 2005). Subject to the terms of the Financing Commitment Letter, the Buyer will have, as of the Closing, sufficient funds to consummate the transactions contemplated by this Agreement, including payment of the Purchase Price. As of the date hereof, Buyer does not have Knowledge of any conditions set forth in the Financing Commitment Letter which Buyer can not satisfy on or prior to Closing.

4.8 Investment Intent.

Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning the Section 2 (a)(11) of the United States Securities Act of 1933, as amended, including all rules and regulations issued thereunder (“Securities Act”), in any manner that would be in violation of the Securities Act. Buyer has not, directly or indirectly, offered any of the Shares to anyone or solicited any offer to buy any of the Shares from anyone, so as to bring the offer and sale of any of the Shares within the registration requirements of the Securities Act. Buyer will not sell, convey, transfer or offer for sale any of the Shares, in each case, except upon compliance with the Securities Act and any applicable state or other securities or “blue sky” laws or pursuant to any exemption therefrom.

4.9 No Knowledge of Breach.

Buyer has no Knowledge of any breach by the Shareholders of any representation, warranty or covenant made in this Agreement based upon information contained in any written report or memorandum prepared by any of Buyer’s attorneys, accountants or consultants and delivered to Buyer. In addition, Buyer has no Knowledge of a breach of the representation in the first sentence of Section 3.6.

4.10 No Reliance.

In connection with its decision to purchase the Shares, Buyer, for itself and on behalf of its Affiliates and related parties, acknowledges, understands and agrees that: (a) Buyer is a sophisticated party with such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of purchasing the Shares and consummating the transactions contemplated hereby; (b) Buyer is not relying upon any forward-looking projections, forecasts or other forward-looking information (written or oral) with respect to the Shares or the business or prospects of the Company or the Subsidiaries prepared by or furnished to Buyer by or on behalf of any Shareholder, the Company or any Subsidiary (“Forward-Looking Data”); (c) Buyer recognizes that significant uncertainties are inherent in Forward-Looking Data and that the Shareholders have not made any representations or warranties, express or implied, relating to any Forward-Looking Data; and (d) Buyer assumes full and exclusive responsibility for evaluating the adequacy and accuracy of any Forward-Looking Data.

4.11 Access to Information.

Buyer has had an opportunity to discuss, with the management of the Company and the Subsidiaries, the management and financial affairs of the Company and the Subsidiaries and to review in detail the records of the business and operations of the Company and the Subsidiaries provided to Buyer. Buyer has had an opportunity to ask questions and receive answers from the Company regarding the Company and the Subsidiaries.

4.12 Limitation of Representations and Warranties.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY STATED IN THIS ARTICLE 4, AND IN THE CERTIFICATES AND OTHER INSTRUMENTS DELIVERED IN CONNECTION HEREWITH, THE BUYER MAKE NO REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, TO THE COMPANY, SHAREHOLDERS OR ANY OTHER PERSON CONCERNING THE BUYER.

5. COVENANTS

5.1 Access to Information and Records.

As provided in Section 4.11, Buyer has completed its due diligence review of the Company in all material respects to its satisfaction as of the date of this Agreement. However, to aid in the orderly transition of the business of the Company, during the period prior to the Closing the Shareholders will cause the Company and the Subsidiaries to give Buyer, its counsel, accountants and other representatives, as well as counsel and representatives of Buyer’s lenders, access during regular business hours to the properties, assets, business, financial, legal, regulatory, tax, compensation and other data and information concerning the Company and its Subsidiaries and to the Company’s and its Subsidiaries’ directors, officers, employees, agents, representatives, customers and suppliers for the purposes of such meetings and communications as Buyer reasonably desires; provided that such access does not unreasonably interfere with the conduct of the business of the Company and the Subsidiaries and provided further that Buyer coordinates such access with the Company’s Chief Financial Officer and that Buyer shall not contact clients, charterers, customers, suppliers or vendors of the Company or any Subsidiary with respect to the consummation of the transactions contemplated hereby without the prior consent of the Company’s Chief Financial Officer, which consent shall not be unreasonably withheld or delayed without good reason. The Company has and will continue to respond in good faith to any and all reasonable requirements for information concerning the Company.

5.2 Conduct of Business Pending the Closing.

From the date hereof until the Closing, except as otherwise approved in writing by the Shareholders and Buyer, the Shareholders covenant and shall cause each of the following to occur:

(a) Ordinary Course of Business. The Company and the Subsidiaries will carry on their business in the ordinary course consistent with past practices and will not make or institute any material changes in their methods of purchase, sale, management, accounting or operation, including (i) collecting accounts receivable and paying accounts payable in the ordinary course of business consistent with past practice, (ii) maintaining its respective books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements; (iii) maintaining in full force and effect the existence of, and use commercially reasonable efforts to protect, all material Intellectual Property of the Company and the Subsidiaries, and (iv) complying in all material respects with all requirements of Law and all contractual obligations applicable to the Company and the Subsidiaries and paying all applicable Taxes as and when such become due and payable consistent with past practice. Buyer acknowledges that there are daily changes to FFAs listed on Schedule 3.16 in the ordinary course of business.

(b) Maintain Organization. The Company and the Subsidiaries will take such action as may be necessary to maintain, preserve and renew their existence, rights and franchises and will use commercially reasonable best efforts to (i) preserve their respective business organizations intact; (ii) keep available their present officers and employees; and (iii) preserve their present business relationships with suppliers, clients, charterers, customers and others.

(c) Maintenance of Insurance. The Company and the Subsidiaries shall maintain, and timely pay all premiums when due, in respect of all of the Insurance in effect as of the date hereof with respect to the business and properties of the Company and the Subsidiaries.

(d) Maintenance of Property. The Company and the Subsidiaries shall use, operate, maintain and repair all of the Owned Vessels and other respective material personal property in operating condition and repair (ordinary wear and tear excepted) sufficient for continued use consistent with past practices, maintain inventory, supplies and spare parts at customary operating levels consistent with past practices, replace in accordance with past practice any inoperable, worn out or obsolete material assets with assets of comparable quality and, in the event of a casualty, loss or damage to any of the material assets of the Company or the Subsidiaries prior to the Closing Date, either repair or replace such assets with substantially similar assets.

(e) Maintenance of Real Property. The Company or Subsidiary (as the case may be) shall maintain the Owned and Leased Real Property and all other assets in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing facilities, or erect new material improvements on the Owned and Leased Real Property or any portion thereof other than improvements pursuant to Permitted Capital Expenditures, without the prior written consent of Buyer.

(f) Taxes. The Company shall take all actions necessary to comply with all applicable Tax laws consistent with past practice, including filing all material Tax Returns on or before the date on which such Tax Returns are due (including permitted extensions), and paying all Taxes due and owing on or before the date on which such Taxes are due to the relevant taxing authority. Without the prior written consent of Buyer, the Company shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any material Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date.

(g) The Company will promptly deliver to Buyer, copies of monthly unaudited balance sheets and income statements prepared by the Company in the ordinary course of business and as normally available to management. The Company will provide the Buyer with the Estimated EBITDA as of the end of the first calendar quarter of 2005, and monthly thereafter, calculated in accordance with Schedule 2.2 as of the end of such quarter and each such month.

5.3 Negative Covenants.

Except as otherwise expressly provided herein or as expressly consented to in writing by Buyer, after the date hereof and prior to the Closing Date none of the Company or any Subsidiary shall, and the Shareholders shall not permit the Company or any Subsidiary to:

(a) (1) adopt, enter into or materially amend any Benefit Plan, bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, change in control or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any officer, director, employee or consultant, (2) agree to any material increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any non-management employee (other than in the ordinary course of business and consistent with past practice) or agree to any increase in compensation payable to, or any increase in the contractual term of employment of, any director or member of management or consultant, except for amounts not material in the aggregate paid to consultants in the ordinary cause of business, or (3) pay any material benefit not required by any Benefit Plan or other plan or agreement;

(b) sell, lease, license or otherwise dispose of any material interest in any of the material assets of the Company or any Subsidiary, other than sales of inventory in the ordinary course of business consistent with past practice or as otherwise expressly permitted pursuant to this Agreement, or permit, allow or suffer any of the material assets of the Company or any Subsidiary to be subjected to any new Lien after the date hereof, other than Permitted Liens, Liens arising in the ordinary course consistent with past practice or Liens which exists as of the date of this Agreement (which new Liens, other than Permitted Liens, shall be released, satisfied or otherwise discharged as of the Closing Date);

(c) increase or incur any Indebtedness except in the ordinary course of business;

(d) make capital expenditures in excess of $100,000 in the aggregate for any single item or project, other than Permitted Capital Expenditures listed on Schedule 5.3(d) or fail to make any such Permitted Capital Expenditure other than a decision not to make such Permitted Capital Expenditure made on a reasonable basis in the ordinary course of business;

(e) do or omit to take any action, or permit any omission to act, that would cause a material breach or default under, or the termination, modification or amendment of, any contract or agreement listed on Schedule 3.16 or any government license, Permit or other authorization;

(f) amend their certificate of incorporation, articles of association, bylaws or other governing documents, or take any action with respect to any such amendment, or any recapitalization, reorganization, liquidation or dissolution of the Company or the Subsidiaries or waive, cancel or permit to expire any material right or claim;

(g) engage with any Person in any merger, consolidation or combination to which such Person is a party or issue, sell or otherwise dispose of any shares of capital stock of or any option, warrant or right to acquire any security of the Company or any Subsidiary or “phantom” right with respect to the Company or any Subsidiary, or modify or amend any right of any holder of outstanding shares of capital stock of or any option, warrant or right to acquire any security of the Company or any Subsidiary or “phantom” right with respect to the Company or any Subsidiary;

(h) enter into any new, or amend or terminate any existing, material contracts, agreements, licenses or commitments, including purchases of raw materials or supplies and sale of goods or services (real, personal, or mixed, tangible or intangible), except contracts, commitments, purchases or sales that are in the ordinary course of business and consistent with past practice;

(i) amend, modify, extend, renew or terminate any Lease, or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property requiring rental and other payments in excess of $100,000 annually;

(j) take or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(k) except as set forth on Schedule 5.3(k), enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or Affiliates;

(l) declare, set aside or pay any dividends or other distribution in respect of the capital stock or other equity interests of the Company or any Subsidiary not wholly owned by the Company, or directly or indirectly redeem, purchase or otherwise acquire any capital stock of or any option, warrant or right to acquire any security of the Company or any Subsidiary or “phantom” right with respect to the Company or any Subsidiary not wholly owned by the Company;

(m) modify or alter the risk profile of its trading operations or enter into any transaction in violation of its Risk Control Guidelines;

(n) grant any irrevocable power of attorney;

(o) make any change in the lines of business in which the Company or any Subsidiary participates or is engaged;

(p) write off or write down any of their assets or properties outside of the ordinary course and consistent with past practice; or

(q) authorize or enter into an agreement to take any of the foregoing actions prohibited by this Section 5.3.

5.4 Third Party Approvals; Governmental Approvals.

Each of the Shareholders will use commercially reasonable efforts prior to Closing to obtain, or to cause the Company and the Subsidiaries to obtain, all Third Party Approvals and Governmental Approvals that are required of Shareholders and the Company in form and substance reasonably satisfactory to Buyer.

5.5 Satisfaction of Conditions Precedent.

(a) By All Parties. Each of the Shareholders, the Company and Buyer shall use commercially reasonable efforts to cause the fulfillment, at the earliest practicable date, of all of the conditions to each other party’s obligations to consummate the transactions contemplated by this Agreement.

(b) By the Shareholders’ Agent. The Shareholders’ Agent shall (i) use commercially reasonable efforts to cause all conditions precedent to the Shareholders’ obligations hereunder to be satisfied to the extent satisfaction of such conditions is within their control, and (ii) not take any action or omit to take any action within the Shareholders’ Agent’s reasonable control to the extent that such action or omission might result in the breach of any term or condition of this Agreement or in any representation or warranty by the Shareholders in this Agreement being incorrect as of the Closing Date.

5.6 Employee Benefits.

Buyer shall provide, or cause the Company and the Subsidiaries to provide, for at least twelve months after the Closing Date, to all employees of the Company and the Subsidiaries in connection with their service as employees of Buyer, the Company or a Subsidiary after the Closing, employee benefits that are on the whole not substantially less beneficial than those provided in the plans described on Schedule 3.8 hereto (specifically excluding matters of compensation or bonuses for senior management) to the employees immediately prior to the Closing Date. Buyer shall grant and shall continue to credit, or cause the Company and the Subsidiaries to credit, and continue to credit, to all employees under (i) all of its employee benefit plans that are continued (in accordance with the immediately preceding sentence) in which employees are eligible to participate, or (ii) under successor plans (in accordance with the immediately preceding sentence) in which employees will be eligible to participate after the Closing, all service with the Company and the Subsidiaries credited to them and to be credited to them in respect of employee benefits for all purposes under such plans, except for the purpose of benefits accruals if the applicable plan is not a Benefit Plan or a Foreign Plan listed on Schedule 3.8 hereto and for the purpose of pre-existing condition exclusions under any “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) if such pre-existing condition exclusion(s) existed under the applicable comparable Benefit Plans or Foreign Plans prior to the consummation of the transactions contemplated by this Agreement.

5.7 Books, Records and Information.

(a) Inspection of Documents. The Buyer agrees that all documents delivered to the Buyer by or for the Shareholders pursuant to this Agreement and all documents of Company and its Subsidiaries shall, after the Closing, and upon prior written notice, be open for inspection by the Shareholders Representatives at any time during regular business hours for reasonable and necessary purposes related to the preparation of tax returns or financial reports until such time as documents are destroyed or possession thereof is given to the other party as provided for in Section 5.7(b) hereof and that the Shareholders Representatives may during such period, at the Shareholder’s expense, make such copies thereof as they reasonably request. All such information shall be maintained by the Shareholders in confidence.

(b) Destruction of Documents. Without limiting the generality of Section 5.7(a) hereof, for the period beginning on the Closing Date and ending on the sixth anniversary of the Closing Date, neither the Buyer nor the Shareholders shall destroy or give up possession of any item referred to in Section 5.7(a) hereof without first offering in writing to the other (or, in the case of the Company or a Subsidiary, to the Shareholders’ Agent), the opportunity for a period of not less than 15 Business Days after the date such written offer is delivered, at the other’s (or the Shareholders) expense (but without any other payment), to obtain any such items. Thereafter, each party shall be free to dispose of any such items as such party deems fit.

(c) Access to Employees. For a period of three years following the Closing, the Buyer shall use reasonable efforts to afford the Shareholders Representatives access, upon reasonable advance notice and during normal business hours, to employees of the Company as the Shareholders Representatives may reasonably request for appropriate purposes relating to the ownership and operation of the Company prior to the Closing Date and obligations under this Agreement, including, without limitation, the defense of legal proceedings and the preparation of Tax Returns; provided that such access does not unreasonably interfere with the operation of the business, and provided further that Shareholders Representatives shall schedule and coordinate such access with the Buyer’s Chief Financial Officer or such other officer of Buyer as it may designate in writing pursuant to Section 11.7. Such access may include interviews or attendance at depositions or legal proceedings. All out-of-pocket expenses reasonably incurred by the Buyer in connection with this Section 5.7(c) shall be paid or promptly reimbursed by the Shareholders; such reimbursement shall include the cost on a pro rata basis of the salary or wages and benefits of the employee involved to the extent the time involved for any particular employee is in excess of two Business Days per calendar year.

5.8 Indemnification and Insurance.

(a) Buyer agrees that all rights to exculpation and indemnification for acts or omissions occurring prior to the Closing Date now existing in favor of the current or former directors or officers of the Company and the Subsidiaries (the “Directors and Officers”) as provided in its certificate of incorporation, articles of association, bylaws, or other governing documents, in each case as in effect at the date hereof, shall survive the Closing and shall continue after the Closing in full force and effect in accordance with their terms without material amendment thereof. For three years after the Closing Date, Buyer shall exculpate and indemnify the Directors and Officers to the same extent as such Indemnified Parties are entitled to exculpation and indemnification pursuant to the immediately preceding sentence.

(b) At or prior to the Closing, the Company may purchase a so called “tail insurance” policy for a term of three (3) years covering the present directors and officer’s liability insurance policy for “prior acts” through the Closing Date and fifty (50%) percent of the cost of such “tail insurance” (up to a maximum of $150,000 of premium) may be excluded for purposes of the EBITDA Adjustment of Section 2.2.

5.9 Re-Flagging Approval.

Buyer shall be responsible for timely obtaining all Re-Flagging Approvals, if required. The Shareholders shall cause the Company and its Subsidiaries to fully cooperate with any reasonable requests made by Buyer in connection with the Re-Flagging Approvals.

5.10 Preparation of Proxy Statement; Stockholders Meeting.

(a) The Shareholders will cause the Company to deliver to Buyer the GAAP Financial Statements and the Navios Information as promptly as reasonably practicable after the execution of this Agreement. Thereafter, Buyer shall promptly prepare and file with the SEC a proxy statement in preliminary form or such other form, statement or report as may be required under the federal securities laws (such proxy statement or such other form, and any amendments or supplements thereto including a “fairness opinion” with respect to the transaction contemplated by this Agreement, the “Proxy Statement”) relating to a shareholders meeting (the “Shareholders Meeting”) to be held by Buyer to obtain Shareholder Approval. Buyer shall duly call, give notice of, convene and hold the Shareholders Meeting as promptly as reasonably practicable in accordance with applicable law for the purpose of seeking Shareholder Approval.

(b) To the Knowledge of the Company and the Shareholders, as of the date of the mailing of the Proxy Statement, none of Navios Information or GAAP Financial Statements supplied for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading. If at any time prior to Closing, a change in the Navios Information which would make the preceding sentence incorrect should be discovered by the Shareholders or the Company, the Company or such Shareholders will promptly notify Buyer of such change and promptly amend any Schedule. The Company and the Shareholders shall reasonably cooperate with Buyer in its filing with the SEC of the Proxy Statement.

(c) The Company will use its best efforts to obtain the auditors’ consents to the inclusion of the GAAP Financial Statements in the Proxy Statement. The Shareholders shall use their best efforts to cause the Company to deliver to Buyer the GAAP Financial Statements, Navios Information and the executed consent of the auditors referred to in Section 5.10(c) on or prior to March 31, 2005 (the “Target GAAP Date”).

(d) Buyer, through its Board of Directors, shall recommend to its stockholders that they give the Shareholder Approval and, subject to applicable law and its fiduciary duties, shall not withdraw or modify its recommendation.

(e) In the sole discretion of Buyer (and if Buyer has satisfied applicable legal requirements), Buyer may, in lieu of holding a stockholders meeting and filing and mailing a Proxy Statement, comply with Regulation 14C of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

(f) In the event that this Agreement is assigned by Buyer to an Affiliate in accordance with the second to last sentence of Section 11.3 which does not require Shareholder Approval, this Section 5.10 shall not apply.

5.11 Exclusivity; Confidentiality

(a) The provisions of Section 2 entitled “Exclusivity” contained in the letter agreement dated February 10, 2005 by and among Buyer, the Company, Shareholders’ Agent(s) and the Shareholders shall continue in full force and effect as provided in subparagraph (c) of such Section 2.

(b) The provisions of the Navios Confidentiality Agreement and the ISE Confidentiality Agreement shall continue in full force and effect until the Closing.

5.12 Notice of Change

(a) Buyer shall promptly provide the Shareholders’ Agent with written notice and a copy of any material amendments to the Financing Commitment Letter.

(b) Each of Buyer and the Company will provide the other with prompt written notice of any event or condition which would cause any of such parties’ representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement.

5.13 Buyer Shareholder.

Angeliki Frangou shall hold and control at least twenty (20%) percent of the shares of the Buyer up to and through Closing in accordance with the Financing Commitment Letter.

5.14 Compliance with Financing Commitment Letter.

Buyer will use commercially reasonable efforts to comply in good faith with all of the terms and conditions of the Financing Commitment Letter.

5.15 Certain Claims.

As additional consideration for the sale of the Shares pursuant to this Agreement, each of the Shareholders hereby releases and forever discharges, effective as of the Closing Date, the Company and its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from such Shareholder’s (i) status as a shareholder of the Company; and (ii) employment, service, consulting or other similar agreement entered into with the Company or any Subsidiary prior to Closing, provided, however, the foregoing shall not release (x) any obligations of the Company or Buyer set forth in this Agreement; or (y) any obligations of the Company under any Benefit Plan or pursuant to COBRA.

5.16 Hart-Scott-Rodino Antitrust Improvements Act of 1976.

The parties will cooperate in good faith to review the information necessary to determine the applicability of §16 C.F.R 802.51 of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and determine whether an HSR Filing is required in connection with the transactions contemplated by this Agreement. If such HSR Filing is required, the parties agree to split the cost of such filing as provided in Section 11.9. If the parties agree that an HSR Filing is required, such HSR Filing shall be included as a required Governmental Approval pursuant to Sections 6.5 and 7.5. If only one party believes that a HSR Filing need be made and the other party does not, the party who does not believe the HSR Filing need be made will provide a legal opinion to such first party. If such first party still wishes to make the HSR Filing, it will pay the entire HSR Filing fee and the other party will make any required HSR Filing.

5.17 Certain Opinion

An opinion of Anderson, Kill & Olick, P.C. containing certain provisions previously agreed to by the parties and confirmation of the Shareholders Agent’s authority to execute a related agreement shall have delivered to Buyer on or prior to March 31, 2005; provided, however, that if Buyer has not delivered to Shareholders written notice within five (5) Business Days of such March 31, 2005 date of Buyer’s termination of this Agreement as a result of nonfulfillment of the covenant set forth in this Section 5.17, then such covenant set forth in this Section 5.17 shall be deemed waived. Such opinion shall be held in escrow subject to consummation of the Closing.

5.18 Buyer’s Certificate

A certificate of Buyer in the form previously agreed to by the parties shall have been delivered to Shareholders on or prior to March 31, 2005; provided, however, that if Shareholders have not delivered written notice within five (5) Business Days of such March 31, 2005 date of the Shareholders’ termination of this Agreement as a result of nonfulfillment of the covenant set forth in this Section 5.18, then such covenant set forth in this Section 5.18 shall be deemed waived. Such certificate shall be held in escrow subject to consummation of the Closing.

6. CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the reasonable satisfaction as of the Closing of each of the following conditions unless waived by Buyer in its discretion:

6.1 Representations and Warranties True on the Closing Date.

Each of the representations and warranties made by the Shareholders in this Agreement shall be true and correct in all material respects (except for those which are already qualified by materiality, which shall be true and correct in accordance with their respective terms) when made and at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes consented to in writing by Buyer.

6.2 Compliance With Agreement.

The Company and the Shareholders shall have in all material respects (except for those which are already qualified by materiality, which shall be true and correct in accordance with their respective terms) performed and complied with all of their covenants, agreements and obligations under this Agreement that are to be performed or complied with by them prior to or on the Closing Date.

6.3 No Litigation.

No suit, action or other proceeding, or other Order (including a temporary restraining order) or final judgment, order or decree relating thereto, of any state or federal court or other governmental agency or third party in which it is sought to obtain damages or other relief (including rescission), or which prevents or restrains the consummation of the transactions which are the subject of this Agreement or prohibits Buyer’s ownership of the Shares, or that has had, or would reasonably be expected to have, a Material Adverse Effect, shall be pending or threatened; no investigation that would result in any such suit, action or proceeding shall be pending or threatened, and no such judgment, order or decree has been entered and not subsequently dismissed with prejudice.

6.4 Third Party Approvals.

All Third Party Approvals that are required of the Shareholders or the Company shall have been received, in form and substance and on terms reasonably satisfactory to Buyer and originals or copies of executed counterparts thereof shall have been made available for inspection by Buyer prior to the Closing.

6.5 Governmental Approvals.

All Governmental Approvals that are required of the Shareholders and the Company shall have been duly made and obtained in form and substance and on terms reasonably satisfactory to Buyer.

6.6 Material Adverse Effect.

From the date hereof to the Closing Date, there shall have been no change, event or development that has had, or would reasonably be expected to have, a Material Adverse Effect.

6.7 Certain Satisfactions of Indebtedness.

Shareholders shall cause the Company to deliver to Buyer copies of payoff letters with respect to all Payoff Indebtedness which is outstanding as of the Closing (collectively, “Payoff Letters”) and the Company shall pay the Payoff Indebtedness immediately prior to Closing, and all Liens securing such Payoff Indebtedness shall be released, on terms reasonably satisfactory to Buyer, upon payment of such Payoff Indebtedness. Upon satisfaction of the Payoff Indebtedness in Section 2.3, the Shareholders shall cause the Company to deliver to Buyer the releases and discharges of all Liens described in Schedule 2.3(a) and 2.3(b) for such Payoff Indebtedness.

6.8 GAAP Financial Statements and Navios Information.

The GAAP Financial Statements, Navios Information and the executed consent of the auditors referred to in Section 5.10(c) shall have been delivered to the Buyer on or prior to April 15, 2005 (the “GAAP Delivery Date”); provided, however, that if Buyer has not delivered written notice within five (5) Business Days of such GAAP Delivery Date of Buyer’s termination of this Agreement as a result of nonfulfillment of the condition set forth in this Section 6.8, then such condition set forth in this Section 6.8 shall be deemed waived.

6.9 Shareholders’ Agreement.

The Shareholders’ Agreement shall be terminated at the Closing.

6.10 Shareholder Approval.

The Shareholder Approval shall have been obtained at the Shareholders Meeting (or, in accordance with Section 5.10(c) hereof).

6.11 Non-Competition and Non-Solicitation Agreements.

Each of the entities and individuals specified on Schedule 6.11 attached hereto shall have delivered to Buyer a form of Non-Competition and Non-Solicitation Agreement substantially on the terms set forth in Schedule 6.11 as applicable (“Non-Competition and Non-Solicitation Agreements) on or prior to March 31, 2005; provided, however, that if Buyer has not delivered written notice within five (5) Business Days of such March 31, 2005 date of Buyer’s termination of this Agreement as a result of nonfulfillment of the condition set forth in this Section 6.11, then such condition set forth in this Section 6.11 shall be deemed waived.

6.12 Employment Agreements.

Each of the persons specified on Schedule 6.12 shall have duly executed and delivered to Buyer Employment Agreements substantially on the terms set forth in Schedule 6.12 as applicable (“Employment Agreements”) on or prior to March 31, 2005; provided, however, that if Buyer has not delivered written notice within five (5) Business Days of such March 31, 2005 date of Buyer’s termination of this Agreement as a result of nonfulfillment of the condition set forth in this Section 6.12, then such condition set forth in this Section 6.12 shall be deemed waived.

6.13 Brokerage Fees

The Shareholders shall pay Lazard Freres & Co. LLC such sums as are required pursuant to the separate agreement between Lazard and the Company on behalf of the Shareholders.

6.14 Closing Deliveries.

Buyer shall have received from the Shareholders and the Company all of the instruments, documents and considerations described in Section 9.1, in form and substance reasonably satisfactory to Buyer.

6.15 EBITDA Escrow Agreement

The EBITDA Escrow Agreement shall have been fully executed and delivered by the Shareholders or the Shareholders’ Agent and the Escrow Agent.

7. CONDITIONS PRECEDENT TO THE SHAREHOLDERS’ OBLIGATIONS

Each and every obligation of the Shareholders to be performed on the Closing Date shall be subject to the reasonable satisfaction prior to or at the Closing of the following conditions:

7.1 Representations and Warranties True on the Closing Date.

Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects (except for those which are already qualified by materiality, which shall be true and correct in accordance with their respective terms) when made and at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes consented to in writing by Shareholders.

7.2 Compliance With Agreement.

Buyer shall have in all material respects (except for those which are already qualified by materiality, which shall be true and correct in accordance with their respective terms) performed and complied with all of Buyer’s covenants, agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date.

7.3 No Litigation.

No suit, action or other proceeding, or preliminary or permanent injunction or Order (including a temporary restraining order) or final judgment, order or decree relating thereto, of any state or federal court or other governmental agency in which it is sought to obtain damages or other relief (including rescission), or which prevents or restrains the consummation of the transactions which are the subject of this Agreement or prohibits the Buyer’s ownership of the Shares, or that has had, or would reasonably be expected to have, a Material Adverse Effect, shall be pending or threatened; no investigation that would result in any such suit, action or proceeding shall be pending or threatened, and no such judgment, order or decree has been entered and not subsequently dismissed with prejudice.

7.4 Third Party Approvals.

All Third Party Approvals that are required of Buyer shall have been received, in form and substance and on terms reasonably satisfactory to Shareholders and originals or copies of executed counterparts thereof shall have been made available for inspection by Shareholders prior to the Closing.

7.5 Governmental Approvals.

All Governmental Approvals that are required of Buyer shall have been duly made and obtained in form and substance and on terms reasonably satisfactory to Shareholders.

7.6 Financing.

The Financing Commitment Letter shall remain in full force and effect without any material change; provided that Buyer may replace this Financing Commitment Letter with proof, reasonably satisfactory to the Shareholders, of Buyer’s financial ability to consummate the transaction contemplated by this Agreement, or an equivalent financing commitment on no less favorable terms and with a lender with financial capability to fund such replacement financing commitment, upon written notice to Shareholders; and further providing that either such Financing Commitment Letter or replacement financing commitment shall remain in full force and effect at all times through the Closing Date.

7.7 Closing Deliveries.

The Shareholders shall have received from Buyer and the Company all of the instruments, documents and considerations described in Section 9.2, in form and substance reasonably satisfactory in all material respects to Shareholders.

7.8 EBITDA Escrow Agreement

The EBITDA Escrow Agreement shall have been fully executed and delivered by the Buyer and the Escrow Agent.

8. INDEMNIFICATION

8.1 By Shareholders.

The Shareholders’ indemnification obligations pursuant to this Article 8 shall be (i) several and not joint with respect to a breach of any representation or warranty in Sections 3.1 or 3.21(b) and (ii) joint and several in respect to a breach of the representations and warranties in Sections 3.2 through 3.21(a), 3.22 and 3.23 and any covenants.

Subject to the terms and conditions of this Article 8 (including without limitation the limitations set forth in Section 8.6), the Shareholders hereby agree to indemnify, defend and hold harmless Buyer and its representatives, successors and permitted assigns (collectively, the “Buyer Indemnitees”) from and against all Losses asserted against, resulting to, imposed upon, or incurred by Buyer Indemnitee by reason of, arising out of or resulting from:

(a) the inaccuracy or breach of any representation or warranty of Shareholders contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Shareholders to Buyer pursuant to this Agreement with respect hereto or thereto in connection with the Closing; or

(b) the non-fulfillment or breach of any covenant or agreement of the Shareholders or the Company contained in this Agreement.

As used in this Article 8, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by Third Parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which any Indemnified Party may be entitled to indemnification by an Indemnifying Party pursuant to Article 8, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

8.2 By Buyer.

Subject to the terms and conditions of this Article 8 (including without limitation the limitations set forth in Section 8.6), Buyer hereby agrees to indemnify, defend and hold harmless the Shareholders and their respective heirs, beneficiaries and permitted assigns (collectively, the “Shareholder Indemnitees”) from and against all Losses asserted against, resulting to, imposed upon or incurred by any of them, directly or indirectly, by reason of or resulting from:

(a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement, any Schedule hereto or any certificate delivered by Buyer to the Shareholders pursuant to this Agreement in connection with the Closing; or

(b) the non-fulfillment or breach of any covenant of Buyer contained in this Agreement.

8.3 Indemnification of Third-Party Claims.

The obligations and liabilities of any party to indemnify any other party under this Article 8 with respect to actions, lawsuits, investigations or other claims brought by Third-Parties shall be subject to the following terms and conditions:

(a) Notice of Claim. The party or parties entitled to be indemnified under this Article 8 (whether one or more, the “Indemnified Party”) will give the party from whom indemnification is sought (the “Indemnifying Party”) prompt written notice after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a Third Party) or discovering the liability, obligation or facts giving rise to such claim for indemnification (a “Notice of Claim”) which Notice of Claim shall set forth (i) a brief description of the nature of the Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any Insurance and the estimated amount of such Loss which may be covered under such Insurance, and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnified Party’s claim for indemnification at such Indemnifying Party’s expense.

(b) Defense. The Indemnifying Party shall have the right, at its option (subject to the limitations set forth in subsection 8.3(c) below) and at its own expense, by written notice to the Indemnified Party, to assume the entire control of, subject to the right of the Indemnified Party to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense. If the Indemnifying Party is permitted and elects to assume the defense of a Third Party Claim:

(i) the Indemnifying Party shall diligently and in good faith defend such claim and shall keep the Indemnified Party reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, the Indemnified Party shall have the right to approve the settlement; and

(ii) the Indemnified Party shall cooperate fully in all respects with the Indemnifying Party in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and the Indemnified Party shall make available to the Indemnifying Party all pertinent information and documents under the control of the Indemnified Party.

(c) Limitations of Right to Assume Defense. The Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Claim seeks an injunction or equitable relief against the Indemnified Party; (iii) there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, (iv) the Claim involves environmental matters in which case the Indemnified Party shall have sole control and management authority over the resolution of such Claim (including hiring legal counsel and environmental consultants, conducting environmental investigations and cleanups, negotiating with governmental agencies and third parties and defending or settling claims and actions); or (v) if the amount of the damages sought by the claimant in any Claim exceeds the remaining indemnification obligations of the Indemnifying Party by more than $100,000 and such claim is subject to limitations set forth in Sections 8.6(d) and (e).

(d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data, shall not constitute a defense (in whole or in part) to any claim by the Indemnified Party against the Indemnifying Party and shall not affect the Indemnifying Party’s duty or obligations under this Article 8, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Indemnifying Party to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Indemnifying Party is obligated to be greater than such damages would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder. So long as the Indemnifying Party is defending any such action actively and in good faith, the Indemnified Party shall not settle such action. The Indemnified Party shall make available to the Indemnifying Party or its representatives all relevant records and other relevant materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e) Failure to Defend. If the Indemnifying Party, promptly after receiving notice of any claim, demand or action brought by a third-party, fails to defend such action actively and in good faith, the Indemnified Party, at the reasonable cost and expense of the Indemnifying Party, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such action as it may determine in its reasonable discretion, provided that the Indemnifying Party shall have the right to approve any settlement, which approval will not be unreasonably withheld or delayed.

(f) Indemnified Party’s Rights. Anything in this Section 8.3 to the contrary notwithstanding, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a full and unconditional release from all liability and obligation in respect of such action without any payment by the Indemnified Party.

8.4 [Intentionally Omitted.]

8.5 Insurance Effect.

To the extent that any Losses that are subject to indemnification pursuant to this Article 8 are covered by Insurance paid for by the Company prior to the Closing, Buyer shall use commercially reasonable efforts to obtain the maximum recovery under such Insurance; provided that Buyer shall nevertheless be entitled to bring a claim for indemnification against Shareholders under this Article 8 in respect of such Losses and the time limitations set forth in Section 8.6 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such Insurance claim. The existence of a Claim by an Indemnified Party for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather, the Indemnifying Party shall make payment in full of the amount determined to be due and owing by it against an assignment by the Indemnified Party to the Indemnifying Party of the entire claim of the Indemnified Party for ninety (90%) percent of the proceeds from Insurance or against such third party. The amount of any Indemnifiable Loss shall be reduced (retroactively or prospectively) by an amount equal to ninety (90%) of any proceeds from Insurance or other amounts actually recovered from third parties by or on behalf of the Indemnified Party in respect of the related Loss. If the Indemnified Party, pursuant to this Article 8 for any Losses, (i) obtains any Insurance recovery from third-party Insurance provided for such Losses or (ii) obtains any recovery from any other third party for such Losses, then such Indemnified Party shall promptly pay over to the Indemnifying Party 90% of the amount of the net cash proceeds received by such Indemnified Party for such Losses, up to the amount of the indemnity payments made by the Indemnifying Party for such Losses. If an Indemnified Party has received the payment required by this Agreement from an Indemnifying Party in respect of any Loss and later receives proceeds from Insurance or other amounts in respect of such Loss, then such Indemnified Party shall hold such proceeds or other amounts in trust for the benefit of the Indemnifying Party (or Indemnifying Parties) and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to ninety (90%) of the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such Loss (or, if there is more than one Indemnifying Party, the Indemnified Party shall pay each Indemnifying Party, its proportionate share (based on payments received from the Indemnifying Parties) of such Insurance proceeds). Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

8.6 Limitations on Indemnification.

(a) Survival: Time Limitation. Except as set forth in subsection 8.6(a)(i), the representations, warranties, covenants and agreements in this Agreement or in any writing delivered by Buyer, on the one hand, or the Shareholders, on the other hand, to the other party in connection with this Agreement (including the certificate required to be delivered by the Shareholders pursuant to Section 9.1(b) and the certificate required to be delivered by Buyer pursuant to Section 9.2(b)) shall survive the Closing until the date which is twelve (12) months and ninety-one (91) days following the Closing Date (the “Survival Period”). Notwithstanding the foregoing or any other provision of this Agreement:

(i) The representations and warranties in Sections 3.1(a), (b) and (c) (Shareholder Authority, Ownership), Section 3.3 (Capital Stock) and Section 3.21 (Brokerage), shall survive for the applicable statute of limitations and terminate upon the expiration of such statute of limitations period;

(ii) Any claim made by a party hereunder by filing a suit or action in a court of competent jurisdiction or a court reasonably believed to be of competent jurisdiction for breach of a representation or warranty prior to the termination of the survival period provided hereunder for such claim shall be preserved despite the subsequent termination of such survival period; and

(iii) The indemnification and other obligations of Shareholders and Buyer under this Article 8 shall survive for the same Survival Period set forth in Section 8.6(a) and shall terminate with the expiration of such Survival Period, except that any Claims set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article 8 shall be brought after the end of the applicable Survival Period set forth in Section 8.6(a)

(b) Deductible. No amount shall be payable by the Indemnifying Party under Article 8 unless and until the aggregate amount of all indemnifiable Losses otherwise payable by such Indemnifying Party exceeds one (1%) percent of the sum of the Purchase Price (the “Deductible”), in which event such Indemnifying Party shall only be obligated to pay the amount payable by such Indemnifying Party in excess of the amount of the Deductible, and, subject to the limitations set forth in Sections 8.6(c) and 8.6(d), all future amounts that become payable by such Indemnifying Party under Sections 8.1(a), 8.1(b), 8.2(a) or 8.2(b) from time to time thereafter.

(c) Threshold. No amount shall be payable by the Indemnifying Party under Sections 8.1(a), 8.1(b), 8.2(a) or 8.2(b) for any individual item or series of related items where the Losses relating to such item or items is less than Twenty-Five Thousand Dollars ($25,000) (the “Threshold”), and such amounts shall not be applied against the Deductible.

(d) Aggregate Amount Limitation. The Shareholders’, on the one hand, and Buyer’s, on the other hand, aggregate liability for Losses pursuant to Sections 8.1(a), 8.1(b), 8.2(a) or 8.2(b) shall not exceed sixty (60%) percent of the Purchase Price (the “Cap”), provided that and subject to Section 8.6(f), the Cap, Deductible and Threshold shall not apply to Losses arising out of breaches of the representations and warranties of the Shareholders in Sections 3.1, 3.3 and 3.21 provided further that in no event shall such amount exceed such Shareholder’s share of the Purchase Price.

(e) Individual Shareholder Amount Limitation. Subject to the prior limitations, deductibles and thresholds provided in this Article 8, the maximum aggregate amount of Losses for which indemnity may be recovered from any individual Shareholder pursuant to this Article 8 shall be an amount equal to the (i) ownership percentage of such Shareholder as set forth in Schedule 3.1(c) multiplied by (ii) the amount of such Losses.

(f) Additional Limitation. Notwithstanding anything to the contrary in this Section 8.6, in no event shall any Shareholder’s aggregate liability for Losses exceed such Shareholder’s share of the Purchase Price.

8.7 Exclusive Remedy.

Each party hereby acknowledges and agrees that, from and after the Closing, its sole remedy with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article 8. Notwithstanding any of the foregoing, nothing contained in this Article 8 shall in any way impair, modify or otherwise limit a party’s right to bring any claim, demand or suit based upon fraud or intentional or willful misrepresentation or omission.

8.8 Adjustment to Purchase Price

Amounts paid for indemnification under Article 8 shall be deemed to be an adjustment to the Purchase Price, except as otherwise required by Law.

9. CLOSING

Subject to the provisions of this Agreement, the closing of this transaction (the “Closing”) shall take place at the offices of Anderson Kill & Olick, P.C., 1251 Avenue of the Americas, New York, New York 10020, at 10:00 a.m. local time on May 20, 2005, in New York, New York or at such other time and place as the parties hereto shall agree upon or if the conditions to Closing set forth in Articles 6 and 7 have not been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions by the party entitled to the benefit thereof) as of such date, on the third Business Day following satisfaction or waiver of such conditions. Such date is referred to in this Agreement as the “Closing Date.” The Closing shall be deemed effective as of 11:59 p.m. on the Closing Date.

9.1 Documents to be Delivered by Company and Shareholders.

At the Closing, Shareholders shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

(a) Stock Certificates. Stock certificates or certificates representing the Shares, duly endorsed for transfer or with duly executed stock powers attached.

(b) Compliance Certificate. A certificate, signed by the Shareholders and dated the Closing Date, stating that the conditions specified in Sections 6.1, 6.2, 6.3, 6.6 and 6.9 have been fully satisfied as of the Closing.

(c) Certificate of Incorporation; Bylaws. A copy of the certificate of incorporation and a good standing certificate certified by the relevant Marshall Islands Governmental Authority, articles of association, bylaws or other governing documents of Company and its Subsidiaries certified by Company’s secretary.

(d) Certified Resolutions. A certificate signed by an authorized officer of the Company and dated the Closing Date certifying the resolutions of the Shareholders and board of directors of the Company authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.

(e) Incumbency Certificates. Incumbency certificates relating to each person executing any document delivered to Buyer by Shareholders at or prior to the Closing pursuant to the terms hereof.

(f) Resignations. The resignations of those officers and directors of the Company and its Subsidiaries specified in writing by Buyer to Shareholders’ Agent in at least two (2) business days prior to Closing, effective as of the Closing Date and in form reasonably satisfactory to Buyer’s counsel. In addition, Shareholders shall cause the Company and its Subsidiaries to change the signatories on any bank accounts maintained by the Company and its Subsidiaries effective at Closing.

(g) Closing Certificate. A closing certificate in the form previously agreed to by the parties with respect to certain claims.

(h) Closing Opinion. A closing opinion in the form previously agreed to by the parties with respect to certain matters.

(i) Corporate Records. All minute books, stock ledgers, seals and other corporate records of the Company and the Subsidiaries.

(j) Other Documents. All other documents required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement, including Payoff Letters, Third-Party Approvals and Governmental Approvals, and such other certificates of authority and documents as Buyer may reasonably request.

9.2 Documents to be Delivered by Buyer.

At the Closing, Buyer shall deliver to Shareholders the following documents, in each case duly executed or otherwise in proper form as applicable:

(a) Purchase Price. Evidence of the wire transfers required by Section 2.1 hereof.

(b) Compliance Certificate. A certificate, signed by an authorized officer of Buyer and dated the Closing Date, stating that the conditions specified in Sections 7.1, 7.2, 7.3 and 7.7 have been fully satisfied as of the Closing.

(c) Certified Resolutions. A certificate, signed by an authorized officer of Buyer and dated the Closing Date, certifying (i) the resolutions of the board of directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated hereby; and (ii) the Shareholder Approval.

(d) Incumbency Certificates. Incumbency certificates relating to each person executing any document delivered to Shareholders by Buyer at or prior to the Closing pursuant to the terms hereof.

(e) Release Certificate. The certificate referred to in Section 5.18 shall be released and delivered.

(f) Other Documents. All other documents required to be delivered to Shareholders at or prior to the Closing pursuant to this Agreement, including Third Party Approvals and Governmental Approvals and such other certificates of authority and documents as Shareholders may reasonably request.

9.3 Termination of Shareholders’ Agreement

By execution of this Agreement the Shareholders shall be deemed to waive any provision of the Shareholders’ Agreement which conflicts with any provision of this Agreement. The Shareholders’ Agreement shall be deemed terminated effective upon the Closing without further action by the Shareholders.

10. TERMINATION

10.1 Termination Without Breach.

This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Buyer and the Shareholders.

(b) by either the Shareholders or the Buyer if the Closing shall not have occurred on or before May 20, 2005; provided, however, notwithstanding the foregoing, Buyer may, upon written notice to the Shareholders’ Agent and delivery of the Deposit Adjustment in accordance with Section 2.4, extend the Closing Date up to and including May 31, 2005; and provided further however, if the GAAP Financial Statements, Navios Information and auditors consent have not been delivered on or prior to March 31, 2005 (and such delay was not caused by the Buyer) then notwithstanding the foregoing, Buyer may, upon written notice to the Shareholders’ Agent on or before May 20, 2005, extend the Closing Date beyond May 31, 2005 by the same number of calendar days for each calendar day after March 31, 2005 that the GAAP Financial Statements Navios Information and auditor consent were not delivered, up to a maximum of fifteen (15) calendar days (but not beyond June 15, 2005).

10.2 Termination for Breach.

(a) Termination by Buyer. If (i) there has been a material violation or breach by the Shareholders of any of the representations, warranties, covenants or agreements contained in this Agreement that has not been waived in writing by Buyer, (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer that has not been waived, or (iii) the Shareholders shall have attempted to terminate this Agreement under this Article 10 or otherwise without grounds to do so, then Buyer may, by written notice to Shareholders’ Agent at any time prior to the Closing, terminate this Agreement.

(b) Termination by the Shareholders. If (i) there has been a material violation or breach by Buyer of any of the representations, warranties, covenants or agreements contained in this Agreement that has not been waived in writing by the Shareholders, (ii) there has been a failure of satisfaction of a condition to the obligations of the Shareholders that has not been waived, or (iii) Buyer shall have attempted to terminate this Agreement under this Article 10 or otherwise without grounds to do so, then Shareholders may, by written notice sent by the Shareholders’ Agent to Buyer at any time prior to the Closing, terminate this Agreement.

10.3 Effect of Termination.

Termination of this Agreement pursuant to Section 10.1 or Section 10.2 shall terminate all obligations of the parties hereto; provided, however, that such termination shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party that has violated or breached any of the representations, warranties, covenants or agreement of this Agreement prior to termination hereof. Upon any termination under Section 10.1(a), (b) or Section 10.2(a), Shareholders shall cause the Escrow Agent to promptly refund to Buyer the Deposit and the Deposit Adjustment, with accrued interest, if any. Upon any termination pursuant to Section 10.2(b) for nonfullfillment of the conditions of Section 7, with the exception of Sections 7.3, 7.4 and 7.5, the Buyer shall forfeit and cause the Escrow Agent to promptly release the Deposit to Shareholders and the Shareholders shall, in addition to any other damages, losses or expenses permitted under or provided for in this Agreement, retain the Deposit, with accrued interest, if any. Subject to the foregoing, the parties’ obligations under Sections 11.2, 11.4, 11.5, 11.7 and 11.9 of this Agreement shall survive termination.

11. MISCELLANEOUS

11.1 Further Assurances.

Each party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other documents and instruments and will take all reasonable actions as may be necessary to transfer and convey the Shares to the Buyer, on the terms herein contained, to consummate the transactions contemplated hereby, and to effectuate the provisions and purposes hereof.

11.2 Disclosures and Announcements.

Announcements concerning the transactions provided for in this Agreement by Buyer or the Shareholders, Shareholders’ Agent or any of their respective Affiliates shall be subject to the prior approval of the Buyer and the Shareholders in all essential respects, except that approval shall not be required as to any statements and other information which any party may be required to make pursuant to any applicable rule or regulation of the SEC or as otherwise required by Law.

11.3 Assignment; Parties in Interest.

(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may upon notice to the Shareholders and upon written consent of the Requisite Holders (which consent shall not be unreasonably withheld or delayed) assign, in whole but not in part, (i) all of its rights and cause the assumption of all of the obligations under this Agreement which assignment shall include all rights to the Deposit under the Deposit Escrow; (ii) only to an Affiliate of Buyer able to consummate the transaction contemplated by this Agreement which (A) has executed and delivered a copy of this Agreement; (B) agreed in writing to the termination date of May 31, 2005; and (C) delivered to Shareholders an executed financing commitment letter containing terms not materially less favorable nor for less funding than that contained in the Financing Commitment Letter and with a lender with the financial capability to fund such financing commitment or deliver to Shareholders proof, reasonably satisfactory to Shareholders, of Buyer’s financial ability to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, solely for purposes of the reincorporation of Buyer to a foreign jurisdiction and in order to consider certain tax structures and implications in connection with such reincorporation, Buyer may effectuate an assignment to a wholly owned subsidiary of Buyer pursuant to and in accordance with the provisions of this Section solely upon written notice to the Shareholders. The parties agree to cooperate and work together in good faith if it is necessary to amend this Agreement in order to provide for Buyer’s reincorporation.

(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any Person other than the parties hereto any right or remedy under or by reason of this Agreement.

11.4 Law Governing Agreement

(a) This Agreement may not be modified or terminated orally and shall be deemed to have been made in the State of New York and shall be governed, interpreted and construed in accordance with and by the laws of the State of New York, without reference to conflicts of laws principles.

(b) Each party consents and agrees, that the United States District Court for the Southern District of New York or New York State Supreme Court in the County of New York shall have exclusive jurisdiction for the purpose of an action to enforce this Agreement or any dispute arising hereunder or involving the transactions contemplated hereby or in connection herewith or therewith, and that no action or proceeding will be brought in any jurisdiction other than the United States District Court for the Southern District of New York or New York State Supreme Court in the County of New York to hear and determine any claims or disputes pertaining to this Agreement and/or the Ancillary Agreements or any matter arising therefrom. Each party expressly submits and consents, in advance, to personal jurisdiction and venue in such Court solely for such matters, and expressly and irrevocably waives any claim or defense in such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. Each party expressly waives personal service of a summons and complaint, or other process or papers, commencing an action under this Section, provided that such party’s attorneys, or agents identified in Section 11.7 are served by hand delivery with such summons and complaint, or other process or papers, at the addresses provided in Section 11.7 of this Agreement, or such parties are provided with notice of such summons and complaint, or other process or papers in accordance with the notice provisions, and at the addresses provided in, Section 11.7 of this Agreement.

11.5 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO EXPRESSLY WAIVES ITS RIGHTS TO A TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY. EACH OF THE PARTIES ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN FUTURE DEALINGS. EACH OF THE PARTIES FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

11.6 Amendment and Modification.

Any purported amendment, modification or supplement to this Agreement shall be null and void unless it is in writing and signed by Buyer and the Requisite Holders, provided, however, that subject to the second to last sentence of Section 11.8, any amendment, modification or supplement which does not materially adversely affect the rights of the Shareholders hereunder may be agreed upon in writing by Buyer and the Shareholders’ Agent and provided further, that any amendment to this Section or Sections 8.6(d) or 8.6(e) or that would adversely affect a Shareholder disproportionately to all other Shareholders, shall require the consent of the affected Shareholder.

11.7 Notice.

All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; or (b) sent to the parties at their respective addresses indicated herein by registered or certified US mail, return receipt requested and postage prepaid, or by private overnight mail courier service providing for a receipted delivery. The respective addresses to be used for all such notices, demands or requests are as follows:

(a) If to Buyer, to: International Shipping Enterprises, Inc. 1225 Franklin Avenue Suite 325 Garden City, New York 11530 Facsimile: 212-265-5455 Attention: Angeliki Frangou	(with copies to) Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. 666 Third Avenue New York, NY 10017 Facsimile: 212-983-3115 Attention: Kenneth R. Koch, Esq.

(b) If to Shareholders or Shareholders’ Agent, to:

Robert G. Shaw c/o Navios Corporation, 20 Marshall Street South Norwalk, CT 06854 Bruce C. Hoag c/o Navios Corporation, 20 Marshall Street South Norwalk, CT 06854	(with copies to) Healy & Baillie, LLP 61 Broadway New York, NY 10006 Facsimile: 212-425-0131 Attention: Glen T. Oxton, Esq. (and to)

Anderson Kill & Olick, P.C. 1251 Avenue of the Americas New York, NY 10020 Facsimile: 212-278-1814 Attention: Costa N. Kensington, Esq.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by reputable overnight courier pursuant to this Section, such communication shall be deemed delivered upon receipt; and if sent by US mail pursuant to this Section, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section 11.7.

11.8 Shareholders’ Agent

The Shareholders’ Agent designated by the Shareholders’ Agent Agreement attached as Exhibit E (the “Shareholders’ Agent Agreement”), shall be the designated agent of the Shareholders with authority to make all decisions and determinations and to take all actions (including giving consents and waivers to this Agreement) required or permitted hereunder on behalf of such Shareholders, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of such Shareholders, and any notice, document, certificate or information required to be given to any such Shareholder shall be deemed so given if given to Shareholders’ Agent. The appointment of the Shareholders’ Agent shall be deemed coupled with an interest and shall be irrevocable, and Buyer and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Shareholders’ Agent on behalf of such Shareholders in all matters in which it has been granted authority pursuant to this Section 11.8 and pursuant to the Shareholders’ Agent Agreement. All actions, decisions and instructions of the Shareholders’ Agent taken, made or given pursuant to the authority granted to the Shareholders’ Agent pursuant to this Section 11.8 and pursuant to the Shareholders’ Agent Agreement shall be final, conclusive and binding upon such Shareholders. The Shareholders’ Agent will provide Buyer with notice of any material amendments to the Shareholders’ Agent Agreement. Notwithstanding anything to the contrary set forth in this Agreement or the Shareholders’ Agent Agreement, any decision of the Shareholders with respect to (i) termination of this Agreement; or (ii) extension of the May 31, 2005 termination date shall be made by the Requisite Holders and not the Shareholders’ Agent.

11.9 Expenses.

Except as may otherwise be provided herein, each of the parties shall bear its own fees and expenses (including the fees and expenses of its own lawyers, accountants, appraisers and other advisers) in connection with this Agreement and the transactions contemplated hereby; provided, however, that the Company may pay all such fees and expenses incurred by or on behalf of the Company, the Subsidiaries and the Shareholders before Closing, including the brokerage fees described in Section 6.13, provided, further, (i) that any expenses of the Shareholders paid by the Company at or before the Closing shall be a reduction to EBITDA as defined in Schedule 2.2. and (ii) any Executive Payments shall be an increase to EBITDA as defined in Schedule 2.2. The Shareholders on the one hand and Buyer on the other hand will split equally (i) the fees and expenses in connection with the preparation and delivery of the GAAP Financial Statements; (ii) the fees and expenses in connection with the Deposit Escrow Agreement and the EBITDA Adjustment Escrow Agreement and (iii) the HSR Filing fee, estimated at $280,000; to the extent a filing needs to be made pursuant to the Hart-Scott-Rodino Act.

11.10 Entire Agreement.

This Agreement (including the Exhibits, the Schedules, the closing certificates and the Ancillary Agreements) sets forth the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

11.11 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.12 Headings.

The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

11.13 Glossary of Terms.

For the purposes of this Agreement, the capitalized terms shall have the following respective meanings:

“Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person. For purposes of this definition, “control”, when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” shall have the meaning specified in the preamble to this Agreement.

“Ancillary Agreements” shall have the meaning specified in Section 3.1(a).

“Benefit Plans” shall have the meaning specified in Section 3.8(a).

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York, United States of America.

“Buyer Indemnitees” shall have the meaning specified in Section 8.1.

“Buyer” shall have the meaning specified in the preamble to this Agreement.

“Cap” shall have the meaning specified in Section 8.6(d).

“Cash” means all cash, cash equivalents, certificates of deposit and bankers’ acceptances of the Company and its Subsidiaries.

“Chartered Vessel” shall have the meaning specified in Section 3.9.

“Claim” means any claim, action, suit, proceeding, hearing, investigation, litigation, charge, complaint or demand.

“Charter Party” means the contract or agreement for the leasing of a vessel either (1) for a specified period of time or (2) to carry a cargo for a fixed fee from a loading port to a discharging port.

“Closing Date” shall have the meaning specified in the preamble to Article 9.

“Closing” shall have the meaning specified in the preamble to Article 9.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning specified in the recitals to this Agreement.

“Company Common Stock” shall have the meaning specified in Section 3.3.

“Company Intellectual Property” shall have the meaning specified in Section 3.14.

“Deductible” shall have the meaning specified in Section 8.6(b).

“Deposit” shall have the meaning specified in Section 2.1(b).

“Deposit Adjustment” shall have the meaning specified in Section 2.4.

“Deposit Adjustment Date” shall mean (i) May 20, 2005, if the Shareholders caused the GAAP Financial Statements, Navios Information and the auditors consent to be delivered on or before March 31, 2005 as required by Section 6.8, or (ii) if the GAAP Financial Statements Navios Information and the auditors consent were not delivered on or before March 31, 2005, then such May 20, 2005 date shall be extended by the same number of calendar days for each calendar day after March 31, 2005 that the GAAP Financial Statements, Navios Information and the auditors consent were not delivered, up to a maximum of eleven (11) calendar days (but not beyond May 31, 2005) and (iii) provided, further, if such above information is not delivered on or before April 15, 2005, no Deposit Adjustment shall be required..

“Deposit Escrow” shall mean the escrow account held by the Escrow Agent pursuant to the Deposit Escrow Agreement.

“Deposit Escrow Agreement” shall have the meaning specified in Section 2.1(b).

“Directors and Officers” shall have the meaning specified in Section 5.8(a).

“EBITDA Escrow Agent” shall have the meaning specified in Section 2.2.

“EBITDA Escrow Agreement” shall have the meaning specified in Section 2.2.

“Environmental Laws” means any federal, state, or foreign law, statute, treaty, regulation, policy, guidance, order, injunction, judgment or decision of any Governmental Authority relating to the protection of natural resources, the environment and public and employee health and safety and shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.ss. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C.ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.ss. 6901 et seq.), the Clean Water Act (33 U.S.C.ss. 1251 et seq.), the Oil Pollution Act of 1990 (33 U.S.C.ss. 2701 et seq.) and the International Convention for the Prevention of Pollution from Ships, and, in each case, the regulations promulgated pursuant thereto, and any applicable analogous state statutes, and the regulations promulgated pursuant thereto, as such laws have been amended or supplemented.

“ERISA” shall have the meaning specified in Section 3.8(a).

“Escrow Agent” shall have the meaning specified in the Deposit Escrow Agreement, attached hereto as Exhibit G.

“Executive Payments” shall mean the payments due under the agreement dated December 11, 2002 [Anthony Whitworth] listed in Schedule 3.7.

“FFA” means a (i) freight forward swap agreement between counterparties or entered into over an exchange, where the settlement price designated for a future period is derived from indices for average freight rates for the major bulk carrier trading routes; and (ii) marked-to-market adjustments which relate to existing interest rate swaps and open FFA’s as of the date of any applicable calculation.

“Financial Statements” shall have the meaning specified in Section 3.5(a).

“Financing” shall have the meaning specified in Section 4.7.

“Financing Commitment Letter” shall have the meaning specified in Section 4.7.

“Finder’s Fee Agreement” shall have the meaning specified in Section 3.21(a).

“Foreign Plan” means a Benefit Plan maintained primarily for the benefit of employees outside of the United States.

“Forward-Looking Data” shall have the meaning specified in Section 4.10.

“GAAP” means US generally accepted accounting principles, consistently applied.

“GAAP Delivery Date” shall have the meaning specified in Section 6.8.

“GAAP Financial Statements” means the audited GAAP financial statements of the Company, including consolidated balance sheets of the Company as of December 31, 2004 and 2003 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three year periods ended December 31, 2004, together with an independent auditor’s report with respect to such financial statements.

“Governmental Approvals” means all governmental filings, authorizations and approvals that are required for the transfer of the Shares to Buyer and the consummation of the transactions contemplated by this Agreement other than Re-Flagging Approval.

“Governmental Authority” means any United States or non-United States (including Greece and Uruguay) federal, national, supranational, international, state or provincial government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Hazardous Materials” means (a) any compound or chemical that is defined, listed or otherwise classified as a toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical or hazardous waste, medical waste, biohazardous or infectious waste under or regulated by Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; and (c) polychlorinated biphenyls. Hazardous Materials does not include asbestos and asbestos-containing materials.

“HSR Filing” shall mean any filing required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IAS” shall mean the International Accounting Standards consistently applied during the applicable periods involved.

“IFRS” shall mean International Financial Reporting Standards consistently applied during the applicable periods involved.

“Indebtedness” means with respect to any Person to the extent required to be reflected as a liability on a balance sheet for such Person prepared in accordance with IAS, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any obligations under capitalized leases with respect to which a Person is liable as obligor, (v) any indebtedness secured by a Lien on a Person’s assets, (vi) any distributions payable or loans/advances payable to any Affiliates, shareholders or partners as of the Closing, which are not paid at Closing, (vii) any other liabilities recorded in accordance with IAS on the balance sheet of such Person which are not due within one year of the Closing, and (viii) any accrued interest, prepayment penalties and premiums on any of the foregoing.

“Indemnified Party” shall have the meaning specified in Section 8.3(a).

“Indemnifying Party” shall have the meaning specified in Section 8.3(a).

“Insurance” shall mean all insurance policies and protection and indemnity or mutual club entries covering the Company, the Subsidiaries, their owned and leased properties and their employees.

“Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (i) patents, patent applications and invention disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for registration for any of the foregoing; (v) trade secrets, confidential information, know-how, recipes, formulae and inventions; and (vi) computer software (including but not limited to source code, executable code, data, databases and documentation).

“Knowledge” as used herein with respect to (i) the Shareholders means actual knowledge or awareness of any individual Shareholder or the actual knowledge or awareness of the executive officers of a corporate Shareholder and (ii) the Company means actual knowledge or awareness of the Company’s Board of Directors or executive officers of the Company or any Subsidiary, as applicable. As used with respect to the Buyer, Knowledge means actual knowledge or awareness of any of Buyer’s directors or executive officers.

“Law” means any applicable United States or non-United States (including Greece and Uruguay) or international statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of any Governmental Authority, but excluding any Environmental Law.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Subsidiary thereunder.

“Liens” means all restrictions on transfer of the Shares (other than any restrictions on transfer under the United States Securities Act of 1933, as amended, and applicable United States state securities laws), mortgages, security interests, maritime liens, pledges, charges, claims, equities, reservations, options, warrants, rights, calls, commitments, adverse claims or other encumbrances of any kind.

“Losses” shall have the meaning specified in Section 8.1.

“Management Employees” means the persons listed in Schedule 6.11.

“Maritime Guideline” means any United States, international, or non-United States (including, without limitation, Greece and Uruguay) rule, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to a Vessel, and to which a Vessel is subject, imposed or published by any Governmental Authority, the International Maritime Organization, such Vessel’s classification society or the insurer(s) of such Vessel.

“Material Adverse Effect” or “Material Adverse Change” shall mean any change, development or effect, either individually or in the aggregate, that has been, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, operations, results of operations or condition (financial or otherwise) of (i) the Company and the Subsidiaries, considered as one enterprise, or (ii) the Buyer, as applicable, excluding, in any case, any change, effect or circumstance that results from or relates to: (i) changes in (A) United States or global economic conditions that do not disproportionately affect the Company or the Subsidiaries, (B) Laws or accounting standards, principles or interpretations of general application that do not disproportionately impact the Company or the Subsidiaries or (C) general economic conditions in the dry bulk shipping industry applicable to all dry bulk ship operations generally; (ii) the announcement by Buyer of its plans or intentions with respect to the conduct of the Company’s business; or (iii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof that do not disproportionately affect the Company and the Subsidiaries, considered as one enterprise.

“Material Contracts” shall have the meaning specified in Section 3.16.

“Navios Confidentiality Agreement” shall mean that confidentiality agreement between the Company and the Buyer dated February 9, 2005 and attached hereto as Exhibit F-1.

“Navios Information” means information about the Company and its Subsidiaries reasonably sufficient to permit Buyer to prepare and file with the SEC a proxy statement or such other statement or report as may be required by the federal securities laws in preliminary form relating to a shareholders meeting (the “Shareholders Meeting”) to be held by Buyer to obtain Shareholder Approval and any other required filings under the Securities and Exchange Act of 1934.

“Non-Competition and Non-Solicitation Agreements” shall have the meaning specified in Section 6.11.

“Notice of Claim” shall have the meaning specified in Section 8.3.

“Order” means any judgment, order, decree, writ, ruling, charge or injunction issued by any court or Governmental Authority or administrative body or agency or arbitral authority.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary.

“Owned Vessel” shall have the meaning specified in Section 3.9.

“Payoff Indebtedness” shall mean the Indebtedness identified on Schedule 2.3.

“Payoff Letters” shall have the meaning specified in Section 6.7.

“Permits” shall have the meaning specified in Section 3.11.

“Permitted Capital Expenditures” means the expenditures listed on Schedule 5.3(d).

“Permitted Liens” shall mean (i) Liens for current state and local property taxes or assessments not yet due or delinquent and which are being contested in good faith and with respect to which adequate reserves have been made in accordance with IAS; (ii) Liens including preferred mortgages in connection with existing indebtedness listed on Schedule 3.16; (iii) Liens arising by operation of Law and with respect to which adequate reserves have been made in accordance with IAS; (iv) maritime liens incurred in the ordinary course within the last 45 days; (v) mechanics’, carriers’, workers’, repairers’, and other similar liens arising or incurred in the ordinary course of business; (vi) exceptions shown on the surveys or other matters of record made available to Buyer which do not materially affect the current use of the Company’s real property; Liens disclosed in Schedule 3.16, (vii) any land use ordinances and zoning ordinances (but not violations thereof); and (viii) and with respect to Intellectual Property licensed by the Company, any restrictions imposed by the licensor of such Intellectual Property.

“Person” shall mean any individual, partnership, firm, corporation, joint venture, association, trust, unincorporated organization, limited liability company, limited liability partnership or other legal entity.

“ISE Confidentiality Agreement” shall mean that confidentiality agreement between the Company and Buyer dated December 15, 2004 and attached hereto as Exhibit F-2.

“Proxy Statement” shall have the meaning specified in Section 5.10(a).

“Purchase Price” shall have the meaning specified in Section 2.1.

“Real Property” shall mean Owned Real Property and Leased Real Property.

“Re-Flagging Approval” shall mean any approval from a Governmental Authority relating to any change of the registration of any of the Vessels due to the transfer of shares to Buyer, Buyer’s jurisdiction of formation or otherwise as a result of the consummation of the transactions contemplated by this Agreement and required for the continuation of the business of the Company after Closing.

“Requisite Holders” shall mean Shareholders who hold, as of the date of this Agreement, sixty (60%) percent of the Shares issued and outstanding as of such date.

“Risk Control Guidelines” shall have the meaning set forth on Schedule 3.6.

“Schedules” shall mean the disclosure schedules attached to this Agreement as the same may be amended or supplemented under the Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall have the meaning specified in Section 4.8.

“Shares” shall have the meaning specified in the recitals to this Agreement.

“Shareholder Approval” shall mean (i) the affirmative vote of the holders of a majority of the shares of the common stock issued in Buyer’s initial public offering (“IPO Shares”); and (ii) the holders of less than 20% of the IPO Shares shall have exercised their conversion rights with respect to their shares of common stock, all as required by Buyer’s Amended and Restated Certificate of Incorporation and in accordance with the prospectus describing Buyer’s initial public offering.

“Shareholders” shall have the meaning specified in the preamble to this Agreement.

“Shareholders’ Agent” shall mean the Person(s) specified in the preamble to this Agreement and any successor thereto designated by the Shareholder in accordance with the Shareholders’ Agent Agreement.

“Shareholders’ Agent Agreement” shall have the meaning specified in Section 11.8.

“Shareholders’ Agreement” shall mean that certain Shareholders’ Agreement, dated as of December 11, 2002, as amended by Amendment 1 to Shareholders’ Agreement, dated October 31, 2003, and Amendment 2 to Shareholders’ Agreement, dated as of October 5, 2004.

“Shareholders Meeting” shall have the meaning specified in Section 5.10(a).

“Shareholders’ Representatives” shall mean the Shareholders’ Agent and any other agent or agents designated in writing by the Requisite Holders.

“Subsidiaries” shall have the meaning specified in Section 3.2(f).

“Survival Period” shall have the meaning specified in Section 8.6(a).

“Target GAAP Date” shall have the meaning specified in Section 5.10(c).

“Tax Returns” means any and all returns, reports, forms and information returns required to be filed with any taxing authority (including any schedule or attachment thereto) as identified in Schedule 3.18 in connection with the determination, assessment or collection of any Taxes of the Company or any Subsidiary.

“Taxes” means (i) all taxes, charges, duties, fees, levies or other assessments, including income, excise, gross receipts, property, sales, use, value added, profits, registration, tonnage, fuel, license, customs, withholding (with respect to compensation or otherwise), payroll, employment, net worth, transfer, stamp, social security, occupation and franchise taxes, imposed by any Governmental Authority or taxing authority as identified in Schedule 3.18, and including any interest, penalties and additional amounts imposed with respect thereto, and (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto.

“Third Parties” means third parties, including Governmental Authorities, other than parties to this Agreement or their Affiliates.

“Third Party Approvals” means all approvals, consents, licenses and waivers from Third Parties that are required to effect the transactions contemplated hereby (including any consents required under any Lease), that are necessary for the transfer of the Shares to Buyer.

“Threshold” shall have the meaning specified in Section 8.6(c).

“Vessel” shall have the meaning specified in Section 3.9.

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

NAVIOS MARITIME HOLDINGS INC.

By:	/S/ ROBERT G. SHAW
Name: Robert G. Shaw Title: Executive Vice President

BUYER: INTERNATIONAL SHIPPING ENTERPRISES, INC.

By:	/S/ ANGELIKI FRANGOU
Name: Angeliki Frangou Title: Chief Executive Officer

SHAREHOLDERS’ AGENT:

By:	/S/ ROBERT SHAW
Robert Shaw

By:	/S/ BRUCE HOAG
Bruce Hoag

INDIVIDUAL SHAREHOLDERS:		CORPORATE SHAREHOLDERS: GALI SHIPPING INC.

By:	/S/ ANTHONY R. WHITWORTH	By:	/S/ DR. PATRICK K. OESCH
	Anthony R. Whitworth		Name: Dr. Patrick K. Oesch Title: President & Director

By:	/S/ BRUCE C. HOAG
	Bruce C. Hoag	PARK VIEW BUSINESS INC.

By:	/S/ ROBERT G. SHAW	By:	/S/ RYAN RUDOLPH
	Robert G. Shaw		Name: Ryan Rudolph Title: Director

By:	/S/ TED C. PETRONE
	Ted C. Petrone	ARAMA ASSETS LIMITED

By:	/S/ MICHAEL E. MCCLURE	By:	/S/ RYAN RUDOLPH
	Michael E. McClure		Name: Ryan Rudolph Title: Director

By:	/S/ SHUNJI SASADA
	Shunji Sasada	HAZELMERE MARITIME INC.

By:	/S/ PABLO SOLER	By:	/S/ SPYROS NAVROS
	Pablo Soler		Name: Spyros Navros Title: Director & President

By:	/S/ GABRIEL SOLER
	Gabriel Soler	SALTCHUK RESOURCES, INC.

		By:	/S/ BRIAN BOGEN
Name: Brian Bogen Title: Vice President

International Shipping Enterprises, Inc.

1225 Franklin Avenue, Suite 325

Garden City, NY 11530

May 27, 2005

Shareholders of Navios Maritime Holdings Inc.

20 Marshall Street

South Norwalk, CT 06854

Ladies and Gentlemen:

Reference is hereby made to the Stock Purchase Agreement dated February 28, 2005 (“SPA”) among Navios Maritime Holdings, Inc. (“Navios”), the Shareholders of Navios, the Shareholders Agent, and International Shipping Enterprises, Inc. (“ISE”). Capitalized terms used herein but not otherwise defined herein shall have such meanings as defined in the SPA. We have agreed to amend and modify the SPA as follows:

1. Notwithstanding anything to the contrary in the SPA, including the provisions of Sections 2.4 and 9, the language of Section 10.1(b) shall be deleted in its entirety and replaced with the following: “by either the Shareholders or the Buyer if the Closing shall not have occurred on or before July 15, 2005.”

2. The Shareholders and Shareholders Agent acknowledge and agree that no Deposit Adjustment need be paid by Buyer.

3. Except as modified hereby the SPA remains in full force and effect.

[SIGNATURE PAGES TO FOLLOW]

Please confirm your agreement to the foregoing by signing the enclosed duplicate of this letter.

BUYER:

INTERNATIONAL SHIPPING ENTERPRISES, INC.

By:	/S/ ANGELIKI FRANGOU
Name:
Title:

INDIVIDUAL SHAREHOLDERS:		CORPORATE SHAREHOLDERS:

GALI SHIPPING INC.

By:	/S/ ANTHONY R. WHITWORTH	By:	/S/ DR. PATRICK K. OESCH
	Anthony R. Whitworth		Name: Dr. Patrick K. Oesch
Title: President & Director

PARK VIEW BUSINESS INC.

By:	/S/ BRUCE C. HOAG	By:	/S/ RYAN RUDOLPH
	Bruce C. Hoag		Name: Ryan Rudolph
Title: Director

ARAMA ASSETS LIMITED

By:	/S/ ROBERT G. SHAW	By:	/S/ RYAN RUDOLPH
	Robert G. Shaw		Name: Ryan Rudolph
Title: Director

By:	/S/ TED C. PETRONE
Ted C. Petrone

By:	/S/ MICHAEL E. MCCLURE
Michael E. McClure

HAZELMERE MARITIME INC.

By:	/S/ SHUNJI SASADA	By:	/S/ SPYROS D. MAVROS
	Shunji Sasada	Name:	Spyros D. Mavros
		Title:	President/Director

SALTCHUK RESOURCES, INC.

By:	/S/ PABLO SOLER	By:	/S/ BRIAN BOGEN
	Pablo Soler	Name:	Brian Bogen
		Title:	Vice President

By:	/S/ GABRIEL SOLER
Gabriel Soler

International Shipping Enterprises, Inc.

1225 Franklin Avenue, Suite 325

Garden City, NY 11530

July 14, 2005

Shareholders of Navios Maritime Holdings Inc.

20 Marshall Street

South Norwalk, CT 06854

Re:	Second Amendment to Stock Purchase Agreement (this “Amendment”)

Ladies and Gentlemen:

Reference is hereby made to the Stock Purchase Agreement dated February 28, 2005, as amended May 27, 2005 (“SPA”) among Navios Maritime Holdings, Inc. (“Navios”), the Shareholders of Navios, the Shareholders’ Agent, and International Shipping Enterprises, Inc. (“ISE”). Capitalized terms used herein but not otherwise defined herein shall have such meanings as defined in the SPA. We have agreed to amend and modify the SPA as follows:

1. Notwithstanding anything to the contrary in the SPA, including the provisions of Sections 2.4 and 9, the language of Section 10.1(b) shall be deleted in its entirety and replaced with the following: “(b) by the Shareholders, acting through the Shareholders’ Agent, if (i) subject to (ii) below, the Closing shall not have occurred on or before August 15, 2005 for any reason, or (ii) if Buyer and its advisors, following consultation with the SEC, determine the applicable proxy notice solicitation period to be 20 business days, if the Closing shall not have occurred on or before August 31, 2005 for any reason .” This Amendment shall only be effective upon execution and delivery of this Amendment and compliance with paragraphs 2 and 5 below.

2. Notwithstanding anything to the contrary in the May 27, 2005 amendment to the SPA, in accordance with Section 2.4 of the SPA (and notwithstanding the dates therein), on or before 3 p.m. EST on July 8, 2005, Buyer shall deposit with Escrow Agent an additional Three Million Dollars ($3,000,000) as a Deposit Adjustment, and the definition of Deposit Adjustment in the SPA shall be deemed amended accordingly.

3. The language of Section 10.2(a)(ii) shall be deleted in its entirety and replaced with the following: “(ii) there has been a failure of satisfaction of a condition to the obligations of Buyer that has not been waived, provided, however, Buyer hereby waives the conditions in (x) Section 6.10, and (y) Section 6.3 to the extent that such failure of satisfaction of the condition in such Section arises out of actions or omissions by Buyer, its agents, officers, directors, employees or shareholders, or”.

4. The second sentence of Section 10.3 shall be amended to delete the reference to Section 10.1(b) by deleting the “(b)” in such sentence. The remainder of Section 10.3 (with the exception of the first sentence, which is not amended or revised by this Amendment) shall be deleted in its entirety and replaced with the following:

“Upon any termination by Shareholders pursuant to the provisions of Section 10.1(b) for any reason, other than for a delay caused as a direct consequence of (i) a breach by the Shareholders of their representations or obligations referred to in Section 10.2(a) or a failure of conditions referred to in Section 10.2(a), or (ii) an act of war or terrorist event preventing or interrupting the transmission of the Purchase Price, the Buyer shall forfeit the Deposit and the Deposit Adjustment and shall cause the Escrow Agent to release within two (2) business days the Deposit and the Deposit Adjustment, with accrued interest, to Shareholders’ Agent and the Shareholders shall retain such Deposit and Deposit Adjustment. Any termination under Section 10.1(b) for a delay caused as a direct consequence of (i) a breach by the Shareholders of their representations or obligations referred to in Section 10.2(a) or a failure of conditions referred to in Section 10.2(a), or (ii) an act of war or terrorist event preventing or interrupting the transmission of the Purchase Price, shall result in a prompt refund of the Deposit and Deposit Adjustment, with interest, to Buyer.

Upon any termination pursuant to Section 10.2(b) for nonfullfillment of the conditions of Section 7, with the exception of Sections 7.3 (to the extent that such failure of satisfaction of the condition in such Section arises out of actions or omissions by the Shareholders, the Company, its Affiliates, or their officers, directors, employees or agents), or Sections 7.4 and 7.5, the Buyer shall forfeit and cause the Escrow Agent to promptly release the Deposit to Shareholders and the Shareholders shall, in addition to any other damages, losses or expenses permitted under or provided for in this Agreement, retain the Deposit, with accrued interest, if any. Subject to the foregoing, the parties’ obligations under Sections 11.2, 11.4, 11.5, 11.7 and 11.9 of this Agreement shall survive termination.”

5. Buyer hereby confirms to the Shareholders and to Navios, and Navios and the Shareholders hereby confirm to the Buyer, that the SPA remains in full force and effect and this Amendment does not supercede or replace Section 10.2 “Termination for Breach” or the rights and remedies of the Buyer or the Shareholders upon any termination pursuant to Section 10.2 as amended hereby.

6. Each of the parties hereby authorizes the delivery of a copy of this Amendment to the Escrow Agent and hereby requests and directs that such Escrow Agent hereafter follow the provisions of the Deposit Escrow Agreement and the SPA, as hereby amended.

[SIGNATURE PAGES TO FOLLOW]

Please confirm your agreement to the foregoing by signing the enclosed duplicate of this letter.

BUYER:

INTERNATIONAL SHIPPING ENTERPRISES, INC.

By:
Name:
Title:

INDIVIDUAL SHAREHOLDERS:		CORPORATE SHAREHOLDERS:

GALI SHIPPING INC.

By:	/S/ ANTHONY R. WHITWORTH	By:	/S/ DR. PATRICK K. OESCH
	Anthony R. Whitworth		Name: Dr. Patrick K. Oesch
Title: President & Director

PARK VIEW BUSINESS INC.

By:	/S/ BRUCE C. HOAG	By:	/S/ RYAN RUDOLPH
	Bruce C. Hoag		Name: Ryan Rudolph
Title: Director

ARAMA ASSETS LIMITED

By:	/S/ ROBERT G. SHAW	By:	/S/ RYAN RUDOLPH
	Robert G. Shaw		Name: Ryan Rudolph
Title: Director

By:	/S/ TED C. PETRONE
Ted C. Petrone

By:	/S/ MICHAEL E. MCCLURE
Michael E. McClure

HAZELMERE MARITIME INC.

By:	/S/ SHUNJI SASADA	By:	/S/ SPYROS D. MAVROS
	Shunji Sasada		Name: Spyros D. Mavros
Title: President/Director

SALTCHUK RESOURCES, INC.

By:	/S/ PABLO SOLER	By:	/S/ STEVEN GIESE
	Pablo Soler		Name: Steven Giese
Title: Vice President & CFO

By:	/S/ GABRIEL SOLER
Gabriel Soler

Appendix B

THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

NAVIOS MARITIME HOLDINGS INC.

UNDER SECTIONS 90 AND 93 OF THE BUSINESS CORPORATIONS ACT

I, [name], [title of person signing on behalf of the Corporation] of Navios Maritime Holdings Inc., for the purpose of amending and restating the Articles of Incorporation of said Corporation hereby certify:

1. The name of the Corporation is: Navios Maritime Holdings Inc.

2. The Articles of Incorporation were originally filed with the Registrar of Corporations under the laws of the Republic of The Marshall Islands on November 19, 2002, as amended and restated on December 5, 2002, and as amended on each of April 23, 2003, and February 16, 2005.

3. The Articles of Incorporation, as amended heretofore, are hereby amended and restated in their entirety as follows:

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Navios Maritime Holdings Inc.

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the Republic of The Marshall Islands is Trust Company Complex, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands, MH96960; and the name of the registered agent of the Corporation in the Republic of The Marshall Islands is Trust Company of the Marshall Islands, Inc.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity or carry on any business for which corporations may be organized under the Business Corporations Act of the Republic of The Marshall Islands or any successor statute (the “BCA”).

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 121,000,000 of which 120,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, (full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the BCA. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: The Board of Directors of the Corporation shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be nearly equal as possible. The directors in Class A shall serve for a term expiring at the first Annual Meeting of Shareholders immediately following the effective date of these Articles, the directors in Class B shall serve for a term expiring at the second Annual Meeting of Shareholders immediately following the effective date of these Articles and the directors in Class C shall serve for a term expiring at the third Annual Meeting of Shareholders immediately following the effective date of these Articles. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election. Except as the BCA may otherwise require, in the interim between annual meetings of shareholders or special meetings of shareholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition and not in limitation of the powers of the Corporation and of its directors and of its shareholders or any class thereof, as the case may be, conferred by the Republic of The Marshall Islands, it is further provided that:

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws of the Corporation. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors that the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

B. After the original or other ByLaws of the Corporation have been adopted, amended or repealed, as the case may be, in accordance with the provisions of the Business Corporations Act of the Republic of The Marshall Islands, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the Corporation may be exercised by the Board of Directors and shareholders of the Corporation.

C. The books of the Corporation may be kept at such place within or without the Republic of The Marshall Islands as the ByLaws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

D. The holders of no fewer than one-third (1/3) of the issued and outstanding capital stock of the Corporation and entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders.

EIGHTH: The Corporation shall, to the fullest extent permitted by the Business Corporations Act of the Republic of The Marshall Islands, as the same may be amended and supplemented from time to time, indemnify and advance expenses to, (i) its directors and officers, and (ii) any person who at the request of the Corporation is or was serving as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor), provided, however, that except with respect to proceedings to enforce rights to indemnification, the Bylaws of the Corporation may provide that the Corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

NINTH: No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except to the extent that exemption from liability or limitation thereof is not permitted under the Business Corporations Act of the Republic of The Marshall Islands as in effect at the time such liability or limitation thereof is determined. No amendment, modification or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal. If the BCA is amended after approval by the shareholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the BCA, as so amended.

TENTH: At all times, any amendment to the provisions of Article Sixth hereof shall require the approval of the holders of two-thirds (2/3) of the issued and outstanding capital stock of the Corporation entitled to vote at the election of directors of the Corporation.”

4. This Third Amended and Restated of the Articles of Incorporation was authorized by action of the sole shareholder and the Board of Directors of the Corporation.

IN WITNESS WHEREOF, I have executed these Third Amended and Restated Articles of Incorporation this [                            ] day of [                    ], 2005.

Authorized Person [NAME], [TITLE]

BYLAWS

OF

NAVIOS MARITIME HOLDINGS INC.

ARTICLE I

OFFICES

1.1 Registered Office. The registered office of Navios Maritime Holdings Inc. (the “Corporation”) in the Republic of Marshall Islands shall be established and maintained at Trust Company Complex, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands, MH 96960, and Trust Company of the Marshall Islands, Inc. shall be the registered agent of the Corporation in the Republic of the Marshall Islands.

1.2 Other Offices. The Corporation may also have offices at such other places both within and without the Republic of the Marshall Islands as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF SHAREHOLDERS

2.1 Place of Meetings. All meetings of the shareholders shall be held at such time and place, either within or without the Republic of the Marshall Islands, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

2.2 Annual Meetings. The annual meeting of shareholders shall be held on such date and at such time as may be fixed by the Board of Directors and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these Bylaws (the “Bylaws”).

Written notice of an annual meeting stating the place, date and hour of the meeting, shall be given to each shareholder entitled to vote at such meeting not less than fifteen (15) nor more than sixty (60) days before the date of the annual meeting.

Unless otherwise required by the Business Corporation Act of the Associations Law of the Republic of the Marshall Islands (the “BCA”), for business to be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) brought before the annual meeting by or at the direction of the Board of Directors, or (iii) properly brought before the annual meeting by a shareholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) nor more than one hundred twenty (120) days prior to such meeting.

A shareholder’s notice to the Secretary shall set forth (a) as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the shareholder in such business, and (b) as to the shareholder giving the notice (i) the name and record address of the shareholder and (ii) the class, series and number of shares of capital stock of the Corporation which are beneficially owned by the shareholder. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Article II, Section 2.2. If the officer of the Corporation presiding at an annual meeting determines that business was not properly brought before the annual meeting in accordance with the provisions of this Article II, Section 2.2, then such officer shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.

2.3 Special Meetings. Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by the BCA or by the Articles of Incorporation of the Corporation (the “Articles of Incorporation”), may only be called by a majority of the entire Board of Directors, the Chief Executive Officer or the Chairman. Such request shall state the purpose or purposes of the proposed meeting.

Unless otherwise provided by law, written notice of a special meeting of shareholders, stating the time, place and purpose or purposes thereof, shall be given to each shareholder entitled to vote at such meeting, not less than fifteen (15) or more than sixty (60) days before the date fixed for such meeting. Business transacted at any special meeting of shareholders shall be limited to the purposes stated in the notice.

2.4 Quorum. The holders of no fewer than one-third (1/3) of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders for the transaction of business except as otherwise provided by the BCA or by the Articles of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the shareholders, the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

2.5 Organization. The Chairman of the Board of Directors shall act as chairman of meetings of the shareholders. The Board of Directors may designate any other officer or director of the Corporation to act as chairman of any meeting in the absence of the Chairman of the Board of Directors, and the Board of Directors may further provide for determining who shall act as chairman of any shareholders meeting in the absence of the Chairman of the Board of Directors and such designee.

The Secretary of the Corporation shall act as secretary of all meetings of the shareholders, but in the absence of the Secretary, the presiding officer may appoint any other person to act as secretary of any meeting.

2.6 Voting. Unless otherwise required by law, the Articles of Incorporation or these Bylaws, any question (other than the election of directors) brought before any meeting of shareholders shall be authorized by a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon. At all meetings of shareholders for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Each shareholder represented at a meeting of shareholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such shareholder, unless otherwise provided by the Articles of Incorporation. Each shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize any person or persons to act for him by proxy. All proxies shall be executed in writing and shall be filed with the Secretary of the Corporation not later than the day on which any such vote is exercised. No proxy shall be voted or acted upon after eleven months (11) months from its date, unless the proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of shareholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.

2.7 Action of Shareholders Without Meeting. Any action required to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of such shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all of the holders of outstanding stock entitled to vote with respect to the subject matter thereof.

2.8 Adjournment. Any meeting of the shareholders, including one at which directors are to be elected, may be adjourned for such periods as the presiding officer of the meeting or the shareholders present in person or by proxy and entitled to vote shall direct.

ARTICLE III

DIRECTORS

3.1 Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Articles of Incorporation. The number of directors which shall constitute the Board of Directors shall be not less than one (1) or more than nine (9). The exact number of directors shall be fixed from time to time, within the limits specified in this Article III, Section 3.1, or in the Articles of Incorporation, by the Board of Directors. Directors need not be shareholders of the Corporation. The Board may be divided into classes as more fully described in the Articles of Incorporation.

3.2 Election; Term of Office; Resignation; Removal; Vacancies. Each director shall hold office until the next annual meeting of shareholders at which his class stands for election or until such director’s earlier resignation, removal from office, death or incapacity. Unless otherwise provided in the Articles of Incorporation, vacancies and newly created directorships resulting from any increase in the number of directors or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and each director so chosen shall hold office until the next annual meeting and until such director’s successor shall be duly elected and shall qualify, or until such director’s earlier resignation, removal from office, death or incapacity.

3.3 Nominations. Nominations of persons for election to the Board of Directors of the Corporation at an annual meeting of shareholders of the Corporation may be made at such meeting by or at the direction of the Board of Directors, by any committee or persons appointed by the Board of Directors or by any shareholder of the Corporation entitled to vote for the election of directors at the meeting and who is a shareholder of record on the date of the giving of the notice provided for in this Article III, Section 3.3. Such nominations by any shareholder shall be made pursuant to timely notice in writing to the Secretary of the Corporation.

Such shareholder’s notice to the Secretary shall set forth (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended, and (ii) as to the shareholder giving the notice (a) the name and record address of the shareholder and (b) the class and number of shares of capital stock of the Corporation which are beneficially owned by the shareholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. If the officer of the Corporation presiding at an annual meeting determines that a nomination was not made in accordance with the foregoing procedure, he shall so declare to the meeting and the defective nomination shall be disregarded.

3.4 Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the Republic of the Marshall Islands. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors.

Special meetings of the Board of Directors may be called by the Chief Executive Officer or a majority of the entire Board of Directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile, telegram or e-mail on twenty-four (24) hours notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

3.5 Quorum. Except as may be otherwise specifically provided under the BCA, the Articles of Incorporation or these Bylaws, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors or of any committee thereof, a majority of the directors present thereat may adjourn the meeting from time to time, without notice, other than announcement at the meeting, until a quorum shall be present.

3.6 Organization of Meetings. The Board of Directors shall elect one of its members to be Chairman of the Board of Directors. The Chairman of the Board of Directors shall lead the Board of Directors in fulfilling its responsibilities as set forth in these Bylaws, including its responsibility to oversee the performance of the Corporation, and shall determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Directors.

Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, or in his or her absence, by the Chief Executive Officer, or in the absence of the Chairman of the Board of Directors and the Chief Executive Officer, by such other person as the Board of Directors may designate or the members present may select.

3.7 Actions of Board of Directors Without Meeting. Unless otherwise restricted by the Articles of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

3.8 Removal of Directors. Unless otherwise restricted by the Articles of Incorporation, the entire Board of Directors or any individual Director may be removed from office with cause by a majority vote of the holders of the outstanding shares then entitled to vote at an election of directors. In case the Board of Directors or any one or more Directors be so removed, new Directors may be elected at the same time for the unexpired portion of the full term of the Director or Directors so removed. Any director may also be removed with cause by action of the Board of Directors.

3.9 Resignations. Any Director may resign at any time by submitting his written resignation to the Board of Directors or Secretary of the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

3.10 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided by law and in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to: (a) the submission to shareholders of any action that requires shareholders’ authorization under the BCA; (b) filling of vacancies in the board of directors or in a committee; (c) the fixing of compensation of the directors for serving on the Board of Directors or on any committee; (d) the amendment or repeal of the Bylaws, or the adoption of new Bylaws; or (e) the amendment or repeal of any resolution of the Board of Directors which, by its terms, shall be amendable or repealable.

3.11 Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed amount (in cash or other form of consideration) for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

3.12 Interested Directors. No contract or transaction between the Corporation and one or more of its directors, or between the Corporation and any other corporation, firm, association, or other entity in which one or more of its directors are directors or officers, or have a substantial financial interest, shall be either void or voidable for this reason alone or by reason alone that such director or directors are present at the meeting of the Board of Directors, or committee thereof, which approves such contract or transaction, or that his or their votes are counted for such purpose, if (i) the material facts as to such director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the Board of Directors or the committee, and the Board of Directors or committee approves such contract or transaction by a vote sufficient for such purpose without counting the vote of such interested director, or, if the votes of the disinterested directors are insufficient to constitute an act of the Board of Directors as defined under the BCA, by unanimous vote of the disinterested directors; or (ii) the material facts as to such director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the shareholders entitled to vote thereon, and such contract or transaction is approved by vote of such shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which approves such contract or transaction.

3.13 Meetings by Means of Telephone Conference. Members of the Board of Directors or any committee designed by the Board of Directors may participate in a meeting of the Board of Directors or of a committee of the Board of Directors by means of telephone or similar communications equipment such that all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

ARTICLE IV

OFFICERS

4.1 General. The officers of the Corporation shall be elected by the Board of Directors and may consist of: a Chairman of the Board, Vice Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Secretary and Treasurer. The Board of Directors, in its discretion, may also elect one or more Vice Presidents (including Executive Vice Presidents and Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, a

Controller and such other officers as in the judgment of the Board of Directors may be necessary or desirable. Any number of offices may be held by the same person and more than one person may hold the same office, unless otherwise prohibited by law, the Articles of Incorporation or these Bylaws. The officers of the Corporation need not be shareholders of the Corporation, nor need such officers be directors of the Corporation.

4.2 Election. The Board of Directors at its first meeting held after each annual meeting of shareholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Except as otherwise provided in this Article IV, any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers who are directors of the Corporation shall be fixed by the Board of Directors.

4.3 Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer, and such officer may, in the name and on behalf of the Corporation, take all such action as such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and, at any such meeting, shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

4.4 Chief Executive Officer. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have ultimate authority for decisions relating to the general management and control of the affairs and business of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.

4.5 Chief Financial Officer. The Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence of a named Treasurer, the Chief Financial Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.

4.6 President: At the request of the Chief Executive Officer or in the event of his or her inability to act, the President shall perform the duties of the Chief Executive Officer and, when so acting, shall have all the powers of and be subject to all the restrictions upon such office. The President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe.

4.7 Executive Vice Presidents. At the request of the President or in the event of his or her inability to act, the Executive Vice President or the Executive Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the President and, when so acting, shall have all the powers of and be subject to all the restrictions upon such office. Each Executive Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Executive Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of such officer to act, shall perform the duties of such office, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office.

4.8 Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of shareholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the shareholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer, under whose supervision the Secretary shall be. If the Secretary shall be unable to cause to be given notice of all meetings of the shareholders and special meetings of the Board of Directors, then any Assistant Secretary shall perform such actions. If there be no Assistant Secretary, then the Board of Directors or the Chief Executive Officer may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

4.9 Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

4.10 Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, the President, any Executive Vice President, if there be one, or the Secretary, or in the event of his or her inability to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

4.11 Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, the President, any Executive Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his or her disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

4.12 Controller. The Controller shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or any Vice President of the Corporation may prescribe.

4.13 Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of

Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

4.14 Vacancies. The Board of Directors shall have the power to fill any vacancies in any office occurring for whatever reason.

4.15 Resignations. Any officer may resign at any time by submitting his written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

4.16 Removal. Subject to the provisions of any employment agreement approved by the Board of Directors, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

ARTICLE V

CAPITAL STOCK

5.1 Form of Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation (i) by the Chief Executive Officer or the President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation.

5.2 Signatures. Any or all of the signatures on the certificate may be a facsimile, including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

5.3 Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4 Transfers. The Board of Directors shall have power and authority to make such rules and regulations as they may deem expedient concerning the issuance, registration and transfer of certificates representing shares of the Corporation’s stock, and may appoint transfer agents and registrars thereof.

5.5 Fixing Record Date. For the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividend or the allotment of any rights, the Board of Directors shall fix a record date for any such determination that is not more than sixty (60) nor less than fifteen (15) days before the date of such meeting, nor more than sixty (60) days prior to any other action.

ARTICLE VI

NOTICES

6.1 Form of Notice. Notices to directors and shareholders other than notices to directors of special meetings of the board of Directors which may be given by any means stated in Article III, Section 3.4, shall be in writing and delivered personally or mailed to the directors or shareholders at their addresses appearing on the books of the Corporation. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Notice to directors may also be given by telegram.

6.2 Waiver of Notice. Whenever any notice is required to be given under the provisions of law or the Articles of Incorporation or by these Bylaws of the Corporation, a written waiver, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular, or special meeting of the shareholders, Directors, or members of a committee of Directors need be specified in any written waiver of notice unless so required by the Articles of Incorporation.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

7.1 The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

7.2 The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duties to the Corporation unless and only to the extent that the court in which such action or suit was properly brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court having proper jurisdiction shall deem proper.

7.3 To the extent that a director, officer or employee of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 7.1 or 7.2 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

7.4 Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding within the scope of this Article upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Section. Such expenses (including attorneys’ fees) incurred by other employees may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

7.5 The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

7.6 The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

7.7 For purposes of this Article, references to “the Corporation” shall include, in addition to the Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer or employee of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation of its separate existence had continued.

7.8 For purposes of this Article, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer or employee of the Corporation which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article.

7.9 The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.10 No director or officer of the Corporation shall be personally liable to the Corporation or to any shareholder of the Corporation for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (i) for any breach of the director’s or the officer’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director or officer derived an improper personal benefit.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Reliance on Books and Records. Each Director, each member of any committee designated by the Board of Directors, and each officer of the Corporation, shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

8.2 Dividends. Subject to the provisions of the Articles of Incorporation, if any, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Articles of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall think conducive to the interest of the Corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

8.3 Annual Statement. The Board of Directors shall present at each annual meeting, and at any special meeting of the shareholders when called for by vote of the shareholders, a full and clear statement of the business and condition of the Corporation.

8.4 Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the Board of Directors may from time to time designate.

8.5 Fiscal Year. The fiscal year of the Corporation shall be as determined by the Board of Directors. If the Board of Directors shall fail to do so, the Chief Executive Officer shall fix the fiscal year.

8.6 Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, The Republic of the Marshall Islands.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

8.7 Amendments. The Bylaws or other bylaws may be adopted, amended or repealed by the shareholders entitled to vote thereon at any regular or special meeting or, if the Articles of Incorporation so provides, by the Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the shareholders of the power nor limit their power to adopt, amend or repeal Bylaws.

8.8 Interpretation of Bylaws. All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the Associations Law of the Republic of the Marshall Islands, as amended, and as amended from time to time hereafter.

Appendix C

PLAN AND AGREEMENT OF MERGER

THIS PLAN AND AGREEMENT OF MERGER (hereinafter called the “Agreement”), dated as of [            , 2005], is between International Shipping Enterprises, Inc., a Delaware corporation (“ISE”), and Navios Maritime Holdings Inc., a wholly-owned subsidiary of ISE organized under the laws of the Republic of The Marshall Islands (“Navios”).

WHEREAS, ISE is a corporation duly organized and existing under the laws of the State of Delaware, having authorized capital stock of 121,000,000 shares, of which 120,000,000 shares are common stock with a par value of $.0001 per share (“ISE Common Stock”) and 1,000,000 shares are preferred stock with a par value of $.0001 per share. The Certificate of Incorporation of ISE was originally filed in the office of the Secretary of State of the State of Delaware on September 17, 2004, as amended and restated on each of November 22, 2004 and November 29, 2004;

WHEREAS, Navios is a corporation duly organized and existing under the laws of The Republic of the Marshall Islands, having authorized capital stock of 16,875,000 shares, of which 1,000,000 shares are common stock with a par value of $0.10 per share (“Navios Common Stock”) and 15,875,000 shares are preferred stock with a par value of $1.00 per share. The Articles of Incorporation of Navios were originally filed with the Registrar of Corporations under the laws of the Republic of The Marshall Islands on November 19, 2002, as amended and restated on December 5, 2002 and as amended on each of April 23, 2003 and February 16, 2005. The name under which Navios was formed was Nautilus Maritime Holdings Inc.;

WHEREAS, there are              shares of Navios Common Stock issued and outstanding which are owned by ISE, and such shares constitute all of the issued and outstanding capital stock of Navios;

WHEREAS, there are              shares of ISE Common Stock issued and outstanding as of                     , 2005 which are owned by various stockholders of ISE (collectively, the “Stockholders”), and such shares constitute all of the issued and outstanding capital stock of ISE as of such date;

WHEREAS, the board of directors of ISE and the board of directors of Navios have determined it advisable and in the best interests of each such corporation that ISE merge with and into Navios as authorized by the statutes of the State of Delaware and the Republic of The Marshall Islands and upon the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of ISE, in its capacity as the sole stockholder of Navios, has approved this Agreement; and

WHEREAS, the Stockholders of ISE have approved this Agreement at a meeting duly called and held for such purpose.

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, ISE and Navios hereby agree as follows:

1. Merger. Upon the terms and subject to the conditions set forth in this Agreement, ISE shall be merged with and into Navios (the “Merger”), and Navios shall be the surviving corporation (sometimes hereafter referred to as the “Surviving Corporation”). The name of the Surviving Corporation shall be Navios Maritime Holdings Inc. The Merger shall become effective upon filing of appropriate certificates and articles of merger and/or this Agreement providing for the Merger, with the Registrar of Corporations of the Republic of the Marshall Islands and with the Secretary of State of the State of Delaware (the “Effective Time” or the “Effective Date”).

2. Governing Documents. From and after the Effective Time and without further action on the part of the parties, the Articles of Incorporation of Navios immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation; provided, however, that, notwithstanding the foregoing, the Articles of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in the Articles of Merger to be filed with the Registrar of Corporations of the Republic of the Marshall Islands as set forth in Exhibit A attached hereto.

The Bylaws of Navios, as in effect immediately prior to the Effective Date, shall be the Bylaws of the Surviving Corporation without change or amendment until thereafter amended in accordance with applicable law.

3. Succession; Officers and Directors. On the Effective Date, the separate corporate existence of ISE shall cease and Navios, as the Surviving Corporation, shall possess all the rights, privileges, powers and franchises of a public and private nature and be subject to all the restrictions, disabilities and duties of ISE; and all property, real personal and mixed, and all debts due to ISE on whatever account, as well as for share subscriptions and all other things in action belonging to ISE, shall be vested in the Surviving Corporation; and all and every other interest shall be thereafter the property of the Surviving Corporation as they were of ISE, and the title to any real estate vested by deed or otherwise in ISE, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of ISE shall be preserved unimpaired, and all debts, liabilities and duties of ISE shall thence forth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by the Surviving Corporation. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of ISE, its Stockholders, board of directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Date, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of Navios and shall be as effective and binding thereon as the same were with respect to ISE.

The directors of ISE immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of ISE immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their resignation or their respective successors are duly elected or appointed and qualified. The employees and agents of ISE shall become the employees and agents of the Surviving Corporation entitled to the same rights and benefits which they enjoyed as employees and agents of ISE.

4. Further Assurances. From time to time, as and when required by Navios, or by its successors and assigns, there shall be executed and delivered on behalf of ISE such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Navios the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of ISE, and otherwise to carry out the purposes of this Agreement, and the officers and directors of Navios are fully authorized in the name and on behalf of ISE or otherwise, to take any and all such action and to execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement or of the Merger herein provided for.

5. Conversion and Cancellation of Common Stock; Warrants.

(a) On the Effective Date, all of the shares of ISE Common Stock issued and outstanding immediately prior to the Effective Date and all rights in respect thereof, shall, by virtue of this merger and without any action on the part of the holder thereof, each be converted into one (1) share of fully paid, nonassessable shares of Navios Common Stock, $0.0001 par value per share.

(b) On or after the Effective Date, the holders of outstanding shares of ISE Common Stock shall promptly surrender their certificates for cancellation to Navios’s corporate secretary, who may act as the exchange agent to effect the exchange of ISE share certificates for certificates representing shares of Navios Common Stock. Each holder of ISE Common Stock shall, upon such surrender, receive in exchange therefor a certificate representing the shares of Navios Common Stock calculated pursuant to this Section 5. Until such surrender and cancellation, each share of outstanding ISE Common Stock shall, on and after the Effective Date, be deemed for all corporate purposes to evidence the number of shares of Navios Common Stock calculated under this Section 5.

(c) On the Effective Date, all of the outstanding warrants to purchase a certain number of shares of ISE Common Stock at a certain exercise price shall, by virtue of the Merger and without any action on the part of the holder thereof, each be converted into one (1) warrant to purchase the same number shares of Navios Common Stock at the same exercise price per share.

(d) In its sole discretion, Navios may elect to round up to the nearest whole share, in lieu of issuing fractional shares of Navios Common Stock as a result of the Merger or to pay the fair market value of such fractional shares to the holders who would otherwise be entitled to such fractional shares of Navios Common Stock, as determined by its board of directors.

(e) On the Effective Date, all of the shares of Navios Common Stock presently issued in the name of ISE shall be cancelled and retired and no shares of Navios Common Stock or other security of Navios shall be issued in respect thereof.

6. Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented by written agreement of the parties at any time prior to the Effective Date. However, no amendment, modification or supplement may be made after the adoption of this Agreement by the Stockholders of ISE which changes this Agreement in a way which, in the judgment of the Board of Directors of ISE, would have a material adverse effect on the Stockholders of ISE, unless such amendment, modification or supplement is approved by such Stockholders.

7. Abandonment. At any time prior to the Effective Date, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either ISE or Navios, or both, notwithstanding prior approval of this Agreement by the Stockholders of ISE and Navios entitled to vote thereon, if (i) this Agreement shall not have received the requisite approval of the Stockholders of ISE; or (ii) the Board of Directors of ISE determines for any reason in its sole judgment that the consummation of the transaction would be inadvisable or not in the best interests of ISE and its Stockholders.

8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and the same agreement.

9. Service of Process. The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the Surviving Corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the General Corporation Law of the State of Delaware, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail any such process to the Surviving Corporation at 20 Marshall Street, Suite 200, South Norwalk, CT 06854, USA.

IN WITNESS WHEREOF, ISE and Navios have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ATTEST:		NAVIOS MARITIME HOLDINGS INC., a Marshall Islands corporation

By:		By:
	Name: Title: Secretary		Name: Title: President

ATTEST:		INTERNATIONAL SHIPPING ENTERPRISES, INC., a Delaware corporation

By:		By:
	Name: Title: Secretary		Name: Title: President

Appendix D

February 26, 2005

Board of Directors

International Shipping Enterprises, Inc.

1225 Franklin Avenue

Suite 325

Garden City, NY 11530

Ladies and Gentlemen:

We have been advised that International Shipping Enterprises, Inc. (the “Company”) will enter into an agreement with Navios Maritime Holdings Inc. (“Navios”), each of Navios’ shareholders (the “Shareholders”) and a designated agent on behalf of the Shareholders (the “Agreement”) whereby the Company will purchase all of the issued and outstanding shares of capital stock of Navios (the “Shares”) from the Shareholders (the “Proposed Transaction”) for aggregate consideration of $610,000,000 (the “Consideration”). We have been retained by the Board of Directors to render an opinion as to whether, on the date of such opinion, (i) the Consideration is fair, from a financial point of view, to the Company’s stockholders, and (ii) the fair market value of Navios is at least equal to 80% of the net assets of the Company.

We were not asked to consider, and our opinion does not address, the relative merits of the Proposed Transaction as compared to any alternative business strategy that might exist for the Company. We were not engaged to seek alternatives to the Proposed Transaction that might exist for the Company.

In arriving at our opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things: (i) reviewed the Agreement; (ii) reviewed publicly available financial information and other data with respect to the Company, including the Annual Report on Form 10-K for the year ended December 31, 2004, the Form 8-K filed February 11, 2005, and the Registration Statement on Form S-1 filed on October 13, 2004, and amendments thereto; (iii) reviewed financial and other information with respect to Navios, including the Confidential Memorandum prepared by Lazard Freres & Co. LLC, dated December 2004, the audited financial statements for the years ended December 31, 2002 and 2003 (including, for 2003, the pro forma financial statements taking into account the acquisition of Anemos Maritime), the draft audited financial statements for the year ended December 31, 2004, and other financial information and projections prepared by Company management and its advisors; (iv) considered the historical financial results and present financial condition of both the Company and Navios; (v) reviewed and analyzed certain financial characteristics of companies that were deemed to have characteristics comparable to Navios; (vi) reviewed and analyzed the free cash flows of Navios and prepared a discounted cash flow analysis; (vii) reviewed and analyzed each of the divisions of Navios, and valued them separately on a stand-alone basis; (viii) reviewed and discussed with representatives of the Company and Navios management certain financial and operating information furnished, including financial analyses with respect to their respective business and operations; and (ix) performed such other analyses and examinations as were deemed appropriate.

In arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by us without assuming any responsibility for any independent verification of any such information and have further relied upon the assurances of Company and Navios management that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information utilized, we assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which we could make our analysis and form an opinion. With the exception of Valuation Certificates for each of Navios’ owned vessels and a Technical Assessment of the Uruguay Port, we have not made a physical inspection of the properties and facilities of the Company or Navios and have not made or obtained any evaluations or appraisals of either company’s assets and liabilities (contingent or otherwise). We have not attempted to confirm whether the Company or Navios have good title to their respective assets.

We assumed that the Proposed Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. It is further assumed that the Proposed Transaction will comply with all applicable maritime and other international laws, statutes, rules and regulations that are deemed applicable. We further assume that the Proposed Transaction will be consummated substantially in accordance with the terms set forth in the Agreement, without any further material amendments thereto, and without waiver by the Company of any of the conditions to any obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to the Company or to its stockholders.

Our opinion is necessarily based upon market, economic and other conditions, as they exist on, and could be evaluated as of February 25, 2005. Accordingly, although subsequent developments may affect our opinion, we do not assume any obligation to update, review or reaffirm our opinion.

Our opinion is for the use and benefit of the Company’s Board of Directors in connection with its consideration of the Proposed Transaction and is not intended to be and does not constitute a recommendation to any Company stockholder as to how such stockholder should vote with respect to the Proposed Transaction. We do not express any opinion as to the underlying valuation or future performance of either the Company or Navios or the price at which any of the Company’s securities would trade at any time in the future.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, (i) the Consideration is fair, from a financial point of view, to the Company’s stockholders, and (ii) the fair market value of Navios is at least equal to 80% of the net assets of the Company.

In connection with our services, we have previously received a retainer and will receive the balance of our fee upon the rendering of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion.

Our opinion is for the use and benefit of the Board of Directors and is rendered in connection with its consideration of the Proposed Transaction and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Capitalink, except that this opinion may be reproduced in full in, and references to the opinion and to Capitalink and its relationship with the Company may be included in filings made by the Company with the Securities and Exchange Commission if required by Securities and Exchange Commission rules, and in any proxy statement or similar disclosure document disseminated to shareholders if required by the Securities and Exchange Commission rules.

Very truly yours,

/s/ Capitalink, L.C.

Capitalink, L.C.

Appendix E

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this     day of March, 2005, is entered into by International Shipping Enterprises, Inc., a Delaware corporation (the “Company”), and any successors thereto, including, but not limited to Navios Maritime Holdings Inc., and                      (“Employee”).

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of even date herewith, by and among Navios Maritime Holdings Inc. (“Navios”), the Navios shareholders identified on Exhibit A thereto, and the Shareholders’ Agents, and the Company (the “Stock Purchase Agreement”), the Company has agreed to acquire all of the issued and outstanding capital stock of Navios from the Shareholders (capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement); and

WHEREAS, Employee is currently employed by Navios and subject to the closing of the transactions contemplated by the Stock Purchase Agreement, the Company desires to employ and Employee desires to be employed by the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1. Term of Employment. Employee’s employment with the Company and this Agreement will only become effective upon Closing of the Stock Purchase Agreement. Upon the Closing, the Company hereby agrees to employ Employee, and Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the Closing Date (the “Commencement Date”) and ending on the two-year anniversary of the Commencement Date, unless sooner terminated in accordance with the provisions of Section 4 (the “Agreement Term”).

2. Title; Capacity. The Company will employ Employee, and Employee agrees to work for the Company, as its                     , to perform the duties and responsibilities inherent in such position and such other duties and responsibilities as the President or Chief Executive Officer and Chairperson shall from time to time reasonably assign to him.

3. Compensation and Benefits.

3.1 Salary. The Company shall pay Employee an annual base salary of $            , less applicable payroll withholdings, commencing on the Commencement Date, payable in accordance with the Company’s customary payroll practices.

3.2 Annual Incentive. Employee will be eligible to receive a cash bonus for the year 2005 as set forth in a separate letter agreement between the Employee and the Company. Bonuses for future years, if any, shall be at the sole discretion of the Company.

3.3 Fringe Benefits. Employee shall be entitled to participate in all benefit programs that the Company establishes and makes available to its management Employees. Employee shall also be entitled to take fully paid vacation in accordance with Company policy, which shall be no less than four (4) weeks per calendar year.

3.4 Reimbursement of Expenses. Employee shall be entitled to prompt reimbursement for reasonable travel, entertainment and other expenses incurred or paid by him in connection with, or related to the performance of his duties, responsibilities or services under this Agreement, upon presentation by Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request.

4. Termination of Employment Period. The Agreement Term shall terminate upon the occurrence of any of the following:

4.1 Termination of the Agreement Term. At the expiration of the Agreement Term.

4.2 Termination for Cause. At the election of the Company, for Cause. For the purposes of this Section 4.2, “Cause” for termination shall be deemed to exist upon the occurrence of any of the following:

(a) a finding by the Company made after reasonable investigation that Employee has engaged in dishonesty, gross negligence or gross misconduct that is injurious to the Company;

(b) Employee’s conviction or entry of nolo contendere to any felony or crime involving moral turpitude, fraud or embezzlement of Company property;

(c) Employee’s material breach of this Agreement, which, if curable, has not been cured by Employee within 14 days after he shall have received written notice from the Company stating with reasonable specificity the nature of such breach; or

(d) Employee’s material breach of any of the terms of the Non-Competition Agreement (as hereafter defined).

4.3 Termination by the Company Without Cause. At the election of the Company, without Cause, at any time, upon fourteen (14) days notice to Employee.

4.4 Death or Disability. Thirty days after the death or determination of disability of Employee. As used in this Agreement, the determination of “disability” shall occur when Employee, due to a physical or mental disability, for a period of 90 consecutive days, or 180 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both Employee and the Company, provided that if Employee and the Company do not agree on a physician, Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

4.5 Voluntary Termination by Employee. At the election of Employee upon not less than 90 days prior written notice by him to the Company.

4.6 Voluntary Termination by Employee for Good Reason. At the election of Employee for Good Reason (as defined herein), provided Employee has first given notice to Employer that Good Reason has arisen, and Employer has been given ten (10) days to cure after such notice. For purposes of this Agreement, “Good Reason” shall mean that (a) Employer has reduced Employee’s salary, as provided in Section 3.1; (b) Employer has materially reduced Employee’s benefits as provided in Section 3.3; or (c) Employer has required Employee to relocate to an office more than 60 miles from the existing office in Norwalk, Connecticut, and Employee has reasonably refused to consent to such relocation. Nothing in this Section shall preclude Employer from temporarily relocating Employee to any other office of the Navios Group in accordance with the Navios Group’s past practices.

5. Effect of Termination.

5.1 Termination for Cause or at the Election of Employee. In the event that Employee’s employment is terminated for cause pursuant to Section 4.2 or at the election of Employee pursuant to Section 4.5, the Company shall have no further obligations under this Agreement other than to pay to Employee the compensation and benefits, including payment for accrued but untaken vacation days, otherwise payable to him under Section 3 through the last day of his actual employment by the Company.

5.2 Termination by the Company Without Cause. In the event that Employee’s employment is terminated pursuant to Section 4.3 or 4.6, the Company shall continue to pay to Employee his annual base salary then in effect for six (6) months in the manner set forth in Section 3.1 or the salary due under Section 3.1 for the remainder of the Agreement Term, whatever is greater, and payment for accrued but untaken vacation days. In addition, the Company shall continue its contributions toward Employee’s health care, dental, disability and life insurance benefits for a period of six months from the last day of Employee’s employment or for the remainder of time left in the Agreement Term, whichever is greater. Notwithstanding the foregoing, the Company shall not be required to provide any health care, dental, disability or life insurance benefit otherwise receivable by Employee pursuant to this Section 5.2 if Employee is actually covered by an equivalent benefit (at the same cost to Employee, if any) from another employer during which continuing benefits are provided pursuant to this Section 5.2. Any such benefit made available to Employee shall be reported to the Company. The amounts paid under this Section 5.2 shall be in lieu of, and not in addition to, any severance benefits for which Employee would be otherwise eligible. The benefits provided for in this Section are conditioned upon the execution by the Employee of a release substantially in the form annexed hereto as Schedule A.

5.3 Termination for Death or Disability. In the event that Employee’s employment is terminated by death or because of disability pursuant to Section 4.4, the Company shall pay to Employee’s estate or to Employee, as the case may be, compensation which would otherwise be payable to him under Section 3.1 of this Agreement thirty (30) days after such termination occurs and payment for any accrued but untaken vacation days, through the last day of employment. Employee or his estate shall also be eligible to receive any benefits which she or it are entitled to receive under the various Company fringe benefit plans for the twelve months following Employee’s death or disability.

6. Non-disclosure and Non-competition. Employee acknowledges and agrees that that certain Non-Competition and Non-Solicitation Agreement executed by Employee and effective as of the Commencement Date by and between Employee and the Company (the “Non-Competition Agreement”) shall remain in full force and effect.

7. Other Agreements. Employee represents that his performance of all the terms of this Agreement as an Employee of the Company does not and will not breach any (i) agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company or (ii) agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party.

8. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (a) a personal delivery, or (b) deposit in the United States Post Office, by registered or certified mail, postage prepaid.

9. Venue/Jury Waiver. Any dispute, controversy, or claim arising out of, in connection with, or in relation to the terms of this Agreement shall be filed, if at all, in the state or federal courts of the state of Connecticut. Employee hereby waives trial by jury with respect to any claims arising under or relating to this Agreement.

10. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

11. Entire Agreement. This Agreement, the Non-Compete Agreement, and a separate letter agreement regarding the payment of a bonus, constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement

12. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Employee.

13. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Connecticut.

14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Employee are personal and shall not be assigned by him.

15. Miscellaneous.

15.1 No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

15.2 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

15.3 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

15.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

International Shipping Enterprises, Inc.

By:
Its:

SCHEDULE A TO EMPLOYMENT AGREEMENT

RELEASE OF CLAIMS

I,                     , hereby waive my rights to assert any and all forms of legal claims against International Shipping, Inc., and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with any of the foregoing entities), subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns (collectively hereafter referred to as the “Company”), of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date I execute this Release (the “Execution Date”). My waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date.

Without limiting the foregoing general waiver and release, I specifically waive and release the Company from any Claim arising from or related to my prior employment relationship with the Company or the termination thereof, including, without limitation:

**	Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar applicable state statute.

**	Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and any similar state statute.

**	Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence and any other Claim arising under state or federal law.

Notwithstanding any term set forth in this Release, this Release does not release the Company from any post-employment obligations expressly set forth in that certain Employment Agreement dated                     . I acknowledge and agree that, but for providing this Release, I would not be receiving the economic benefits that may be provided under the terms of this Release.

I understand that it is the Company’s desire and intent to make certain that I fully understand the provisions and effects of this Release. To that end, I have been encouraged and given the opportunity to consult with an advisor of my choice for the purpose of reviewing the terms of this Release.

Also, consistent with the provisions of the Federal Discrimination Laws, I understand that nothing in this Release shall be deemed to prohibit me from challenging the validity of this Release under the federal age or other discrimination laws (the “Federal Discrimination Laws”) or from filing a charge or complaint of employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC. Further, I understand that nothing in this Release shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that my signing of this Release constitutes a full release of any individual rights under the Federal Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to me under this Release in the event that I successfully challenge the validity of this Release and prevail in any claim under the Federal Discrimination Laws.

I understand that because I am over the age of 40, consistent with the provisions of the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age, I may rescind my assent to this Release if, within seven (7) days after I sign it, I deliver by hand or send by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to the Company. In the event I do so, I understand I will not be entitled to receive the economic benefits being provided under the terms of this Release.

By:

Printed Name

Date Executed:

Until                     , 2005, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

INTERNATIONAL SHIPPING ENTERPRISES, INC.

NAVIOS MARITIME HOLDINGS INC.

                 , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

We have obtained director and officer liability insurance to cover liabilities of our directors and officers that may occur in connection with their services to us, including matters arising under the Securities Act of 1933. Our certificate of incorporation and bylaws also provide that we will indemnify and advance expenses to, to the fullest extent permitted by the Delaware General Corporation Law, any of our directors and officers, against any and all costs, expenses or liabilities incurred by them by reason of having been a director or officer.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits:

3.1	Amended and Restated Certificate of Incorporation.*

3.2	Bylaws.*

4.1	Specimen Unit Certificate.*

4.2	Specimen Common Stock Certificate.*

4.3	Specimen Warrant Certificate.*

4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Company.*

5.1	Opinion of Reeder & Simpson P.C., Marshall Islands Counsel to the Company, as to the validity of the shares.††

8.1	Opinion of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. re: tax matters.††

10.1	Letter Agreement among the Company, Sunrise Securities Corp. and Angeliki Frangou.*

10.2	Letter Agreement among the Company, Sunrise Securities Corp. and Vasiliki Papaefthymiou.*

10.3	Letter Agreement among the Company, Sunrise Securities Corp. and Spyridon Magoulas.*

10.4	Letter Agreement among the Company, Sunrise Securities Corp. and Julian David Brynteson.*
10.5	Letter Agreement among the Company, Sunrise Securities Corp. and John Stratakis.*

10.6	Letter Agreement among the Company, Sunrise Securities Corp. and Dragan Topalovich.*

10.7	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Company.*

10.8	Form of Stock Escrow Agreement between the Company, Continental Stock Transfer & Trust Company and the Initial Stockholders.*

10.9	Office Service Agreement between SCORY LLC d/b/a The Intelligent Office and the Company dated September 14, 2004.*

10.10	Promissory Note, dated September 23, 2004, issued to Angeliki Frangou in the amount of $225,000.*

10.11	Promissory Note, dated September 15, 2004, issued to Angeliki Frangou in the amount of $4,167.*

10.12	Form of Registration Rights Agreement among the Company and the Initial Stockholders.*

10.13	Warrant Purchase Agreement between Angeliki Frangou and Sunrise Securities Corp.*

10.14	Stock Purchase Agreement, dated as of February 28, 2005, by and among the Company, Navios Maritime Holdings, Inc (“Navios”), the Shareholders’ agent and the Shareholders of Navios.**

10.14.1	List of omitted schedules to the Stock Purchase Agreement identified in Exhibit 10.14.†††(1)

10.15	Letter Agreement between the Company and Frangou, dated as of February 28, 2005.**

10.16	Form of Promissory Note with Angeliki Frangou.**

10.17	Facilities Agreement for International Shipping Enterprises, Inc. with HSH Nordbank AG dated July 12, 2005.*** (The Registrant will furnish supplementally a copy of any omitted schedule to the commission upon request)

10.18	Amendment to the Stock Purchase Agreement dated May 27, 2005 ****

10.19	Second Amendment to the Stock Purchase Agreement dated July 14, 2005 ***

23.1	Consent of Goldstein Golub Kessler LLP††

23.2	Consent of PricewaterhouseCoopers ††

23.3	Consent of Reeder & Simpson P.C. ††(see Exhibit 5.1)

23.4	Consent of Drewry Shipping Consultants.††

24	Powers of Attorney.†††

99.1	Proxy Card for Special Meeting.††

*	Incorporated by reference to exhibits of the same number filed with the Registrant’s Registration Statement on Form S-1 or amendments thereto (File No. 333-119719).
**	Incorporated by reference to exhibits of the same number filed with the Registrant’s Amendment No. 1 to Annual Report on Form 10-K/A filed on April 18, 2005.
***	Incorporated by reference to the Current Report on Form 8-K dated July 12, 2005 and filed on July 15, 2005.
****	Incorporated by reference to the Current Report on Form 8-K dated May 27, 2005 and filed on June 3, 2005.
(1)	In accordance with Item 601(b)(2) of Regulation S-K, the schedules have been omitted and a list briefly describing the schedules is filed herewith. The Registrant will furnish supplementally a copy of any omitted schedule to the commission upon request.
†	To be filed by amendment.
††	Filed herewith.
†††	Previously filed.

b) Financial Statement Schedule(s):

All schedules are omitted for the reason that the information is included in the financial statements or the notes thereto or that they are not required or are not applicable.

ITEM 22. UNDERTAKINGS.

The undersigned Registrants hereby undertake:

- to file, during any period in which offers or sales are being made, a post-effective amendment or prospectus supplement to this registration statement:

(1) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

- that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

- to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

- that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

- to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

- to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

- that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

- that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on July 15, 2005.

INTERNATIONAL SHIPPING ENTERPRISES, INC.

NAVIOS MARITIME HOLDINGS INC., (as successor by merger to International Shipping Enterprises, Inc.)

By:	/s/ ANGELIKI FRANGOU
Angeliki Frangou Chairman, Chief Executive Officer & President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed below by the following persons for both International Shipping Enterprises, Inc. and Navios Maritime Holdings Inc., as successor by merger to International Shipping Enterprises, Inc. in their capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ ANGELIKI FRANGOU Angeliki Frangou	Chairman of the Board, Chief Executive Officer and President (Principal Executive, Financial and Accounting Officer)	July 15, 2005

* Vasiliki Papaefthymiou	Secretary and Director	July 15, 2005

* Spyridon Magoulas	Director	July 15, 2005

* Julian David Brynteson	Director	July 15, 2005

* John Stratakis	Director	July 15, 2005

*	By executing her name hereto, Angeliki Frangou is signing this document on behalf of the persons indicated above pursuant to the powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.

By:	/S/ ANGELIKI FRANGOU
Angeliki Frangou

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